As filed with the Securities and Exchange Commission on July 19, 2004
Registration No. 333-116157

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Liberty Media International, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	4841	20-0893138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copy to:
Elizabeth M. Markowski, Esq.
Liberty Media International, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5800
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Robert W. Murray Jr., Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate	Aggregate	Registration
Securities to be Registered	Registered(2)	Price Per Unit	Offering Price	Fee

Series A common stock, par value $.01 per share	28,245,000	$25.00	706,125,000

Transferable rights to purchase shares of Series A Common Stock(1)

Series B common stock, par value $.01 per share	1,690,000	$27.50	46,475,000

Transferable rights to purchase shares of Series B Common Stock(1)

Total	29,935,000		$752,600,000	$95,355 (3)

(1)	Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(2)	Represents the maximum number of shares that may be offered pursuant to the rights being offered hereby. The actual number of shares offered may be less than the maximum number stated in the table.

(3)	Calculated pursuant to Rule 457(o) based on the maximum aggregate offering price of all securities offered hereby. Of the aggregate registration fee, $63,350 was paid by the Registrant on June 3, 2004 in connection with the filing of its Form S-1 registration statement with respect to the same securities being registered hereby.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
LIBERTY MEDIA INTERNATIONAL, INC.
Up to 28,245,000 Shares of Series A Common Stock
Up to 1,690,000 Shares of Series B Common Stock

       We are distributing to our shareholders:

•	0.20 of a transferable subscription right to purchase our Series A common stock, which we refer to as Series A rights, for each share of our Series A common stock held by them at 5:00 p.m., New York City time, on July 26, 2004, which we refer to as the record date for the distribution; and

•	0.20 of a transferable subscription right to purchase our Series B common stock, which we refer to as Series B rights, for each share of our Series B common stock held by them on the record date.

       Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series A right entitles the holder to purchase one share of our Series A common stock at a subscription price of $25.00 per share, and each whole Series B right entitles the holder to purchase one share of our Series B common stock at a subscription price of $27.50 per share. Under the oversubscription privilege, each Series A rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the same Series A subscription price, for up to that number of shares of Series A common stock which are not purchased by other Series A rightsholders under their basic subscription privilege, and each Series B rightsholder which exercises its basic subscription privilege, in full, will have the right to subscribe, at the same Series B subscription price, for up to that number of shares of Series B common stock which are not purchased by other Series B rightsholders under their basic subscription privilege. We estimate offering our Series A rightsholders up to an aggregate 28,245,000 shares of our Series A common stock and our Series B rightsholders up to an aggregate 1,690,000 shares of our Series B common stock. The actual number of shares to be offered to rightsholders may be less, and will depend upon the actual number of shares of each series of our common stock outstanding on the record date. If you deliver an oversubscription request for shares of a series of our common stock and we receive oversubscription requests for more shares of that series than we have available for oversubscription, you will receive your pro rata portion of the available shares of that series based on the number of shares of the same series you purchase under your basic subscription privilege or, if less, the number of shares for which you oversubscribe. All exercises of rights are irrevocable.

       The subscription price for shares may only be paid in cash. If the rights offering is fully subscribed, based solely upon the number of shares of our common stock outstanding on June 30, 2004, we will receive approximately $731.5 million from the rights offering, after paying estimated expenses.

       The rights offering will expire at the expiration time of 5:00 p.m., New York City time, on August 23, 2004, unless we decide to extend it. No exercises of rights will be accepted following the expiration time. We may terminate the rights offering for any reason before the expiration time. Unless we earlier terminate the rights offering, we will issue the shares purchased by you in the rights offering as soon as practicable following the expiration time. EquiServe Trust Company, N.A. is the subscription agent for the rights offering.

       Shares of our Series A and Series B common stock trade under the symbols “LBTYA” and “LBTYB,” respectively, on the Nasdaq National Market. It is anticipated that the Series A and Series B rights will be traded on the Nasdaq National Market under the symbols “LTYAR” and “LTYBR,” respectively.

       Investing in our common stock involves risks. You should carefully consider the matters described under the heading “Risk Factors” beginning on page 7 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 19, 2004.

PROSPECTUS SUMMARY	1
RISK FACTORS	7
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
DIVIDEND POLICY	17
PRICE RANGE OF SERIES A AND SERIES B COMMON STOCK	17
CAPITALIZATION	18
THE RIGHTS OFFERING	19
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	29
SELECTED FINANCIAL DATA	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF OUR BUSINESS	57
MANAGEMENT	87
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	104
CERTAIN INTER-COMPANY AGREEMENTS	105
DESCRIPTION OF OUR CAPITAL STOCK	109
PLAN OF DISTRIBUTION	114
LEGAL MATTERS	114
EXPERTS	114
WHERE TO FIND MORE INFORMATION	115
SPECIMEN TRANSFERABLE SERIES A SUBSCRIPTION RIGHTS CERTIFICATE
SPECIMEN TRANSFERABLE SERIES B SUBSCRIPTION RIGHTS CERTIFICATE
INSTRUCTIONS FOR USE OF LIBERTY MEDIA
OPINION OF BAKER BOTTS LLP
OPINION OF BAKER BOTTS LLP REGARDING TAX MATTERS
CONSENT OF KPMG LLP
CONSENT OF KPMG LLP
INFORMATION REGARDING ABSENCE OF CONSENT OF ARTHUR ANDERSEN LLP
INDEPENDENT AUDITORS' CONSENT
INDEPENDENT AUDITORS' CONSENT
CONSENT OF ERNST & YOUNG LLP
FORM OF NOTICE OF GUARANTEED DELIVERY
FORM OF LETTER TO BROKERS, DEALERS & NOMINEES
FORM OF LETTERS TO CLIENTS
FORM OF BENEFICIAL ELECTION FORM
IMPORTANT TAX INFORMATION

i

PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the important information that you should consider before exercising the rights and investing in our common stock. You should read the entire prospectus carefully.

Our Company

       We are a holding company that, through our ownership of interests in subsidiaries and affiliates, provides broadband distribution services and video programming services to subscribers in Europe, Japan, Australia and Latin America. Our broadband distribution services consist primarily of cable television distribution, Internet access and, in selected markets, telephony and satellite distribution. Our programming networks create original programming and also distribute programming obtained from international and home-country content providers. Our principal assets include interests in UnitedGlobalCom, Inc. (which we refer to as UGC), Jupiter Telecommunications Co., Ltd. (which we refer to as J-COM), Jupiter Programming Co., Ltd. (which we refer to as JPC), Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

       Until June 7, 2004, we were a wholly owned subsidiary of Liberty Media Corporation (which we refer to as LMC), at which time LMC distributed to its shareholders, on a pro rata basis, all of our shares of common stock and we became an independent, publicly traded company.

       Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5800, and our company website is www.libertymediainternational.com.

Questions and Answers

Q:	What is a rights offering?

A:	A rights offering is a distribution of subscription rights on a pro rata basis to all shareholders of a company. We are distributing:

•	to holders of our Series A common stock, 0.20 of a transferable subscription right for each share of our Series A common stock held by them at 5:00 p.m., New York City time, on July 26, 2004; and

•	to holders of our Series B common stock 0.20 of a transferable subscription right for each share of our Series B common stock held by them, at 5:00 p.m., New York City time, on July 26, 2004.

Q:	What is a right?

A:	Each whole Series A right entitles its holder to purchase one share of our Series A common stock at the subscription price of $25.00 per share, a discount to the $36.94 per share closing price of our Series A common stock on the Nasdaq National Market on the last trading day prior to the date that the subscription prices were determined. Each whole Series B right entitles its holder to purchase one share of our Series B common stock at the subscription price of $27.50 per share, a discount to the $40.95 per share closing price of our Series B common stock on the Nasdaq National Market on the last trading day prior to the date that the subscription prices were determined. The Series B subscription price was set by our board of directors at 110% of the Series A subscription price rather than at a specific discount to the market price of our Series B common stock after considering the low trading volume in our Series B common stock. Each right carries with it a basic subscription privilege and an oversubscription privilege.

Q:	What is the basic subscription privilege?

A:	The basic subscription privilege entitles each holder of a whole Series A right to purchase one share of our Series A common stock for the Series A subscription price, and each holder of a whole Series B right to purchase one share of our Series B common stock for the Series B subscription price.

Q:	What is the oversubscription privilege?

A:	The oversubscription privilege entitles each holder of a whole Series A right, if the holder fully exercises its basic subscription privilege, to subscribe at the Series A subscription price for up to that number of shares of our Series A common stock that are offered in the rights offering but are not purchased by the other Series A rightsholders under their basic subscription privilege. Similarly, the oversubscription privilege entitles each holder of a whole Series B right, if the holder fully exercises its basic subscription privilege, to subscribe at the Series B subscription price for up to that number of shares of our Series B common stock that are offered in the rights offering but are not purchased by the other Series B rightsholders under their basic subscription privilege

Q:	What are the limitations on the oversubscription privilege?

A:	We will be able to satisfy exercises of the oversubscription privilege of the Series A rights and the Series B rights only if holders of those rights subscribe for less than all of the shares of the applicable series of our common stock that may be purchased under the basic subscription privilege of those rights. If sufficient shares are available, we will honor the oversubscription requests in full. If oversubscription requests exceed the shares available, we will allocate the available shares pro rata among those who oversubscribed in proportion to the number of shares of the applicable series of common stock that each rightsholder purchases pursuant to its basic subscription privilege.

Q:	How will fractional rights be treated in the rights offering?

A:	We will not issue or pay cash in lieu of fractional rights. Instead, we will round up any fractional right to the nearest whole right.

Q:	Do the rights for a particular series of your common stock provide the holder with any right to subscribe for shares of the other series of your common stock?

A:	No. Series A rights only entitle the holders to subscribe for shares of our Series A common stock, and Series B rights only entitle the holders to subscribe for shares of our Series B common stock.

Q:	When will the rights offering expire?

A:	The rights offering will expire at the expiration time of 5:00 p.m., New York City time, on August 23, 2004, unless we extend it. We may extend the expiration time for any reason.

Q:	Are there any conditions to the consummation of the rights offering?

A:	No. There are no conditions to the consummation of the rights offering.

Q:	Can you terminate the rights offering?

A:	Yes. We may terminate the rights offering for any reason before the expiration time.

Q:	If you terminate the rights offering, will my subscription payment be refunded to me?

A:	Yes. If we terminate the rights offering, the subscription agent will return all subscription payments promptly. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Q:	Why are you conducting the rights offering?

A:	We are conducting the rights offering to obtain equity financing. In addition, at the time of our spin off from LMC, one of our subsidiaries had outstanding notes payable in the aggregate principal amount of $116,666,386 to LMC and we entered into a short-term credit facility pursuant to which LMC agreed, if requested by us through December 31, 2004, to make one or more loans to us up to an aggregate principal amount of $383,333,614. The notes payable and any loans outstanding under the credit facility are due and payable in full on March 31, 2005. We have undertaken to LMC to use commercially reasonable efforts to consummate an equity or debt financing as soon as practicable after the spin off. We are conducting the rights offering in satisfaction of that undertaking as well as to obtain more permanent financing. Further, if the net proceeds of the offering are at least $500 million, we and LMC will terminate the short-term credit facility.

Q:	How will you use the proceeds received from the rights offering?

A:	If the rights offering is fully subscribed, based solely upon the number of shares of our common stock outstanding on June 30, 2004, we will receive approximately $733 million, before deducting any offering expenses. These expenses are estimated to be $1.5 million. We will use any net proceeds we receive from the rights offering to repay notes payable in the aggregate principal amount of $116,666,386 to LMC and to repay indebtedness that is outstanding, under our credit facility with LMC at the time the rights offering closes if any, as well as for general corporate purposes, including acquisitions and other investment opportunities.

Q:	How many shares of your common stock are currently outstanding?

A:	As of June 30, 2004, we had outstanding 139,917,130 shares of our Series A common stock and 6,053,173 shares of our Series B common stock and options, which are exercisable on or before the record date, to purchase 803,301 shares of our Series A common stock and 2,389,819 shares of our Series B common stock. If all of these options are exercised on or before the record date and the rights offering is fully subscribed, immediately after the expiration time we will have outstanding approximately 169 million shares of our Series A common stock and approximately 10 million shares of our Series B common stock.

Q:	How do I exercise my rights?

A:	Each holder who wishes to exercise the basic subscription privilege under its rights should properly complete and sign its rights certificate and deliver the rights certificate together with payment of the subscription price for each share of common stock subscribed for to the subscription agent before the expiration time. Each holder who further wishes to exercise the oversubscription privilege under its rights must also include payment of the subscription price for each share of common stock subscribed for under the oversubscription privilege. We recommend that any rightsholder who uses the United States mail to effect delivery to the subscription agent use insured, registered mail with return receipt requested. Any holder who cannot deliver its rights certificate to the subscription agent before the expiration time may use the procedures for guaranteed delivery described under the heading “The Rights Offering—Delivery of Subscription Materials and Payment—Guaranteed Delivery Procedures.” We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise the rights under the heading “The Rights Offering” beginning with the section entitled “—Exercising Your Rights,” in the rights certificates themselves and in the document entitled “Instructions for Use of Liberty Media International, Inc. Series A and Series B Rights Certificates” that accompanies this prospectus.

Q:	How may I pay my subscription price?

A:	Your cash payment of the subscription price must be made by either check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

A:	We will ask brokers, dealers and nominees holding shares of our common stock on behalf of other persons to notify these persons of the rights offering. Any beneficial owner wishing to sell or exercise its rights will need to have its broker, dealer or nominee act on its behalf. Each beneficial owner should complete and return to its broker, dealer or nominee the form entitled “Beneficial Owner Election Form.” This form will be available with the other subscription materials from brokers, dealers and nominees holding shares of our common stock on behalf of other persons.

Q:	Will I receive subscription materials by mail if my address is outside the United States?

A:	No. We will not mail rights certificates to any person with an address outside the United States. Instead, the subscription agent will hold rights certificates for the account of all foreign holders. To exercise those rights, each such holder must notify the subscription agent on or before 11:00 a.m., New York City time, on August 16, 2004, and establish to the satisfaction of the subscription agent that it is permitted to exercise its rights under applicable law. The subscription agent will attempt to sell, if feasible, the rights held on behalf of any foreign holder who fails to notify the subscription agent and provide acceptable instructions to it by such time (and assuming no contrary instructions are received). The estimated proceeds, if any, of any such sale will be payable to the applicable foreign holder.

Q:	Will I be charged any fees if I exercise my rights?

A:	We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

Q:	May I transfer my rights if I do not want to purchase any shares?

A:	Yes. The rights being distributed to our shareholders are transferable, and we anticipate that they will be traded on the Nasdaq National Market until the close of business on the last trading day before the expiration time. However, we cannot assure you that a trading market for the rights will develop.

Q:	How may I sell my rights?

A:	Any holder who wishes to sell its rights should contact its broker or dealer. Any holder who wishes to sell its rights may also seek to sell the rights through the subscription agent. Each holder will be responsible for all fees associated with the sale of its rights, whether the rights are sold through its own broker or dealer or the subscription agent. We cannot assure you that any person, including the subscription agent, will be able to sell any rights on your behalf. Please see “The Rights Offering—Method of Transferring and Selling Rights” for more information.

Q:	Am I required to subscribe in the rights offering?

A:	No. However, any shareholder who chooses not to exercise its rights will experience dilution to its equity interest in our company.

Q:	If I exercise rights in the rights offering, may I cancel or change my decision?

A:	No. All exercises of rights are irrevocable even if we extend the subscription period. We may extend the expiration time for any reason.

Q:	If I exercise my rights, when will I receive the shares for which I have subscribed?

A:	We will issue the shares for which subscriptions have been properly delivered to the subscription agent prior to the expiration time as soon as practicable following the expiration time. We will not be able to calculate the number of shares to be issued to each exercising rightsholder until the third business day after the expiration time, which is the latest time by which rights certificates may be delivered to the subscription agent under the guaranteed delivery procedures described under “The Rights Offering—Exercising Your Rights—Guaranteed Delivery Procedures.” Shares that you purchase in the rights offering will be listed on the Nasdaq National Market.

Q:	Have you or your board of directors made a recommendation as to whether I should exercise or sell my rights or how I should pay my subscription price?

A:	No. Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our common stock, or simply take no action with respect to your rights, based on your own assessment of your best interests.

Q:	What are the tax consequences of the rights offering to me?

A:	Shareholders who receive rights generally will not recognize taxable income in connection with the distribution or exercise of the rights. Any holder who sells its rights or the shares of common stock that it acquires by exercising its rights may recognize a gain or loss. For a complete summary of the material U.S. federal income tax consequences to holders of our common stock, please see the section entitled “Material United States Federal Income Tax Consequences.”

Q:	What should I do if I have other questions?

A:	If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent for the rights offering, at: (800) 488-8035.

Risk Factors

       The purchase of our common stock pursuant to the exercise of rights involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 7 and the information contained elsewhere in this prospectus.

Summary Selected Financial Data

       The following tables present selected historical information relating to our combined financial condition and results of operations for the three months ended March 31, 2004 and 2003 and for the preceding three years. Information for the three months ended March 31, 2004 and 2003 has been derived from unaudited information, and information for the three years ended December 31, 2003 is derived from our audited combined financial statements for the corresponding periods. The data should be read in conjunction with our combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein.

		December 31,
	March 31,
	2004(1)	2003	2002	2001

	(unaudited)

	amounts in thousands
Summary Balance Sheet Data:
Investment in affiliates	$1,971,317	1,740,552	1,145,382	423,326
Other investments	$686,823	450,134	187,826	916,562
Property and equipment, net	$3,245,131	97,577	89,211	80,306
Intangible assets, net	$2,606,882	689,026	689,046	701,935
Total assets	$10,744,779	3,551,226	2,800,896	2,169,102
Debt, including current portion	$3,932,126	54,126	35,286	338,466
Parent’s investment	$4,169,557	3,418,568	2,708,893	2,039,593

	Three months ended
	March 31,		Year ended December 31,

	2004(1)	2003	2003	2002	2001

	(unaudited)	(unaudited)

	amounts in thousands
Summary Statement of Operations Data:
Revenue	$576,303	25,389	108,634	103,855	139,535
Operating income (loss)	$(83,627)	2,219	(1,211)	(35,545)	(122,623)
Share of earnings (losses) of affiliates(2)	$16,090	(2,738)	13,739	(331,225)	(589,525)
Net earnings (loss)	$(83,951)	6,802	20,889	(568,154)	(820,355)

(1)	Historically, the substantial majority of our operations have been conducted through equity method affiliates, including UGC, J-COM and JPC. As more fully discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” in January 2004, we completed a transaction which increased our ownership in UGC and enabled us to fully exercise our voting rights with respect to our historical investment in UGC. As a result, UGC has been accounted for as a consolidated subsidiary and included in our combined financial position and results of operations since January 1, 2004. See our Condensed Pro Forma Combined Financial Statements included elsewhere herein for the pro forma effects of consolidating UGC on our December 31, 2003 financial position and results of operations.

(2)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which among other matters, provides that excess costs that are considered equity method goodwill are no longer amortized, but are evaluated for impairment under APB Opinion No. 18. Share of losses of affiliates includes excess basis amortization of $92,902,000 for the year ended December 31, 2001.

RISK FACTORS

       An investment in our common stock involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus before deciding to subscribe for shares of our common stock. Any of the following risks could have a material adverse effect on the value of our common stock.

Factors Relating to Our Company

       Our businesses are conducted almost exclusively outside of the United States, which subjects us to numerous operational risks. Our businesses operate almost exclusively in countries other than the United States. Our business is thus subject to the following inherent risks:

•	longer payment cycles by customers in foreign countries that may increase the uncertainty associated with recoverable accounts;

•	difficulties in staffing and managing international operations;

•	economic instability;

•	potentially adverse tax consequences;

•	export and import restrictions, tariffs and other trade barriers; and

•	disruptions of services or loss of property or equipment that are critical to our businesses due to expropriation, nationalization, war, insurrection, terrorism or general social or political unrest.

       In addition, as a result of our international operations, we have risks from exposure to changes in foreign currency exchange rates, particularly when we translate the results of our foreign operations into our combined financial statements. We do not hedge against the majority of our exposure to foreign currency exchange rate transaction risk, since oftentimes a natural hedge exists in that local currency revenue is offset by local currency expenses. However, certain of our businesses do incur liabilities denominated in currencies which are not their functional currency. We generally do not hedge translation adjustment exposure since such amounts are recorded as cumulative currency translation adjustments, a separate component of shareholders’ equity, and do not affect earnings or cash flow.

       Our business is subject to risks of adverse regulation by foreign governments. Our businesses operate in a number of countries, many of which have unique regulatory regimes. Our cable and telecommunications businesses are subject to licensing eligibility rules and regulations, which also vary by country. The provision of telephony services requires licensing from, or registration with, the appropriate regulatory authorities and entrance into interconnection arrangements with the incumbent phone companies. It is possible that countries in which we operate may adopt laws and regulations regarding electronic commerce which could dampen the growth of the Internet access services being offered and developed by our businesses. Our programming businesses are subject to regulation on a country by country basis, including programming content requirements and ownership restrictions. Consequently, our businesses must adapt their ownership and organizational structure as well as their services to satisfy the rules and regulations to which they are subject. A failure to comply with these rules and regulations could result in penalties, restrictions on our business or loss of required licenses.

       Our businesses that offer multiple services, such as video distribution as well as Internet access and telephony, or both video distribution and programming content, are facing increased regulatory review from competition authorities in several countries in which we operate with respect to their businesses and proposed business combinations. For example, regulatory authorities in several countries in which we do business are considering what access rights, if any, should be afforded to third parties for use of existing cable television networks. If third parties were to be granted access to our distribution infrastructure for the delivery of video, audio, Internet or other services, those providers could compete with similar services which our businesses offer, which could lead to significant price competition and our loss of market share.

       Many of the economies in which we operate have recently experienced recessionary conditions, which has adversely affected consumer spending, borrowing costs and our business. The economies in many of our operating regions have experienced moderate to severe recessionary conditions over the past several years, including Argentina, Chile and Japan, among others. These conditions have strained consumer and corporate spending and financial systems and financial institutions in these regions. As a result, some of our businesses have experienced a downturn in revenue, as consumers conserve their disposable income. In addition, and due to these recessionary conditions, in certain regions creditors have restricted access to capital and there has been an increase in borrowing costs. It is not possible to predict when these recessionary conditions will abate, or whether continued economic weakness will lead to further reductions in consumer spending or demand for our services. We also cannot assure you that our businesses in certain of these regions will have access to sufficient capital or credit to continue to fund their operations at current levels or to expand their service offerings to remain competitive.

       We are subject to the risk of revocation or loss of our telecommunications and media licenses. Many of the services provided by our businesses require prior receipt of a license from the appropriate national, provincial and/or local regulatory authority. These regulatory authorities can have significant discretion, grant licenses for a limited term and are often under no obligation to renew them when they expire. Regulatory authorities may have broad powers, exercised at their discretion, to terminate a license or amend its provisions, including those related to license fees. The breach of a license or applicable law can result in the revocation, suspension, cancellation, or reduction in the term of a license or the imposition of fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where our businesses may already be licensed. National authorities may pass new laws or regulations requiring these subsidiaries or other companies to re-bid or re-apply for licenses or interpret present laws in a manner adverse to us. Licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services to promote competition. There can be no assurance that we will be able to retain any given license when it comes up for renewal, or that any renewal will not be on less favorable terms.

       Changes in technology may limit the competitiveness of and demand for our services, which may adversely impact our business and the value of our stock. Technology in the video and telecommunications and data services industries is changing rapidly. This significantly influences the demand for the products and services that our businesses offer. The success of our businesses is dependent upon the ability to anticipate changes in technology and consumer tastes and to develop and introduce new and enhanced products on a timely basis.

       New products, once marketed, may not meet consumer expectations or needs, can be subject to delays in development and may fail to operate as intended. There is no proven market for some of the advanced services that our businesses have begun to offer and have under development. A lack of market acceptance of new products or services which we may offer, or the development of significant competitive products or services by others, could have a material adverse impact on our business and stock price.

       The liquidity and value of our interests in our subsidiaries and affiliates may be adversely affected by stockholder agreements and similar agreements to which we are a party. We own equity interests in a variety of international broadband distribution and video programming businesses. Certain of the equity interests we own are held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those interests. Most of these agreements subject the transfer of such equity interests to consent rights or rights of first refusal of the other shareholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other shareholders or partners. Some of our subsidiaries and affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity interests and may adversely affect the prices at which those interests may be sold.

       We do not have the right to manage the businesses or affairs of any of the companies in which we hold less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners’ or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate, they do not enable us to cause those affiliates to take actions, such as paying dividends or making distributions to their shareholders or partners.

       We operate in an increasingly competitive market, and there is a risk that we may not be able to effectively compete with other service providers in the future. The market for cable television, high-speed Internet access and telecommunications in many of the regions in which our businesses operate is highly competitive, rapidly evolving and highly fragmented. Our businesses face competition today from other cable television service, direct-to-home satellite service, digital terrestrial television and video over asymmetric digital subscriber line. In the provision of Internet access services and online content, our businesses face competition from incumbent telecommunications companies and other telecommunications operators, other cable-based Internet service providers, non-cable based Internet service providers and Internet portals. The Internet services offered by these competitors include both traditional dial-up access services and high-speed access services. In the provision of telephony services, our businesses face competition from the incumbent telecommunications operators in each country in which they operate. These operators have substantially more experience in providing telephony services and have greater resources to devote to the provision of telephony services. In many countries, our businesses also face competition from wireless telephony providers.

       The market for our programming services is also highly competitive. Our programming businesses compete with other programmers for distribution on a limited number of channels. Once distribution is obtained, our program offerings must then compete for viewers and advertisers with other programming services as well as with other entertainment media, such as home video, online activities and movies.

       We expect the level and intensity of competition to increase in the future from both existing competitors and new market entrants as a result of the deregulation of the industries in which we operate, the influx of new market entrants and strategic alliances and cooperative relationships among industry participants. In addition, we anticipate that governments in other regions in which we operate will continue to promote competition in the industries in which we compete. Increased competition may result in increased customer churn, reduce the rate of customer acquisition and lead to significant price competition, in each case resulting in decreases in cash flows, operating margins and profitability.

       Desirable programming content may not be available for the video services of our businesses, thereby lowering demand for such services. Most of our video distribution companies rely on programming suppliers for the bulk of their programming content. These companies may not be able to obtain sufficient high-quality or country-specific programming for their video services on satisfactory terms to offer their customers a compelling entertainment alternative. This may reduce demand for their services, thereby lowering their future revenues.

       We may make significant capital contributions and loans to our businesses to cover their operating losses and fund their development and growth, which could limit the amount of cash available to make acquisitions or investments or to pay our own financial obligations. The development of broadband distribution and video programming businesses involves substantial costs and capital expenditures. As a result, most of our businesses have incurred operating and net losses to date. Our results of operations include our, and our consolidated subsidiaries’, share of the results of operation of affiliates. Our results of operations included earnings (losses) attributable to affiliates of approximately $16.1 million, $(2.7) million, $13.7 million, $(331.2) million and $(589.5) million for the three months ended March 31, 2004 and March 31, 2003 and the years ended December 31, 2003, 2002 and 2001, respectively.

       We have assisted, and may in the future assist, our businesses by guaranteeing bank and other obligations, including obligations under various loans, leases, notes payable and letters of credit, and by making funding commitments. In addition, LMC, our former parent company, has provided guarantees and funding commitments with respect to certain of our businesses. We have agreed to indemnify LMC for any amounts it is required to fund under any of such guarantees or commitments.

       To the extent we make loans and capital contributions to our businesses or we are required to expend cash due to a default by a subsidiary or affiliate of any obligation we guarantee, there will be that much less cash available to us with which to make acquisitions or investments or to pay our own financial obligations.

       If we fail to meet required capital calls to a company in which we hold interests, our interest in that company could be diluted or we could forfeit important rights. We are parties to stockholder and partnership agreements that provide for possible capital calls on shareholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular company in which we hold interests may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See “—We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations or meet our other commitments” below.

       We are a holding company, and we could be unable in the future to obtain cash in amounts sufficient to service our financial obligations or meet our other commitments. Our ability to meet our financial obligations and other contractual commitments depends upon our ability to access cash. We are a holding company, and our potential sources of cash include our available cash balances, net cash from the operating activities of our subsidiaries, dividends and interest from our investments, availability under credit facilities and proceeds from asset sales. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Most of our operating subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to shareholders and partners, including us.

       With respect to those companies in which we have less than a majority voting interest, we do not have sufficient voting control to cause those companies to pay dividends or make other payments or advances to their partners or shareholders, including us.

       Certain of our subsidiaries are subject to various debt instruments that contain restrictions on how they finance their operations and operate their businesses, which could impede their ability to engage in transactions that would be beneficial to them and us. Certain of our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit agreements, indentures and similar instruments of indebtedness. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, the ability of those subsidiaries to:

•	borrow more funds;

•	pay dividends or make other upstream distributions;

•	make investments;

•	engage in transactions with us or other affiliates; or

•	create liens on their assets.

       As a result of restrictions contained in these credit facilities, the companies party thereto, and their subsidiaries, could be unable to obtain additional capital in the future to:

•	fund capital expenditures or acquisitions that could improve their value;

•	meet their loan and capital commitments to their business affiliates;

•	invest in companies in which they would otherwise invest;

•	fund any operating losses or future development of their business affiliates;

•	obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize their assets; or

•	conduct other necessary or prudent corporate activities.

       We are typically prohibited from or significantly restricted in accessing the net cash of our subsidiaries which have outstanding credit facilities.

       In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements.

       We may have to pay U.S. taxes on earnings of certain of our foreign subsidiaries regardless of whether such earnings are actually distributed to us, and we may be limited in claiming foreign tax credits; since primarily all of our revenue is generated through our foreign investments, these tax risks could have a material adverse impact on our effective income tax rate, financial condition and liquidity. Certain foreign corporations in which we have interests, particularly those in which we have controlling interests, are considered to be “controlled foreign corporations” under U.S. tax law. In general, our pro rata share of certain income earned by our subsidiaries that are controlled foreign corporations during a taxable year when such subsidiaries have current or accumulated earnings and profits will be included in our income when the income is earned, regardless of whether the income is distributed to us. This income, typically referred to as “Subpart F income,” generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain currency exchange gains in excess of currency exchange losses, and certain related party sales and services income. In addition, a U.S. shareholder of a controlled foreign corporation may be required to include in income its pro rata share of the controlled foreign corporation’s increase for the year in current or accumulated earnings and profits (other than Subpart F income) invested in U.S. property, regardless of whether the U.S. shareholder received any actual cash distributions from the controlled foreign corporation. Since we are an investor in foreign corporations, we could have significant amounts of Subpart F income. Although we intend to take reasonable tax planning measures to limit our tax exposure, we cannot assure you that we will be able to do so.

       In general, a U.S. corporation may claim a foreign tax credit against its U.S. federal income taxes for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the U.S. corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. Some of our businesses are located in countries with which the United States does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from our businesses and may be subject to double taxation on our income. Limitations on our ability to claim a foreign tax credit, our lack of treaty protection in some countries, and our inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective U.S. federal income tax rate on our earnings. Since a significant portion of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the United States, these risks are proportionately greater for us than for companies that generate most of their revenue in the United States or in jurisdictions that have such treaties.

       We cannot be certain that we will be successful in integrating businesses we may acquire with our existing businesses. Our businesses may grow through acquisitions in selected markets. Integration of new businesses may present significant challenges, including: realizing economies of scale in interconnection, programming and network operations; eliminating duplicative overheads; and integrating networks, financial systems and operational systems. We cannot assure you that, with respect to any acquisition, we will realize anticipated benefits or successfully integrate any acquired business with our existing operations.

       In addition, we anticipate that most, if not all, companies we acquire will be located outside the United States. Foreign companies may not have disclosure controls and procedures or internal controls over financial reporting that are as thorough or effective as those required by U.S. securities laws. While we intend to implement appropriate controls and procedures as we integrate acquired companies, we may not be able to certify as to the effectiveness of these companies’ disclosure controls and procedures or internal controls over financial reporting until we have fully integrated them.

       We have a limited operating history as a separate company upon which you can evaluate our performance. We were spun off from LMC, our former parent company, on June 7, 2004; therefore, our operating history as a separate public company is limited. There can be no assurance that our business strategy will be successful on a long-term basis. We may not be able to grow our business as planned and may not become a profitable business.

       Our historical financial information may not be representative of our results as a separate company. The historical financial information included in this prospectus may not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity pursuing independent strategies during the periods presented. We believe this because:

•	we have made certain adjustments and allocations since LMC did not account for us, as we were not operated as, a single, stand-alone business for the periods presented;

•	the information does not reflect certain changes that occurred in our funding and operations as a result of our separation from LMC; and

•	effective January 1, 2004, we began consolidating the financial position and results of operations of UGC.

       We have potential conflicts of interest with LMC, which may not be resolved in our favor.

       We have overlapping directors and management with LMC, which may lead to conflicting interests. Since the spin off, three of our officers have continued to serve as officers of LMC, and our board of directors is substantially the same as LMC’s board of directors. Those individuals will have fiduciary obligations to both companies, and may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting both companies. For example, there will be the potential for a conflict of interest when we or LMC look at acquisitions and other corporate opportunities that may be suitable for both of us. Moreover, most of our directors, officers and other employees continue to own LMC stock and options to purchase LMC stock, which they acquired prior to the spin off. These ownership interests could create, or appear to create, potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and LMC. From time to time, LMC or its affiliates may enter into transactions with us or our subsidiaries or other affiliates, including joint investments or arrangements between broadband distribution companies in which we have an interest and programming companies in which LMC or its affiliates have an interest. Although the terms of any such transactions will be established based upon negotiations between employees of the transacting companies, and, when appropriate, subject to the approval of the independent directors on our board or a committee of disinterested directors, there can be no assurance that the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as would be the case where the parties are completely at arms’ length.

       Our inter-company agreements were negotiated when we were a subsidiary of LMC. We have entered into agreements with LMC pursuant to which LMC provides to us certain administrative, financial, treasury, accounting, tax, legal and other services and a short-term credit facility. In addition, we have entered into a number of inter-company agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by LMC for certain of our businesses. The terms of these agreements were established while we were a wholly owned subsidiary of LMC, and hence were not the result of arms’ length negotiations. Accordingly, there is no assurance that the terms and conditions of these agreements are as favorable to us as those that might be obtained from unaffiliated third parties. In addition, conflicts could arise in the interpretation, extension or renegotiation of the foregoing agreements. See “Certain Agreements with LMC.”

       We and LMC may compete for business opportunities. LMC has interests in various U.S. programming companies that have subsidiaries or controlled affiliates that own or operate foreign programming services that may compete with the programming services offered by our businesses. In addition, LMC may seek to expand its foreign programming services to capitalize on the significant growth potential presented by the international cable market. As a result of these expansionary efforts, our programming services may find themselves in direct competition with those of LMC. We will have no rights in respect of international programming opportunities developed by or presented to the subsidiaries or controlled affiliates of LMC’s U.S. programming companies and the pursuit of these opportunities by such subsidiaries or affiliates may adversely affect the interests of our company and its shareholders. Since we and LMC have overlapping directors and officers, the pursuit of these opportunities may serve to intensify the conflict of interests or appearance of conflicts of interest faced by our respective management teams.

       The spin off could result in significant tax liability. The spin off was conditioned on the receipt by LMC of an opinion of counsel to the effect that, among other things, the spin off would qualify as a tax-free spin off under Section 355 of the Internal Revenue Code of 1986, as amended (the Code), to LMC’s shareholders and to LMC for U.S. federal income tax purposes. The opinion was based upon various factual representations and assumptions, as well as upon certain undertakings. We are not aware of any facts or circumstances that would cause the representations and assumptions to be untrue or incomplete in any material respect. If, however, any of those factual representations or assumptions were untrue or incomplete in any material respect, any undertaking was not complied with, or the facts upon which the opinion is based were materially different from the facts at the time of the spin off, the spin off may not qualify for tax-free treatment. If the spin off does not qualify for tax-free treatment for U.S. federal income tax purposes, then, among other things, LMC would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value. It is expected that the amount of any such taxes to LMC would be substantial. Although the taxes described above generally would be imposed on LMC, we would in certain circumstances be liable for all or a portion of such taxes.

       A potential indemnity liability to LMC if the spin off is treated as a taxable transaction could materially adversely affect our liquidity. We entered into a tax sharing agreement with LMC in connection with the spin off. In the tax sharing agreement, we agreed to indemnify LMC and its subsidiaries, officers and directors for any loss, including any adjustment to taxes of LMC, resulting from (1) any action or failure to act by us or any of our subsidiaries following the completion of the spin off that would be inconsistent with or prohibit the spin off from qualifying as a tax-free transaction to LMC and to LMC’s shareholders under Section 355 of the Code or (2) any breach of any representation or covenant given by us or one of our subsidiaries in connection with any tax opinion delivered to LMC relating to the qualification of the spin off as a tax-free distribution described in Section 355 of the Code. Our indemnification obligations to LMC and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If we are required to indemnify LMC and its subsidiaries, officers and directors under the circumstances set forth in the tax sharing agreement, we may be subject to substantial liabilities.

Factors Relating to the Rights Offering and our Common Stock

       If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments. We may terminate the rights offering for any reason prior to the expiration time. However, you may not revoke your exercise of rights. If we terminate the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights, except to return your subscription payments, without interest or deduction. In addition, if you purchase rights on the public market and we later terminate the rights offering, you will lose the purchase price you paid for your rights.

       The subscription prices may not reflect the value of our company. Our board of directors determined the subscription prices of our Series A and Series B common stock. The Series A subscription price represented a discount of approximately 32.3% to the market price of our Series A common stock on the last trading day prior to the date that the subscription prices were determined. While the Series B subscription price represented a discount of approximately 32.8% to the market price of our Series B common stock on that date, our board of directors set the Series B subscription price at 110% of the Series A subscription price rather than at a specific discount to the market price of our Series B common stock after considering the low trading volume in our Series B common stock. The subscription prices do not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic stock prices or any other established criteria for valuation, and you should not consider the subscription prices as any indication of the value of our company. Moreover, our historical financial information that we have included in this prospectus may not be representative of our results of operations as a separate, stand alone company. We cannot assure you that either series of our common stock will trade at prices in excess of the subscription prices at any time after the date of this prospectus.

       Shareholders who do not exercise their rights will experience dilution. If you do not exercise your basic subscription privilege in full and the rights offering is completed, you will experience a decrease in your proportionate interest in the equity ownership of our company. If you do not exercise or sell your rights, you will relinquish any value inherent in the rights.

       We were only recently spun off from LMC. We cannot be certain that an active trading market will develop or be sustained for our common stock, and our stock price may fluctuate significantly. We were a wholly owned subsidiary of LMC until June 7, 2004, when LMC distributed our common stock to its shareholders. Accordingly, our common stock has only a limited trading history, and we cannot assure you that an active trading market for our stock will develop or be sustained. Nor can we predict the prices at which either series of our common stock may trade in the future.

       The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results;

•	changes we may make in our operations or capitalization as we gain more experience as a separate public company;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	fluctuations in the stock prices of our publicly traded subsidiaries and affiliates; and

•	domestic and foreign economic conditions.

       Furthermore, we cannot assure you that these fluctuations will not cause the market price of either series of our common stock to decline below the subscription price for that series in the rights offering. You will not be able to revoke your exercise of rights were this to occur after you exercise your rights. Also, we cannot assure you that after you exercise your rights you will be able to sell the shares of common stock purchased thereby at a price equal to or greater than the subscription price paid by you.

       It may be difficult for a third party to acquire us, even if doing so may be beneficial to our shareholders. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a shareholder may consider favorable. These provisions include the following:

•	authorizing a capital structure with multiple series of common stock: a Series B that entitles the holders to ten votes per share, a Series A that entitles the holders to one vote per share and a Series C that, except as otherwise required by applicable law, entitles the holders to no voting rights;

•	authorizing the issuance of “blank check” preferred stock, which could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

•	classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

•	limiting who may call special meetings of shareholders;

•	prohibiting shareholder action by written consent, thereby requiring all shareholder actions to be taken at a meeting of the shareholders;

•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

•	requiring shareholder approval by holders of at least 80% of our voting power or the approval by at least 75% of our board of directors with respect to certain extraordinary matters, such as a merger or consolidation of our company, a sale of all or substantially all of our assets or an amendment to our restated certificate of incorporation; and

•	the existence of authorized and unissued stock which would allow our board of directors to issue shares to persons friendly to current management, thereby protecting the continuity of its management, or which could be used to dilute the stock ownership of persons seeking to obtain control of us.

       Our incentive plan may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our shareholders.

       We may be controlled by one principal shareholder. John C. Malone beneficially owns shares of our common stock representing approximately 34% of our voting power. By virtue of Mr. Malone’s voting power in our company as well as his positions as our Chairman of the Board, President and Chief Executive Officer, Mr. Malone may be deemed to control our operations. Mr. Malone’s rights to vote or dispose of his equity interests in our company are not subject to any restrictions in favor of our company other than as may be required by applicable law and except for customary transfer restrictions pursuant to incentive award agreements.

       Holders of any single series of our common stock may not have any remedies if any action by our directors or officers has an adverse effect on only that series of our common stock. Principles of Delaware law and the provisions of our restated certificate of incorporation may protect decisions of our board of directors that have a disparate impact upon holders of any single series of our common stock. Under Delaware law, the board of directors has a duty to act with due care and in the best interests of all of our shareholders, including the holders of all series of our common stock. Principles of Delaware law established in cases involving differing treatment of multiple classes or series of stock provide that a board of directors owes an equal duty to all common shareholders regardless of class or series and does not have separate or additional duties to any group of shareholders. As a result, in some circumstances, our directors may be required to make a decision that is adverse to the holders of one series of our common stock. Under the principles of Delaware law referred to above, you may not be able to challenge these decisions if our board of directors is disinterested and adequately informed with respect to these decisions and acts in good faith and in the honest belief that it is acting in the best interests of all of our shareholders.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

       This prospectus contains forward looking statements concerning future events that are subject to risks, uncertainties and assumptions. These forward looking statements are based on our current expectations and projections about future events. When used in this prospectus the words “believe,” “anticipate,” “intend,” “estimate,” “expect” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such words. These forward looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the following:

•	economic and business conditions and industry trends in the countries in which we operate;

•	currency exchange risks;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	spending on foreign television advertising;

•	the regulatory and competitive environment in the broadband communications and programming industries in the countries in which we operate;

•	continued consolidation of the foreign broadband distribution industry;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	the expanded deployment of personal video recorders and the impact on television advertising revenue;

•	rapid technological changes;

•	capital spending for the acquisition and/or development of telecommunications networks and services;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming, for new television and telecommunications technologies;

•	future financial performance, including availability, terms and deployment of capital;

•	the ability of suppliers and vendors to timely deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings;

•	government intervention which opens our broadband distribution networks to competitors;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	competitor responses to our products and services, and the products and services of the entities in which we have interests;

•	threatened terrorists attacks and ongoing military action in the Middle East and other parts of the world; and

•	the success of the rights offering.

You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of the document in which they are included. In light of these risks, uncertainties and other assumptions, the forward looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

       If the rights offering is fully subscribed, based solely upon the number of shares of our common stock outstanding on June 30, 2004, we will receive approximately $733 million, before deducting any offering expenses. These expenses are estimated to be $1.5 million. We will use any net proceeds we receive from the rights offering to repay notes payable in the aggregate principal amount of $116,666,386 to LMC and to repay indebtedness we may have outstanding under our credit facility with LMC at the time the rights offering closes, if any, as well as for general corporate purposes, including for acquisitions and to make other investments.

DIVIDEND POLICY

       We were a wholly owned subsidiary of LMC until June 7, 2004, at which time our stock was distributed to LMC’s shareholders. We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.

PRICE RANGE OF SERIES A AND SERIES B COMMON STOCK

       Shares of our Series A and Series B common stock trade under the symbols “LBTYA” and “LBTYB,” respectively, on the Nasdaq National Market. The following table shows the high and low sales prices of our Series A and Series B common stock for the period from June 8, 2004, the day on which regular way trading in our common stock began, through July 16, 2004.

	High	Low

Series A Common Stock:
June 8, 2004 to July 16, 2004	$39.15	$33.82

Series B Common Stock:
June 8, 2004 to July 16, 2004	$41.25	$38.79

       The closing price of our Series A common stock on July 16, 2004, the last trading day prior to the date of this prospectus, was $34.47, and the closing price of our Series B common stock on that date was $40.82.

CAPITALIZATION

       The following table sets forth (i) our historical capitalization as of March 31, 2004, (ii) our adjusted capitalization assuming the spin off was effective on March 31, 2004, including the effects of monetary asset contributions from LMC in connection with our spin off from LMC, and (iii) our adjusted capitalization giving effect to our receipt of $731.5 million in net cash proceeds assuming the rights offering was fully subscribed, based solely upon the number of shares of our common stock outstanding on June 30, 2004, and consummated on March 31, 2004, and assuming we used a portion of such net cash proceeds to repay amounts due to LMC. The table should be read in conjunction with our historical combined financial statements, including the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein.

	March 31, 2004

			As adjusted for
		As adjusted for	the spin off and
	Historical	the spin off	the rights offering

	amounts in thousands
Parent cash(1)	$—	50,000	750,710
Subsidiary cash(2)	1,286,923	1,286,923	1,286,923
Other investments(1)	686,823	1,257,944	1,257,944

	1,973,746	2,594,867	3,295,577

Payables, accruals and other liabilities	1,466,259	1,466,259	1,466,259
Due to LMC(3)	30,790	30,790	—
LMC short-term credit facility(3)	—	—	—
Long-term debt	3,636,964	3,636,964	3,636,964
Deferred tax liabilities	338,680	377,162	377,162

Total liabilities	5,472,693	5,511,175	5,480,385

Minority interest	1,102,529	1,102,529	1,102,529
Equity:
Common Stock ($.01 par value):
Series A; 500,000,000 shares authorized; 139,428,256 assumed issued on a pro forma basis	—	1,394	1,674
Series B; 50,000,000 shares authorized; 6,053,141 assumed issued on a pro forma basis	—	61	73
Series C; 500,000,000 shares authorized; no shares assumed issued on a pro forma basis	—	—	—
Additional paid-in capital	—	6,433,070	7,164,278
Accumulated other comprehensive loss	(27,618)	32,571	32,571
Accumulated deficit	(1,714,900)	(1,714,900)	(1,714,900)
Parent’s investment	5,912,075	—	—

Total equity	4,169,557	4,752,196	5,483,696

Total liabilities and equity	$10,744,779	11,365,900	12,066,610

(1)	Upon consummation of the spin off, LMC contributed to us $50 million in cash, 5 million American Depository Shares for preferred, limited voting ordinary shares of The News Corporation Limited with a market value of $158.6 million at March 31, 2004, and a 99.9% economic interest in 345,000 shares of preferred stock of ABC Family Worldwide, Inc. with a market value of $412.6 million at March 31, 2004.

(2)	We generally are not entitled to the cash resources of our operating subsidiaries.

(3)	At the time of our spin off from LMC, one of our subsidiaries had outstanding notes payable in the aggregate principal amount of $116,666,386 to LMC and we entered into a short-term credit facility with LMC pursuant to which it has agreed, if requested by us, to make one or more loans to us in an aggregate principal amount of up to $383,333,614. The subsidiary notes payable and any loans under the credit facility bear interest at 6% per annum, compounded semi-annually. The subsidiary notes payable and any amount that we have drawn on the credit facility and not prepaid, if any, will be due and payable no later than March 31, 2005. We will use a portion of the net proceeds from the rights offering to repay the subsidiary notes payable and loans we have outstanding under the credit facility at the time the rights offering closes, if any.

THE RIGHTS OFFERING

General

       Promptly following 5:00 p.m., New York City time, on July 26, 2004, which is the record date for the rights offering, we will distribute to each holder of our Series A common stock, at no charge, 0.20 of a transferable subscription right for each share of Series A common stock owned as of the record date, and we will distribute to each holder of our Series B common stock, at no charge, 0.20 of a transferable subscription right for each share of Series B common stock owned as of the record date. The rights will be evidenced by rights certificates.

       Each right entitles the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, each whole Series A right entitles the holder to purchase one share of our Series A common stock at a subscription price of $25.00 per share, a discount to the $36.94 per share closing price of our Series A common stock on the Nasdaq National Market on the last trading day prior to the date that the subscription prices were determined, and each whole Series B right entitles the holder to purchase one share of our Series B common stock at a subscription price of $27.50 per share, a discount to the $40.95 per share closing price of our Series B common stock on the Nasdaq National Market on the last trading day prior to the date that the subscription prices were determined. Our board of directors set the Series B subscription price at 110% of the Series A subscription price rather than at a specific discount to the market price of our Series B common stock after considering the low trading volume in our Series B common stock. Each Series A right and Series B right also has an oversubscription privilege, as described below under the heading “—Subscription Privilege—Oversubscription Privilege.”

       The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of our common stock. If you hold your shares in a brokerage account or through a dealer or other nominee, please see the information included below under the heading “—Beneficial Owners.” As used in this prospectus, the term “business day” means any day on which securities may be traded on the Nasdaq National Market.

Reasons for the Rights Offering

       We were a wholly owned subsidiary of LMC until June 7, 2004, at which time LMC distributed to its shareholders, on a pro rata basis, all of our shares of common stock. At the time of our spin off from LMC, one of our subsidiaries had outstanding notes payable in the aggregate amount of $116,666,386 to LMC and we entered into a short-term credit facility pursuant to which LMC agreed, if requested by us through December 31, 2004, to make one or more loans to us up to an aggregate principal amount of $383,333,614, at an interest rate of 6% per annum compounded semi-annually. The notes payable and any loans outstanding under the credit facility are due and fully payable on March 31, 2005. We have undertaken to LMC to use commercially reasonable efforts to consummate an equity or debt financing as soon as practicable after the spin off. We are conducting the rights offering in satisfaction of that undertaking as well as to obtain more permanent financing. Further, if the net proceeds of the offering are at least $500 million, we and LMC will terminate the short-term credit facility.

Determination of Subscription Price

       On June 14, 2004, our board of directors determined the Series A and Series B subscription prices. The Series A subscription price represented a discount of $11.94, or approximately 32.3%, to the closing market price of our Series A common stock on the last trading day prior to the date that the subscription prices were determined, and the Series B subscription price represented a discount of $13.45, or approximately 32.8%, to the closing market price of our Series B common stock on that date. In reaching these determinations, our board of directors considered, among other things, the market prices of our Series A common stock since our spin off from LMC, the limited trading volume in our Series B common stock, discounts used in similar rights offerings and the general condition of the securities markets. Because of the limited trading volume in our Series B common stock, our board of directors set the Series B subscription price at 110% of the Series A subscription price rather than applying a specific discount to the market price of our Series B common stock to derive the Series B subscription price. Our board of directors considered other transactions in which LMC, its predecessor and others had applied a 10% premium to the value of a low vote class or series of common stock in ascertaining the value of a high vote class or series of common stock in determining that the 10% premium was an appropriate premium to reflect the enhanced voting rights of our Series B common stock in light of the limited trading volume in our Series B common stock.

No Fractional Rights

       We will not issue or pay cash in lieu of fractional rights. Instead, we will round up any fractional rights to the nearest whole right. For example, if you own 99 shares of Series A common stock, you will receive 20 rights, instead of 19.8 rights you would have received without rounding.

       You may request that the subscription agent divide your rights certificate into transferable parts if you are the record holder for a number of beneficial owners of common stock. However, the subscription agent will not divide your rights certificate so that (through rounding or otherwise) you would receive a greater number of rights than those to which you would be entitled if you had not divided your certificates.

Expiration Time

       You may exercise the basic subscription privilege and the oversubscription privilege at any time before the expiration time, which is 5:00 p.m., New York City time, on August 23, 2004, unless the rights offering is extended. Any rights not exercised before the expiration time will expire and become null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives any of the required documents relating to your exercise after the expiration time, regardless of when you transmitted the documents, unless you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

       We may extend the expiration time for any reason, and you will not be able to revoke your exercise of subscriptions.

       If we elect to extend the date the rights expire, we will issue a press release announcing the extension before 9:00 a.m. on the first business day after the most recently announced expiration time.

Subscription Privileges

       Your rights entitle you to a basic subscription privilege and an oversubscription privilege.

Basic Subscription Privilege

       The basic subscription privilege entitles you to purchase one share of the applicable series of common stock per whole right held, upon delivery of the required documents and payment of the applicable subscription price per share, prior to the expiration time. You are not required to exercise your basic subscription privilege, in full or in part, unless you wish to also purchase shares under your oversubscription privilege described below.

Oversubscription Privilege

       The Series A rights include an oversubscription privilege relating to shares of our Series A common stock, and the Series B rights include an oversubscription privilege relating to shares of our Series B common stock. The oversubscription privilege entitles you to purchase up to that number of shares of the applicable series of common stock offered in the rights offering which are not purchased by other rightsholders pursuant to their basic subscription privilege, upon delivery of the required documents and payment of the applicable subscription price per share prior to the expiration time. You will be permitted to purchase shares of the applicable series of common stock pursuant to your oversubscription privilege only if other holders of rights of the same series do not exercise their basic subscription privilege in full. You may exercise your oversubscription privilege with respect to a series of our common stock only if you exercise your basic subscription privilege with respect to the same series of our common stock in full. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares you wish to purchase, which may be up to the maximum number of shares of that series offered in the rights offering, less the number of shares you may purchase under your basic subscription privilege.

       Pro Rata Allocation. If there are not enough shares of a series to satisfy all subscriptions pursuant to the exercise of the oversubscription privilege relating to that series, we will allocate the shares that are available for purchase under the oversubscription privilege pro rata (subject to the elimination of fractional shares) among those rightsholders who exercise their oversubscription privilege. Pro rata means in proportion to the number of shares of the applicable series that you and the other holders of rights of the applicable series have purchased pursuant to the exercise of the basic subscription privilege. If there is a need to prorate the exercise of rights pursuant to the oversubscription privilege and the pro ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed pursuant to your basic and oversubscription privileges. We will allocate the remaining shares among all other rightsholders exercising their oversubscription privileges relating to the same series of our common stock.

       Full Exercise of Basic Subscription Privilege. You may exercise your oversubscription privilege relating to a given series of our common stock only if you exercise, in full, your basic subscription privilege relating to the same series for all rights represented by a single rights certificate. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity under a single rights certificate. For example, if you were granted rights under a single Series A rights certificate for shares of Series A common stock you own individually and rights under a single Series A rights certificate for shares of common stock you own jointly with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your oversubscription privilege with respect to those rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual oversubscription privilege. Similarly, if you were granted rights under a single Series A rights certificate and rights under a single Series B rights certificate, you only need to exercise your basic subscription privilege with respect to your Series A rights in order to exercise your oversubscription privilege with respect to your Series A rights. You do not have to subscribe for any shares under the Series B basic subscription privilege in order to exercise your Series A oversubscription privilege. If you transfer a portion of your rights, you may exercise your oversubscription privilege if you exercise all of the remaining rights represented by the rights certificate you receive back from the subscription agent following the transfer.

       You must exercise your oversubscription privilege at the same time as you exercise your basic subscription privilege in full.

       If you own your shares of Series A or Series B common stock through your broker, dealer or other nominee holder and you wish for them to exercise your oversubscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

•	the series and number of shares of our common stock held on the record date on your behalf;

•	the series and number of rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the series and number of shares of common stock you subscribed for pursuant to the oversubscription privilege.

Your nominee holder must also disclose to us certain other information received from you.

       Return of Excess Payment. If you exercise your oversubscription privilege and are allocated less than all of the shares of common stock for which you subscribed, the funds you paid for those shares of common stock that are not allocated to you will be returned by mail or similarly prompt means, without interest or deduction, as soon as practicable after the expiration time.

Exercising Your Rights

       You may exercise your rights by delivering the following to the subscription agent before the expiration time:

•	your properly completed and executed rights certificate evidencing the exercised rights with any required signature guarantees or other supplemental documentation; and

•	your payment in full of the subscription price for each share of the applicable series of common stock subscribed for pursuant to the basic subscription privilege and the oversubscription privilege.

       Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment prior to the expiration time, you must deliver the rights certificate within three business days after the expiration time using the guaranteed delivery procedures described below under the heading “—Delivery of Subscription Materials and Payment — Guaranteed Delivery Procedures.” You must, in any event, provide payment in full of the subscription price for each share of the applicable series of common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time

Payment of Subscription Price

       Your cash payment of the subscription price must be made by either check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent.

       Your cash payment of the subscription price will be deemed to have been received by the subscription agent only when:

•	any uncertified check clears; or

•	the subscription agent receives any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order.

       You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege and oversubscription privilege by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier’s check or money order to avoid missing the opportunity to exercise your rights.

       We will retain any interest earned on the cash funds held by the subscription agent prior to the earlier of the consummation or termination of the rights offering.

       The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of rights until we issue to you your shares of common stock or return your overpayment, if any.

Exercising a Portion of Your Rights

       If you subscribe for fewer than all of the shares of common stock that you are eligible to purchase pursuant to the basic subscription privilege represented by your rights certificate, you may, under certain circumstances, request from the subscription agent a new rights certificate representing the unused rights and then attempt to sell your unused rights. See “—Method of Transferring and Selling Rights” below. Alternatively, you may transfer a portion of your rights and request from the subscription agent a new rights certificate representing the rights you did not transfer. If you exercise less than all of your rights represented by a single rights certificate, you may not exercise the oversubscription privilege.

Calculation of Rights Exercised

       If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your basic subscription and no direction is given as to the excess, you will be deemed to have exercised the oversubscription privilege to purchase the maximum number of shares available to you pursuant to your oversubscription privilege that may be purchased with your overpayment. If we do not apply your full subscription price payment to your purchase of shares of common stock, we will return the excess amount to you by mail or similarly prompt means, without interest or deduction as soon as practicable after the expiration time.

Instructions for Completing the Rights Certificate

       You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your rights, you must send your completed rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. You should not send the rights certificates, any other documentation or payment to us. Any rights certificates and other items received by us will be returned to the sender as promptly as possible.

       You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of any payment by uncertified check prior to the expiration time.

Signature Guarantee May Be Required

       Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate is registered in your name; or

•	you are an eligible institution.

Delivery of Subscription Materials and Payment

       You should deliver the rights certificate and payment of the subscription price, as well as any notices of guaranteed delivery and any other required documentation:

If by mail to: EquiServe Trust Co. N.A. PO Box 859208 Braintree, Massachusetts 02185- 9208	If by hand delivery to: Securities Transfer and Reproting Services, Inc. c/o EquiServe 100 Williams St. 3rd Floor New York, New York 10038	If by overnight delivery to: EquiServe Trust Co. N.A. 161 Bay State Drive Braintree, Massachusetts 02184

Guaranteed Delivery Procedures

       If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the expiration time, you may exercise your rights by the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of the applicable series of common stock being subscribed for pursuant to the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed rights certificate evidencing the rights being exercised, with any required signatures guaranteed, to the subscription agent, within three business days following the date the notice of guaranteed delivery was delivered to the subscription agent.

       Your notice of guaranteed delivery must be substantially in the form provided with the “Instructions For Use of Liberty Media International, Inc. Series A and Series B Rights Certificates” distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of rights represented by your rights certificates, the number and series of shares of common stock you are subscribing for pursuant to the basic subscription privilege, and the number and series of shares of common stock, if any, you are subscribing for pursuant to the oversubscription privilege; and

•	your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three business days following the date the subscription agent receives your notice of guaranteed delivery.

       You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under “—Delivery of Subscription Materials and Payment” above. You may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (781) 380-3388. To confirm facsimile deliveries, you may call (781) 843-1833 ext. 200.

       The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the information agent at (800) 488-8035.

Notice to Nominees

       If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of those shares of the issuance of the rights as soon as possible to find out the beneficial owners’ intentions.

You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of common stock on the record date, so long as the nominee submits the appropriate rights certificates and proper payment to the subscription agent.

Beneficial Owners

       If you are a beneficial owner of shares of our common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, dealer or other nominee with the other subscription materials.

Procedures for DTC Participants

       If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of our common stock for the account of others as a nominee holder, you may, upon proper showing to the subscription agent, exercise your beneficial owners’ basic and oversubscription privileges through DTC. Any rights exercised through DTC are referred to as DTC Exercised Rights. You may exercise your DTC Exercised Rights through DTC’s PSOP Function on the “agents subscription over PTS” procedures and instructing DTC to charge the applicable DTC account for the subscription payment and to deliver such amount to the subscription agent. DTC must receive the subscription instructions and payment for the new shares by the expiration time unless guaranteed delivery procedures are utilized, as described above.

Determinations Regarding the Exercise of Rights

       We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

       We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See “— Regulatory Limitation” and “— Compliance with State Regulations Pertaining to the Rights Offering” below.

No Revocation of Exercised Rights

       Once you have exercised your basic subscription privilege and, should you choose, your oversubscription privilege, you may not revoke your exercise. Even if we extend the expiration time, you may not revoke your exercise.

Subscription Agent

       We have appointed EquiServe Trust Company, N.A. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering.

Information Agent

       You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the notice of guaranteed delivery or other subscription materials referred to herein, to the information agent, at the following telephone number and address:

D.F. King & Co., Inc.

Banks and brokers call collect: (212) 269-5550

All others call toll free: (800) 488-8035

Method of Transferring and Selling Rights

       We anticipate that the Series A rights and Series B rights will be traded on the Nasdaq National Market under the symbols “LTYAR” and “LTYBR,” respectively. We expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the prices at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See “—General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights” below.

Transfer of Rights

       You may transfer rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that the subscription agent send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that the subscription agent sell your rights for you, as described below.

       If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent to:

•	receive and process your transfer instructions; and

•	issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

       If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

Sales of Rights Through the Subscription Agent

       If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate.

       If the subscription agent sells rights for you, it will send you a check for the net proceeds from the sale of any of your rights as soon as practicable after the expiration time. If your rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all rights of the applicable series sold by the subscription agent. The aggregate fees charged by the subscription agent for selling rights will be deducted from the aggregate sale price for all such rights in determining the weighted average net sale price of all such rights. We cannot assure you, however, that a market will develop for the rights or that the subscription agent will be able to sell your rights.

       You must have your order to sell your rights to the subscription agent before 11:00 a.m., New York City time, on August 16, 2004, the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of rights of the same series based on the number of rights of the applicable series that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your rights by 5:00 p.m., New York City time, on August 18, 2004, the third business day before the expiration time, the subscription agent will return your rights certificate to you by overnight delivery.

       If you sell your rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of rights through the subscription agent. If you sell your rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your rights rather than the weighted average sales price described above.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights

       The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

       You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on August 16, 2004, five business days before the expiration time. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

       You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay any fees of the subscription agent associated with the exercise of rights. Any amounts you owe will be deducted from your account.

       If you do not exercise your rights before the expiration time, your rights will expire and will no longer be exercisable.

Effect on Stock Options

       As of June 30, 2004, we had outstanding options to purchase 2,081,635 shares of our Series A common stock and 2,882,752 shares of our Series B common stock, of which options to purchase 803,301 shares of our Series A common stock and options to purchase 2,389,819 shares of our Series B common stock will be exercisable on or before the record date. All of our outstanding stock options were issued pursuant to stock incentive plans. Holders of options to purchase shares of our common stock, regardless of series, will not receive rights, unless they exercise their options prior to the record date. The compensation committee of our board of directors will make such equitable adjustments as it determines to be appropriate to preserve the benefits or potential benefits intended to be made available pursuant to any options that remain outstanding and unexercised on the record date.

No Recommendations to Rightsholders

       Neither we nor our board of directors has made any recommendation as to whether you should exercise or transfer your rights. You should decide whether to transfer your rights, subscribe for shares of our common stock, or simply take no action with respect to your rights, based on your own assessment of your best interests.

Termination

       There are no conditions to the consummation of the rights offering. However, we may terminate the rights offering for any reason at any time before the expiration time. If we terminate the rights offering, we will promptly issue a press release announcing the termination, and we will promptly thereafter return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

Foreign Shareholders

       We will not mail rights certificates to shareholders on the record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold the rights certificates for those holders’ accounts. To exercise their rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on August 16, 2004, five business days prior to the expiration time, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (and if no contrary instructions have been received), the rights will be sold, subject to the subscription agent’s ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all rights sold by the subscription agent. See “—Method of Transferring and Selling Rights” above. If the subscription agent sells the rights, the subscription agent will remit a check for the net proceeds from the sale of any rights to foreign holders by mail. The proceeds, if any, resulting from the sales of rights of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the expiration time will be turned over to us.

Regulatory Limitation

       We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the expiration time, you have not obtained such clearance or approval.

Issuance of Common Stock

       Unless we earlier terminate the rights offering, the subscription agent will issue to you the shares of the applicable series of our common stock purchased by you in the rights offering as soon as practicable after the expiration time. The subscription agent will effect delivery of the subscribed for shares of our common stock through the subscription agent’s book-entry registration system by mailing to each subscribing holder a statement of holdings detailing the subscribing holder’s subscribed for shares of our common stock and the method by which the subscribing holder may access its account and, if desired, trade its shares. The statement of holdings will also detail the method by which shareholders may request to receive shares of our common stock in certificated form.

       Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, unless and until your subscription is accepted and you are issued your subscribed for shares of our common stock. We will not pay you any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to your subscribed for shares of our common stock until the shares are delivered via the book-entry registration statement. Upon such delivery, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable.

       We will not issue any fractional rights or shares of common stock.

Shares of Common Stock Outstanding

       As of June 30, 2004, we had outstanding 139,917,130 shares of our Series A common stock and 6,053,173 shares of our Series B common stock and options, which are exercisable on or before the record date, to purchase 803,301 shares of our Series A common stock and 2,389,819 shares of our Series B common stock. If all of these options are exercised on or before the record date and the rights offering is fully subscribed, immediately after the expiration time we will have outstanding approximately 169 million shares of our Series A common stock and approximately 10 million shares of our Series B common stock.

Compliance with State Regulations Pertaining to the Rights Offering

       We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not expect that there will be any changes in the terms of the rights offering.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

       The following discussion is a summary of the material U.S. federal income tax consequences to holders of our common stock of the acquisition, ownership, and disposition, expiration or exercise of the rights distributed pursuant to the rights offering and the acquisition, ownership and disposition of shares of our common stock acquired through exercise of the rights. We have received the opinion of Baker Botts L.L.P., counsel to our company, that the following discussion, insofar as it relates to statements of United States law or legal conclusions, is accurate in all material respects. This opinion is included as an exhibit to the registration statement of which this prospectus forms a part. The opinion of Baker Botts L.L.P. is conditioned upon the accuracy of the statements, representations and assumptions upon which the opinion is based, including, without limitation, the representations by us to the effect that:

•	at the time of the distribution, the exercise price of all of our outstanding stock options will be adjusted so that the distribution of rights will not result in an increase in our shareholders’ proportionate interest in our assets or earnings and profits in comparison with the holders of our stock options, and

•	the terms of the rights are not intended to benefit the holders of one series of rights in comparison with the holders of the other series, and there is no basis to predict that exercises by the holders of either series of rights will be disproportionate to exercises by holders of the other series.

      The opinion is subject to certain qualifications and limitations, including those set forth in this discussion.

       This summary is based on the Internal Revenue Code of 1986, as amended (the Code), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This summary assumes that holders of our common stock hold all such stock as capital assets within the meaning of the Code (generally property held for investment) and will hold all stock acquired on exercise of rights as capital assets. We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (the IRS) with respect to any of the tax consequences discussed below, and there is no assurance that the IRS will not successfully challenge certain of the conclusions.

       This summary does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances and does not address special classes of holders of our common stock or rights that may be subject to special treatment under the Code, such as:

•	dealers in securities;

•	partnerships and other pass-through entities (or investors holding interests in partnerships or pass-through entities) that hold our common stock or rights;

•	banks, thrifts, insurance companies, regulated investment companies or other financial institutions;

•	tax-exempt organizations;

•	certain expatriates and former long-term residents of the United States;

•	persons holding our stock or rights as part of a hedge, constructive sale, wash sale, straddle or conversion transaction;

•	persons whose “functional currency” is not the U.S. dollar; and

•	persons who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

This summary also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. Except as otherwise indicated, references to “tax” mean U.S. federal income tax.

       As used herein, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, that is organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of our common stock that is not a U.S. Holder.

       Except as otherwise indicated, the following discussion assumes that we will not terminate the rights offering.

       YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS THE APPLICABILITY OF ANY FEDERAL ESTATE AND GIFT, STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

General Discussion

      Pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, a holder of our common stock that receives rights pursuant to the rights offering will not be required to recognize taxable income for U.S. federal income tax purposes upon the receipt of such rights, unless, among other things, the distribution of rights results in an increase in the proportionate interest of some shareholders in our assets or earnings and profits. For this purpose, the term “shareholder” includes a holder of rights to acquire our stock.

      There is no direct authority which addresses the treatment of a distribution of two series of rights with different subscription prices. While the matter is not free from doubt, we believe that our distribution of the rights will not be treated as resulting in an increase in the proportionate interest of any shareholders, within the meaning of Section 305, because the terms of the rights are not intended to benefit the holders of one series of rights in comparison with the holders of the other series, and there is no basis to predict that exercises by the holders of either series of rights will be disproportionate to exercises by holders of the other series.

      In addition, as described under the heading “The Rights Offering—Effect on Stock Options,” we plan to adjust the terms of our outstanding stock options. The Treasury Regulations under Section 305 of the Code provide that the failure to properly adjust stock options following the distribution of stock rights may cause the distribution not to qualify as a tax-free distribution. However, the Treasury Regulations do not adequately address whether the terms of compensatory stock options must be adjusted and, if an adjustment is required, how the adjustment should be made. We believe that the adjustments we plan to make to our stock options should satisfy the requirements in the Treasury Regulations if those regulations apply to our compensatory stock options.

      In light of the matters just discussed, we believe that the distribution of rights will constitute a tax-free distribution under Section 305 of the Code, and the following discussion so assumes. We will follow this treatment in all reporting we furnish to the IRS. There can be no assurance that the IRS will agree that this is the proper treatment of the distribution of the rights. You should consult your own tax advisors regarding the tax consequences to you of the acquisition, ownership, and disposition, expiration or exercise of the rights.

Taxation of U.S. Holders

Distribution of Rights

       You will not be required to recognize taxable income upon the distribution of rights to you.

Basis and Holding Period of Rights

       If, on the distribution date, the fair market value of rights which we distribute to you is less than 15% of the fair market value of your shares of our common stock with respect to which the rights were distributed, your basis in those rights generally will be zero. You may elect, however, to allocate the basis in your shares of our common stock between that stock and the rights in proportion to their relative fair market values on the distribution date. This election may be made pursuant to Section 307 of the Code and the Treasury regulations thereunder and will be irrevocable once made.

       If, on the distribution date, the fair market value of rights which we distribute to you is 15% or more of the fair market value of your shares of our common stock with respect to which the rights were distributed, you will be required to allocate the basis in your shares of our common stock between that stock and the rights in proportion to their relative fair market values on the distribution date.

       In either case, your holding period for the rights that we distribute to you will include the holding period of your shares of our common stock with respect to which the rights were distributed.

       If you purchase rights from a third party, your basis in the rights generally will be the purchase price of such rights. Your holding period for the purchased rights will begin on the day following the date you purchase the rights.

Sale, Exchange or Other Disposition of Rights

       Upon the sale, exchange or other disposition of your rights, you generally will recognize capital gain or loss equal to the difference between the amount realized and your basis in the rights. Such gain or loss will be long-term capital gain or loss if your holding period in the rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than short-term capital gains. The deductibility of capital losses is subject to limitations.

Expiration of Rights

       If you receive rights in a distribution from us and you allow the rights to expire (i.e., you retain but do not exercise the rights), then you will not be permitted to recognize a taxable loss. If your basis in your shares of our common stock with respect to which the rights were distributed was allocated between that stock and the rights, your basis in the expired rights will be reallocated to that stock.

       If you purchased rights from a third party and allow the rights to expire, then, in general, you will recognize a capital loss in the year of such expiration in the amount of your basis in the rights. Your loss on the rights should be short-term capital loss. The deductibility of capital losses is subject to limitations.

Exercise of Rights; Basis and Holding Period of Acquired Shares

       You will not recognize gain or loss upon the exercise of the rights. Your basis in the common stock you acquire through exercise of the rights will equal the sum of (1) the subscription price you paid to acquire such common stock and (2) your basis, if any, in the rights which you exercised. Your holding period in the acquired common stock will begin on the day you exercise the rights.

Sale, Exchange or Other Disposition of Acquired Shares

       Upon the sale, exchange or other disposition of our common stock acquired upon exercise of the rights, you generally will recognize gain or loss equal to the difference between the amount realized and your basis in such stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the common stock exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than short-term capital gains. The deductibility of capital losses is subject to limitations.

Termination of Rights Offering

       If you receive rights in a distribution from us and retain such rights, then, upon a termination of the rights offering by us, (1) you will not recognize income, gain or loss as a result of the distribution or ownership of the rights, and (2) your basis in your shares of our common stock with respect to which the rights were distributed will not be affected by the rights offering.

       If you receive rights in a distribution from us, and you sell, exchange or otherwise dispose of such rights, then, while the matter is not entirely free from doubt, upon a termination of the rights offering by us: (1) you should not recognize income or gain as a result of the prior distribution of the rights to you, (2) your basis in the common stock with respect to which the rights were distributed and your basis and holding period in the rights should be determined as described above under “—Taxation of U.S. Holders—Basis and Holding Period of Rights,” and (3) you should recognize capital gain or loss equal to the difference between the amount realized and your basis, if any, in the rights. Such gain or loss will be long-term capital gain or loss if your holding period for the rights exceeds one year at the time of the sale, exchange or other disposition.

       If you purchase rights from a third party, and we terminate the rights offering, then you should recognize a capital loss in the taxable year of such termination in the amount of your basis in the rights. In such case, your loss on the rights should be short-term capital loss. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

       Your sale, exchange or other disposition of rights or acquired common stock may be subject to information reporting to the IRS and to backup withholding. Backup withholding (currently 28%) may apply to “reportable payments” if a U.S. Holder fails to provide a correct taxpayer identification number and certain other information, fails to provide a certification of exempt status or fails to report the holder’s full dividend and interest income. You are not subject to backup withholding if you (1) are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or (2) provide a correct taxpayer identification number, certify under penalties of perjury that you are not subject to backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

       Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Taxation of Non-U.S. Holders

Scope of Discussion

       In this discussion of taxation of Non-U.S. Holders, it is assumed that no income, gain or loss of the Non-U.S. Holder from the acquisition, ownership, and disposition, expiration or exercise of the rights distributed pursuant to the rights offering and the acquisition, ownership and disposition of shares of our common stock acquired through exercise of the rights will be effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States. Non-U.S. Holders for which any such income, gain or loss might represent income that is effectively connected with the conduct of a U.S. trade or business should consult their own tax advisors, including as to the availability of an exemption from U.S. federal withholding tax and, in the case of a Non-U.S. Holder which is a corporation, the applicability of the “branch profits tax.”

Distribution of Rights

       Non-U.S. Holders will not be subject to U.S. federal income or withholding tax upon the distribution of rights.

Exercise of Rights

       A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax upon exercise of the rights.

Expiration of Rights

       The expiration of rights held by a Non-U.S. Holder generally will not have tax consequences to the Non-U.S. Holder unless such holder would have been subject to tax upon the sale, exchange, or other disposition of the rights or common stock acquired on exercise of the rights, as described below.

Sale, Exchange or Other Disposition of Rights or Acquired Shares

       Generally, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of rights or any acquired common stock unless (1) the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, or (2) we are or have previously been a “U.S. real property holding corporation” for U.S. federal income tax purposes. We do not believe that we are currently or at any relevant time have previously been a “U.S. real property holding corporation” or that we will become one in the future.

Termination of Rights Offering

       If a Non-U.S. Holder receives rights in a distribution from us and retains such rights, then, upon a termination of the rights offering by us, the Non-U.S. Holder should not be subject to U.S. federal income or withholding tax as a result of the distribution, ownership or expiration of the rights.

       If a Non-U.S. Holder receives rights in a distribution from us, and such holder sells, exchanges or otherwise disposes of such rights, then, while the matter is not entirely free from doubt, upon a termination of the rights offering by us: (1) the Non-U.S. Holder should not be subject to U.S. federal income or withholding tax as a result of the prior distribution of the rights, (2) the Non-U.S. Holder should be treated as selling rights that have a basis determined as described above under “—Taxation of U.S. Holders—Basis and Holding Period of Rights,” and (3) the Non-U.S. Holder should not be subject to U.S. federal income or withholding tax upon the sale, exchange or other disposition of rights except as described above under “—Taxation of Non-U.S. Holders—Sale, Exchange or Other Disposition of Rights or Acquired Shares.”

       If a Non-U.S. Holder has purchased rights, then our termination of the rights offering generally will not have tax consequences to the Non-U.S. Holder unless such holder would have been subject to tax upon the sale, exchange, or other disposition of the rights as described above under “—Taxation of Non-U.S. Holders—Sale, Exchange or Other Disposition of Rights or Acquired Shares.”

Information Reporting and Backup Withholding

       A Non-U.S. Holder’s sale, exchange or other disposition of rights or acquired common stock may be subject to information reporting to the IRS. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding (currently 28%) may apply to “reportable payments” if a Non-U.S. Holder fails to provide a correct taxpayer identification number and certain other information, fails to provide a certification of exempt status or fails to report the holder’s full dividend and interest income.

       Payment of the proceeds of the disposition of our rights or acquired common stock to or through the U.S. office of any broker, U.S. or foreign, generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to the holder’s non-U.S. status under penalties of perjury or otherwise establishes that the holder qualifies for an exemption, provided that the broker does not have actual knowledge, or reason to know, that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied. Payment of the proceeds of the disposition of our rights or acquired common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the United States, then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

       Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

SELECTED FINANCIAL DATA

       The following tables present selected historical information relating to our combined financial condition and results of operations for the three months ended March 31, 2004 and 2003 and for the past five years. The financial data for the three years ended December 31, 2003 has been derived from our audited combined financial statements for the corresponding periods. Data for the other periods presented has been derived from unaudited information. The data should be read in conjunction with our combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere herein. LMC was a wholly owned subsidiary of Tele-Communications, Inc. (TCI) from August 1994 to March 9, 1999. On March 9, 1999, AT&T Corp. acquired TCI in a merger transaction (the AT&T Merger). For financial reporting purposes, the AT&T Merger is deemed to have occurred on March 1, 1999. In connection with the merger, our assets and liabilities were adjusted to their respective fair values pursuant to the purchase method of accounting. Selected financial data for the two months ended February 28, 1999 has been excluded from the following table. LMC was split off from AT&T on August 10, 2001.

		December 31,
	March 31,
	2004(1)	2003	2002	2001	2000	1999

	(unaudited)

	amounts in thousands
Summary Balance Sheet Data:
Investment in affiliates	$1,971,317	1,740,552	1,145,382	423,326	1,189,630	892,335
Other investments	$686,823	450,134	187,826	916,562	134,910	140,832
Property and equipment, net	$3,245,131	97,577	89,211	80,306	82,578	95,924
Intangible assets, net	$2,606,882	689,026	689,046	701,935	803,514	825,220
Total assets	$10,744,779	3,551,226	2,800,896	2,169,102	2,301,800	1,989,230
Debt, including current portion	$3,932,126	54,126	35,286	338,466	101,415	59,715
Parent’s investment	$4,169,557	3,418,568	2,708,893	2,039,593	1,907,085	1,578,109

							Ten months
	Three months ended						ended
	March 31,		Year ended December 31,				December 31,

	2004(1)	2003	2003	2002	2001	2000	1999

	(unaudited)	(unaudited)

	amounts in thousands
Summary Statement of Operations Data:
Revenue	$576,303	25,389	108,634	103,855	139,535	125,246	92,438
Operating income (loss)	$(83,627)	2,219	(1,211)	(35,545)	(122,623)	3,828	(69,621)
Share of earnings (losses) of affiliates(2)	$16,090	(2,738)	13,739	(331,225)	(589,525)	(168,404)	(101,510)
Net earnings (loss)	$(83,951)	6,802	20,889	(568,154)	(820,355)	(129,694)	(133,635)

(1)	Historically, the substantial majority of our operations have been conducted through equity method affiliates, including UGC, J-COM and JPC. As more fully discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” in January 2004, we completed a transaction which increased our ownership in UGC and enabled us to fully exercise our voting rights with respect to our historical investment in UGC. As a result, UGC has been accounted for as a consolidated subsidiary and included in our combined financial position and results of operations since January 1, 2004. See our Condensed Pro Forma Combined Financial Statements included elsewhere herein for the pro forma effects of consolidating UGC on our December 31, 2003 financial position and results of operations.

(2)	Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which among other matters, provides that excess costs that are considered equity method goodwill are no longer amortized, but are evaluated for impairment under APB Opinion No. 18. Share of losses of affiliates includes excess basis amortization of $92,902,000, $41,419,000 and $31,788,000 for the years ended December 31, 2001, 2000 and the ten months ended December 31, 1999, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis provides information concerning our results of operations and financial condition. This discussion should be read in conjunction with our accompanying combined financial statements and the notes thereto included elsewhere herein.

Overview

       We are a holding company with majority and minority interests in international broadband distribution and programming companies. On March 15, 2004, LMC announced its intention to spin off all our capital stock to the holders of LMC Series A and Series B common stock. The spin off occurred on June 7, 2004, and was effected as a distribution by LMC to holders of record, as of 5:00 p.m., New York City time, on June 1, 2004, the record date for the spin off, of its Series A and Series B common stock of all of the outstanding shares of our Series A and Series B common stock. The spin off did not involve the payment of any consideration by the holders of LMC common stock and was intended to qualify as a tax-free spin off.

       We and LMC now operate independently, and neither has any stock ownership, beneficial or otherwise, in the other.

       Our more significant subsidiaries and investments at March 31, 2004 are as follows:

Subsidiaries

                 Liberty Cablevision of Puerto Rico Ltd.

                 Pramer S.C.A.
                 UnitedGlobalCom, Inc. (UGC)

Investments

                 Chofu Cable, Inc.

                 Fox Pan American Sports LLC
                 Jupiter Programming Co., Ltd. (JPC)
                 Jupiter Telecommunications Co., Ltd. (J-COM)
                 Mediatti Communications, Inc.
                 Metrópolis-Intercom S.A.
                 Sky Latin America
                 Telewest Communications plc bonds
                 Torneos y Competencias, S.A.
                 The Wireless Group plc

       In addition to the foregoing investments, immediately prior to the spin off, LMC contributed to us $50 million in cash, 5 million American Depository Shares for preferred, limited voting ordinary shares of News Corp. with a market value of $158.6 million at March 31, 2004 and a 99.9% economic interest in 345,000 shares of ABC Family Worldwide preferred stock with a market value of $412.6 million at March 31, 2004.

       UGC is a global broadband communications provider of video, voice and data services with operations in 14 countries outside the United States. At December 31, 2003, we owned approximately 296 million shares of UGC common stock, or an approximate 50% economic interest and an 87% voting interest in UGC. Pursuant to certain voting and standstill arrangements, we were unable to exercise control of UGC, and accordingly, we used the equity method of accounting for our investment through December 31, 2003.

       On January 5, 2004, we completed a transaction pursuant to which UGC’s founding shareholders (the “Founders”) transferred 8.2 million shares of UGC Class B common stock to us in exchange for 12.6 million shares of LMC Series A common stock valued, for accounting purposes, at $152,122,000 and a cash payment of $15,827,000 (including acquisition costs). This transaction (the “Founders Transaction”) was the last of a number of independent transactions pursuant to which we acquired our controlling interest in UGC from 2001 through January 2004. Our acquisition of approximately 280 million shares of UGC in January 2002 gave us a greater than 50% economic interest in UGC, but due to the aforementioned voting arrangements, we applied the equity method of accounting for such investment. Upon closing of the January 5, 2004 transaction, the restrictions on the exercise by us of our voting power with respect to UGC terminated, and we gained voting control of UGC. Accordingly, UGC has been accounted for as a consolidated subsidiary and included in our combined financial position and results of operations since January 1, 2004.

       In addition to UGC, our consolidated operating subsidiaries at March 31, 2004, were Liberty Cablevision of Puerto Rico and Pramer. Liberty Cablevision of Puerto Rico is a provider of cable television and other broadband services in Puerto Rico. Pramer is an owner and distributor of cable programming services throughout Latin America. These businesses are wholly owned by us and, accordingly, the results of operations of these businesses are included in our combined results.

       A significant portion of our operations are conducted through entities in which we do not have a controlling financial interest, but do have the ability to exercise significant influence over the operating and financial policies of the investee. In these instances, we use the equity method of accounting. Accordingly, our share of the results of operations of these businesses is reflected in our combined results as earnings or losses of affiliates. Included in our investments in affiliates at March 31, 2004 were J-COM and JPC.

       We also hold interests in companies in which we do not have significant influence. These investments are classified as cost or as available-for-sale securities which are carried at fair value.

       We believe our primary opportunities in our international markets include continued growth in subscribers; increasing the average revenue per unit by continuing to rollout telephony, Internet and digital video; developing foreign programming businesses; and maximizing operating efficiencies on a regional basis. Potential impediments to achieving these goals include increasing price competition for broadband services; alternative video technologies; and available capital to finance the proposed rollout of new services.

       Our international businesses are subject to a number of risks including fluctuations in currency exchange rates and political unrest. In addition, the economies in many of the regions where our international businesses operate have recently experienced moderate to severe recessionary conditions, including among others, Argentina, Chile and Japan. These recessionary conditions have strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, certain of our affiliates have experienced a reduction in consumer spending and demand for services.

Results of Operations

       To assist you in understanding and analyzing our business in the same manner we do, we have provided the table below, which presents 100% of each business’s revenue, operating cash flow and operating income even though we own less than 100% of many of these businesses. These amounts are combined on an unconsolidated basis and are then adjusted to remove the effects of the equity method investments to arrive at the reported amounts. This presentation is designed to reflect the manner in which management reviews the operating performance of individual businesses regardless of whether the investment is accounted for as a consolidated subsidiary or an equity investment. It should be noted, however, that this presentation is not in accordance with accounting principles generally accepted in the United States (“GAAP”) since the results of operations of equity method investments are required to be reported on a net basis. Further, we could not, among other things, cause any noncontrolled affiliate to distribute to us our proportionate share of the revenue or operating cash flow of such affiliate.

       The financial information presented below for equity method affiliates was obtained directly from those affiliates. We do not control the decision-making process or business management practices of our equity affiliates. Accordingly, we rely on the management of these affiliates and their independent auditors to provide us with financial information prepared in accordance with GAAP that we use in the application of the equity method. We are not aware, however, of any errors in or possible misstatements of the financial information provided by our equity affiliates that would have a material effect on our combined financial statements.

       Our chief operating decision maker and management team use operating cash flow in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We define operating cash flow as revenue less operating expenses and selling, general and administrative expenses (excluding stock compensation) (“SG&A”). We believe this is an important indicator of the operational strength and performance of our businesses, including their ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flows provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

Three months ended March 31, 2004 and 2003

	Three months ended
	March 31,

	2004	2003

	amounts in thousands
Revenue
UGC(1)	$547,342	436,042
Other consolidated subsidiaries	28,961	25,389
J-COM(2)	359,367	279,362
JPC(2)	123,589	87,029
Other equity method affiliates(2)	97,348	73,741

Combined revenue	1,156,607	901,563
Eliminate revenue of equity method affiliates	(580,304)	(876,174)

Revenue from consolidated subsidiaries	$576,303	25,389

Operating Cash Flow
UGC(1)	$204,284	122,071
Other consolidated subsidiaries	1,247	4,737
J-COM(2)	141,529	90,925
JPC(2)	18,330	9,496
Other equity method affiliates(2)	454	(6,794)

Combined operating cash flow	365,844	220,435
Eliminate operating cash flow of equity method affiliates	(160,313)	(215,698)

Operating cash flow from consolidated subsidiaries	$205,531	4,737

Operating Income (Loss)
UGC(1)	$(79,676)	(78,758)
Other consolidated subsidiaries	(3,951)	2,219
J-COM(2)	56,537	20,032
JPC(2)	15,541	7,087
Other equity method affiliates(2)	(11,258)	(12,842)

Combined operating loss	(22,807)	(62,262)
Eliminate operating loss of equity method affiliates	(60,820)	64,481

Operating income (loss) from consolidated subsidiaries	$(83,627)	2,219

(1)	UGC was an equity affiliate until January 2004 when it became a 53%-owned consolidated subsidiary.

(2)	Represents an equity method affiliate. Equity ownership percentages for significant equity affiliates at March 31, 2004 are as follows:

J-COM	45%
JPC	50%

       As noted above, we began consolidating UGC effective January 1, 2004. Unless otherwise noted below, increases in revenue and expenses for the three months ended March 31, 2004 are attributable to the consolidation of UGC.

       UGC. UGC’s revenue increased $111.3 million, or 25.5%, for the three months ended March 31, 2004 compared to the same period in the prior year, primarily due to strengthening of the euro and the Chilean peso against the U.S. dollar (approximately 14.3% and 20.3%, respectively) from period to period, as well as rate increases and an increase in revenue generating units or “RGUs” through organic subscriber growth and successfully driving higher service penetration in existing customers. The functional currency for UGC Europe is the euro. Currently, four of the countries in which UGC Europe operates are members of the European Union and use the euro as their local currency. The remaining seven countries in which UGC Europe operates use their respective national currency as their local currency. Accordingly, UGC Europe’s consolidated results of operations are impacted by changes in the exchange rates between the euro and the seven local currencies. Similarly, UGC’s and our consolidated results of operations are impacted by changes in the euro to U.S. dollar exchange rate. The following table provides revenue detail for certain of UGC’s operating segments in U.S. dollars and in the functional currency of each segment.

	United States Dollars		Functional Currency

	Three months ended		Three months ended
	March 31,		March 31,

	2004	2003	2004	2003

	(In thousands)
Europe (UGC Europe):
UPC Broadband
The Netherlands	$171,595	$136,632	€137,111	€127,382
Austria	74,721	59,760	59,704	55,714
France	31,245	26,566	24,966	24,767
Norway	25,616	23,368	20,468	21,786
Sweden	21,986	17,108	17,568	15,950
Belgium	8,971	7,426	7,168	6,923

Total Western Europe	334,134	270,860	266,985	252,522

Hungary	50,695	39,508	40,507	36,834
Poland	23,171	20,401	18,515	19,020
Czech Republic	19,398	14,486	15,500	13,505
Slovak Republic	7,974	6,077	6,371	5,666
Romania and other	6,075	4,770	4,855	4,447

Total Central and Eastern Europe	107,313	85,242	85,748	79,472

Corporate and other	6,242	6,941	4,987	6,471

Total UPC Broadband	447,689	363,043	357,720	338,465

	United States Dollars		Functional Currency

	Three months ended		Three months ended
	March 31,		March 31,

	2004	2003	2004	2003

	(In thousands)
chellomedia
Priority Telecom	30,131	28,536	24,076	26,604
Media	29,357	22,172	23,457	20,671
Investments	219	132	175	123
Total chellomedia	59,707	50,840	47,708	47,398

Intercompany eliminations	(33,771)	(28,706)	(26,984)	(26,763)

Total Europe	473,625	385,177	€378,444	€359,100

Latin America:
Broadband
Chile (VTR)	71,683	49,087	CP42,103,045	CP36,168,396
Brazil, Peru and other	2,034	1,778

Total Latin America	73,717	50,865

Total UGC	$547,342	$436,042

       On a functional currency basis, UGC Europe’s revenue increased 5.4% for the three months ended March 31, 2004 compared to the same period in the prior year, and UPC Broadband’s revenue increased 5.7% for the three months ended March 31, 2004 compared to the same period in the prior year. Using constant exchange rates for those countries that do not use the euro as their local currency, the increase in UPC Broadband’s revenue would have been approximately 8.1%, with Norway, Hungary and Poland accounting for most of the translation effect.

•	Revenue in The Netherlands increased 7.6% from period to period, primarily due to rate increases in cable television services, with an increase in Internet revenues and a decrease in telephone revenues largely offsetting each other. Internet revenues increased 4.8% from period to period, reflecting the combined effect of an 11.7% increase in subscriber numbers from 309,200 as of March 31, 2003 to 345,500 as of March 31, 2004, and the impact of tiered products on average revenue per unit or “ARPU.” Telephone revenue declined 13.7% from period to period, one-third of which was a one-time effect in 2004 with the remainder reflecting a 3.4% decline in subscriber numbers and reduced tariffs as lower outbound interconnect rates were passed through to the consumer to maintain the product at a competitive level in the market.

•	Revenue in Austria increased 7.2% from period to period, primarily due to growth in Internet revenue, reflecting the 17.0% increase in subscriber numbers from 187,100 as of March 31, 2003 to 218,900 as of March 31, 2004. An erosion in telephone revenue was offset by growth in digital television services.

•	Revenue in the remainder of Western Europe increased 1.1% from period to period, with growth in cable television, digital television and Internet services, offset by a decline in telephone revenue due to lower usage. Translation effects resulted in an overall decline in revenue in Norway.

•	Overall ARPU in Western Europe increased 3.6% from €16.26 for the three months ended March 31, 2003 to €16.84 for the three months ended March 31, 2004, primarily due to rate increases for basic cable services in The Netherlands.

•	Revenue in Hungary increased 10.0% from period to period, primarily due to growth in RGUs in cable television, direct-to-home (“DTH”) and Internet services, offset by flat RGU growth and lower usage in telephone. Total RGUs increased from 870,500 as of March 31, 2003 to 930,400 as of March 31, 2004.

•	Revenue in the remainder of Central and Eastern Europe increased 6.1% from period to period, with growth in cable television, Internet and DTH services. Telephone revenue was down, reflecting the disposal of the small Czech traditional telephone network.

•	Overall ARPU in Central and Eastern Europe increased 4.1% from €9.21 for the three months ended March 31, 2003 to €9.59 for the three months ended March 31, 2004.

•	Revenue from chellomedia remained flat from period to period, primarily due to price erosion and customer cancellations in a continuing weak wholesale market at Priority Telecom, offset by an increase in revenue from Media due to an increase in the number of Internet subscribers from period to period.

       On a functional currency basis, the 16.4% increase in VTR’s revenue for the three months ended March 31, 2004 compared to the same period in the prior year was primarily attributable to:

•	a 16.2% increase in the number of RGUs from 787,200 as of March 31, 2003 to 914,600 as of March 31, 2004, primarily due to increased effectiveness of VTR’s direct sales force and mass marketing initiatives for its Internet services, and

•	a slight increase in ARPU from CP15,505 ($21.04) for the three months ended March 31, 2003 to CP15,520 ($26.42) for the three months ended March 31, 2004, primarily due to increased premium tier customers and higher advertising revenue, offset by lower mobile phone access charges and discounts applied to Internet bundled products and a change in the Internet product mix.

       Operating expenses, which include programming, broadcasting, content, franchise fees, network operations, customer operations, customer care, billing and collections and other direct costs, increased $18.9 million, or 9.9%, for the three months ended March 31, 2004 compared to the same period in the prior year. Such increase is primarily due to the strengthening of the euro and the Chilean peso against the U.S. dollar from period to period. The following provides operating expense detail for certain of our operating segments in U.S. dollars and in the functional currency of each segment.

	Three months ended March 31,

	2004	2003

	(In thousands)
UGC Europe
Dollars:
UPC Broadband	$(190,380)	(173,042)
chellomedia	(25,646)	(23,558)
Intercompany eliminations	31,130	26,673

Total	$(184,896)	(169,927)

Euros:
UPC Broadband	€(152,121)	(161,327)
chellomedia	(20,492)	(21,964)
Intercompany eliminations	24,874	24,868

Total	€(147,739)	(158,423)

VTR
Chilean Pesos:
Broadband	CP(13,376,907)	CP(13,952,116)

       On a functional currency basis, UGC Europe’s operating expenses decreased 6.7% for the three months ended March 31, 2004 compared to the same period in the prior year.

•	Direct costs for UPC Broadband were slightly lower from period to period as lower telephone interconnect costs offset the increase in Internet and programming costs driven by increased subscribers. The decrease in other operating expenses resulted from continued improvement in operational cost control, more effective procurement of support services, and lower customer care and billing and collection charges, particularly in The Netherlands.

•	Operating expenses for chellomedia decreased due to stringent cost controls and renegotiated UGC Europe agreements.

       On a functional currency basis, the movement in VTR’s operating expenses for the three months ended March 31, 2004 compared to the same period in the prior year was primarily due to:

•	lower programming costs (which are primarily denominated in U.S. dollars) due to the strengthening peso against the U.S. dollar;

•	lower access charges;

•	lower international bandwidth costs; and

•	a decrease in technical services.

       Selling, general and administrative expenses increased $10.2 million, or 8.2%, for the three months ended March 31, 2004 compared to the same period in the prior year, primarily due to the strengthening of the euro and the Chilean peso against the U.S. dollar. The following provides selling, general and administrative expense detail for certain of UGC’s operating segments in U.S. dollars and in the functional currency of each segment.

	Three months ended March 31,

	2004	2003

	(In thousands)
UGC Europe
Dollars:
UPC Broadband	$(85,815)	(81,188)
chellomedia	(22,527)	(22,029)
Intercompany eliminations	2,611	2,192

Total	$(105,731)	(101,025)

Euros:
UPC Broadband	€(68,587)	(75,694)
chellomedia	(18,005)	(20,539)
Intercompany eliminations	2,087	2,044

Total	€(84,505)	(94,189)

VTR
Chilean Pesos:
Broadband	CP(14,043,010)	CP(13,033,980)

       On a functional currency basis, UGC Europe’s SG&A expenses decreased 10.3% for the three months ended March 31, 2004 compared to the same period in the prior year.

•	SG&A expenses for UPC Broadband contained certain one-time charges during the three months ended March 31, 2003 and certain one-time benefits for the three months ended March 31, 2004. The remainder of the decrease reflects both continued improvement in cost control, reduced infrastructure cost and a reduction in outsourced support, offset by an increase in marketing expenditures.

•	SG&A expenses for chellomedia decreased from period to period, primarily due to continued cost control at Media and Priority Telecom, offset by increased marketing costs to support the tiered product strategy.

       On a functional currency basis, the increase in VTR’s SG&A expenses for the three months ended March 31, 2004 compared to the same period in the prior year was primarily due to:

•	growth in RGUs;

•	an increase in advisory fees;

•	an increase in commissions and marketing expense due to increased competition;

•	offset by lower salaries and benefits as a result of the outsourcing of non-core operations.

       UGC’s depreciation and amortization expense increased $23.0 million for the three months ended March 31, 2004 compared to the prior period. This increase is primarily due to strengthening of the euro and the Chilean peso against the U.S. dollar, as well as the amortization of customer relationships during the three months ended March 31, 2004 as a result of the UGC Europe exchange offer in December 2003 and the Founders Transaction. On a functional currency basis, UGC Europe’s depreciation and amortization decreased due to an overall reduction in capital expenditures.

       Interest expense decreased for the three months ended March 31, 2004 compared to the prior period, primarily due to the cessation of accretion of interest on UPC Polska’s senior discount notes on July 7, 2003, as a result of UPC Polska’s bankruptcy filing.

       Foreign currency exchange movements are primarily due to UGC Europe’s U.S. dollar-denominated debt and VTR’s U.S. dollar-denominated bank facility, as well as some corporate investments in euro-denominated securities.

       Other consolidated subsidiaries. Our other consolidated subsidiaries consist of Liberty Cablevision of Puerto Rico, Pramer and our corporate expenses. Other consolidated revenue increased in 2004 due to increases at both Liberty Cablevision of Puerto Rico and Pramer. Operating cash flow decreased, as an increase at Liberty Cablevision of Puerto Rico was offset by higher corporate legal and consulting expenses and lower operating cash flow at Pramer.

       J-COM. J-COM’s revenue increased 28.6% for the three months ended March 31, 2004, as compared to the corresponding prior year. This increase was due to a 10.4% increase in the number of homes receiving at least one service, an 8.2% increase in the average number of services per home and a 5.0% increase in the average revenue per household receiving at least one service (“ARPH”). In addition, changes in the exchange rate also positively impacted revenue in 2004. On a local currency basis, J-COM’s revenue increased 15.5% in 2004.

       J-COM’s operating expenses increased 19.8% for the three months ended March 31, 2004. This increase is due to higher programming costs as a result of the increase in cable television subscribers and growth of J-COM’s business. As a percent of revenue, operating expenses decreased from 36.0% in 2003 to 33.5% in 2004 due to the realization of economies of scale from the growth of the business. SG&A expenses increased 10.6% in 2004. Exchange rates also impacted J-COM’s expenses, as operating and SG&A expenses increased 7.5% and decreased .7%, respectively, on a local currency basis.

       JPC. JPC’s revenue increased 42.0% for the three months ended March 31, 2004, as compared to the corresponding prior year. This increase was largely due to increases in revenue for Shop Channel, which experienced a 12.8% increase in full time equivalent homes (“FTE’s”) and a 13.8% increase in sales per FTE. Affiliate revenue and advertising revenue at JPC’s other networks also contributed to the overall revenue increase in 2004 due to continued subscriber growth at those networks. Shop Channel revenue accounted for 82.2% and 79.1% of JPC’s revenue in 2004 and 2003, respectively. In addition, changes in the exchange rate also positively impacted revenue in 2004. On a local currency basis, JPC’s revenue increased 27.5% in 2004.

       JPC’s operating expenses increased 39.0% in 2004. This increase is primarily due to higher cost of goods sold at Shop Channel resulting from a revenue increase of 47.6% during 2004. JPC’s SG&A expenses increased 21.5% in 2004. The increase in SG&A was due to growth in the business resulting from additional sales volume at Shop Channel and increased marketing activity in all channels. Exchange rates also impacted JPC’s expenses as operating and SG&A expenses increased 24.8% and 9.1% in 2004 and 2003, respectively, on a local currency basis.

Other Income and Expense

       Gain on extinguishment of debt. UPC Polska is an indirect subsidiary of UGC. On February 18, 2004, in connection with the consummation of UPC Polska’s plan of reorganization and emergence from its U.S. bankruptcy proceeding, third-party holders of UPC Polska Notes and other claimholders received a total of $87.4 million in cash, $101.7 million in new 9% UPC Polska notes due 2007 and approximately 2.0 million shares of UGC Class A common stock in exchange for the cancellation of their claims. UGC recognized a gain of $31.9 million from the extinguishment of the UPC Polska Notes and other liabilities subject to compromise, equal to the excess of their respective carrying amounts over the fair value of consideration given.

       Income taxes. While we incurred a loss before income taxes for the three months ended March 31, 2004, we recorded tax expense of $9,743,000 due primarily to an increase in the valuation allowance for losses of subsidiaries that we do not consolidate for tax purposes, as well as state and foreign taxes. Our effective tax rate for the three months ended March 31, 2003 was 55.5%, which differed from the federal tax rate of 35% due primarily to state and foreign taxes.

Years ended December 31, 2003, 2002 and 2001

       The following table includes information regarding our equity method affiliates, which presentation is not in accordance with GAAP. See “—Results of Operations” above.

	Years ended December 31,

	2003	2002	2001

	amounts in thousands
Revenue
Liberty Cablevision of Puerto Rico	$71,765	64,270	55,360
Pramer	35,102	35,985	82,855
Corporate and other	1,767	3,600	1,320
UGC(1)	1,891,530	1,515,021	1,561,894
J-COM(1)	1,233,492	930,736	628,892
JPC(1)	412,013	273,696	207,004
Other equity method affiliates(1)	268,126	241,540	231,674

Combined revenue	3,913,795	3,064,848	2,768,999
Eliminate revenue of equity method affiliates	(3,805,161)	(2,960,993)	(2,629,464)

Revenue from consolidated subsidiaries	$108,634	103,855	139,535

Operating Cash Flow
Liberty Cablevision of Puerto Rico	$22,499	21,692	20,451
Pramer	4,961	3,990	22,056
Corporate and other	(9,469)	(8,027)	(9,746)
UGC(1)	628,882	296,374	(191,243)
J-COM(1)	428,513	211,146	56,652

	Years ended December 31,

	2003	2002	2001

	amounts in thousands
JPC(1)	54,504	32,008	19,461
Other equity method affiliates(1)	(7,688)	(32,598)	3,763

Combined operating cash flow	1,122,202	524,585	(78,606)
Eliminate operating cash flow of equity method affiliates	(1,104,211)	(506,930)	111,367

Operating cash flow from consolidated subsidiaries	$17,991	17,655	32,761

Operating Income (Loss)
Liberty Cablevision of Puerto Rico	$9,124	9,783	1,149
Pramer	3,272	967	(36,695)
Corporate and other	(13,607)	(46,295)	(87,077)
UGC(1)	(656,014)	(899,282)	(2,872,306)
J-COM(1)	113,753	(29,390)	(195,074)
JPC(1)	44,077	23,174	11,886
Other equity method affiliates(1)	(28,977)	(90,102)	(28,373)

Combined operating loss	(528,372)	(1,031,145)	(3,206,490)
Eliminate operating loss of equity method affiliates	527,161	995,600	3,083,867

Operating loss from consolidated subsidiaries	$(1,211)	(35,545)	(122,623)

(1)	Represents an equity method affiliate. Equity ownership percentages for significant equity affiliates at December 31, 2003 are as follows:

UGC	50%
J-COM	45%
JPC	50%

       Liberty Cablevision of Puerto Rico. Liberty Cablevision of Puerto Rico’s revenue increased 11.7% and 16.1% for the years ended December 31, 2003 and 2002, respectively, as compared to the corresponding prior year. The majority of the increase in 2003 is due to a $3,685,000 increase in basic cable revenue, a $1,772,000 increase in high speed data revenue and a $1,255,000 increase in equipment rental income. The increase in basic cable revenue is due to increases in rates that took effect in March 2002 and March 2003, as well as an increase in digital cable subscribers that converted from Liberty Cablevision of Puerto Rico’s analog service. The rate increases and relatively poor economic conditions in Puerto Rico resulted in a 1% decrease in total basic cable subscribers in 2003. As of December 31, 2003, Liberty Cablevision of Puerto Rico had 122,000 video subscribers, 40,500 of which were digital cable subscribers. Liberty Cablevision of Puerto Rico launched high speed data in June 2002 and as of December 31, 2003 had 8,400 high speed data customers. The increase in equipment rental revenue is due to the increase in digital cable subscribers.

       The majority of the 2002 increase in revenue is due to a March 2002 rate increase. When we were split off from AT&T in August 2001, Liberty Cablevision of Puerto Rico lost the benefit of AT&T’s programming rates, which were based on AT&T’s total subscriber base. In response to a resulting 55% increase in programming costs in late 2001 and early 2002, Liberty Cablevision of Puerto Rico raised its subscriber rates. The effect of the rate increase on revenue was partially offset by a 3.9% decrease in subscribers from December 31, 2001 to December 31, 2002.

       Liberty Cablevision of Puerto Rico’s operating expenses increased 18.7% and 45.8% for the years ended December 31, 2003 and 2002, respectively, as compared to the corresponding prior year. These increases are due almost entirely to increases in programming costs. As noted above, Liberty Cablevision of Puerto Rico lost the benefit of AT&T’s programming rates in 2001. As a result, Liberty Cablevision of

Puerto Rico now is required to separately negotiate its own programming rates, which are based on the number of subscribers served by Liberty Cablevision of Puerto Rico.

       Liberty Cablevision of Puerto Rico’s SG&A expenses increased 12.5% and 4.0% for the years ended December 31, 2003 and 2002, respectively, as compared to the corresponding prior year. The 2003 increase is due to increases in salaries and related personnel costs, costs that vary with revenue such as franchise and copyright fees, and bad debt expense. The increase in personnel costs is due to an increase in headcount to support Liberty Cablevision of Puerto Rico’s launch of high speed data service. The increase in bad debt expense relates to the effects of rate increases and the relatively poor economy in Puerto Rico. The 2002 increase is due primarily to increases in franchise and copyright fees.

       Pramer. Pramer’s revenue decreased 2.4% and 56.6% for the years ended December 31, 2003 and 2002, respectively, as compared to the corresponding prior year. Argentina has been in a recession for the past several years. Prior to 2002, the Argentine government maintained an exchange rate of one Argentine peso to one U.S. dollar (the “peg rate”). Due to worsening economic and political conditions in late 2001, the Argentine government eliminated the peg rate effective January 11, 2002. The value of the Argentine peso dropped significantly on the day the peg rate was eliminated and continued to drop throughout 2002 ending 2002 at a rate of 3.36 pesos to one U.S. dollar. The peso stabilized somewhat in 2003 and ended 2003 at a rate of 2.93 pesos to one U.S. dollar. The change in Pramer’s revenue in 2003 is primarily the net effect of a $3,179,000 decrease in affiliate revenue partially offset by a $2,213,000 increase in advertising revenue. The decrease in affiliate revenue is due to the renegotiation of certain contracts in 2002 in response to the economic crisis in Argentina. Advertising revenue increased in 2003 in response to the improving economic conditions.

       The 2002 decrease in revenue is due to the devaluation of the peso. In functional currency, Pramer’s revenue was relatively comparable over the 2002 and 2001 periods.

       Pramer’s operating expenses increased $2,742,000 or 12.9% and decreased $26,019,000 or 55.1% for the years ended December 31, 2003 and 2002, respectively. The increase in 2003 is due to individually insignificant increases in certain expense accounts. The decrease in 2002 is due to the devaluation of the peso.

       UGC. UGC’s revenue increased 24.9% and decreased 3.0% for the years ended December 31, 2003 and 2002, respectively. The increase in 2003 is due primarily to an increase in subscribers, revenue per subscriber and the strengthening of the euro against the U.S. dollar (approximately 16.1%). The decrease in 2002 is due to the sale of UGC’s Australian and German operations partially offset by increases in Europe and Chile. UGC’s operating expenses decreased $4 million or less than 1% in 2003 and $290 million or 27.3% in 2002. These decreases are due primarily to cost control initiatives, including restructurings. The 2002 expenses were also impacted by the sale of UGC’s Australian and German operations. UGC’s SG&A expenses increased $48 million or 10.7% in 2003 and decreased $244 million or 35.4% in 2002. The 2003 increase is due primarily to the strengthening of the euro against the U.S. dollar. The 2002 decrease is the result of cost control initiatives and the sale of UGC’s Australian and German operations.

       Also included in UGC’s operating losses are (i) impairments of long-lived assets of $1,321 million in 2001, compared to $436 million in 2002 and $402 million in 2003, and (ii) restructuring charges of $204 million in 2001, compared to $1 million in 2002 and $36 million in 2003.

       J-COM. J-COM’s revenue increased 32.5% and 48.0% for the years ended December 31, 2003 and 2002, respectively, as compared to the corresponding prior year. The increase in revenue in 2003 was due to a 10.3% increase in the number of homes receiving at least one service, an 8.4% increase in the average number of services per home and a 9.6% increase in ARPH. Revenue increased in 2002 due to a 23.2% increase in homes receiving at least one service, an 11.7% increase in average number of services per home and a 9.2% increase in ARPH. In addition, changes in the exchange rate also positively impacted revenue in 2003. On a local currency basis, J-COM’s revenue increased 22.7% and 52.3% in 2003 and 2002, respectively.

       J-COM’s operating expenses increased 17.0% and 22.2% in 2003 and 2002, respectively. These increases are due to the increase in subscribers and growth of J-COM’s business. As a percent of revenue, operating expenses decreased from 40.3% in 2002 to 35.5% in 2003 due to the realization of economies of scale from the growth of the business. SG&A expenses increased 6.5% and 30.1% in 2003 and 2002, respectively. The increase in SG&A expenses are due to the growth of the business in 2002 and exchange rate fluctuations in 2003.

       JPC. JPC’s revenue increased 50.5% and 32.2% for the years ended December 31, 2003 and 2002, respectively, as compared to the corresponding prior years. The increase in 2003 was largely due to increases in revenue for Shop Channel,which experienced a 17.5% increase in FTE’s and a 14% increase in sales per FTE. In 2002, Shop Channel had a 30.4% increase in FTE’s and an 8.2% increase in sales per FTE. Affiliate revenue and advertising revenue at JPC’s other networks also contributed to the overall revenue increase in both years due to continued subscriber growth at those networks. Shop Channel revenue accounted for 81%, 80% and 78% of JPC’s revenue in 2003, 2002 and 2001, respectively. In addition, changes in the exchange rate also positively impacted revenue in 2003. On a local currency basis, JPC’s revenue increased 39.4% and 36.1% in 2003 and 2002, respectively.

       JPC’s operating expenses increased 52.5% and 33.0% in 2003 and 2002, respectively. These increases are primarily due to higher cost of goods sold at Shop Channel resulting from revenue increases of 41.3% and 38.9% during 2003 and 2002, respectively. JPC’s SG&A expenses increased 34.2% and 17.9% in 2003 and 2002, respectively. The increases in SG&A were due to growth in the business resulting from additional sales volume at Shop Channel and additional channel offerings.

       Corporate and Other. General and administrative expenses have been allocated from LMC to us based on the cost of services provided. We believe such allocations are reasonable and materially approximate the amount that we would have incurred on a stand-alone basis. Allocated expenses aggregated $10,873,000, $10,794,000 and $10,148,000 in 2003, 2002 and 2001, respectively.

       Included in operating loss for corporate and other are impairments of long-lived assets of $45,928,000 and $91,087,000 in 2002 and 2001, respectively. No such impairments were recognized in 2003. These impairments are more fully described in the following paragraphs.

       In connection with our 2002 annual evaluation of the carrying value of our enterprise-level goodwill, we estimated the fair value of our equity method investments and compared such estimated fair value to the carrying value of our equity method investments including any allocated enterprise-level goodwill. As a result of increased competition, losses in subscribers and a decrease in operating income in 2002, we determined that our carrying value exceeded the estimated fair value for Metrópolis-Intercom, which fair value was based on a per-subscriber valuation. Accordingly, we recorded a nontemporary decline in value of $66,555,000 related to our investment balance, which is included in share of losses of affiliates for the year ended December 31, 2002 and an impairment of long-lived assets of $39,000,000 related to the allocated enterprise-level goodwill for Metrópolis-Intercom.

       In 2002, we also determined that our carrying value for Torneos, including allocated enterprise-level goodwill, exceeded its estimated fair value due to the devaluation of the Argentine peso. Accordingly, we recorded an impairment of long-lived assets of $5,000,000 related to the allocated enterprise-level goodwill for Torneos.

       In December 2001, we determined that our carrying value for Pramer exceeded its estimated fair value as a result of the economic crisis in Argentina and the devaluation of the Argentine peso. Accordingly, we recorded a $52,775,000 impairment of goodwill. Also, in 2001 we determined that a loan in the amount of $21,312,000 was not collectible. Accordingly, we wrote the note receivable off and recorded a charge that is included in impairment of long-lived assets. In connection with our acquisition of Pramer in 1998, we acquired intangible assets for Cablevisión S.A., an Argentine cable company. Cablevisión had the right to purchase the intangible assets from us for $25,000,000, $8,000,000 of which Cablevisión funded at the time of the Pramer acquisition. We accounted for the intangible assets as assets held for sale and recorded no amortization for them. In 2001, due to the economic crisis in Argentina, we determined that Cablevisión would be unable to fund the remaining $17,000,000 and recorded an impairment of long-lived assets.

Other Income and Expense

       Interest expense. Interest expense was $2,178,000, $3,943,000 and $21,917,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The decrease in 2002 is due to the repayment of our note payable to UGC in January 2002.

       Interest income. Our interest income was relatively comparable over the 2003 and 2002 periods and was earned on our investments in debt securities of UGC Europe. Interest income in 2001 also included $46,376,000 earned on a note receivable (the “Belmarken Loan”) from Belmarken Holding B.V., an indirect subsidiary of Old UGC, Inc. (formerly known as UGC Holdings, Inc.), which was contributed to UGC in January 2002.

       Share of earnings of affiliates. A summary of our share of earnings (losses) of affiliates, including excess cost amortization in 2001 and nontemporary declines in value, is included below:

	Percentage
	Ownership at	Years ended December 31,
	December 31,
	2003	2003	2002	2001

		amounts in thousands
J-COM	45%	$20,341	(21,595)	(89,538)
UGC	50%	—	(190,216)	(439,843)
JPC	50%	11,775	5,801	(9,337)
Metropólis-Intercom	50%	(8,291)	(80,394)	(16,609)
Torneos	40%	(7,566)	(25,482)	(29,300)
Other	Various	(2,520)	(19,339)	(4,898)

		$13,739	(331,225)	(589,525)

       At December 31, 2003, the aggregate carrying amount of our investments in affiliates exceeded our proportionate share of our affiliates’ net assets by $3,745 million. Prior to the adoption of Statement 142, this excess basis was being amortized over estimated useful lives of up to 20 years based on the useful lives of the intangible assets represented by such excess costs. Such amortization was $92,902,000 for the year ended December 31, 2001, and is included in our share of losses of affiliates. Upon adoption of Statement 142, we discontinued amortizing equity method excess costs in existence at the adoption date due to their characterization as equity method goodwill. Also included in share of losses for the years ended December 31, 2003 and 2002 are adjustments for nontemporary declines in value aggregating $12,616,000 and $72,030,000, respectively. See the discussion of UGC, J-COM and JPC above for more information on these equity affiliates.

       Realized and unrealized gains (losses) on derivative instruments. Realized and unrealized gains (losses) on derivative instruments during the years ended December 31, 2003, 2002 and 2001 are comprised of the following:

	Years ended December 31,

	2003	2002	2001

	amounts in thousands
Foreign exchange derivatives	$(22,626)	(11,239)	—
Total return bond swaps	37,804	(1,088)	(124,698)
Belmarken Loan	—	(4,378)	(410,264)
Other	(2,416)	—	—

	$12,762	(16,705)	(534,962)

       Nontemporary declines in fair value of investments. During 2003, 2002 and 2001, we determined that certain of our cost investments experienced other-than-temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values based primarily on quoted market prices at the balance sheet date. These adjustments are reflected as nontemporary declines in fair value of investments in the consolidated statements of operations. The following table identifies such adjustments attributable to each of the individual investments as follows:

	Years ended December 31,

Investments	2003	2002	2001

	amounts in thousands
Sky Latin America	$6,884	105,250	2,002
Telewest bonds	—	141,271	—
Other	—	865	—

	$6,884	247,386	2,002

       Gain on disposition of assets. On January 30, 2002, UGC and we completed a transaction (the “UGC Transaction”) pursuant to which UGC was formed to own UGC Holdings. Upon consummation of the UGC Transaction, all shares of UGC Holdings common stock were exchanged for shares of common stock of UGC. In addition, we contributed to UGC (i) cash consideration of $200,000,000, (ii) the Belmarken Loan, with an accreted value of $891,671,000 and a carrying value of $495,603,000 and (iii) Senior Notes and Senior Discount Notes of United-Pan Europe Communications N.V. (“UPC”), a subsidiary of UGC Holdings, with an aggregate carrying amount of $270,398,000, in exchange for 281.3 million shares of UGC Class C common stock with a fair value of $1,406,441,000. We accounted for the UGC Transaction as the acquisition of an additional noncontrolling interest in UGC in exchange for monetary financial instruments. Accordingly, we calculated a $440,440,000 gain on the transaction based on the difference between the estimated fair value of the financial instruments and their carrying value. Due to our continuing indirect ownership in the assets contributed to UGC, we limited the amount of gain we recognized to the minority shareholders’ attributable share (approximately 28%) of such assets or $122,618,000 (before deferred tax expense of $47,821,000).

       Income taxes. Our effective tax rate was 58%, 33% and 32% for the years ended December 31, 2003, 2002 and 2001, respectively. The 2003 effective tax rate differed from the U.S. Federal income tax rate of 35% primarily due to foreign taxes and state and local taxes. The effective tax rates in 2002 and 2001 differed from the U.S. Federal income tax rate of 35% primarily due to state and local taxes and amortization for book purposes that is not deductible for income tax purposes.

       Cumulative effect of accounting change. We and our subsidiaries adopted Statement 142 effective January 1, 2002. Upon adoption, we determined that the carrying value of certain of our reporting units (including allocated goodwill) was not recoverable. Accordingly, in the first quarter of 2002, we recorded an impairment loss of $238,267,000, net of taxes of $103,105,000, as the cumulative effect of a change in accounting principle. This transitional impairment loss includes an adjustment of $264,372,000 for our proportionate share of transition adjustments that UGC recorded.

Liquidity and Capital Resources

Corporate

       Historically, our primary source of funds has been cash transfers from LMC. In addition, our consolidated operating subsidiaries have generated cash from operating activities and have borrowed funds under their respective bank facilities. However, we generally are not entitled to the cash resources of our operating subsidiaries or business affiliates. At March 31, 2004, substantially all of our cash and cash equivalents were held by our subsidiaries.

       Our primary uses of cash have historically been investments in affiliates and acquisitions of consolidated businesses. We intend to continue expanding our collection of international broadband and programming assets. Accordingly, our future cash needs include making additional investments in and loans to existing affiliates, funding new investment opportunities, and funding our corporate general and administrative expenses.

       We and CristalChile Comunicaciones S.A. have entered into an agreement pursuant to which we have agreed to use our commercially reasonable efforts to merge Metrópolis-Intercom and VTR. The merger is subject to certain conditions, including the execution of definitive agreements, Chilean regulatory approval, the approval of the boards of directors of our company, CristalChile, VTR and UGC (including, in the case of UGC, the independent members of UGC’s board of directors) and the receipt of necessary third party approvals and waivers. If the proposed merger is consummated as contemplated, we will own a direct and indirect interest aggregating 80% of the voting and equity rights in the new entity, and CristalChile will own the remaining 20%. In the merger, we will also receive a $100 million promissory note from the combined entity. The note will bear interest at LIBOR plus 3% per annum, will be unsecured and subordinated to third party debt and will have a maturity to be negotiated. In addition, CristalChile will have a put right which will allow CristalChile to require LMC to purchase all, but not less than all, of its interest in the new entity for not less than $140,000,000 on or after the first anniversary of the date on which Chilean regulatory approval of the merger is received. In connection with the spin off, we assumed and indemnified LMC against this put obligation. The partners have agreed to decide by August 10, 2004, or such later date as we may mutually agree, whether to continue pursuing the consummation of the merger. If the merger does not occur, we and CristalChile have agreed to fund our pro rata share of a capital call sufficient to retire Metrópolis-Intercom’s local debt facility, which had an outstanding principal amount of $59,951,000 at March 31, 2004 (based on exchange rates in effect on that date).

       Chorus Communication Limited, or Chorus, is one of Ireland’s largest cable and multi-point multi-channel distribution system companies outside of Dublin based on customers served. Chorus is currently implementing a restructuring under applicable Irish insolvency laws in which a plan to restructure Chorus’ debt obligations and to pay its creditors was approved by the Irish High Court on May 12, 2004. Under the restructuring plan, we have made an investment in Chorus consisting partly of equity and partly of secured loans. The aggregate amount of the investment is approximately € 76 million. As a result of this investment and effective May 19, 2004, we indirectly own 100% of the equity interest in Chorus. Chorus has used the additional capital received from the investment to repay bank indebtedness. In addition, we have made a commitment to fund up to € 15 million following the consummation of the restructuring for working capital, capital expenditures and the repayment of other creditors of Chorus.

       LMC currently owns an indirect 79% economic and non-voting interest in a limited liability company that owns 50% of the outstanding capital stock of Cablevisión. Cablevisión is the largest cable television company in Argentina, in terms of basic cable subscribers. As a result of the termination by Argentina of its decade-old currency peg in late 2001, Cablevisión (in common with other Argentine issuers) stopped servicing its U.S. dollar denominated debt in 2002, which it is currently in the process of seeking to restructure pursuant to an out of court reorganization agreement. That agreement has been submitted to Cablevisión’s creditors for their consent, and a petition for its approval has been filed by Cablevisión with a commercial court in Buenos Aires under Argentina’s bankruptcy laws. If the restructuring is approved in its current form, we would contribute to Cablevisión $27.5 million, for which we would receive, after giving effect to a capital reduction pertaining to the current shareholders of Cablevisión (including the aforementioned entity in which LMC has a 79% economic interest), approximately 39% of the equity of the restructured Cablevisión. The proceeds of our cash contribution would be distributed as part of the consideration being offered to Cablevisión’s creditors. No assurance can be given as to whether Cablevisión’s restructuring plan will be accepted by the court. We have entered into a letter of intent with an affiliate of American International Group, Inc. which contemplates a joint venture (in which we would have a controlling interest) with respect to our proposed investment in Cablevisión. We have also granted a put to and entered into a debt swap with a third party in respect of certain debt of Cablevisión, under which our aggregate maximum liability is approximately $45.0 million, $16.9 million of which we have posted as collateral for the debt swap.

       Since the completion of the spin off, cash transfers from LMC are no longer a long-term source of liquidity for us. However, in connection with the spin off, LMC contributed to us $50 million in cash, 5 million ADSs for preferred, limited voting ordinary shares of News Corp., and a 99.9% economic interest in 345,000 shares of ABC Family Worldwide, Inc. preferred stock. LMC has entered into an equity collar with respect to the News Corp. ADSs that it assigned to us. The equity collar has a put price of $31.43 per share, a call price of $52.39 per share and expires in 2009. We expect that our future sources of liquidity will include the monetization of these assets.

       At the time of the spin off one of our subsidiaries had outstanding notes payable in the aggregate principal amount of $116,666,386 to LMC and we entered into a short term credit facility pursuant to which LMC agreed, if requested by us through December 31, 2004, to make loans to us up to an aggregate principal amount of $383,333,614. The loans, if any, and subsidiary notes payable will bear interest at 6% per annum, compounded semi-annually. The outstanding principal amount of the loans and subsidiary notes payable, together with accrued interest, will be due and payable on March 31, 2005. Given the timing of the rights offering and our initial capitalization, we do not anticipate having to access the credit facility. If a change in circumstances requires us to access the credit facility, proceeds of the loans may be used to fund working capital requirements, investments and acquisitions. However, if the net proceeds of the rights offering are at least $500 million, we and LMC will terminate the short-term credit facility.

       We have undertaken to LMC to use commercially reasonable efforts to obtain external equity or debt financing as promptly as practicable after our spin off. We are conducting the rights offering in satisfaction of that undertaking as well as to obtain more permanent financing. We expect the cash proceeds of the rights offering, if completed and fully subscribed, together with our monetary assets will provide us with the necessary liquidity to meet our current operating and capital needs. The completion of the rights offering is subject to a number of factors, and no assurance can be given that we will complete the rights offering or, if we do complete the rights offering, that the rights offering will be fully subscribed. Any loans and subsidiary notes payable to LMC that are outstanding at the time we complete the rights offering will be repaid with the proceeds from the rights offering, and the principal amount of any drawn loans repaid will reduce the amount available under our credit facility with LMC. In the event we do not complete the rights offering or if it is not fully subscribed, we will consider other sources of liquidity including, but not limited to, (1) issuances of our equity or debt securities, (2) sales of assets or (3) monetization of our marketable securities as noted above.

Subsidiaries

       UGC. UGC completed a rights offering in February 2004 and received net cash proceeds of $1.02 billion. Subsequent to March 31, 2004, UGC completed the sale of € 500 million 1 3/4% Convertible Senior Notes due April 15, 2024. These notes will be convertible into shares of UGC Class A common stock at an initial conversion price of € 9.7561 per share, which was equivalent to a conversion price of $12.00 per share on the date of issuance. UGC used approximately €450 million of the proceeds from the Convertible Senior Notes issuance to refinance its UPC Distribution Bank Facility in June 2004 and partially fund the acquisition of a French cable operator, Noos, in July 2004. UGC used approximately €278 million of the proceeds from the rights offering to fund the remaining Noos acquisition cost. UGC plans to use the remaining proceeds from the Convertible Senior Notes issuance and rights offering for (1) future acquisitions and (2) general corporate purposes. UGC believes that its existing cash, cash from operating activities and availability under its existing credit facilities is adequate to fund its current and long-term liquidity, capital and acquisition needs.

       At March 31, 2004, UGC’s debt is comprised of $3.6 billion, borrowed by a subsidiary of UGC pursuant to its UPC Distribution Bank Facility and $294 million of other UGC subsidiary debt. The UPC Distribution Bank Facility provides for borrowings under five different tranches aggregating € 3.5 billion ($4.1 billion at March 31, 2004) at interest rates equal to EURIBOR or LIBOR plus an applicable spread. Three of the tranches are reducing term loans that require repayment beginning in June 2004, one is a reducing revolving loan that requires repayment beginning in June 2006 and the fifth is a term loan with a bullet repayment in July 2009. The UPC Distribution Bank Facility is secured by the assets of most of UGC’s majority-owned European cable operating companies and contains certain financial covenants and restrictions regarding payment of dividends, ability to incur additional indebtedness, disposition of assets, mergers and affiliated transactions.

       Other subsidiaries. Liberty Cablevision of Puerto Rico and Pramer generally fund their own investing and financing activities with cash from operations and bank borrowings, as necessary. Due to covenants in their respective loan agreements, we generally are not entitled to the cash resources or cash generated by operating activities of these two consolidated subsidiaries.

Off Balance Sheet Arrangements and Aggregate Contractual Obligations

       At March 31, 2004, LMC guaranteed ¥14.4 billion ($138,041,000) of the bank debt of J-COM, an equity affiliate that provides broadband services in Japan. LMC’s guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2004 to 2018. In addition, LMC has agreed to fund up to ¥10 billion ($95,822,000 at March 31, 2004) to J-COM in the event J-COM’s cash flow (as defined in its bank loan agreement) does not meet certain targets. In the event J-COM meets certain performance criteria, this commitment expires on September 30, 2004. We have indemnified LMC for any amounts it is required to fund under these arrangements.

       We have guaranteed transponder and equipment lease obligations through 2018 of Sky Latin America. At March 31, 2004, our guarantee of the remaining obligations due under such agreements aggregated $103,257,000 and is not reflected in our balance sheet at March 31, 2004. During the fourth quarter of 2002, Globo Communicacoes e Participacoes (“GloboPar”), another investor in Sky Latin America, announced that it was reevaluating its capital structure. As a result, GloboPar has not met certain of its funding obligations with respect to Sky Latin America. To the extent that GloboPar does not meet its funding obligations, we and other investors could mutually agree to assume GloboPar’s obligations. To the extent that we or such other investors do not fully assume GloboPar’s funding obligations, any funding shortfall could lead to defaults under applicable lease agreements. We believe that the maximum amount of our aggregate exposure under the default provisions is not in excess of the gross remaining obligations that we guaranteed, as set forth above. Although no assurance can be given, such amounts could be accelerated under certain circumstances. We cannot currently predict whether we will be required to perform under any of such guarantees.

       At March 31, 2004, we had guaranteed various loans, notes payable, letters of credit and other obligations (the “Guaranteed Obligations”) of certain other affiliates aggregating approximately $72,259,000. On July 14, 2004, the Guaranteed Obligations were terminated.

       Information concerning the amount and timing of required payments under our contractual obligations as of March 31, 2004 is summarized below:

	Payments due by period

		Less than			After
Contractual obligation	Total	1 Year	1-3 Years	4-5 Years	5 Years

	amounts in thousands
Long-term debt	$3,932,126	295,162	580,987	1,450,905	1,605,072
Operating lease obligations	184,618	49,632	62,382	39,228	33,376
Programming commitments	138,858	80,240	34,587	5,408	18,623
Other commitments	167,029	74,552	40,524	19,939	32,014

Total contractual payments	$4,422,631	499,586	718,480	1,515,480	1,689,085

       We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

Critical Accounting Policies

       The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting policies, estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with the audit committee of our board of directors.

       Carrying Value of Investments. Our cost and equity method investments comprised 13% and 49%, respectively, of our total assets at December 31, 2003 and 7% and 41%, respectively, at December 31, 2002. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 142 and Accounting Principles Board Opinion No. 18. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary or “nontemporary.” If a decline in fair value is determined to be nontemporary, we are required to reflect such decline in our statement of operations. Nontemporary declines in fair value of cost investments are recognized on a separate line in our combined statement of operations, and nontemporary declines in fair value of equity method investments are included in share of losses of affiliates in our combined statement of operations.

       The primary factors we consider in our determination of whether declines in fair value are nontemporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts’ ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for recovery in fair value. Fair value of our publicly traded investments is based on the market price of the security at the balance sheet date. We estimate the fair value of our other cost investments using a variety of methodologies, including cash flow multiples, per subscriber values, or values of comparable public or private businesses. As our assessment of the fair value of our investments and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

       Our evaluation of the fair value of our investments and any resulting impairment charges are determined as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our combined statement of operations in the period in which they occur to the extent such decreases are deemed to be nontemporary. Subsequent increases in fair value will be recognized in our combined statement of operations only upon our ultimate disposition of the investment.

       Carrying Value of Long-lived Assets. Our property and equipment, intangible assets and goodwill (collectively, “long-lived assets”) also comprise a significant portion of our total assets at December 31, 2003 and 2002. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, and upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our combined statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.

       In connection with our 2002 annual evaluation of the carrying value of our enterprise-level goodwill, we estimated the fair value of our equity method investments and compared such estimated fair value to the carrying value of our equity method investments including any allocated enterprise-level goodwill. As a result of increased competition, losses in subscribers and a decrease in operating income in 2002, we determined that our carrying value exceeded the estimated fair value for Metrópolis-Intercom, which fair value was based on a per-subscriber valuation. Accordingly, we recorded a nontemporary decline in value of $66,555,000 related to our investment balance, which is included in share of losses of affiliates for the year ended December 31, 2002 and an impairment of long-lived assets of $39,000,000 related to the allocated enterprise-level goodwill for Metrópolis-Intercom.

       In 2002, we also determined that our carrying value for Torneos, including allocated enterprise-level goodwill, exceeded its estimated fair value due to the economic crisis in Argentina and the devaluation of the Argentine peso. Accordingly, we recorded an impairment of long-lived assets of $5,000,000 related to the allocated enterprise-level goodwill for Torneos.

       In December 2001, we determined that our carrying value for Pramer exceeded its estimated fair value as a result of the devaluation of the Argentine peso. Accordingly, we recorded a $52,775,000 impairment of goodwill. Also, in 2001 we determined that a loan in the amount of $21,312,000 was not collectible. Accordingly, we wrote the note receivable off and recorded a charge that is included in impairment of long-lived assets. In connection with our acquisition of Pramer in 1998, we acquired intangible assets for Cablevisión, an Argentine cable company. Cablevisión had the right to purchase the intangible assets from us for $25,000,000, $8,000,000 of which Cablevisión funded at the time of the Pramer acquisition. We accounted for the intangible assets as assets held for sale and recorded no amortization for them. In 2001, due to the economic crisis in Argentina, we determined that Cablevisión would be unable to fund the remaining $17,000,000 and recorded an impairment of long-lived assets.

       Fair Value of Acquisition Related Assets and Liabilities. We allocate the purchase price of acquired companies or acquisitions of non-controlling equity (minority) interests of a subsidiary to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. In determining fair value, management is required to make estimates and assumptions that affect the recorded amounts. To assist in this process, third party valuation specialists are engaged to value certain of these assets and liabilities. Estimates used in valuing acquired assets and liabilities include, but are not limited to, expected future cash flows, market comparables and appropriate discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain.

       Income Taxes. We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make assessments regarding the timing and probability of the ultimate tax impact. We record valuation allowances on deferred tax assets to reflect the expected realizable future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year’s liability by taxing authorities. These changes could have a significant impact on our financial position. Establishing a tax valuation allowance requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning opportunities. Actual performance versus these estimates could have a material effect on the realization of tax benefits as reported in our results of operations. Our assumptions require significant judgment because actual performance has fluctuated in the past and may continue to do so.

Quantitative and Qualitative Disclosures About Market Risk

       We are exposed to market risk in the normal course of our business operations due to our investments in different foreign countries and ongoing investing and financial activities. Market risk refers to the risk of loss arising from adverse changes in foreign currency exchange rates, interest rates and stock prices. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

       Each of our operating subsidiaries and affiliates operates in a distinct environment that is generally characterized by rapidly changing competitive, regulatory, technological, political, economic and other external factors. These factors are generally outside our control, and we are unable to predict what effect, if any, such factors might have on the respective financial condition and results of operations of our operating subsidiaries and affiliates.

       We are also exposed to unfavorable and potentially volatile fluctuations of the United States dollar (our functional currency) against the currencies of our operating subsidiaries and affiliates. Because our functional currency is the U.S. dollar, any increase (decrease) in the value of the U.S. dollar against any foreign currency in which we have funding commitments effectively reduces (increases) the U.S. dollar equivalent of such funding commitments. At the same time, any increase (decrease) in the value of the U.S. dollar against any foreign currency that is the functional currency of one of our operating subsidiaries or affiliates will cause us to experience unrealized foreign currency translation losses (gains) with respect to amounts already invested in such foreign currencies. We and our operating subsidiaries and affiliates are also exposed to foreign currency risk to the extent that we enter into transactions denominated in currencies other than our respective functional currencies.

       We generally do not hedge the majority of our foreign currency exchange risk because of the long-term nature of our interests in foreign affiliates. However, in order to reduce our foreign currency exchange risk related to our investment in J-COM, we have entered into forward sale contracts with respect to ¥20,802 million ($199,329,000 at March 31, 2004). In addition to the forward sale contracts, we have entered into collar agreements with respect to ¥38,785 million ($371,646,000 at March 31, 2004). These collar agreements have a remaining term of approximately one year, an average call price of 104 yen/U.S. dollar and an average put price of 121 yen/U.S. dollar. During the three months ended March 31, 2004, we reported unrealized losses of $9,476,000 related to our yen contracts. We continually evaluate our foreign currency exposure based on current market conditions and the business environment in each country in which we operate.

       We are also exposed to foreign exchange rate fluctuations related to our operating subsidiaries’ monetary assets and liabilities and the financial results of foreign subsidiaries when their respective financial statements are translated into U.S. dollars during consolidation. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at period-end exchange rates and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of parent’s investment. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. Certain items, such as investments in debt and equity securities of foreign subsidiaries, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) and certain other charges are denominated in a currency other than the respective company’s functional currency, which results in foreign exchange gains and losses recorded in the statement of operations. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. The functional currency of our largest consolidated operations, UGC Europe and VTR, is the euro and Chilean peso, respectively. The relationship between these foreign currencies and the U.S. dollar, which is our reporting currency, is shown below, per one U.S. dollar:

	Spot Rate

		Chilean
	Euro	Peso

December 31, 2003	0.7933	593.80
March 31, 2004	0.8259	616.41
March 31, 2003	0.9195	731.56
% Strengthening (Devaluation) March 31, 2003 to March 31, 2004	10.2%	15.7%

	Spot Rate

		Chilean
	Euro	Peso

March 31, 2004	0.7989	587.35
March 31, 2003	0.9323	736.85
% Strengthening (Devaluation) March 31, 2003 to March 31, 2004	14.3%	20.3%

       The table below presents the impact of foreign currency fluctuations on UGC Europe’s and VTR’s revenue and operating cash flow:

	Three months ended

	2004	2003

	(In thousands)
UGC Europe:
Revenue	$473,625	385,177

Operating cash flow	$182,998	114,225

Revenue based on prior year exchange rates(1)	$405,925

Operating cash flow based on prior year exchange rates(1)	$156,816

Revenue impact(2)	$67,700

Operating cash flow impact(2)	$26,182

VTR:
Revenue	$71,683	49,087

Operating cash flow	$25,030	12,459

Revenue based on prior year exchange rates(1)	$57,139

Operating cash flow based on prior year exchange rates(1)	$19,927

Revenue impact(2)	$14,544

Operating cash flow impact(2)	$5,103

(1)	Represents the current period functional currency amounts translated at the average exchange rates for the same period in the prior year.

(2)	Represents the difference between the current period U.S. dollar reported amount translated at the current period average exchange rate, and the current period U.S. dollar reported amount translated at the average exchange rate for the same period in the prior year. Amounts give effect to the impact of the difference in average exchange rates on the current period reported amounts.

       The table below presents the foreign currency translation adjustments arising from translating UGC’s foreign subsidiaries’ assets and liabilities into U.S. dollars for the three months ended March 31, 2004 and 2003:

	Three months ended
	March 31,

	2004	2003

	(In thousands)
Foreign currency translation adjustments	$(48,091)	(222,970)

       We are exposed to changes in interest rates primarily as a result of our borrowing and investment activities, which include fixed and floating rate investments and borrowings by our operating subsidiaries used to maintain liquidity and fund their respective business operations. The nature and amount of our long-term and short-term debt are expected to vary as a result of future requirements, market conditions and other factors.

       We have entered into total return debt swaps in connection with our purchase of bank debt of a subsidiary of UGC and other third party debt. Under these arrangements, we direct a counterparty to purchase a specified amount of the underlying debt security for our benefit. Historically, we have posted collateral with the counterparty equal to 10% of the value of the purchased securities (the “Collateral Percentage”). We earn interest income based on the face amount and stated interest rate of the underlying debt securities, and pay interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debt securities declines 10%, we are required to post cash collateral for the decline, and we record an unrealized loss on financial instruments. The cash collateral is further adjusted up or down for subsequent changes in fair value of the underlying debt securities. At March 31, 2004, the aggregate purchase price of debt securities underlying total return debt swap arrangements was $131,740,000. As of such date, we had posted cash collateral equal to $31,490,000. In the event the fair value of the purchased debt securities were to fall to zero, we would be required to post additional cash collateral of $100,250,000. In connection with the spin off, the Collateral Percentage was increased to 30%.

DESCRIPTION OF OUR BUSINESS

Overview

       We are a holding company that, through our ownership of interests in subsidiaries and affiliates, provides broadband distribution services and video programming services to subscribers in Europe, Japan, Australia and Latin America.

       Until June 7, 2004, we were a wholly owned subsidiary of LMC, at which time LMC distributed to its shareholders, on a pro rata basis, all of our shares of common stock and we became an independent, publicly traded company.

Broadband Distribution

       We offer a variety of broadband distribution services over our cable television systems, including analog video, digital video, Internet access and telephony. Available service offerings depend on the bandwidth capacity of our cable systems and whether they have been upgraded for two-way communications. In select markets, we also offer video services through direct-to-home satellite television distribution (DTH). We operate our broadband distribution businesses in Europe principally through our subsidiary UnitedGlobalCom, Inc., which we refer to as UGC; in Japan principally through our affiliate Jupiter Telecommunications, Co., Ltd., which we refer to as J-COM; and in Latin America principally through UGC, our subsidiary Liberty Cablevision of Puerto Rico Ltd., which we refer to as LCPR, and our affiliate Metrópolis-Intercom S.A.

       The following table presents certain operational data, as of March 31, 2004, with respect to the broadband distribution systems of our subsidiaries and affiliates in Europe, Japan and Latin America. For purposes of this presentation, we refer to Puerto Rico, the islands of the Caribbean and the countries of Central and South America collectively as Latin America. This table reflects 100% of the operational data applicable to each subsidiary or affiliate regardless of our ownership percentage.

				Video			Internet
	Homes in		Two-way
	Service	Homes	Homes	Basic Cable	DTH	Digital Cable	Homes
	Area(1)	Passed(2)	Passed(3)	Subscribers(4)	Subscribers(5)	Subscribers(6)	Serviceable(7)	Subscribers(8)

Europe:
UGC*
Western Europe	8,201,600	5,985,800	4,682,500	4,025,600	—	161,700	4,682,500	731,600
Central and Eastern
Europe	5,136,800	4,449,300	1,399,200	2,610,800	199,300	—	1,361,900	110,300

Total Europe	13,338,400	10,435,100	6,081,700	6,636,400	199,300	161,700	6,044,400	841,900

Japan:
J-COM**	6,707,000	5,973,800	5,960,500	1,530,000	—	25,100	5,960,500	659,300
Other	573,200	468,700	468,700	67,800	—	100	468,700	38,400

Total Japan	7,280,200	6,442,500	6,429,200	1,597,800	—	25,200	6,429,200	697,700

Latin America:
UGC*
VTR GlobalCom(12)	2,350,000	1,757,300	1,036,100	490,200	5,200	—	1,036,100	138,800
Other	949,100	558,100	521,600	21,600	—	6,400	521,600	3,600
LCPR	425,000	309,700	236,300	120,000	—	42,700	236,300	11,400
Metrópolis—
Intercom(12)	2,241,000	1,195,500	223,900	224,000	—	8,400	223,900	36,900

Total Latin
America(12)	5,965,100	3,820,600	2,017,900	855,800	5,200	57,500	2,017,900	190,700

Total	26,583,700	20,698,200	14,528,800	9,090,000	204,500	244,400	14,491,500	1,730,300

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Telephony

	Homes		Total
	Serviceable(9)	Subscribers(10)	RGUs(11)

Europe:
UGC*
Western Europe	3,354,300	396,900	5,315,800
Central and Eastern
Europe	87,200	64,700	2,985,100

Total Europe	3,441,500	461,600	8,300,900

Japan:
J-COM**	4,830,200	609,800	2,824,200
Other	—	—	106,300

Total Japan	4,830,200	609,800	2,930,500

Latin America:
UGC*
VTR GlobalCom(12)	1,026,200	280,400	914,600
Other	—	—	31,600
LCPR	236,300	1,100	175,200
Metrópolis—
Intercom(12)	223,900	6,000	275,300

Total Latin
America(12)	1,486,400	287,500	1,396,700

Total	9,758,100	1,358,900	12,628,200

*	Excludes systems owned by affiliates that are not consolidated with UGC for financial reporting purposes.

**	Includes managed systems owned by affiliates that are not consolidated with J-COM for financial reporting purposes.

(1)	Homes in Service Area are homes that can potentially be served, based on census data and other market information, by our networks.

(2)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant.

(3)	Two-way Homes Passed are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephony services.

(4)	Basic Cable Subscriber is comprised of basic analog customers and, where applicable, lifeline customers that are counted on a per connection basis. Commercial contracts such as hotels and hospitals are counted on an equivalent bulk unit (EBU) basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.

(5)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(6)	Digital Cable Subscriber is a Basic Cable Subscriber with one or more digital converter boxes that also receives our digital video service. Also counted as Basic Cable Subscriber.

(7)	Internet Homes Serviceable are homes that can be connected to our networks, where customers can request and receive Internet access services.

(8)	Internet Subscriber is a home or commercial unit with one or more cable modems connected to our networks, where a customer has requested and is receiving high-speed Internet access services.

(9)	Telephony Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services.

(10)	Telephony Subscriber is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services.

(11)	Revenue Generating Unit (or RGU) is separately a basic cable subscriber, DTH subscriber, digital cable subscriber, Internet subscriber or telephony subscriber. A home may contain one or more RGUs. For example, if a single residential customer subscribed to our basic cable service, digital cable service, high-speed Internet access service and telephony service, the customer would constitute four RGUs. Total RGUs is the sum of basic cable subscribers, DTH subscribers, digital cable subscribers, Internet subscribers and telephony subscribers.

(12)	VTR GlobalCom and Metrópolis-Intercom operate in the same geographic area. Consequently, some of the same homes may be included in the data presented.

Video Programming

       Our programming networks distribute their services through a number of distribution technologies, principally cable television and DTH. Programming services may be delivered to subscribers as part of a video distributor’s basic package of programming services for a fixed monthly fee, or may be delivered as a “premium” programming service for an additional monthly charge or on a pay-per-view basis. Whether a programming service is on a basic or premium tier, the programmer generally enters into separate affiliation agreements, providing for terms of one or more years, with those distributors that agree to carry the service. Basic programming services derive their revenues from per-subscriber license fees received from distributors and the sale of advertising time on their networks or, in the case of shopping channels, retail sales. Premium services generally do not sell advertising and primarily generate their revenues from subscriber fees. Programming providers generally have two sources of content: (1) rights to productions that are purchased from various independent producers and distributors, and (2) original productions filmed for the programming provider by internal personnel or contractors. We operate our programming businesses in Europe principally through the chellomedia division of our subsidiary UGC; in Japan principally through our affiliate Jupiter Programming Co., Ltd., which we refer to as JPC; and in Latin America principally through our subsidiary, Pramer S.C.A.

Business Strategy

       We plan to maximize the value of our businesses by:

•	continually increasing our subscriber base and average revenue per subscriber by rolling out high value bundled entertainment, information and communications services;

•	upgrading the quality of our networks infrastructures, where appropriate;

•	leveraging the reach of our broadband distribution systems to create new content opportunities and further develop our programming businesses; and

•	entering into strategic alliances and acquisitions in order to increase our distribution presence and maximize operating efficiencies.

Operations

Europe

UnitedGlobalCom, Inc.

       Our European operations are conducted primarily through our subsidiary, UnitedGlobalCom, Inc. We currently own an approximate 53% common equity interest, representing an approximate 90% voting interest, in UGC. UGC is one of the largest broadband communications providers, in terms of aggregate number of subscribers and homes passed, outside the United States. UGC provides video distribution services in 14 countries worldwide and/or Internet access and telephony service in 13 countries worldwide.

       UGC’s European operations are conducted through its wholly owned subsidiary, UGC Europe, Inc., which provides services in 11 countries in Europe. UGC Europe’s operations are currently organized into two principal divisions: UPC Broadband and chellomedia. Through its UPC Broadband division, UGC Europe provides video, high-speed Internet access and telephony services over its networks and operates the largest cable network in each of The Netherlands, Austria, Poland, Hungary, Czech Republic and Slovak Republic and the second largest cable network in Norway, in each case in terms of number of subscribers. UGC Europe’s high-speed Internet access service is provided over the UPC Broadband network infrastructure generally under the brand name chello. Depending on the capacity of the particular network, UGC Europe may provide up to five tiers of high-speed Internet access: chello starter, chello entry, chello light, chello classic and chello plus. For information concerning the services offered by the chellomedia division, see “—chellomedia and Other.”

       Provided below is country-specific information with respect to the broadband distribution services of the UPC Broadband division:

The Netherlands

       UGC Europe’s networks in The Netherlands, which we refer to as UGC-Netherlands, passed approximately 2.6 million homes and had approximately 2.3 million basic cable subscribers, 345,500 Internet subscribers and 160,100 telephony subscribers, as of March 31, 2004. Over 30% of Dutch households receive at least analog cable service from UGC-Netherlands. UGC-Netherlands’ subscribers are located in six regional clusters, including the major cities of Amsterdam and Rotterdam. Its networks are approximately 92% upgraded to two-way capability, with approximately 94% of its basic cable subscribers served by a system with a bandwidth of at least 860 MHz.

       UGC-Netherlands offers analog cable services to approximately 89% of its homes passed. Approximately 82% of UGC-Netherlands’ homes passed are capable of receiving digital cable service. UGC-Netherlands offers its digital cable subscribers a basic package of 58 channels with an option to subscribe for up to 15 additional general entertainment, movie, sports, music and ethnic channels and an electronic program guide. UGC-Netherlands’ digital cable service also offers near-video-on-demand (NVOD) services and interactive services, including television-based email, to approximately 57% of its homes passed.

       UGC-Netherlands offers five tiers of chello brand high-speed Internet access service with download speeds ranging from 128 Kbps to 4.6 Mbps. Approximately 14% of its basic cable subscribers also receive its Internet access service, representing approximately 100% of its Internet subscribers.

       UGC-Netherlands offers multi-feature telephony services to approximately 62% of its homes passed. During 2004, UGC-Netherlands plans to begin offering telephony services to its two-way homes passed by applying voice-over-Internet protocols (or IP-based technology). Approximately 7% of its basic cable subscribers also receive its telephony services, representing approximately 100% of its telephony subscribers.

       In September 2003, UGC-Netherlands began offering incentives to customers who subscribe to a bundled service, which includes cable service. Bundles consist of two or more combinations of UGC-Netherlands’ three main services—cable, high-speed Internet access and telephony, and their variants. The incentives that UGC-Netherlands provides to its subscribers vary from a monthly recurring discount to 30 free call minutes or a free NVOD movie.

       In early 2004, UGC-Netherlands launched self-install for all of its Internet access services allowing subscribers to install the technology themselves and save money on the installation fee. UGC-Netherlands also plans to launch self-install for its digital cable and telephony services during 2004. Approximately 50% of its new Internet subscribers have chosen to self-install their new service.

Austria

       UGC Europe’s networks in Austria, which we refer to as UGC-Austria, passed 925,300 homes and had 496,500 basic cable subscribers, 218,900 Internet subscribers and 154,300 telephony subscribers, as of March 31, 2004. UGC-Austria’s subscribers are located in regional clusters encompassing the capital city of Vienna, two other regional capitals and two smaller cities. Each of the cities in which it operates owns, directly or indirectly, 5% of the local operating company of UGC-Austria. UGC-Austria’s network is almost entirely upgraded to two-way capability, with approximately 97% of its basic cable subscribers served by a system with a bandwidth of at least 750 MHz.

       UGC-Austria provides a single offering to its analog cable subscribers that consists of 34 channels, mostly in the German language. UGC-Austria’s digital platform is one of the most sophisticated in Europe, offering more than 100 basic and premium TV channels, plus NVOD, interactive services, television-based e-mail and an electronic program guide. UGC-Austria’s premium content includes first run movies, as well as specific ethnic offerings, including Serb and Turkish channels. Later in 2004, UGC-Austria plans to offer subscription video-on-demand (or SVOD) and true-video-on-demand (commonly known as TVOD).

       UGC-Austria offers five tiers of chello brand high-speed Internet access service with download speeds ranging from 256 Kbps to 2 Mbps. UGC-Austria’s high-speed Internet access is available in all of the cities in its operating area. Approximately 32% of its basic cable subscribers also receive its Internet access service, representing approximately 90% of its Internet subscribers.

       UGC-Austria offers multi-feature telephony services to 97% of its residential subscribers. UGC-Austria offers basic dial tone service as well as value-added services. UGC-Austria also offers a bundled product of fixed line and mobile telephony services in cooperation with the third largest mobile phone operator in Austria under the brand “Take Two.” More than 100,000 of its telephony subscribers subscribe to this product. Approximately 22% of UGC-Austria’s basic cable subscribers also receive its telephony service, representing approximately 74% of its telephony subscribers.

       UGC-Austria focuses on selling product bundles rather than individual services. Currently, UGC-Austria has a ratio of approximately 1.5 services per subscriber.

France

       UGC Europe’s networks in France, which we refer to as UGC-France, passed approximately 1.4 million homes and had 467,500 basic cable subscribers, 28,000 Internet subscribers and 58,800 telephony subscribers, as of March 31, 2004. Its major operations are located in suburban Paris, the Marne la Vallee area east of Paris and Lyon, with its other operations spread throughout France. Its network is approximately 50% upgraded to two-way capability, with approximately 83% of its basic cable subscribers served by a system with a bandwidth of at least 750 MHz.

       In 2003, UGC-France launched a new digital cable platform which is available to approximately 90% of its homes passed. This new digital platform offers two packages—63 channels and an expanded tier of 78 channels. Programming includes series, general entertainment, youth, sports, news, documentary, music, lifestyle and foreign channels. With the expanded tier, UGC-France provides three movie premium packages, a pay-per-view service, two “a la carte” channels and several Canal+ channels. UGC-France intends to migrate most of its analog cable subscribers to this new digital platform.

       UGC-France offers two tiers of chello brand high-speed Internet access service with download speeds ranging from 128 Kbps to 768 Kbps. UGC-France’s high-speed Internet access is available in approximately 53% of its homes passed. UGC-France increased the top tier speed of its existing service to 1 Mbps in 2004. In addition, UGC-France plans to launch two new tiers of service later this year. Approximately 3% of its basic cable subscribers also receive Internet service, representing approximately 49% of its Internet subscribers.

       UGC-France offers multi-feature telephony service to approximately 50% of its homes passed. Local number portability was introduced in 2003, which allows subscribers to change telephony providers and retain their telephone number. Approximately 7% of its basic cable subscribers also receive telephony service, representing approximately 54% of its telephony subscribers.

       On July 1, 2004, UGC acquired Noos, France’s largest cable operator, from SUEZ, a French utility group, for approximately €530 million in cash and a 19.9% equity interest in UGC-France (which includes UGC’s historical French operations and the operations of Noos). The final purchase price is pending a final audit of Noos’ financial information. This transaction values Noos at approximately €615 million. As a result of this transaction, UGC-France now serves a total of approximately 2.3 million RGUs.

Norway

       UGC Europe’s networks in Norway, which we refer to as UGC-Norway, passed 485,100 homes and had 339,000 basic cable subscribers, 40,400 Internet subscribers and 23,700 telephony subscribers, as of March 31, 2004. Its main network is located in Oslo and its other systems are located primarily in the southeast and along Norway’s southwestern coast. UGC-Norway’s networks are approximately 47% upgraded to two-way capability, with approximately 30% of its basic cable subscribers served by a system with a bandwidth of at least 860 MHz. Digital cable services are offered to approximately 37% of UGC-Norway’s homes passed.

       UGC-Norway’s analog cable package is its plus-package with 23 channels. In addition to the plus-package, customers can subscribe to channels from the upper level tier, such as movie, sports and ethnic channels. UGC-Norway’s highest analog tier, the total-package, includes the plus-package and 12 additional channels. Approximately 60% of its basic cable subscribers consist of multi-dwelling units (or MDUs), with a discounted pricing structure. On March 1, 2004, UGC-Norway launched a new entry-level analog cable package with 15 channels.

       UGC-Norway’s basic digital cable package consists of 27 channels. Its upper-level digital package includes an additional 23 channels. Subscribers to the basic digital cable package can subscribe to channels from the upper-level digital package for an additional fee. Different movie, sports, entertainment and ethnic channels may be selected from an a la carte menu for a per-channel fee.

       UGC-Norway offers three tiers of chello brand high-speed Internet access service with download speeds ranging from 256 Kbps to 1.024 Mbps. chello light was launched in 2003 and currently offers the least expensive Internet access subscription fee in Norway. In 2004, UGC-Norway plans to increase the number of available tiers of service to five with download speeds ranging from 128 Kbps to 4 Mbps. Approximately 11% of its basic cable subscribers also receive its Internet service, representing approximately 100% of its Internet subscribers.

       UGC-Norway offers multi-feature telephony service to 30% of its homes passed. Approximately 7% of its basic cable subscribers also receive telephony service, representing approximately 100% of its telephony subscribers.

Sweden

       UGC Europe’s network in Sweden, which we refer to as UGC-Sweden, passed 421,600 homes and had 282,600 basic cable subscribers and 70,900 Internet subscribers, as of March 31, 2004. It operates in the greater Stockholm area on leased fiber from Stokab AB, a city controlled entity with exclusive rights to lay cable ducts for communications or broadcast services in the city of Stockholm. These lease terms vary from 10 to 25 years, and expire beginning in 2012 through 2018. UGC-Sweden does not offer telephony service. Its network is approximately 65% upgraded to two-way capability, with all of its basic cable subscribers served by a system with a bandwidth of at least 550 MHz.

       UGC-Sweden provides all of its basic cable subscribers with a lifeline service consisting of four “must-carry” channels. In addition to this lifeline service, UGC-Sweden offers an analog cable package with 12 channels and a digital cable package with up to 59 channels. Its program offerings include domestic, foreign, sport and premium movie/adult channels, as well as digital event channels such as seasonal sport and real life entertainment events. Approximately 38% of the homes served by UGC-Sweden’s network subscribe to the lifeline analog cable service only. Approximately 9% of its basic cable subscribers are digital cable subscribers.

       UGC-Sweden offers three tiers of chello brand high-speed Internet access service with download speeds ranging from 300 Kbps to 1 Mbps. UGC-Sweden anticipates that the top tier speed will be increased to 1.5 Mbps in 2004. Approximately 24% of its basic cable subscribers subscribe to its Internet service, representing approximately 100% of its Internet subscribers.

Belgium

       UGC Europe’s network in Belgium, which we refer to as UGC-Belgium, passed 154,600 homes and had 132,400 basic cable subscribers and 27,900 Internet access subscribers, as of March 31, 2004. Its operations are located in certain areas of Leuven and Brussels, the capital city of Belgium. UGC-Belgium does not offer telephony service. UGC-Belgium’s network is fully upgraded to two-way capability, with all of its basic cable subscribers served by a system with a bandwidth of 860 MHz.

       UGC-Belgium’s analog cable service, consisting of all Belgium terrestrial channels, regional channels and selected European channels, offers 34 channels in Brussels and 36 channels in Leuven. In both regions, UGC-Belgium offers an expanded analog cable package, including a “starters pack” of three channels that can be upgraded to 15 channels in Leuven and 18 channels in Brussels. This programming generally includes a selection of European and United States thematic satellite channels, including sports, kids, adult, nature, movies and entertainment channels. UGC-Belgium also distributes three premium channels that are provided by Canal+, two in Brussels and one in Leuven.

       UGC-Belgium offers three tiers of chello brand high-speed Internet access service with download speeds ranging from 3 Mbps to 5 Mbps. Approximately 11% of its basic cable subscribers also receive Internet access service, representing approximately 100% of its Internet subscribers.

Poland

       UGC Europe’s networks in Poland, which we refer to as UGC-Poland, passed approximately 1.9 million homes and had approximately 1 million basic cable subscribers and 33,700 Internet subscribers, as of March 31, 2004. UGC-Poland’s subscribers are located in regional clusters encompassing eight of the ten largest cities in Poland, including Warsaw and Katowice. UGC-Poland does not offer telephony service. Approximately 22% of its networks are upgraded to two-way capability, with approximately 96% of its basic cable subscribers served by a system with a bandwidth of at least 550 MHz. UGC-Poland continues to upgrade portions of its network that have bandwidths below 550 MHz to bandwidths of at least 860 MHz.

       UGC-Poland offers analog cable subscribers three packages of cable television service. Its lowest tier, the broadcast package, includes 6 to 12 channels. Its next highest tier, the intermediate package, includes 20 to 22 channels. Its highest tier, the basic package, includes 34 to 60 channels which generally includes all Polish terrestrial broadcast channels, selected European satellite programming and regional and local programming consisting of proprietary and third party channels. For an additional monthly charge, UGC-Poland offers two premium television services, the HBO Poland service and Canal+ Multiplex, a Polish-language premium package of three movie, sport and general entertainment channels.

       UGC-Poland offers three different tiers of chello brand high-speed Internet access service in portions of its network with download speeds ranging from 128 Kbps to 768 Kbps. UGC-Poland is currently expanding its Internet ready network in Warsaw, Krakow, Gdansk and Katowice and began providing Internet access services in Szczecin and Lublin in the second quarter of 2004. Approximately 5% of its basic cable subscribers also receive its Internet service, representing approximately 94% of its Internet subscribers.

Hungary

       UGC Europe’s networks in Hungary, which we refer to as UGC-Hungary, passed approximately 1 million homes and had 710,100 basic cable subscribers, 46,700 Internet subscribers and 64,700 telephony subscribers, as of March 31, 2004. Approximately 62% of its networks are upgraded to two-way capability, with 50% of its basic cable subscribers served by a system with a bandwidth of at least 750 MHz.

       UGC-Hungary offers up to four tiers of analog cable programming services (between 4 and 60 channels) and two premium channels, depending on the technical capability of the network. Programming consists of the national Hungarian terrestrial broadcast channels and selected European satellite and local programming that consists of proprietary and third party channels.

       UGC-Hungary offers three tiers of chello brand high-speed Internet access service with download speeds ranging from 416 Kbps to 768 Kbps. UGC-Hungary offers Internet services to 568,400 homes in twelve cities, including Budapest. UGC-Hungary plans to increase the download speed of its two top tiers to 768 Kbps and 1 Mbps, respectively, in 2004. Approximately 4% of its basic cable subscribers also receive its Internet service, representing approximately 77% of its Internet subscribers.

       Monor Telefon Tarsasag Rt., one of UGC-Hungary’s operating companies, offers traditional switched telephony services over a twisted copper pair network in the southeast part of Pest County. As of March 31, 2004, it had 64,700 telephony subscribers using 71,600 lines. It also had 600 asymmetric digital subscriber line (or ADSL) and 3,700 dial-up Internet access subscribers.

Czech Republic

       UGC Europe’s network in the Czech Republic, which we refer to as UGC-Czech, passed 722,800 homes and had 296,200 basic cable subscribers and 26,700 Internet subscribers as of March 31, 2004. Its operations are located in more than 80 cities and towns in the Czech Republic, including Prague and Brno, the two largest cities in the country. Approximately 40% of its networks are upgraded to two-way capability, with 40% of its basic cable subscribers served by a system with a bandwidth of at least 750 MHz. UGC-Czech offers two to three tiers of analog cable programming services, with between 23 and 35 channels, and two premium channels.

       UGC-Czech offers three tiers of chello brand high-speed Internet access service with download speeds ranging from 256 Kbps to 768 Kbps. Approximately 6% of its basic cable subscribers also receive its Internet service, representing approximately 71% of its Internet subscribers.

       UGC-Czech’s telephony services are offered to a small number of residential subscribers.

Romania

       UGC Europe’s networks in Romania, which we refer to as UGC-Romania, passed 458,400 homes and had 337,700 basic cable subscribers, as of March 31, 2004. UGC-Romania’s systems served 34 cities in Romania with 75% of its subscriber base in six cities: Timisoara, Cluj, Ploiesti, Focsani, Bacau and Botosani. UGC Europe does not offer telephony service in Romania. UGC-Romania is currently test-marketing, on a limited basis, an Internet access product in one of its main systems. Approximately 21% of its networks are upgraded to two-way capability, with 65% of its basic cable subscribers served by a system with a bandwidth of at least 550 MHz. UGC-Romania continues to upgrade its medium size systems to 550 MHz.

       UGC-Romania offers analog cable service with 24 to 36 channels in all of its cities, which include Romania terrestrial broadcast channels, European satellite programming and regional local programming. Two extra basic packages of 6 to 10 channels each are offered in Timisoara and Ploiesti. Premium Pay TV (HBO Romania) is offered in 13 cities.

Slovak Republic

       UGC Europe’s network in the Slovak Republic, which we refer to as UGC-Slovak, passed 400,900 homes and had 279,400 basic cable subscribers and 3,200 Internet subscribers, as of March 31, 2004. UGC-Slovak does not offer telephony service. Approximately 22% of its networks are upgraded to two-way capability, with 23% of its basic cable subscribers served by a system with a bandwidth of at least 750 MHz. In some areas like Bratislava, the capital city, its network is 50% upgraded to two-way capability.

       UGC-Slovak offers two tiers of analog cable service and three premium services. Its lower-tier, the lifeline package, includes 4 to 9 channels. UGC-Slovak’s most popular tier, the basic package, includes 16 to 40 channels that generally offer all Slovak terrestrial, cable and local channels, selected European satellite programming and other third-party programming. For an additional monthly charge, UGC-Slovak offers three premium services—HBO, Private Gold (adult entertainment channel) and the UPC Komfort package consisting of six thematic third-party channels.

       In Bratislava, UGC-Slovak offers two tiers of chello brand high-speed Internet access service with download speeds ranging from 512 Kbps to 768 Kbps. Approximately 1% of its basic cable subscribers also receive Internet access service, representing approximately 82% of its Internet subscribers.

chellomedia and Other

       UGC Europe’s chellomedia division provides broadband Internet and interactive digital products and services, produces and markets thematic channels, operates UGC Europe’s digital media center and operates a competitive local exchange carrier (CLEC) business providing telephone and data network solutions to the business market under the brand name Priority Telecom. Below is a description of the operations of the chellomedia division:

•	chello broadband. Through agreements with operating companies in the UPC Broadband division, chello broadband provides Internet access, on-line content, product development, aspects of customer support, local language broadband portals and marketing support for a fee, based on a percentage of subscription and installation revenue as determined in the agreements. The agreements with UPC Broadband’s operating companies further provide that in the future the local operator will receive a percentage of chello broadband’s ecommerce and advertising revenue.

•	Interactive Services. We expect the development of interactive television services to play an important role in increasing subscription to UGC Europe’s digital television offerings. The chellomedia division’s Interactive Services Group is responsible for developing its core digital products, such as an electronic program guide, walled garden, television-based email, and PC/ TV portals as well as other television and PC-based applications supporting various areas, including communications services and enhanced television services. A base set of interactive services has been launched by UGC-Netherlands and UGC-Austria, as discussed above.

•	Transactional Television. Transactional television, branded as “Arrivo,” is another component of UGC Europe’s digital service offerings. UGC-Netherlands currently offers 42 channels of NVOD programming and UGC-Austria currently offers 56 channels of NVOD programming. Arrivo provides digital customers with a wide range of Hollywood blockbusters and other movies. Arrivo is also in the process of developing video-on-demand (VOD) services for UGC Europe’s UPC Broadband division and third-party cable operators. The VOD service will provide VOD subscribers with enhanced playback functionality and will give subscribers access to a broad array of on-demand programming, including movies, live events, local drama, music videos, kids programming and adult programming.

•	Pay Television. UPCtv, a wholly owned subsidiary of UGC Europe, produces and markets its own pay television products, currently consisting of three thematic channels. The channels target the following genres: extreme sports and lifestyles; women’s information and entertainment; and real life documentaries. All three channels originate from UGC Europe’s digital media center located in Amsterdam. The “DMC” is a technologically advanced production facility that services UPCtv and third-party clients with channel origination, post-production and satellite and fiber transmission. The DMC delivers high-quality, customized programming by integrating different video elements, languages (either in dubbed or sub-titled form) and special effects, then transmits the final product to various customers in numerous countries through affiliated and unaffiliated cable systems and DTH platforms. UGC Europe is also an investor in branded equity ventures for the development of country-specific programming, including Iberian Programming Services, Xtra Music, MTV Networks Polska and Sports I.

•	Priority Telecom. Priority Telecom is a facilities-based business telecommunications provider that focuses primarily on its core metropolitan markets in The Netherlands, Austria and Norway. UGC Europe owns an approximate 72% economic interest in Priority Telecom. Priority Telecom provides voice services, high-speed Internet access, private data networks and customized network services to over 7,700 business customers. Priority Telecom focuses on medium and large business customers and metropolitan/ national telecommunications providers. Priority Telecom is a publicly traded company on Euronext Amsterdam under the symbol “PRIOR.” The chellomedia division provides services to Priority Telecom, including equipment, local loop and other capacity leases, human resources, billing, information technology and co-location services.

       Standstill Agreement with UGC. We have entered into a standstill agreement with UGC pursuant to which we may not acquire more than 90% of UGC’s outstanding common stock unless we make an offer or otherwise effect a transaction to acquire all of the outstanding common stock of UGC not already owned by us. Under certain circumstances, such an offer or transaction would require an independent appraisal to determine the price to be paid to shareholders unaffiliated with our company. In addition, we are entitled to preemptive rights with respect to certain issuances of UGC common stock.

          Other

       We also own minority interests in other European businesses. The following table provides information with respect to these interests:

Business Description and Ownership Interest
Entity	(as of 3/31/04)

PrimaCom AG	Owns and operates a cable television and broadband network offering a range of analog, digital and interactive services to approximately 1.3 million subscribers in Germany and The Netherlands. PrimaCom has begun to offer telephony services in The Netherlands and has plans to expand its telephony offerings to Germany. We own an approximate 27% equity interest in PrimaCom, primarily through UGC.

The Wireless Group plc	The fifth largest commercial radio group in the United Kingdom based on number of radio ownership points. Operates talkSPORT, the only nationwide commercial radio station dedicated to sports, in addition to 13 local and regional radio stations with a strong presence in North West England, South Wales and Scotland. We own an approximate 26% equity interest in The Wireless Group.

SBS Broadcasting S.A.	A European commercial television and radio broadcasting company. UGC owns an approximate 19% equity interest in SBS Broadcasting.

Telewest Global, Inc.	Formed in the July 2004 restructuring of Telewest Communications plc to hold all of Telewest’s operating businesses, Telewest Global is a provider of broadband communications and media services in the United Kingdom with 1.7 million residential cable subscribers and 69,000 business telephony accounts as of December 31, 2003. We own an approximate 8% interest in Telewest Global, which we received in the restructuring in exchange for our Telewest bonds.

       Chorus Communication Limited. Chorus Communication Limited is one of Ireland’s largest cable and multi-point multi-channel distribution system (MMDS) companies outside of Dublin based on customers served. Chorus provided video services to approximately 200,000 customers and Internet access services in portions of its network as of March 31, 2004. Chorus is currently implementing a restructuring under applicable Irish insolvency laws in which a plan to restructure Chorus’ debt obligations and to pay its creditors was approved by the Irish High Court on May 12, 2004. Under the restructuring plan we have made an investment in Chorus consisting partly of equity and partly of secured loans. The aggregate amount of the investments is approximately €76 million. As a result of this investment and effective May 19, 2004, we indirectly own 100% of the equity interest in Chorus. Chorus has used the additional capital received from the new investments to repay bank indebtedness. In addition, we have made a commitment to fund up to €15 million following the consummation of the restructuring for working capital, capital expenditures and the repayment of obligations of other creditors of Chorus.

Japan

       Our Japanese operations are conducted primarily through our affiliate Jupiter Telecommunications Co., Ltd., which we refer to as J-COM, and our affiliate Jupiter Programming Co., Ltd., which we refer to as JPC. We currently own an approximate 45% ownership interest in J-COM and a 50% ownership interest in JPC. We also hold approximate 31% and 33% ownership interests, respectively, in Chofu Cable, Inc. and Mediatti Communications, Inc., two smaller Japanese broadband providers.

          Jupiter Telecommunications Co., Ltd.

       J-COM is a broadband provider of integrated entertainment, information and communication services in Japan. J-COM operates its broadband networks through 19 individually managed cable franchises, and is the largest stockholder in each of these managed franchises. Each managed franchise consists of headend facilities receiving television programming from satellites, traditional terrestrial television broadcasters and other sources, and a distribution network composed of a combination of fiber-optic and coaxial cable, which transmits signals between the headend facility and the customer locations. Almost all of its networks are upgraded to two-way capability, with almost all of its basic cable subscribers served by a system with a bandwidth of 750 MHz.

       J-COM provides analog cable services in all of its managed franchises and provides digital and interactive television services in some of its managed franchises. J-COM offers its analog cable subscribers approximately 43 channels, consisting of terrestrial broadcasts, satellite-delivered and local community programs, including news, sports, kids, movies and entertainment channels. J-COM’s digital cable subscribers receive all of the channels included in the basic package and 10 additional digital channels. For a fee, cable subscribers can receive 8 additional premium channels, including movies, animation, adult entertainment and live events. J-COM began offering digital cable television services to most of its managed franchises late in April and May 2004. J-COM is beginning to offer pay-per view services in some of its managed franchises. J-COM offers package discounts to customers who subscribe to bundles of J-COM services.

       J-COM offers high-speed Internet access in all of its managed franchises through its wholly owned subsidiary, @NetHome Co., Ltd, and through its affiliate, Kansai Multimedia Services. J-COM holds a 25.8% interest in Kansai Multimedia, which provides high-speed Internet access in the Kansai region of Japan. These Internet access services offer two download speeds: 8 Mbps or 30 Mbps. Approximately 511,800 of J-COM’s basic cable subscribers also receive Internet service, representing approximately 78% of its Internet subscribers.

       J-COM currently offers telephony services over its own network in 16 of its 19 franchise areas. In these franchise areas, J-COM’s headend facilities contain equipment that routes calls from the local network to J-COM’s telephony switches, which in turn transmit voice signals and other information over the network. J-COM currently provides a single line to the majority of its telephony customers, most of whom are residential customers. J-COM charges its telephony subscribers a flat fee for basic telephony service (plus the costs of calls) and offers additional premium services, including call-waiting, call-forwarding, caller identification and three way calling, for a fee. Approximately 466,200 of J-COM’s basic cable subscribers also receive telephony service, representing approximately 76% of its telephony subscribers.

       In addition to its 19 managed franchises, J-COM owns non-controlling equity interests, between 11% and 20%, in four cable franchises that are operated and managed by third-party franchise operators. As of March 31, 2004, these non-managed investments passed approximately 1.6 million homes and served 295,900 basic cable subscribers and 123,700 Internet subscribers.

       J-COM sources its programming through multiple suppliers including its affiliate, JPC. J-COM’s relationship with JPC enables the two companies to work together to identify and bring key programming genres to the Japanese market and to expedite the development of quality programming services. Because

J-COM is usually a programmer’s largest cable customer in Japan, J-COM is generally able to negotiate favorable terms with its programmers.

       Our interest in J-COM is held through five separate corporations, four of which are wholly owned. Several individuals, including two of our executive officers and one of our directors, own common stock representing an aggregate of 20% of the common equity in the fifth corporation, which owns an approximate 6% interest in J-COM.

       Our two primary partners in J-COM are Sumitomo Corporation and Microsoft Corporation. Sumitomo owns a 31.8% ownership interest in J-COM, and Microsoft owns a 19.4% ownership interest in J-COM. LMC and the five corporations referred to above, which we refer to as the J-COM Shareholders, are party to certain stockholder arrangements with Sumitomo and Microsoft relating to our respective interests in J-COM. The J-COM Shareholders and Sumitomo have agreed not to transfer our respective shares to a third party before the earlier of February 12, 2008 or an initial public offering of J-COM stock and have each granted to the other a right of first offer after February 12, 2008 if the agreements is then still in effect. In addition, the J-COM Shareholders, Sumitomo and Microsoft have each granted to the other a right of offer with respect to any transfer of our respective interests in J-COM to a third party. Microsoft has tag-along rights with respect to certain sales of J-COM stock by the J-COM Shareholders, and the J-COM Shareholders have drag-along rights as to Microsoft with respect to certain sales of their J-COM stock. We are also entitled to certain preemptive rights with respect to any new issuance of J-COM securities.

       The J-COM Shareholders have the right to appoint three non-executive directors of J-COM’s 13 member board and to nominate persons to (and remove persons from) the positions of chief operating officer and chief financial officer, which officers also serve as directors. Sumitomo also has the right to appoint three non-executive directors and holds similar rights with respect to the chief executive officer and another executive position of J-COM, which officers also serve as directors. The J-COM Shareholders and Sumitomo have also agreed that certain specified actions by J-COM will require their mutual consent, while Microsoft has the right to challenge certain types of transactions and require review by an independent advisor based on specified criteria. LMC, the J-COM Shareholders and Sumitomo have agreed not to acquire or invest, to the extent of more than a 10% equity interest, in any broadband businesses serving residential customers in Japan without first offering the opportunity to J-COM.

       The foregoing arrangements expire upon an initial public offering of J-COM stock, except that, if an initial public offering has not occurred by February 12, 2008, the arrangements relating to Microsoft will expire on that date.

          Jupiter Programming Co., Ltd.

       JPC is a joint venture between us and Sumitomo that was formed to develop, manage and distribute to cable television and DTH providers cable and satellite television channels in Japan. As of March 31, 2004, JPC owned four channels through wholly or majority-owned subsidiaries and had investments ranging from approximately 10% to 50% in eleven additional channels. JPC’s majority owned channels are a movie channel (Movie Plus), a golf channel (Golf Network), a shopping channel (Shop Channel, in which JPC has a 70% interest and Home Shopping Network has a 30% interest), and a women’s entertainment channel (LaLa TV). Channels in which JPC holds investments include three sports channels owned by J Sports Broadcasting Corporation, a joint venture with News Television B.V., Sony Broadcast Media Co. Ltd, Fuji Television Network, Inc. and SOFTBANK Broadmedia Corporation; Animal Planet Japan, a one-third owned joint venture with Discovery and BBC Worldwide; Discovery Channel Japan, a 50% owned joint venture with Discovery; and AXN Japan, a 35% joint venture with Sony. JPC provides affiliate sales services and in some cases advertising sales and other services to channels in which it has an investment for a fee.

       The market for multi-channel television services in Japan is highly complex with multiple cable systems and direct-to-home satellite platforms. Cable systems in Japan served approximately 15.4 million homes at March 31, 2004. A large percentage of these homes, however, are served by systems (referred to as compensation systems) whose service principally consists of retransmitting free TV services to homes whose reception of such broadcast signals has been blocked. Higher capacity systems and larger cable systems that offer a full complement of cable and broadcast channels, of which J-COM is the largest in terms of subscribers, currently serve approximately 4.9 million households. The majority of channels in which JPC holds an interest are marketed as basic television services to cable system operators, with distribution at March 31, 2004 ranging from approximately 13.4 million homes for Shop Channel (which is carried in many compensation systems and on VHF as well as in multi-channel cable systems) to approximately 1.7 million homes for more recently launched channels, such as Animal Planet Japan.

       Each of the channels in which JPC has an interest is also currently offered on SkyPerfecTV1, a digital satellite platform that delivers approximately 140 channels a la carte and in an array of basic and premium packages, from two satellites operated by JSAT Corporation. JPC also offers channels on SkyPerfecTV2, another satellite platform in Japan, which delivers a significantly smaller number of channels. Under Japan’s complex regulatory scheme for satellite broadcasting, each television channel obtains a broadcast license which is perpetual, although subject to revocation by the relevant governmental agency, and leases from a satellite operator the bandwidth capacity on satellites necessary to transmit the licensed channel to cable and other distributors and direct-to-home satellite subscribers. In the case of distribution of JPC’s 33% or greater owned channels on SkyPerfecTV1, these licenses and satellite capacity leases are held through its subsidiary, Jupiter Satellite Broadcasting Corporation (JSBC). The satellite broadcast licenses for JPC’s 33% or greater owned channels with respect to SkyPerfecTV2 are held by two other companies that are majority owned by unaffiliated entities. JSBC’s leases with JSAT for bandwidth capacity on JSAT’s two satellites expire between 2006 and 2011. The satellite broadcast licenses with respect to the SkyPerfecTV2 platform expire between 2012 and 2014. JSBC and other licensed broadcasters then contract with the platform operator, such as SkyPerfecTV, for customer management and marketing services (sales and marketing, billing and collection) and for encoding services (compression, encoding and multiplexing of signals for transmission) on behalf of the licensed channels. The majority of channels in which JPC holds an interest are marketed as basic television services to DTH subscribers with distribution at March 31, 2004 ranging from 3.2 million homes for Shop Channel (which is carried as a free service to all DTH subscribers) to 226,000 homes for more recently launched channels, such as Animal Planet Japan.

       Approximately 81% of JPC’s consolidated revenues for 2003 were attributable to retail revenues generated by the Shop Channel. Cable operators are paid distribution fees to carry the Shop Channel, which are either fixed rate per subscriber fees or the greater of fixed rate per subscriber fees and a percentage of revenue generated through sales to the cable operator’s viewers. SkyPerfecTV is paid fixed rate per subscriber distribution fees to provide the Shop Channel to its DTH subscribers. After Shop Channel, J Sports Broadcasting generates the most revenues of the channels in which JPC has an interest. The majority of these revenues are derived from cable and satellite subscriptions. J Sports Broadcasting, in which JPC has an indirect approximate 43% ownership interest as of April 2, 2004, supplies sports programming to three specialized channels in Japan. Currently, advertising sales are not a significant component of JPC’s revenues.

       We and Sumitomo each own a 50% interest in JPC. Pursuant to a stockholders agreement we entered into with JPC and Sumitomo, we and Sumitomo each have preemptive rights to maintain our respective equity interests in JPC, and we and Sumitomo each appoint an equal number of directors provided we maintain our equal ownership interests. Currently, we each appoint three of JPC’s six directors. No board action may be taken with respect to certain material matters without the unanimous approval of the directors appointed by us and Sumitomo, provided that we and Sumitomo each own 30% of JPC’s equity at the time of any such action. We and Sumitomo each hold a right of first refusal with respect to the other’s interests in JPC, and we and Sumitomo have each agreed to provide JPC with a right of first opportunity with respect to the acquisition of more than a 10% equity position in, or the management of or any similar participation in, any programming business or service in Japan and any other country to which JPC distributes its signals, in each case subject to specified limitations.

Australia

       We own minority interests in broadband distributors and video programmers operating in Australia. The following table provides information with respect to these interests:

Business Description
Entity	(as of 3/31/04)

Austar United Communications Ltd.	Provides pay television services, Internet access and mobile telephony services to more than an aggregate of 440,000 homes in regional and rural Australia and the capital cities of Hobart and Darwin. Austar’s 50% owned joint venture, XYZnetworks, owns and/or distributes Nickelodeon, Discovery, Channel [V], musicMAX, Arena, The Lifestyle Channel and The Weather Channel to over 1.2 million subscribers throughout Australia. UGC owns an approximate 34% equity interest in Austar.

Premium Movie Partnership	Supplies three premium movie programming channels to all the major subscription television distributors in Australia. PMP’s partners include Showtime, Twentieth Century Fox, Sony Pictures, Paramount Pictures and Universal Studios. PMP is also one of the largest private investors in Australian feature films. We own an approximate 20% equity interest in PMP.

Latin America

       Our Latin American operations are conducted primarily through VTR GlobalCom S.A., which is a wholly owned subsidiary of UGC; our subsidiary Liberty Cablevision of Puerto Rico Ltd., our affiliate Metrópolis-Intercom S.A.; and our subsidiary Pramer S.C.A. Through UGC, we also hold interests in other broadband providers operating in Brazil, Peru and Uruguay.

       Many countries in Latin America have experienced ongoing recessionary conditions during the past five years. Among these countries, Argentina, in which certain of our businesses offer programming services, may have been the most harshly affected. Argentina has experienced severe economic and political volatility since 2001. Effective January 2002, the Argentine government eliminated the historical exchange rate of one Argentine peso to one U.S. dollar (the “peg rate”). The value of the Argentine peso dropped significantly on the date the peg rate was eliminated and dropped further through 2002. As a result of the recessionary conditions in Latin America, our businesses in these countries, particularly in Argentina, have experienced significant negative effects on their financial results. In many cases, their customers reduced spending or extended payments, while their lenders tightened credit criteria. We cannot predict how much longer these recessionary conditions will last, nor can we predict the future impact of these conditions on the financial results of our businesses which operate in this region.

          UnitedGlobalCom, Inc.

       UGC’s primary Latin American operation, VTR GlobalCom S.A. (VTR), is Chile’s largest multi-channel television and high-speed Internet access provider in terms of homes passed and number of subscribers, and Chile’s second largest provider of residential telephony services, in terms of lines in service. VTR provides services in Santiago, Chile’s largest city, the large regional cities of Iquique, Antofagasta, Concepcion, Viña del Mar, Valparaiso and Rancagua, and smaller cities across Chile. Approximately 98% of its video subscribers are served via wireline cable, with the remainder via MMDS and DTH technologies. VTR’s network is approximately 59% upgraded to two-way capability, with 65% of its basic cable subscribers served by a system with a bandwidth of at least 750 MHz. VTR has an approximate 69% market share of cable television services throughout Chile and an approximate 51% market share within Santiago.

       VTR’s channel lineup consists of 53 to 69 channels segregated into two tiers of analog cable service: a basic service with 53 to 58 channels and a premium service with 11 channels. VTR offers basic tier programming similar to the basic tier program lineup in the United States, plus more premium-like channels such as HBO, Cinemax and Cinecanal on the basic tier. As a result, subscription to its existing premium service package is limited because its basic analog package contains similar channels. In order to better differentiate VTR’s premium service, increase the number of subscribers to premium service and increase average monthly revenue per subscriber, VTR anticipates gradually moving some channels out of its basic tier and into premium tiers or pay-per-view events, offering additional movies on premium tiers in the future. VTR obtains programming from the United States, Europe, Argentina and Mexico. Domestic cable television programming in Chile is only just beginning to develop around local events such as soccer matches.

       VTR offers several alternatives of always on, unlimited-use high-speed Internet access to residences and small/home offices under the brand name Banda Ancha in 22 communities within Santiago and 12 cities outside Santiago. Subscribers can purchase one of three services with download speeds ranging from 64 Kbps to 600 Kbps. For a moderate to heavy Internet user, VTR’s Internet service is generally less expensive than a dial-up service with its metered usage. To provide more flexibility to the user, VTR also offers Banda Ancha Flex, where a low monthly flat fee includes the first 200 minutes, with metered usage above 200 minutes. Approximately 27% of VTR’s basic cable subscribers also receive Internet service, representing approximately 98% of its Internet subscribers.

       VTR offers telephony service to customers in 22 communities within Santiago and seven cities outside Santiago. VTR offers basic dial tone service as well as several value-added services. VTR primarily provides service to residential customers who require one or two telephony lines. It also provides service to small businesses and home offices. Approximately 35% of VTR’s basic cable subscribers also receive telephony service, representing approximately 63% of its telephony subscribers.

       We, LMC and CristalChile Comunicaciones S.A., the parent of our partner in Metrópolis-Intercom, entered into an agreement pursuant to which we each agreed to use our respective commercially reasonable efforts to merge Metrópolis-Intercom and VTR, in an effort to facilitate the provision of enhanced services to cable and telecommunications consumers in the Chilean marketplace. The merger is subject to certain conditions, including the execution of definitive agreements, Chilean regulatory approval, the approval of our board of directors and the boards of directors of CristalChile, VTR and UGC (including, in the case of UGC, the independent members of UGC’s board of directors) and the receipt of necessary third party approvals and waivers. If the proposed merger is consummated as contemplated, we will own directly and through UGC 80% of the voting and equity rights in the new entity, and CristalChile will own the remaining 20%. CristalChile will have the right to elect 1 of the 5 members of the new entity’s board and will have veto rights over certain material decisions for so long as CristalChile owns at least a 10% equity interest in the merged entity. In addition, CristalChile will have a put right which will allow CristalChile to require LMC to purchase all, but not less than all, of its interest in the new entity on or after the first anniversary of the date on which Chilean regulatory approval of the merger is received at the fair market value of the interest subject to a minimum price. We have assumed and agreed to indemnify LMC against its obligations with respect to CristalChile’s put right. The parties have agreed to decide by August 10, 2004, or such later date as they may mutually agree, whether to continue pursuing the consummation of the merger.

          Liberty Cablevision of Puerto Rico Ltd.

       Liberty Cablevision of Puerto Rico Ltd., our wholly owned subsidiary, is one of Puerto Rico’s largest cable television operators based on number of subscribers. Liberty Cablevision of Puerto Rico operates three head ends, serving the communities of Luquillo, Arecibo, Florida, Caguas, Humacao, Cayey and Barranquitas and 30 other municipalities. In portions of its network, Liberty Cablevision of Puerto Rico also offers high speed Internet access and cable telephony services. Liberty Cablevision of Puerto Rico’s network is approximately 71% upgraded to two-way capability, with all of its basic cable subscribers served by a system with a bandwidth of at least 550 MHz.

       Liberty Cablevision of Puerto Rico provides subscribers with 61 analog channels. In some service areas, Liberty Cablevision of Puerto Rico also offers 48 digital channels, 46 premium channels, 46 pay-per-view channels and 33 digital music channels. Liberty Cablevision of Puerto Rico obtains programming primarily from international sources, including suppliers from the United States.

       Liberty Cablevision of Puerto Rico offers four tiers of high-speed Internet access with download speeds ranging from 64 Kbps to 1.5 Mbps. Approximately 6% of Liberty Cablevision of Puerto Rico’s basic cable subscribers also receive Internet service, representing approximately 70% of its Internet subscribers.

       Liberty Cablevision of Puerto Rico has begun offering telephony service using IP-based technology. Currently, only 1% of Liberty Cablevision of Puerto Rico’s basic cable subscribers also receive telephony service, representing approximately 87% of its telephony subscribers.

          Metrópolis-Intercom S.A.

       Metrópolis-Intercom S.A. is Chile’s second largest cable operator based on the number of subscribers served. Metrópolis-Intercom operates cable systems in nine of the most densely populated cities within Chile, including Santiago (the capital of Chile), Viña del Mar, Concepcion and Temuco. Approximately 77% of Metropolis-Intercom’s distribution network operates at a bandwidth of 750 MHz.

       Metrópolis-Intercom offers digital services in Santiago, including an interactive programming guide, near video on demand and music channels. Metrópolis-Intercom’s channel lineup consists of 77 channels segregated into two tiers of service: a basic tier with 65 channels and a premium service with 12 channels. Metrópolis-Intercom obtains programming primarily from international sources, including suppliers from the United States, Europe, Argentina and Mexico. It also carries domestic programming, including one channel of programming which it produces. More domestic cable television programming in Chile is being developed around local events, such as soccer matches.

       Metrópolis-Intercom offers high-speed Internet access through a two-way network serving approximately 20% of its homes passed. Metrópolis-Intercom offers several alternatives of always-on, unlimited use Internet access services with download speeds ranging from 64 Kpbs to 600 Kbps. In addition, in those areas where Metrópolis-Intercom’s network cannot provide high-speed Internet access it offers ADSL services through the CTC network, the local phone company controlled by Telefónica S.A.

       Metrópolis-Intercom offers telephony service primarily to residential customers requiring one or two telephony lines. Currently, Metrópolis-Intercom is offering basic dial tone service and in the near future expects to offer several value-added services, including voice mail, caller ID, speed dial, wake-up services and call waiting. In areas where its network is not upgraded, Metrópolis-Intercom offers standard telephony in partnership with CTC.

       We and Cristalerías de Chile, a large publicly traded Chilean company with significant media interests, each own a 50% interest in Metrópolis-Intercom. The board of directors of Metrópolis-Intercom consists of ten members. We and Cristalerías each designate one-half of the directors of Metrópolis-Intercom and almost all actions by the board require the consent of representatives of each partner. We have given Cristalerías the right to control the day-to-day operations of Metrópolis-Intercom.

       As discussed under “—UnitedGlobalCom, Inc.” above, we, LMC and CristalChile, of which Cristalerías is a subsidiary, have entered into an agreement pursuant to which we have agreed to use our respective commercially reasonable efforts to merge Metrópolis-Intercom and VTR. The merger is subject to certain conditions. The parties have agreed to decide by August 10, 2004, or such later date as they may mutually agree, whether to continue pursuing the consummation of the merger. If the merger does not occur, we and CristalChile have each agreed to fund our pro rata share of a capital call sufficient to retire Metrópolis-Intercom’s local debt facility, and to amend the existing agreement governing our relationship with respect to Metrópolis-Intercom. Among other things, our approval rights as an owner of Metrópolis-Intercom will be limited to certain material matters, including material related party transactions, but will not include the adoption of budgets or business plans or the making of capital calls.

CristalChile will have a call right with respect to our interest in Metrópolis-Intercom, subject to a minimum price, and for so long as CristalChile owns directly or indirectly 50% or more of the shares of Metrópolis-Intercom, CristalChile will have a drag-along right, subject to a minimum purchase price, with respect to our interest in Metrópolis-Intercom in connection with a bona fide sale of all of its and its affiliates’ direct interest in Metrópolis-Intercom. We will have tag-along rights in connection with sales by CristalChile or its affiliates of any of their direct interests in Metrópolis-Intercom. Neither party will have a put right to the other party of its interest in Metrópolis-Intercom.

          Pramer S.C.A.

       Pramer S.C.A., our wholly owned subsidiary, is an Argentine programming company which supplies programming services to cable television and DTH satellite distributors in Latin America, Spain and some Spanish speaking markets in the United States. Pramer currently owns 11 channels and produces, markets, distributes or otherwise represents 13 additional channels, including two of Argentina’s five terrestrial broadcast stations. Total subscription units for 2003 (which equals the sum of the total number of subscribers to each of Pramer’s owned and represented channels) were approximately 82.5 million, with the number of subscribers per channel ranging from less than 23,000 for the smallest premium service to over 9.7 million for the most popular basic service. Pramer’s owned channels include Canal (a), the first Latin-American quality arts channel, Film & Arts, offering quality films, concerts, operas and interviews with artists, and elgourmet.com, a channel for the lovers of “the good things in life,” all of which are offered as basic television services. Approximately 50% of Pramer’s total revenue for 2003 was generated by owned channels. Pramer’s represented channels include Hallmark, Locomotion and Cosmo Channel (in which we own a 50% interest).

       Pramer’s affiliation agreements with cable television and satellite distributors typically have terms of one to five years and provide for payments based on the number of subscribers that receive Pramer’s services. Pramer’s current affiliation agreements expire in 2004 and 2005. The only distributor that represented more than 10% of Pramer’s total revenue for 2003 was Cablevisión S.A., an Argentine cable provider. Pramer’s affiliation agreement with Cablevisión expires in December 2004. For more information concerning Cablevisión, see “—Other—Cablevisión S.A.” below.

       Of the 24 channels owned and/or represented by Pramer, 15 channels are distributed outside of Argentina, principally in Chile, Mexico and Venezuela. For 2003, approximately 43% of Pramer’s affiliate revenue was derived from the distribution of channels outside of Argentina.

       Pramer handles affiliate sales for the 8 channels it represents and advertising sales for 7 of such channels. Pramer collects the revenue for the represented channels and pays the channel owners either a fixed fee or a fee based on amounts collected. Representation agreements typically have terms of two to five years. Advertising revenue accounted for approximately 13% of Pramer’s total revenue for 2003.

       Pramer has two sources of content: rights that are purchased from various distributors and its own productions. Contracts with producers or distributors of films and shows usually have terms of two to four years. Pramer’s own productions are usually contracted with independent producers.

       All of Pramer’s satellite transponder capacity is provided pursuant to contracts expiring in 2014.

Torneos y Competencias S.A.

       Torneos y Competencias is an independent producer of Argentine sports and entertainment programming that, through various affiliates, operates a sports programming cable channel; commercializes rights to televise sporting events via cable, satellite and broadcast television; and manages two sports magazines and several thematic soccer bars. Torneos’ emphasis is on soccer, and it has an exclusive agreement (except for certain cable broadcast rights held by an affiliate) with the Asociacion del Futbol Argentino (AFA) to produce and distribute matches between clubs in the Argentine professional soccer leagues. This agreement expires in 2010 unless extended to 2014 at Torneos’ request. Torneos produces or co-produces, through its three television studios and the production facilities of its production partners, a number of successful soccer-based programs, including Futbol de Primera, El Clasico del Domingo and Futbol de Verano.

       Torneos’ 50%-owned affiliate, Television Satelital Codificada S.A. (TSC), holds the commercial rights, with certain exceptions, in Argentina to select official soccer matches of AFA’s Premier League. TSC sells the right to televise specific matches to cable operators, to an over-the-air broadcast television channel in the City of Buenos Aires and the greater Buenos Aires metropolitan area and, in certain cases, exclusively to the TyC Sports Channel. Another 50%-owned affiliate of Torneos, Tele-Red Imagen S.A. (Trisa), owns the TyC Sports Channel, the first dedicated sports cable channel in Argentina, which packages soccer programming co-produced by Torneos and other sporting events to which Trisa holds commercial rights, including non-AFA soccer cup games, hockey, volleyball and tennis. Trisa also holds commercial rights to produce and distribute certain motor racing, basketball and boxing events. Trisa co-produces motor racing events for distribution through over-the-air television in the City of Buenos Aires and the greater Buenos Areas metropolitan area and through cable operators in the interior of Argentina and produces a weekly basketball and a weekly boxing event for cable exclusive distribution.

       Torneos has interests in two magazines: El Grafico, which covers Argentine and international sports, with special emphasis on soccer; and Golf Digest’s Argentine and Chilean editions. Torneos also owns a 50% interest in T&T Sports Marketing Ltd., which owns the television rights until 2007 for the principal South American soccer tournament, the Copa Libertadores de America, a regional championship played by the champion and the runner-up soccer team of each country affiliated with the South American Soccer Confederation. Fox Pan American Sports LLC acquired the other 50% interest in T&T Sports Marketing in January 2002.

       Fox Pan American Sports LLC, a joint venture in which we own a 15.2% voting interest and a 10.6% economic interest, is a principal customer of Torneos. Torneos supplies most of the sports production for Fox Pan American Sports’ Latin American signal. Torneos also sells its regional soccer distribution rights to Fox Pan American Sports, as well as to third parties. Through Fox Pan American Sports, Torneos anticipates a growing distribution for its programming outside of Argentina.

       We own a 40% interest in Torneos; an affiliate of Hicks Muse owns a 20% interest; a subsidiary of Telefónica S.A. owns a 20% interest; and the remaining 20% is owned by entities controlled by Luis B. Nofal. We have the right, during each of the 30-day periods beginning on April 25, 2004, April 25, 2005 or April 25, 2006 to purchase a 14% interest from Mr. Nofal. The purchase price that we would have to pay would be $2 million in 2004, $2.4 million in 2005 or $3 million in 2006.

       Pursuant to a stockholders agreement among us and the founding stockholders of Torneos, we retain, among others, the right to (1) participate with Torneos in any joint ventures formed to distribute sports programming in Argentina, Bolivia, Paraguay and Uruguay, (2) use Torneos trademarks in connection with any such sports programming, (3) match third party offers for DTH distribution of Argentine Soccer Association events, (4) match third party offers to the remaining founder of Torneos for its shares in Torneos, and (5) purchase as many Torneos shares as required to increase our ownership in Torneos to 50%, at the price paid by us for our initial 35% interest.

Other

       We also own minority interests in other broadband distributors and video programmers operating in Latin America. The following table provides information with respect to these interests:

Business Description and Ownership Interest
Entity	(as of 3/31/04)

Digital Latin America, LLC*	Operator of a digital network, via satellite transmission, that offers digital programming and programming transportation services to cable television operators throughout Latin America. We own a 43% equity interest in DLA.

Fox Pan American Sports LLC	A joint venture that develops and operates multiple Spanish language subscription television and radio services comprised predominantly of sports programming. We own a 10.6% equity interest in Fox Pan American Sports.

Sky Latin America	Offers entertainment services via satellite to households through its owned and affiliated distribution platforms in Latin America. Distributes programming primarily via DTH platforms, allowing subscribers to access a variety of channels covering general entertainment, music, movies, sports, kids, news, documentaries and education genres. We own a 10% equity interest in Sky Latin America.

*	DLA is currently involved in renegotiations concerning the terms and conditions of its satellite agreements with PanAmSat Corporation and its loan agreement with Motorola, Inc. In October 2003, DLA defaulted on the PanAmSat agreement, and, in January 2004, DLA defaulted under the Motorola loan agreement. As a result of these defaults, among other factors, we cannot assure you that DLA will be able to continue as a going concern.

Proposed Investment

       Cablevisión S.A. LMC currently owns an indirect 79% economic and non-voting interest in a limited liability company that owns 50% of the outstanding capital stock of Cablevisión S.A. Cablevisión is the largest cable television company in Argentina, in terms of number of basic cable subscribers, with 1.2 million basic cable subscribers as of March 31, 2004. As a result of the termination by Argentina of its decade-old currency peg in late 2001, Cablevisión (in common with other Argentine issuers) stopped servicing its U.S.-dollar denominated debt in 2002, which it is currently in the process of seeking to restructure pursuant to an out of court reorganization agreement. That agreement has been submitted to Cablevisión’s creditors for their consent, and a petition for its approval has been filed by Cablevisión with a commercial court in Buenos Aires under Argentina’s bankruptcy laws. If the restructuring is approved in its current form, we would contribute to Cablevisión U.S. $27.5 million, for which we would receive, after giving effect to a capital reduction pertaining to the current shareholders of Cablevisión (including the entity in which LMC has a 79% economic interest) approximately 39% of the equity of the restructured Cablevisión. The proceeds of our cash contribution would be distributed as part of the consideration being offered to Cablevisión’s creditors. No assurance can be given as to whether Cablevisión’s restructuring plan will be accepted by the court. We have also entered into a letter of intent with an affiliate of American International Group, Inc., which contemplates, after the restructuring, a joint venture with respect to our proposed investment in Cablevisión, which we will control. We have also granted a put to and entered into a debt swap with a third party in respect of certain debt of Cablevisión.

Regulatory Matters

Overview

       Video distribution, Internet, telephony and content businesses are regulated in each of the countries in which we operate. The scope of regulation varies from country to country, although in some significant respects regulation in Western European markets is harmonized under the regulatory structure of the

European Union, which we refer to as the EU. Adverse regulatory developments could subject our businesses to a number of risks. See “Risk Factors—Factors Relating to our Business—Our business is subject to risks of adverse regulation by foreign governments.” Regulations could limit growth, revenues and the number and types of services offered. In addition, regulation may restrict our operations and subject them to further competitive pressure, including pricing restrictions, interconnect and open-network obligations, and restrictions on content, including content provided by third parties. Failure to comply with current or future regulation could expose our businesses to various penalties.

       Foreign regulations affecting distribution and programming businesses fall into several general categories. Our businesses are required to obtain licenses, permits or other governmental authorizations from (or to notify or register with) relevant local or regulatory authorities to own and operate their respective distribution systems. In many countries, these licenses are non-exclusive and of limited duration. In some countries where we provide video programming services, such as the EU countries, we must comply with restrictions on programming content. Local or regulatory authorities in many countries where we provide video services also impose pricing restrictions and subject certain price increases to approval by the relevant local or national authority.

       Our telecommunications businesses generally are required to obtain licenses to offer telephony services, although, in some instances, we need only register with the appropriate regulatory authority. Our businesses to date have not been subject to certain additional rate regulation but would become subject to such regulation in a number of jurisdictions if they are deemed to hold significant market power. Under the EU’s new regulatory framework discussed below, a company will be deemed to have significant market power if it has the power to behave to an appreciable extent independently of competitors, customers and consumers. In some countries, we must notify the regulatory authority of our tariff structure and any subsequent price increases.

European Union

       Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom are member states of the EU. As such, these countries are required to enact national legislation which implements EU directives. Although not an EU member state, Norway is a member of the European Economic Area and generally has implemented or is implementing the same principles on the same timetable as EU member states. The following 10 countries joined the EU on May 1, 2004: The Czech Republic, Estonia, Cyprus, Latvia, Lithuania, Hungary, Malta, Poland, Slovenia and the Slovak Republic. As a result, most of the markets in Europe in which our businesses operate have been significantly affected by regulation initiated at the EU level.

Communications Services and Competition Directives

       A suite of new directives, which we refer to as the Directives, is revising the regulatory regime concerning communications services across the EU. They include the following:

•	Directive for a New Regulatory Framework for Electronic Communications Networks and Services (referred to as the Framework Directive);

•	Directive on the Authorization of Electronic Communications Networks and Services (referred to as the Authorization Directive);

•	Directive on Access to and Interconnection of Electronic Communications Networks and Services (referred to as the Access Directive);

•	Directive on Universal Service and Users’ Rights relating to Electronic Networks and Services (referred to as the Universal Service and Users’ Rights Directive); and

•	Directive on Privacy and Electronic Communications (referred to as the Privacy Directive).

       In addition to the Directives, a decision intended to ensure the efficient use of radio spectrum within the EU was adopted by the European Parliament. EU member countries were required to implement the

Framework, Authorization, Access and the Universal Service and Users’ Rights Directives by July 25, 2003. The following countries have taken action to incorporate the Directives into national law: Denmark, Spain, Portugal, Ireland, Italy, Austria, Finland, Sweden and the U.K. The 10 countries which joined the EU on May 1, 2004 were to ensure compliance with the new framework as of the date of accession. On April 21, 2004, the European Commission, which proposes legislation and policies for member states, decided to initiate legal action at the European Court of Justice against the following countries for failing to implement the new framework: Belgium, Germany, Greece, France, Luxembourg and The Netherlands, which adopted implementing legislation on April 20, 2004. France is expected to finalize implementing legislation in the near future. The Privacy Directive was to have been implemented by October 31, 2003. The following countries have adopted the Privacy Directive: Denmark, Spain, Italy, Austria, Sweden and the U.K. The European Commission also is pursuing legal action against the following countries for failing to adopt the Privacy Directive: Belgium, Germany, Greece, France, Luxembourg, The Netherlands, Portugal and Finland.

       The new regulatory framework seeks, among other things, to harmonize national regulations and licensing systems and further increase market competition. These policies seek to harmonize licensing procedures, reduce administrative fees, ease access and interconnection, and reduce the regulatory burden on telecommunications companies. It remains to be seen whether there will be a trend in the future to use general competition laws rather than regulation to prevent dominant carriers from abusing their market power.

       In order to make the rules on liberalization simpler and more transparent, on September 16, 2002, the European Commission adopted a Directive on Competition in the Markets for Electronic Communications Networks and Services (referred to as the Competition Directive). The Competition Directive requires EU member states to abolish special or exclusive rights relating to electronic communications networks and services and to ensure that any firm is entitled to provide them. In addition, member states must ensure that any general authorization allowing firms to provide such networks or services is based on objective, non-discriminatory, proportionate and transparent criteria. Consistent with the scope of the Directives, the Competition Directive applies to all networks and services used for the conveyance of signals by wire, radio, optical or other electromagnetic means, such as fixed, wireless, cable and satellite networks. The Competition Directive applies to transmission networks and services used for the broadcasting of radio and television programs, but excludes services providing or exercising control over such programs’ content. The European Commission currently is investigating whether regulation in the member states of the networks and services used for the broadcasting of radio and television programs and other audio-visual services complies with the Competition Directive.

       Most of the obligations included within the Directives apply to operators with “Significant Market Power” in a specific market. For example, the provisions of the Access Directive allow member states to mandate access obligations for those operators that are deemed to have Significant Market Power. For purposes of the Directives, an operator will be deemed to have Significant Market Power where, either individually or jointly with others, it enjoys a position of significant economic strength affording it the power to behave to an appreciable extent independently of competitors, customers and consumers. Consequently, we do not anticipate that the Directives will result in any form of additional regulatory burden for a majority of our businesses given their current position in the market.

       The European Commission is consulting on draft guidelines on market analysis and the assessment of Significant Market Power under the new Directives. The draft guidelines propose a structure for analyzing and determining market power. Under the new Directives, the European Commission also has the power to veto the decisions concerning Significant Market Power and market definitions of the national regulatory authorities in each EU member state.

       Conditional Access for Video Services. EU member states may regulate the offering of conditional access systems, such as set-top converters used for the expanded basic tier services offered by many of our businesses. Under EU law, providers of such conditional access systems may be required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

       Telecommunications Interconnection. The Access Directive sets forth the general framework for interconnection, including general obligations for telecommunications operators to allow interconnection with their networks. Public telecommunications network operators with Significant Market Power are subject to additional obligations. They must offer interconnection without discriminating between operators that offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection and carriage of telephony traffic. The Access Directive also contains provisions on collocation of facilities, number portability with certain exceptions, supplementary charges to contribute to the costs of universal service obligations and other interconnection standards. As a result, when the principles in the Access Directive are implemented, our businesses in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on reasonable terms in order to provide their services.

       Telecommunications Licensing. EU member states are required to adopt national legislation so that providers of telecommunications services generally require either no authorization or a general authorization which is conditional upon “essential requirements,” such as the security and integrity of the network’s operation. Licensing conditions and procedures must be objective, transparent and non-discriminatory. In addition, telecommunications operators with Significant Market Power may be required by EU member states to hold individual licenses carrying more burdensome conditions than authorizations held by other providers. However, license fees charged to operators may only include administrative costs, except in the case of scarce resources where additional fees are allowed. Following the entry into force of the new regulatory framework, licensing rules will be subsumed into a new authorization directive, and general authorizations are expected to replace individual licenses in almost all cases.

       Broadcasting. Generally, broadcasts originating in and intended for reception within a country must respect the laws of that country. EU member states are required to allow broadcast signals of broadcasters in other EU member states to be freely transmitted within their territory so long as the broadcaster complies with the law of the originating EU member state. An international convention extends this right beyond the EU’s borders into the majority of territories in which we operate. An EU directive also establishes quotas for the transmission of European-produced programming and programs made by European producers who are independent of broadcasters. The EU legal framework governing broadcast television currently is under review.

       EU member states are required to permit a satellite broadcaster to obtain the necessary copyright license for its programs in just one country (generally, the country in which the broadcaster is established), rather than obtaining copyright licenses in each country in which the broadcast is received. This concession does not apply to cable distribution.

Distribution Infrastructure and Video Business

       Licenses. Certain of our businesses are generally required to either obtain licenses, permits or other governmental authorizations from, or notify or register with, relevant local or regulatory authorities to own and operate their respective distribution systems. Generally, these licenses are non-exclusive. In many countries, licenses are granted for a specified number of years.

       Some of our businesses are dependent on these licenses, permits and authorizations, and their termination or non-renewal could have a material adverse effect on certain of our businesses.

       In some countries, our businesses pay annual franchise fees based on the amount of their revenues. In other countries, the fee consists of a payment upon initial application and/or nominal annual payments.

       Video “Must Carry” Requirements. In most countries where our businesses provide video and radio service, they are required to transmit to subscribers certain “must carry” channels, which generally include public national and local channels. Certain countries have adopted additional programming requirements. For example, in France various laws restrict the programming content our businesses are allowed to offer.

In parts of Belgium, our businesses must seek authorization for the distribution of non-EU programming. Under the new EU framework, member states are only permitted to impose must carry obligations where they are necessary to meet clearly defined general interest objectives and where they are proportionate and transparent.

       Pricing Restrictions. Local or national regulatory authorities in many countries where we provide video services also impose pricing restrictions. Often, the relevant local or national authority must approve basic tier price increases. In certain countries, price increases will only be approved if the increase is justified by an increase in costs associated with providing the service or if the increase is less than or equal to the increase in the consumer price index. In countries where rates are not regulated, subscriber fees may be challenged if they are deemed to constitute anti-competitive practices. These price restrictions are generally not applied to expanded basic tier or digital programming.

Internet

       Our businesses must comply with both EU regulation and with relevant domestic law in the provision of Internet access services and on-line content. Most countries require that providers of these services register with or notify the relevant regulatory authority of the services they provide and, in some cases, the prices charged to subscribers for such services.

       Our businesses that provide Internet services must comply with both Internet-specific and general laws concerning data protection, content provider liability and electronic commerce. Future regulations will likely have a significant impact on the provision of Internet services by our businesses. For example, in June 2000, the EU issued a directive establishing several principles for the regulation of e-commerce activities, including limiting the obligations and liability of companies providing network services or information storage for information transmitted or stored on their systems.

Telephony

       The liberalization of the telecommunications market in Europe allowed new entrants, including some of our businesses, to enter the telephony services market. The regulatory situation in most of the Eastern European markets in which our businesses operate currently precludes them from offering traditional switched telephony services.

       Generally, our businesses are required to obtain licenses to offer telephony services, although, in some countries, we need only register with the appropriate regulatory authority. Certain of our businesses require these licenses for their telephony businesses and their termination or non-renewal could have a material adverse effect on them. Our businesses have, to date, generally not been subject to telephony rate regulation but would become subject to such regulation in a number of jurisdictions if they are deemed to hold Significant Market Power. In some countries, our businesses must notify the regulatory authority of their tariff structure and any subsequent price increases. Licensing procedures in the EU will be simplified under the new regulatory framework discussed above.

       Incumbent telephony providers in each EU market are required to offer new entrants into the telephony market interconnection with their networks. Interconnection must be offered on a non-discriminatory basis and in accordance with certain principles set forth in the relevant EU directive, including cost-based pricing.

Competition Law and Other Matters

       EU directives and national consumer protection and competition laws in our Western European and certain other markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephony and Internet access services. Although our businesses may offer their services in integrated packages in Western European markets, they are generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephony. In addition, providers cannot abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization having this effect would be prohibited.

       As our businesses become larger throughout the EU and in individual countries in terms of service area coverage and number of subscribers, they may face increased regulatory scrutiny. Regulators may prevent certain acquisitions or permit them only subject to certain conditions.

The Netherlands

       The Netherlands’ legislative debates were extensive regarding whether, and under what terms and conditions, third parties should be allowed access to cable networks given the high penetration of cable infrastructure in The Netherlands, which exceeds 90% cable penetration. The Dutch government sent to the Dutch Parliament in January 2002 a law on access to cable, under the EU framework. As an EU member, The Netherlands is required to implement the EU’s Access Directive. The Netherlands approved legislation in April 2004 to adopt the new framework.

Poland

       As a general matter, Poland’s telecommunications laws are in a state of flux as a result of Poland’s entry into the EU on May 1, 2004. Poland is required to harmonize its national laws to EU requirements, and many legislative proposals are under discussion.

       On January 1, 2001, the Telecommunications Law took effect, under which only the operation of public telephony networks and public networks used for the broadcasting or distributing of radio and TV programs are required to obtain a telecommunications permit to be issued by the Telecommunications and Posts Regulatory Authority, or “Authority.” Other types of telecommunications activities, such as data transmission and Internet access services, are subject to registration with the Authority.

       The Telecommunications Law may affect the ability of our Polish operating company to obtain required radio frequency allocations if such frequencies are assigned by public tenders. The Telecommunications Law also contains provisions regarding access to networks and infrastructure sharing and eliminates certain foreign ownership limitations for the provision of cable television and domestic telecommunications services.

Japan

       Regulation of the Cable Television Industry. The two key laws governing cable television broadcasting services in Japan are the Cable Television Broadcasting Law and the Wire Telecommunications Law. The Cable Television Broadcasting Law was enacted in 1972 to regulate the installation and operation of cable television facilities and the provision of cable television services. The Wire Telecommunications Law is the basic law in Japan governing wire telecommunications, and it regulates all wire telecommunications equipment, including cable television facilities.

       Under the Cable Television Broadcasting Law, any business seeking to install cable television facilities with more than 500 drop terminals must obtain a license from the Ministry of Public Management, Home Affairs, Posts, and Telecommunications (which we refer to as the Ministry). Under the Wire Telecommunications Law, if these facilities have fewer than 500 drop terminals, only prior notification to the Ministry is required. If a license is required, the license application must provide an installation plan, including details of the facilities to be constructed and the frequencies to be used, financial estimates, and other relevant information. Generally, the license holder must obtain prior permission from the Ministry in order to change any of the items included in the original license application. The Cable Television Broadcasting Law also provides that any business that wishes to furnish cable television services must file prior notification with the Ministry before commencing service. This notification must identify the service areas, facilities and frequencies to be used and outline the proposed cable television broadcasting services and other relevant information, regardless of whether these facilities are leased or owned. Generally, the cable television provider must notify the Ministry of any changes to these items.

       Prior to the commencement of operations, a cable television provider must notify the Ministry of all charges and tariffs for its cable television services. Those charges and tariffs to be incurred in connection with the mandatory re-broadcasting of television content require the approval of the Ministry. A cable television provider must also give prior notification to the Ministry of all amendments to existing tariffs or charges (but Ministry approval of these amendments is not required).

       A cable television provider must comply with specific guidelines, including: (1) editing standards; (2) providing facilities for third party use for cable television broadcasting services, subject to availability; (3) providing service within its service area to those who request it absent reasonable grounds for refusal; and (4) obtaining permission to use public roads for the installation and use of cable.

       Regulation of the Telecommunications Industry. As providers of high-speed Internet access and telephony, our businesses in Japan also are subject to regulation by the Ministry under the Telecommunications Business Law. The Telecommunications Business Law previously regulated Type I and Type II carriers. Type I carriers were allowed to carry data over telecommunications circuit facilities which they install or on which they hold long-term leases meeting certain criteria. Type I carriers included common carriers, as well as wireless operators. Type II carriers, including telecommunications circuit resale carriers and Internet service providers, carried data over facilities installed by others. Under the Telecommunications Business Law, Type I carriers were allowed to offer the same kinds and categories of services as Type II carriers. Because our businesses carry data over telecommunications circuit facilities they installed in connection with their telephony and high-speed Internet access, our businesses were Type I carriers.

       Effective April 1, 2004, amendments to the Telecommunications Business Law eliminated the distinction between Type I (facilities-based) and Type II (service-based) carriers. Type I carriers previously were subject to more stringent licensing and tariffing requirements than Type II carriers. The amendments will make it easier for entities to enter the Japanese telecommunications market, particularly those carriers who wish to own and operate their own facilities on a limited scale. Larger carriers with facilities exceeding a certain size that operate within a specified area will be required to register with the Ministry, while smaller carriers may enter the market just by providing notice to the Ministry. The amendments also allow any carrier to discontinue business by providing notice to their users and ex post notification to the Ministry.

       Under these amendments, carriers who provide Basic Telecommunications Services, defined as telecommunications which are indispensable to the lives of the citizenry as specified in Ministry ordinances, will be required to provide such services in an appropriate, fair and stable manner. Carriers providing Basic Telecommunications Services must do so pursuant to terms and conditions and for rates that have been filed in advance with the Ministry. The Ministry may order modifications to contract terms and conditions it deems inappropriate for certain specified reasons. The terms and conditions as well as charges and tariffs for the provision of telecommunications services for Type I carriers were strictly regulated, but under these amendments, carriers may generally negotiate terms and conditions with their users (including fees and charges) except those relating to Basic Telecommunications Services.

Australia

       Subscription television services are regulated in Australia by a number of Commonwealth statutes. In addition, state and territory laws, including environmental and consumer protection legislation, may impact the construction and maintenance of a transmission system for subscription television services, the content of those services, and on various other aspects of the subscription television business itself.

       The Australian Broadcasting Services Act 1992, or “BSA,” regulates the ownership and operation of all categories of television and radio services in Australia. The technical delivery of broadcasting services is separately licensed under the Radiocommunications Act 1992 or the Telecommunications Act 1997, depending on the delivery technology utilized.

       The BSA regulates subscription television broadcasting services through a licensing regime. Our Australian businesses and their related companies hold the required broadcasting licenses. Subscription television broadcasting licenses are for an indefinite period.

       Under the BSA, a foreign person must not have “company interests” of more than 20% in a subscription television broadcasting license and foreign persons must not, in the aggregate, have “company interests” of more than 35% in a subscription television broadcasting license. The companies which hold the BSA licenses used by our Australian businesses to deliver their pay television services meet these requirements. However, the foreign ownership restrictions in the BSA are currently under legislative review.

       In addition to licenses issued under the BSA, our Australian businesses hold the required spectrum licenses issued under and regulated by the Radiocommunications Act 1992. Spectrum licenses can be issued for up to 15 years, but they are not renewable. Those held by Austar, one of UGC’s operating companies, expire in 2015.

       Further, a subsidiary of Austar also holds a carrier license issued under the Telecommunications Act 1997, and a number of Austar companies operate as carriage service providers. These companies are required to comply with Australian telecommunications legislation, including legislation that establishes various access regimes.

Latin America

Chile

       Cable and telephony applications for concessions and permits are submitted to the Ministry of Transportation and Telecommunications, which, through the Subsecretary of Telecommunications, is responsible for regulating, granting concessions and registering all telecommunications providers. The Antitrust Commission also plays an important role in regulating telecommunications in Chile. Wireline cable television licenses are non-exclusive and granted for indefinite terms, based on a business plan for a particular geographic area. Wireless licenses have renewable terms of 10 years. Our businesses have cable permits in most major and medium sized markets in Chile. Cross ownership between cable television and telephony is also permitted.

       The General Telecommunications Law of Chile allows telecommunications companies to provide service and develop telecommunications infrastructure without geographic restriction or exclusive rights to serve. Chile currently has a competitive, multi-carrier system for international and local long distance telecommunications services. Regulatory authorities currently determine prices for local telecommunications services until the market is determined to be competitive. To date, the regulatory authorities have determined prices charged to customers by the dominant local wireline telephony providers. The maximum rate structure is determined every five years. The current maximum rate structure will expire in May 2009. Local service providers with concessions are obligated to provide service to all concessionaires who are willing to pay for an extension to receive service. Local providers must also give long distance service providers equal access to their network connections.

Puerto Rico

       U.S. Federal Communications Commission Regulation. The Communications Act of 1934, as amended, and the regulations of the Federal Communications Commission (FCC) significantly affect the cable system operations of our subsidiary Liberty Cablevision of Puerto Rico, including, for example, subscriber rates; carriage of broadcast television stations; leased access and public, educational and government access; customer service; program packaging to subscribers; obscene programming; technical operating standards; use of utility poles and conduit; and ownership transfers. Thus, the FCC limits the price that cable systems which are not subject to effective competition may charge for basic services and equipment. Cable systems also must carry, without compensation, certain commercial and non-commercial television station programming within their geographic markets. Alternatively, local television stations may insist that a cable operator negotiate for retransmission consent. In addition, the FCC has initiated a further notice of proposed rulemaking to determine whether a television station may assert rights to carriage on cable systems of both analog and digital signals during the transition to digital television and to carriage of all digital signals transmitted by a station.

       Liberty Cablevision of Puerto Rico also offers high-speed Internet access over portions of its network. The FCC has classified high-speed Internet service as an “interstate information service” which the FCC traditionally has not regulated. However, a federal appellate panel vacated the FCC’s classification, and rehearing was denied. Thus, it is uncertain how the FCC ultimately will classify Internet access services. The FCC also adopted a notice of proposed rulemaking to examine whether local franchising authorities should be allowed to impose regulatory requirements on high-speed Internet access services, among other issues.

       Puerto Rico Regulation. The Puerto Rico Telecommunications Regulatory Board awards franchises for and regulates cable television systems in Puerto Rico. Such franchises are non-exclusive and renewable for periods up to 10 years. The regulatory board may revoke a franchise for various reasons, including, for example, substantial noncompliance with franchise terms and conditions, violations of applicable regulations, or continuing failure to satisfy required customer service standards. Cable systems may be charged a franchise fee of up to 5% of their gross revenues.

Argentina

       The Comité Federal de Radiodifusión exercises broad regulatory authority over broadcast television, cable system and DTH satellite licensees. Our businesses provide programming to such distributors. Programming must comply with restrictions on obscene, violent and advertising content, among other matters. Licensed distributors are responsible for complying with these restrictions.

Competition

       Markets for broadband distribution, including cable and satellite distribution, Internet access and telephony services, and video programming generally are highly competitive and rapidly evolving. Consequently, our businesses expect to face increased competition in these markets in the countries in which they operate, and specifically as a result of deregulation in the EU.

Broadband Distribution

Video Distribution

       Our businesses compete directly with a wide range of providers of news, information and entertainment programming to consumers. Depending upon the country and market, these may include: (1) over-the-air broadcast television services; (2) DTH satellite service providers (systems that transmit satellite signals containing video programming, data and other information to receiving dishes of varying sizes located on the subscriber’s premises); (3) satellite master antenna television systems, commonly known as SMATVs, which generally serve condominiums, apartment and office complexes and residential developments; (4) MMDS operators; (5) digital terrestrial television services; (6) pay-per-view and interactive television services; (7) other operators who build and operate wireline communications systems in the same communities that we serve; (8) interactive online computer services, including distribution of video products (such as movies and other programming) using Internet ADSL technology; and (9) movie theaters, video stores and home video products. Our businesses also compete to varying degrees with more traditional sources of information and entertainment, such as newspapers, magazines, books, live entertainment/concerts and sporting events.

       In some countries, our businesses face significant competition from other cable operators, while in other countries the primary competition is from DTH satellite service providers or developing digital terrestrial television services.

Internet

       With respect to Internet access services and online content, our businesses face competition in a rapidly evolving marketplace from incumbent and non-incumbent telecommunications companies, other cable-based Internet service providers, non-cable-based Internet service providers and Internet portals, many of which have substantial resources. The Internet services offered by these competitors include both traditional dial-up Internet services and high-speed Internet access services using digital subscriber line (DSL) and ADSL technology, in a range of product offerings with varying speeds and pricing, as well as interactive computer-based services, data and other non-video services to homes and businesses.

Telephony

       With respect to telephony services, our businesses face competition from the incumbent telecommunications operator in each country. For example, in Japan, our businesses compete primarily with Nippon Telegraph and Telephone Corporation, which was the sole provider of telephony service in Japan until 1985. These operators have substantially more experience in providing telephony services, greater resources to devote to the provision of telephony services and longstanding customer relationships. In many countries, our businesses also face competition from other cable telephony providers, wireless telephony providers and indirect access providers. Competition in both the residential and business telephony markets will increase as certain market trends and regulatory changes, such as general price competition, the introduction of carrier pre-selection, number portability and the continued growth of mobile operators and telephony, increase throughout the EU and in the other countries in which we operate. Competition from mobile operators could increase even further if mobile operators’ call charges are reduced or their service offerings are expanded or improved.

Video Programming

       The business of providing programming for cable and satellite television distribution is highly competitive. Our programming businesses directly compete with other programmers for distribution on a limited number of channels. Once distribution is obtained, these programming services compete, to varying degrees, for viewers and advertisers with other cable and over the air broadcast television programming services as well as with other entertainment media, including home video (generally video rentals), online activities, movies and other forms of news, information and entertainment.

Properties

       We lease our executive offices in Englewood, Colorado from LMC. All of our other real or personal property is owned or leased by our subsidiaries and affiliates.

       UGC leases its executive offices in Denver, Colorado. UGC’s various operating companies lease or own their respective administrative offices, headend facilities, tower sites and other property necessary for their operations. UGC generally owns the towers on which their equipment is located. The physical components of their broadband networks require maintenance and periodic upgrades to support the new services and products they introduce.

       Liberty Cablevision of Puerto Rico owns its main office in Luquillo, Puerto Rico, its headends and certain other equipment in Cayey, Humacao and Lares, Puerto Rico. Liberty Cablevision of Puerto Rico also leases additional customer service offices, warehouses, headends and other equipment throughout Puerto Rico.

       Pramer leases its offices in Buenos Aires, Argentina.

       Our other subsidiaries and affiliates own or lease the fixed assets necessary for the operation of their respective businesses, including office space, transponder space, headends, cable television and telecommunications distribution equipment, telecommunications switches and customer equipment (including converter boxes). Our management believes that our current facilities are suitable and adequate for our business operations for the foreseeable future.

Employees

       As of March 31, 2004, we and our consolidated subsidiaries had an aggregate of approximately 11,000 employees. We believe that our employee relations are good.

Legal Proceedings

       From time to time, our subsidiaries and affiliates have become involved in litigation relating to claims arising out of their operations in the normal course of business. The following is a description of certain legal proceedings to which one of our subsidiaries or another company in which we hold an interest is a party. In our opinion, the ultimate resolution of these legal proceedings would not likely have a material adverse effect on our business, results of operations, financial condition or liquidity.

       Movieco. On December 3, 2002, Europe Movieco Partners Limited filed a request for arbitration against United Pan-Europe Communications, N.V., a subsidiary of UGC which we refer to as UPC, with the International Court of Arbitration of the International Chamber of Commerce. The request contains claims that are based on a cable affiliation agreement entered into between the parties on December 21, 1999. The arbitral proceedings were suspended from December 17, 2002 to March 18, 2003. They have subsequently been reactivated and directions have been given by the Arbitral Tribunal. In the proceedings, Movieco claims (1) unpaid license fees due under the affiliation agreement, plus interest, (2) an order for specific performance of the affiliation agreement or, in the alternative, damages for breach of that agreement, and (3) legal and arbitration costs plus interest. Of the unpaid license fees, approximately $11.0 million had been accrued prior to UPC’s commencing insolvency proceedings in The Netherlands on December 3, 2002 (which we refer to as the pre-petition claim). Movieco made a claim in the Dutch insolvency proceedings for the pre-petition claim and following consummation of the insolvency proceedings, equity of the appropriate value was delivered to Movieco in December 2003. UPC filed a counterclaim in the arbitral proceeding, stating that the affiliation agreement is null and void because it breaches Article 81 of the EC Treaty. UPC also relies on the Order of the Southern District of New York dated January 7, 2003, in which the New York court ordered that the rejection of the affiliation agreement was approved effective March 1, 2003, and that UPC shall have no further liability under the affiliation agreement.

       Excite@Home. In 2000, certain of UGC’s subsidiaries, including UPC, pursued a transaction with Excite@Home which if completed, would have merged chello broadband with Excite@Home’s international broadband operations to form a European Internet business. The transaction was not completed, and discussions between the parties ended in late 2000. On November 3, 2003, UGC received a complaint filed on September 26, 2003 by Frank Morrow, on behalf of the General Unsecured Creditors’ Liquidating Trust of At Home in the United States Bankruptcy Court for the Northern District of California, styled as In re At Home Corporation, Frank Morrow v. UnitedGlobalCom, Inc. et al. (Case No. 01-32495-TC). In general, the complaint alleges breach of contract and fiduciary duty by UGC and Old UGC, Inc. (formerly known as UGC Holdings, Inc., now a wholly owned subsidiary of UGC). The action has been stayed by the Bankruptcy Court in the Old UGC Bankruptcy proceedings. The plaintiff has filed a claim in the bankruptcy proceedings of approximately $2.2 billion. UGC denies the material allegations, believes this claim is without merit and intends to defend the litigation vigorously.

       Cignal. On April 26, 2002, UPC received a notice that certain former shareholders of Cignal Global Communications filed a lawsuit against UPC in the District Court in Amsterdam, The Netherlands, claiming $200 million on the basis that UPC failed to honor certain option rights that were granted to those shareholders in connection with the acquisition of Cignal by Priority Telecom. UPC believes that it has complied in full with its obligations to these shareholders through the initial public offering of Priority Telecom on September 27, 2001. Accordingly, UPC believes that the Cignal shareholders’ claims are without merit and intends to defend this suit vigorously. In December 2003, certain members and former members of the Supervisory Board of Priority Telecom were put on notice that a tort claim may be filed against them for their cooperation in the initial public offering.

       Rate Increases in The Netherlands. UGC previously announced that it would increase rates for analog video customers in The Netherlands towards a standard rate, effective January 1, 2004. UGC has been enjoined from, or has voluntarily waived, implementing these rate increases in certain cities within The Netherlands. Thus far, it has reached agreements with several municipalities, including the municipality of Amsterdam, allowing it to increase its standard cable tariffs from €11.36 to €15.20 throughout the year. It is currently negotiating with other municipalities and expects a satisfactory resolution.

       Eximius. On June 10, 2003, Eximius Capital Funding, Ltd. commenced an action in the United States District Court for the Southern District of New York (SDNY), against Cablevisión S.A., certain then-shareholders of Cablevisión, a subsidiary of our company, LMC, an officer of LMC and a director of LMC, for interest past due, principal and other payments due on $1,210,000 of 13.75% notes of Cablevisión and for preliminary and permanent injunctions. The allegations against Cablevisión are (1) breach of contract on the notes for past due interest only, in the amount of approximately $250,000; and (2) breach of a covenant in the indenture governing the notes which restricted Cablevisión’s ability to enter into transactions for the benefit of its affiliates unless such transaction was on terms no less favorable than could be obtained in an arms’ length transaction with an unrelated party. The other counts in the complaint are directed at various officers, directors and shareholders of Cablevisión for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, tortious interference with contract, piercing the corporate veil, and fraudulent conveyance. On October 3, 2003, motions to dismiss were filed on behalf of our subsidiary named in the suit, LMC and the officer and the director of LMC named in the suit. The motions were subsequently withdrawn to allow the plaintiffs time to conduct limited discovery on these matters, which is on-going. None of the defendants has answered the complaint at this time. On July 8, 2004, Eximius submitted a request to the court to dismiss the case without prejudice and stated that Eximius is preparing to pursue its claims in state court. The court has not yet ruled on the request.

MANAGEMENT

Directors and Executive Officers

       The following table sets forth certain information concerning our directors and executive officers, including a five year employment history and any directorships held in public companies:

Name	Positions

John C. Malone Born March 7, 1941	President, Chief Executive Officer, Chairman of the Board and a director of our company since March 2004. Mr. Malone has served as Chairman of the Board of LMC since 1990. Mr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc., a subsidiary of LMC, from December 1996 to August 2000. Mr. Malone also served as Chairman of the Board of Tele-Communications, Inc., the former parent company of LMC (TCI), from November 1996 to March 1999; Chief Executive Officer of TCI from January 1994 to March 1999; and President of TCI from January 1994 to March 1997. Mr. Malone is a director of LMC, The Bank of New York, InterActiveCorp and UGC.

Miranda Curtis Born November 26, 1955	Senior Vice President of our company since March 2004. Ms. Curtis has served as President of our subsidiary, Liberty Media International Holdings, LLC, and its predecessors since February 1999.

Bernard G. Dvorak Born April 19, 1960	Senior Vice President and Controller of our company since March 2004. Mr. Dvorak served as Senior Vice President, Chief Financial Officer and Treasurer of On Command Corporation, a subsidiary of LMC, from July 2002 until May 17, 2004. Mr. Dvorak was the Chief Executive Officer and a member of the board of directors of Formus Communications, Inc., a provider of fixed wireless services in Europe, from September 2000 until June 2002, and, from April 1999 until September 2000, he served as Chief Financial Officer of Formus. On March 28, 2001, an involuntary petition under Chapter 7 of the United States Bankruptcy Code was filed against Formus in the United States Bankruptcy Court for the District of Colorado.

Graham Hollis Born January 9, 1952	Senior Vice President and Treasurer of our company since March 2004. Mr. Hollis has served as an executive vice president of Liberty Media International Holdings and its predecessors since September 1996 and chief financial officer since May 1995.

David B. Koff Born December 26, 1958	Senior Vice President of our company since March 2004. Mr. Koff served as a Senior Vice President of LMC from February 1998 through May 2004; and Vice President— Corporate Development of LMC from August 1994 to February 1998. Mr. Koff is a director of Crown Media Holdings, Inc. and UGC.

David J. Leonard Born March 28, 1953	Senior Vice President of our company since March 2004. Mr. Leonard has served as the President of LMC’s Latin America Group, a subgroup of Liberty’s International Group, since January 2004. Prior to joining LMC, Mr. Leonard was the founder and managing director of VLG Acquisition Corporation, which owned interests in selected telecommunications companies in Latin America. From 1998 to 2002, Mr. Leonard was the founder, president and CEO of VeloCom Inc., a competitive local exchange carrier which provided wireless communications services throughout Brazil and Argentina.

Name	Positions

Elizabeth M. Markowski Born October 26, 1948	Senior Vice President, General Counsel and Secretary of our company since March 2004. Ms. Markowski has served as a Senior Vice President of LMC since November 2000. Prior to joining LMC, Ms. Markowski was a partner in the law firm of Baker Botts L.L.P for more than five years.

Robert R. Bennett Born April 19, 1958	A director of our company and Vice-Chairman of the Board since March 2004. Mr. Bennett has served as President and Chief Executive Officer of LMC since April 1997, and he held various other executive positions with LMC since its inception in 1990. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. Mr. Bennett is a director of LMC, InterActiveCorp, OpenTV Corp. and UGC.

Donne F. Fisher Born May 24, 1938	A director of our company since May 2004. Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991. Mr. Fisher has served as a consultant to the subsidiary of Comcast Corporation that is the successor entity to TCI since 1996. Mr. Fisher is a director of LMC and General Communication, Inc.

David E. Rapley Born June 22, 1941	A director of our company since May 2004. Mr. Rapley served as Executive Vice President Engineering of VECO Corp.— Alaska from January 1998 to December 2001. Mr. Rapley is a director of LMC.

M. LaVoy Robison Born September 6, 1935	A director of our company since June 2004. A director of LMC since June 2003. Mr. Robison has served as an executive director and board member of The Anschutz Foundation (a private foundation) since January 1998.

Larry E. Romrell Born December 30, 1939	A director of our company since May 2004. Mr. Romrell served as an Executive Vice President of TCI from January 1994 to March 1999 and since March 1999 has served as a consultant to the subsidiary of Comcast that is the successor entity to TCI. Mr. Romrell also served, from December 1997 to March 1999, as Executive Vice President and Chief Executive Officer of TCI Business Alliance and Technology Co.; and from December 1997 to March 1999, as Senior Vice President of TCI Ventures Group. Mr. Romrell is a director of LMC.

J. David Wargo Born October 1, 1953	A director of our company since May 2004. Mr. Wargo has served as the President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of OpenTV Corp. and Strayer Education, Inc.

       The executive officers named above will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of the directors, by blood, marriage or adoption.

       During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Board Composition

       Our board of directors currently consists of seven directors, divided among three classes. Our Class I directors, whose term will expire at the annual meeting of our shareholders in 2005, are David E. Rapley and Larry E. Romrell. Our Class II directors, whose term will expire at the annual meeting of our shareholders in 2006, are Robert R. Bennett, M. LaVoy Robison and Donne F. Fisher. Our Class III directors, whose term will expire at the annual meeting of our shareholders in 2007, are John C. Malone and J. David Wargo. At each annual meeting of our shareholders, the successors of that class of directors whose term(s) expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of our shareholders held in the third year following the year of their election. The directors of each class will hold office until their respective death, resignation or removal and until their respective successors are elected and qualified.

Committees of the Board

       Our board of directors has established an executive committee, whose members are Robert R. Bennett and John C. Malone. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

       Our board of directors has established a compensation committee, whose members are Donne F. Fisher, Larry E. Romrell and J. David Wargo. The compensation committee will review and make recommendations to our board regarding all forms of compensation provided to our executive officers and directors. In addition, the compensation committee will review and make recommendations on bonus and stock compensation arrangements for all of our employees and will have sole responsibility for the administration of our incentive plan.

       Our board of directors has established an audit committee, whose members are Donne F. Fisher, David E. Rapley, M. LaVoy Robison and J. David Wargo. The audit committee will review and monitor the corporate financial reporting and the internal and external audits of our company. The committee’s functions will include, among other things:

•	appointing or replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

•	reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

•	reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

•	reviewing our management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

•	reviewing compliance with applicable Securities and Exchange Commission and stock exchange rules regarding audit committees; and

•	preparing a report for our annual proxy statement.

       Our board of directors has established a nominating and corporate governance committee, whose members are Donne F. Fisher, David E. Rapley, J. David Wargo and Larry E. Romrell. The nominating and corporate governance committee will identify and recommend as nominees to our board of directors individuals qualified to become members of our board, and review from time to time the Corporate Governance Guidelines applicable to our company and recommend to our board such changes as it may deem appropriate. The nominating and corporate governance committee will also oversee the evaluation of management of our company and our board of directors and make recommendations, as appropriate.

       The board, by resolution, may from time to time establish certain other committees of the board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the board, subject to applicable law.

Executive Compensation

       The following table sets forth information for the periods identified relating to compensation from LMC to our Chief Executive Officer and each of the other persons who we anticipate will serve as our four other most highly compensated executive officers during the year ended December 31, 2004, who we refer to as our “named executive officers.” The compensation committee of our board of directors has determined that, for 2004, compensation of the named executive officers (other than Mr. Malone) would continue on the same basis and at the same rate as such persons were being compensated by LMC immediately prior to the spin off. For Mr. Malone, the compensation approved by the compensation committee was the grant of an option to acquire 1,474,488 shares of our Series B common stock. See “ — Employment Contracts and Termination of Employment and Change in Control Arrangements” below.

Summary Compensation Table

Annual Compensation

						Long-Term Compensation

						Restricted	Securities
Name and Principal				Other Annual		Stock	Underlying		All Other
Position with Our Company	Year	Salary($)		Compensation		Awards	Options/SARs		Compensation($)

John C. Malone	2003	$2,600		$706,759	(2)	$—	—		$260	(8)
President and Chief	2002	$4,200		$435,857	(2)	$—	—		$410	(8)
Executive Officer	2001	$2,600		$207,050	(2)	$—	11,485,402	(6)(7)	$17,500	(8)
Miranda Curtis	2003	$622,618	(1)	$—		$—	125,000		$—
Senior Vice President	2002	$553,887	(1)	$—		$—	—		$—
	2001	$490,926	(1)	$—		$—	284,379	(7)	$—
Graham Hollis	2003	$340,000		$—		$—	75,000		$20,000	(8)
Senior Vice President	2002	$330,000		$—		$—	—		$20,000	(8)
and Treasurer	2001	$288,462		$—		$—	770,157	(6)(7)	$17,500	(8)
David B. Koff	2003	$560,523		$227,166	(3)	$—	250,000		$20,000	(8)
Senior Vice President	2002	$525,000		$—		$616,500 (5)	—		$20,000	(8)
	2001	$475,000		$—		$—	3,439,938	(6)(7)	$17,500	(8)
Elizabeth M. Markowski	2003	$633,500		$—		$—	250,000		$20,000	(8)
Senior Vice President,	2002	$615,000		$—		$—	—		$20,000	(8)
General Counsel and	2001	$600,000		$72,391	(4)	$—	205,120	(7)	$17,500	(8)
Secretary

(1)	Ms. Curtis’ compensation is paid in U.K. pounds, which, for purposes of the foregoing presentation, has been converted to U.S. dollars based upon the average exchange rate in effect for each year of compensation presented.

(2)	Includes $317,970, $240,443 and $133,745 of compensation related to Mr. Malone’s personal use of LMC’s aircraft and flight crew during 2003, 2002 and 2001, respectively, which compensation has been calculated based on the aggregate incremental cost of such usage to LMC. In accordance with applicable Treasury Regulations, LMC included in Mr. Malone’s reportable income for 2003, 2002 and 2001 $111,997, $76,735 and $63,011, respectively, of compensation related to his personal use of LMC’s aircraft and flight crew. Also includes $213,219, $188,127 and $66,639 in 2003, 2002 and 2001, respectively, related to reimbursement of Mr. Malone’s legal and accounting fees for tax and estate planning purposes. Mr. Malone’s employment agreement with LMC was amended in 2003 to provide for payment or reimbursement of professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of LMC’s aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of LMC’s aircraft is limited to $500,000 per year, as determined in accordance with applicable Treasury Regulations.

(3)	Represents reimbursement for housing and other costs incurred by Mr. Koff in connection with his transfer to London, England at LMC’s request.

(4)	Includes $72,173 of compensation related to reimbursement of Ms. Markowski’s relocation expenses.

(5)	Mr. Koff was granted 50,000 restricted shares of LMC Series A common stock in April 2002. Such shares vest as to 25% on each of the first four anniversaries of the grant date. At December 31, 2003, the unvested restricted shares had a value of $445,875.

(6)	Effective February 28, 2001 (the “Effective Date”), LMC restructured the options and options with tandem SARs to purchase AT&T Liberty Media Group tracking stock (collectively, the “Restructured Options”) held by certain of its executive officers. Pursuant to such restructuring, all Restructured Options became exercisable on the Effective Date, and each executive officer was given the choice to exercise all of his Restructured Options. Each executive officer who opted to exercise his Restructured Options received consideration equal to the excess of the closing price of the subject securities on the Effective Date over the exercise price. The exercising officers received (i) a combination of cash and AT&T Liberty Media Group tracking stock for Restructured Options that were vested prior to the Effective Date and (ii) cash for Restructured Options that were previously unvested. The exercising officers used the cash proceeds from the previously unvested options to purchase restricted shares of AT&T Liberty Media Group tracking stock which were converted into shares of LMC common stock upon LMC’s split off from AT&T. Such restricted shares were subject to forfeiture upon termination of employment. The forfeiture obligation lapsed according to a schedule that corresponded to the vesting schedule applicable to the previously unvested options, and all restricted shares have vested as of December 31, 2003.

In addition, each exercising officer was granted free-standing SARs equal to the total number of Restructured Options exercised. The free-standing SARs were tied to the value of AT&T Liberty Media Group tracking stock and will vest as to 30% in year one and 17.5% in years two through five. Upon the completion of LMC’s split off from AT&T, the free-standing SARs automatically converted to options to purchase LMC Series A common stock, or in the case of Mr. Malone, LMC Series B common stock.

These options and SARs were adjusted in connection with the spin off. See “—Option and SAR Grants in Last Fiscal Year— Spin Off-Related Adjustments” for more information regarding these adjustments.

(7)	The numbers of shares reflect adjustments for LMC’s rights offering which concluded in December 2002. These options and SARs were adjusted in connection with the spin off. See “—Option and SAR Grants in Last Fiscal Year— Spin Off-Related Adjustments” for more information regarding these adjustments.

(8)	Amounts represent contributions to the Liberty Media 401(k) Savings Plan (the “Liberty 401(k) Savings Plan”). The Liberty 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty 401(k) Savings Plan participants may contribute up to 10% of their compensation, and LMC makes a matching contribution of 100% of the participants’ contributions. Participant contributions to the Liberty 401(k) Savings Plan are fully vested upon contribution.

       Generally, participants acquire a vested right in LMC contributions as follows:

Years of service	Vesting Percentage

Less than 1	0%
1-2	33%
2-3	66%
3 or more	100%

With respect to LMC contributions made to the Liberty 401(k) Savings Plan in 2003, 2002 and 2001, all of the named executive officers are fully vested. Directors who are not LMC employees are ineligible to participate in the Liberty 401(k) Savings Plan. Under the terms of the Liberty 401(k) Savings Plan, employees are eligible to participate after three months of service.

       We and LMC share compensation expenses for Elizabeth M. Markowski, one of our named executive officers, based on the amount of time she spends on our respective businesses. We currently anticipate that Ms. Markowski will spend approximately 75% of her time on matters relating to our company.

Option and SAR Grants in Last Fiscal Year

       We did not grant any stock options or stock appreciation rights to our named executive officers during the year ended December 31, 2003. The grant of any stock options or stock appreciation rights will be determined by the compensation committee of our board of directors. The following table sets forth certain information concerning stock options and stock appreciation rights granted under the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective September 11, 2002) during its fiscal year ended December 31, 2003, to our named executive officers:

	Number of	Percent of total	Exercise
	securities	SARs granted	or base		Grant date
	underlying	to employees in	price		present
	SARs granted	fiscal year	($/sh)(1)	Expiration Date	value(2)

John C. Malone	—	—	$—	—	$—
Miranda Curtis	125,000	2.0%	$11.09	July 31, 2013	$727,210
Graham Hollis	75,000	1.2%	$11.09	July 31, 2013	$436,326
David B. Koff	250,000	4.1%	$11.09	July 31, 2013	$1,454,419
Elizabeth M. Markowski	250,000	4.1%	$11.09	July 31, 2013	$1,454,419

(1)	Represents the closing market price per share of LMC Series A common stock on July 31, 2003. Does not reflect adjustments made as a result of our spin off from LMC. See “—Spin Off-Related Adjustments” below.

(2)	The value shown is based on the Black-Scholes model and is stated on a present value basis. The key assumptions used in the model for purposes of this calculation include the following: (a) a 4.5% discount rate; (b) a 32.0% volatility factor; (c) the 10-year option term; (d) the closing price of LMC Series A common stock on July 31, 2003; and (e) a per share exercise price of $11.09. The actual value realized will depend upon the extent to which the stock price exceeds the exercise price on the date the SAR is exercised. Accordingly, the realized value, if any, will not necessarily be the value determined by the model.

Spin Off-Related Adjustments

       In connection with the spin off, each option and stock appreciation right with respect to LMC common stock outstanding as of the record date for the spin off was adjusted by the incentive plan committee of LMC’s board of directors. LMC options held, as of the record date, by employees of our company or employees of our wholly owned subsidiary, Liberty Media International Holdings, LLC (collectively, LMI Holders), or directors or certain employees of LMC (collectively, LMC Holders) were divided into two options: (1) an option, which we refer to as an LMI option, to purchase the number and series of shares of our common stock that would have been issued in the spin off in respect of the shares of LMC common stock subject to the applicable LMC option, as if such LMC option had been exercised in full immediately prior to the record date for the spin off, and (2) an adjusted LMC option to purchase the same number and series of shares of LMC common stock for which the LMC option was exercisable. The aggregate exercise price of each such outstanding LMC option was allocated between the LMI option and the adjusted LMC option, such that the LMI option has an exercise price per share equal to the fair market value per share of the applicable series of our common stock and the adjusted LMC option has an exercise price per share equal to the exercise price per share of the outstanding LMC option less (x) $1.81, in the case of Series A options, or (y) $2.02, in the case of Series B options. The incentive plan committee of LMC’s board of directors determined that, for purposes of the spin off-related adjustments, the fair market value per share of our Series A common stock was $36.09 and the fair market value per share of our Series B common stock was $40.30. Generally, the terms of the LMI option and the adjusted LMC option are otherwise the same as that of the outstanding LMC option, except that references to employment by or service to LMC and its subsidiaries under the outstanding LMC option shall be deemed to include employment by or service to our company and our subsidiaries as well. Stock appreciation rights related to LMC Series A common stock held, as of the record date, by LMI Holders or LMC Holders were divided into two awards (in a manner similar to the adjustment made to outstanding LMC options): (1) an LMI option and (2) an adjusted LMC stock appreciation right. The aggregate base price of each outstanding LMC stock appreciation right was allocated between the LMI option and the adjusted LMC stock appreciation right such that the LMI Option has an exercise price per share equal to $36.09 and the adjusted LMC stock appreciation right has a base price per share equal to the base price per share of the outstanding LMC stock appreciation right less $1.81. Generally, the terms of the LMI option and the adjusted LMC stock appreciation right are otherwise the same as that of the outstanding LMC stock appreciation right, except that references to employment by or service to LMC and its subsidiaries under the outstanding LMC stock appreciation right shall be deemed to include employment by or service to our company and our subsidiaries as well. As a result of the foregoing adjustments, options to acquire an aggregate of 1,655,635 shares of our Series A common stock and 1,408,264 shares of our Series B common stock were issued.

Malone Grant

       We have granted to John C. Malone, one of our named executive officers, options to acquire 1,474,448 shares of our Series B common stock at a per share exercise price of $39.10. These options represent the primary form of compensation to be paid to Mr. Malone by our company. See “—Employment Contracts and Termination of Employment and Change in Control Arrangements” for more information regarding these options.

Aggregate Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

       None of our named executive officers held options to purchase shares of our common stock during the year ended December 31, 2003. The following table sets forth certain information concerning exercises of options and/or stock appreciation rights for LMC’s common stock during the year ended December 31, 2003, by our named executive officers:

Aggregated Option/ SAR Exercises in the Last Fiscal Year and

Fiscal Year-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised	Options/SARs at
	Shares		Options/SARs at	December 31, 2003
	Acquired on	Value	December 31, 2003	Exercisable/
	Exercise	Realized	(#) Exercisable/	Unexercisable
Name	(#)	($)	Unexercisable	($)

John C. Malone
Series A
Exercisable	—	$—	4,125	$—
Unexercisable	—	$—	—	$—

Series B
Exercisable	—	$—	7,922,931	$—
Unexercisable	—	$—	8,756,922	$—

Miranda Curtis
Series A
Exercisable	—	$—	1,433,447	$3,247,692
Unexercisable	—	$—	338,284	$100,000

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised	Options/SARs at
	Shares		Options/SARs at	December 31, 2003
	Acquired on	Value	December 31, 2003	Exercisable/
	Exercise	Realized	(#) Exercisable/	Unexercisable
Name	(#)	($)	Unexercisable	($)

Graham Hollis
Series A
Exercisable	—	$—	365,825	$—
Unexercisable	—	$—	479,332	$60,000

David B. Koff
Series A
Exercisable	—	$—	1,644,227	$—
Unexercisable	—	$—	2,055,967	$200,000

Elizabeth M. Markowski
Series A
Exercisable	—	$—	682,665	$—
Unexercisable	—	$—	862,155	$200,000
Compensation of Directors

       Each of our directors who is not an employee of our company will be entitled to a fee of $1,000 for each board meeting he attends. In addition, the chairman and each other member of the audit committee of our board of directors will be entitled to a fee of $5,000 and $2,000, respectively, for each audit committee meeting he attends. Each member of the compensation committee and each member of the nominating and corporate governance committee will be entitled to a fee of $1,000 for each committee meeting he attends. Fees to our directors will be payable in cash. We will also reimburse members of our board for travel expenses incurred to attend any meetings of our board or any committee thereof.

       Each of our directors who is not an employee of our company was granted options to acquire 3,000 shares of our Series A common stock on June 22, 2004. All of these options were granted pursuant to the Liberty Media International, Inc. 2004 Nonemployee Director Incentive Plan, vest on the first anniversary of the grant date and were granted at a per share exercise price of $35.55, which was the closing price of our Series A common stock on the grant date.

       Following each annual meeting of our shareholders, each of our directors who is not an employee of our company will be granted options to acquire an additional 3,000 shares of our Series A common stock. All of these options will be granted pursuant to the Liberty Media International, Inc. 2004 Nonemployee Director Incentive Plan, will vest on the first anniversary of the applicable grant date and will be granted at an exercise price equal to the fair market value of our Series A common stock.

Employment Contracts and Termination of Employment and Change in Control Arrangements

       Except as described below, we have no employment contracts, termination of employment agreements or change of control agreements with any of our named executive officers.

       We have entered into an option agreement with John C. Malone, our President, Chief Executive Officer and Chairman of the Board, pursuant to which we granted to Mr. Malone, under the Liberty Media International, Inc. 2004 Incentive Plan, options to acquire 1,474,448 shares of our Series B common stock at an exercise price per share of $39.10, which equals 110% of the closing price of our Series A common stock on June 22, 2004, the day on which the compensation committee of our board approved the definitive terms of the option grant. The options represent the primary form of compensation to be paid to Mr. Malone by our company. The options are exercisable immediately; however, Mr. Malone’s rights with respect to the options and any shares issued upon exercise will vest at the rate of

20% per year on each anniversary of the date on which the spin off was completed, provided that Mr. Malone continues to have a qualifying relationship (whether as a director, officer, employee or consultant) with our company (or any successor to our company). If Mr. Malone ceases to have such a qualifying relationship (subject to certain exceptions for his death or disability or termination without cause), his unvested options will be terminated and/or we will have the right to require Mr. Malone to sell to us, at the exercise price of the options, any shares of our Series B common stock previously acquired by Mr. Malone upon exercise of options which have not vested as of the date on which Mr. Malone ceases to have a qualifying relationship with our company.

Equity Compensation Plan Information

Liberty Media International, Inc. 2004 Incentive Plan

General

       The incentive plan is administered by the compensation committee of our board of directors and will be submitted for shareholder approval at our 2005 annual meeting of shareholders. The compensation committee is currently comprised of three members: Donne F. Fisher, Larry E. Romrell and J. David Wargo. Each member is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The compensation committee has the full power and authority to grant eligible persons the awards described below and determine the terms and conditions under which any awards are made.

       The incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. The incentive plan is also intended to (1) attract persons of exceptional ability to become officers and employees of our company, and (2) induce independent contractors to provide services to our company. Our employees (including employees who are officers or directors of our company or any of our subsidiaries) and independent contractors are eligible to participate and may be granted awards under the incentive plan. Awards may be made to any such person, officer, director or contractor whether or not he or she holds or has held awards under this plan or under any other plan of our company or any of our affiliates.

       The number of individuals who will receive awards under the incentive plan will vary from year to year and will depend on various factors, such as the number of promotions and our hiring needs during the year, and thus we cannot determine future award recipients. Currently, under the incentive plan, options to acquire an aggregate of 408,000 shares of our Series A common stock have been granted to our officers and employees and options to acquire 1,474,448 shares of our Series B common stock have been granted to John C. Malone, our President, Chief Executive Officer and Chairman of the Board.

       The compensation committee may grant non-qualified stock options, stock appreciation rights (SARs), restricted shares, stock units, cash awards, performance awards or any combination of the foregoing under the incentive plan (collectively, awards). The maximum number of shares of our common stock with respect to which awards may be issued under the incentive plan is 20 million, subject to anti-dilution and other adjustment provisions of the incentive plan. With limited exceptions, no person may be granted in any calendar year awards covering more than 2 million shares of our common stock. In addition, no person may receive payment for cash awards during any calendar year in excess of $10 million.

       Shares of our common stock issuable pursuant to awards made under the incentive plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Shares of our common stock that are subject to (1) any award that expires, terminates or is annulled for any reason without having been exercised, (2) any award of any SARs that is exercised for cash, and (3) any award of restricted shares or stock units that shall be forfeited prior to becoming vested, will once again be available for issuance under the incentive plan.

       The compensation committee also has the power to:

•	interpret the incentive plan and adopt any rules, regulations and guidelines for carrying out the incentive plan that it believes are proper;

•	correct any defect or supply any omission or reconcile any inconsistency in the incentive plan or related documents;

•	determine the form and terms of the awards made under the incentive plan, including persons eligible to receive the award and the number of shares or other consideration subject to awards; and

•	delegate to any subcommittee its authority and duties under the incentive plan unless a delegation would adversely impact the availability of transaction exemptions under Rule 16b-3 of the Exchange Act, and the deductibility of compensation for federal income tax purposes.

Options

       Non-qualified stock options entitle the holder to purchase a specified number of shares of a series of common stock at a specified exercise price subject to the terms and conditions of the option grant. The price at which options may be exercised under the incentive plan may be more than, less than or equal to the fair market value of the applicable series of our common stock as of the day the option is granted. The compensation committee determines, in connection with each option awarded to a holder, (1) the series and number of shares of common stock subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, by promissory note, in whole shares of any series of our common stock, by the withholding of shares of our common stock issuable upon exercise of the option, by cashless exercise, or any combination of the foregoing, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option and (6) other provisions not inconsistent with the incentive plan. Options granted under the incentive plan are generally non-transferable during the lifetime of an option holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Stock Appreciation Rights

       An SAR entitles the recipient to receive a payment in cash, in stock or in a combination of both equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable series of common stock with respect to which the SAR was granted over the base price specified in the grant. An SAR may be granted to an option holder with respect to all or a portion of the shares of common stock subject to the related stock option (a tandem SAR) or granted separately to an eligible employee or independent contractor (a free-standing SAR). Tandem SARs are exercisable only to the extent that the related stock option is exercisable. Upon the exercise or termination of the related stock option, the related tandem SAR will be automatically cancelled to the extent of the number of shares of our common stock with respect to which the related stock option was so exercised or terminated. Free-standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant agreement. The base price of an SAR may be more than, less than or equal to the fair market value of a share of the applicable series of our common stock as of the day the SAR is granted. The base price of a tandem SAR will equal the exercise price of the related stock option. SARs granted under the incentive plan are also generally non-transferable during the lifetime of an SAR holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Restricted Shares

       Restricted shares are shares of our common stock, or the right to receive shares of our common stock, that become vested and may be transferred upon completion of the restriction period. The compensation committee determines, and each individual award agreement will provide, (1) whether the restricted shares are issued to the award recipient at the beginning or end of the restriction period, (2) the price, if any, to be paid by the recipient of the restricted shares, (3) whether dividend equivalents will be paid during the restriction period in the event that shares are to be issued at the end of the restriction period, (4) whether dividends or distributions paid with respect to shares issued at the beginning of the restriction period will be retained by our company during the restriction period, (5) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (6) the vesting date or vesting dates (or basis of determining the same) for the award and (7) other terms and conditions of the award. Upon the applicable vesting date, all or the applicable portion of restricted shares will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares will vest to the extent that the restricted shares related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares will become payable, all in accordance with the terms of the individual award agreement.

Stock Units

       Units based upon the fair market value of shares of either series of our common stock may also be awarded under the incentive plan. The compensation committee has the power to determine the terms, conditions, restrictions, vesting requirements and payment rules for awards of stock units.

Cash Awards

       The compensation committee may also provide for the grant of cash awards. A cash award is a bonus paid in cash that is based solely upon the attainment of one or more performance goals that have been established by the compensation committee. The terms, condition and limitations applicable to any cash awards will be determined by the compensation committee.

Performance Awards

       At the discretion of the compensation committee, any of the above-described awards, including cash awards, may be designated as a performance award. Performance awards are contingent upon performance measures applicable to a particular period, as established by the compensation committee and set forth in individual agreements, based upon any one or more of the following business criteria:

•	increased revenue;

•	net income measures (including, but not limited to, income after capital costs and income before or after taxes);

•	stock price measures (including, but not limited to, growth measures and total stockholder return);

•	price per share of common stock;

•	market share;

•	earnings per share (actual or targeted growth);

•	earnings before interest, taxes, depreciation and amortization (EBITDA);

•	economic value added (or an equivalent metric);

•	market value added;

•	debt to equity ratio;

•	cash flow measures (including, but not limited to, cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities);

•	return measures (including, but not limited to, return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

•	operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency);

•	expense measures (including, but not limited to, overhead costs and general and administrative expense);

•	margins;

•	stockholder value;

•	total stockholder return;

•	proceeds from dispositions;

•	total market value; and

•	corporate values measures (including ethics compliance, environmental and safety).

       Performance measures may apply to the award recipient, to one or more business units, divisions or subsidiaries of our company or the applicable sector of our company, or to our company as a whole. Goals may also be based on performance relative to a peer group of companies. If the compensation committee intends for the performance award to be granted and administered in a manner that preserves the deductibility of the compensation resulting from such award in accordance with Section 162(m) of the Code, the performance goals must be established (1) no later than 90 days after the commencement of the period of service to which the performance goals relate and (2) prior to the completion of 25% of such period of service. The compensation committee may modify or waive the performance goals or conditions to the granting or vesting of a performance award unless the performance award is intended to qualify as performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code generally disallows deductions for compensation in excess of $1 million for some executive officers unless the awards meet the requirements for being performance-based.

Awards Generally

       Awards under the incentive plan may be granted either individually, in tandem or in combination with each other. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the incentive plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, the vesting or early termination, upon a holder’s termination of employment with our company, of any unvested options, SARs, stock units or restricted shares and the period during which any vested options, SARs and stock units must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the incentive plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder’s service for “cause” (as defined in the incentive plan) will result in the immediate termination of all options, SARs and stock units and the forfeiture of all rights to any restricted shares held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise.

Adjustments

       The number and kind of shares of common stock which may be awarded or otherwise made subject to awards under the incentive plan, the number and kind of shares of common stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing are subject to appropriate adjustment in the compensation committee’s discretion, as the compensation committee deems equitable, in the event (1) we subdivide our outstanding shares of any series of our common stock into a greater number of shares of such series of our common stock, (2) we combine our outstanding shares of any series of common stock into a smaller number of shares of such series of common stock or (3) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin off, combination, exchange of shares, warrants or rights offering to purchase such series of common stock, or any other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the incentive plan)).

Amendment and Termination of the Incentive Plan

       The incentive plan was approved by our board of directors, and became effective, on May 11, 2004. The incentive plan will terminate on May 11, 2014, unless earlier terminated by the compensation committee. The compensation committee may suspend, discontinue, modify or amend the incentive plan at any time prior to its termination. However, before an amendment may be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained.

Liberty Media International, Inc. 2004 Non-Employee Director Incentive Plan

       The director plan is designed to provide a method whereby non-employee directors may be awarded additional remuneration for the services they render on our board and subcommittees of our board, and to encourage their investment in capital stock of our company, thereby increasing their proprietary interest in the our businesses and their personal interest in the continued success and progress of our company. The director plan is also intended to aid in attracting persons of exceptional ability to become non-employee directors of our company. The director plan is administered by the full board of directors and will be submitted for shareholder approval at our 2005 annual meeting of shareholders. The board has the full power and authority to grant eligible non-employee directors the awards described below and determine the terms and conditions under which any awards are made, and may delegate certain administrative duties to our employees.

       The board may grant non-qualified stock options, stock appreciation rights, restricted shares, stock units or any combination of the foregoing under the director plan (collectively, awards). Only non-employee members of our board of directors are eligible to receive awards under the director plan. The maximum number of shares of our common stock with respect to which awards may be issued under the director plan is 5 million, subject to anti-dilution and other adjustment provisions of the director plan. Shares of our common stock issuable pursuant to awards made under the director plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. Shares of our common stock that are subject to (1) any award that expires, terminates or is annulled for any reason without having been exercised, (2) any award of any SARs that is exercised for cash, and (3) any award of restricted shares or stock units that shall be forfeited prior to becoming vested, will once again be available for distribution under the director plan.

       The board also reserves the power to:

•	interpret the director plan and adopt any rules, regulations and guidelines for carrying out the director plan that it believes are proper;

•	correct any defect or supply any omission or reconcile any inconsistency in the director plan or related documents;

•	determine the form and terms of awards made under the director plan, including directors eligible to receive awards and the number of shares or other consideration subject to awards; and

•	delegate to company employees certain administrative or ministerial duties in carrying out the purposes of the director plan.

Options

       Non-qualified stock options entitle the holder to purchase a specified number of shares of a series of our common stock at a specified exercise price subject to the terms and conditions of the option grant. The price at which options may be exercised under the director plan may be more than, less than or equal to the fair market value of a share of the applicable series of our common stock as of the day the option is granted. The board determines, in connection with each option awarded to a holder, (1) the series and number of shares of common stock subject to the option, (2) the per share exercise price, (3) whether that price is payable in cash, by check, in whole shares of any series of our common stock, by the withholding of shares of our common stock issuable upon exercise of the option, by cashless exercise or any combination of the foregoing, (4) other terms and conditions of exercise, (5) restrictions on transfer of the option, and (6) other provisions not inconsistent with the director plan. Options granted under the director plan are generally non-transferable during the lifetime of an option holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Stock Appreciation Rights

       An SAR entitles the recipient to receive a payment in cash, in stock or in a combination of both equal to the excess of the fair market value (on the day the SAR is exercised) of a share of the applicable series of common stock with respect to which the SAR was granted over the base price specified in the grant. An SAR may be granted to an option holder with respect to all or a portion of the shares of common stock subject to the related stock option (a tandem SAR) or granted separately to an eligible director (a free-standing SAR). Tandem SARs are exercisable only to the extent that the related stock option is exercisable. Upon the exercise or termination of the related stock option, the related tandem SAR will be automatically cancelled to the extent of the number of shares of common stock with respect to which the related stock option was so exercised or terminated. Free-standing SARs are exercisable at the time and upon the terms and conditions provided in the relevant agreement. The base price of an SAR may be more than, less than or equal to the fair market value of a share of the applicable series of our common stock as of the day the SAR is granted. The base price of a tandem SAR will equal the exercise price of the related stock option. SARs granted under the director plan are also generally non-transferable during the lifetime of an SAR holder, except as permitted by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Restricted Shares

       Restricted shares are shares of our common stock, or the right to receive shares of our common stock, that become vested and may be transferred upon completion of the restriction period. The board determines, and each individual award agreement will provide, (1) whether the restricted shares are issued to the award recipient at the beginning or end of the restriction period, (2) the price, if any, to be paid by the recipient of restricted shares, (3) whether dividend equivalents will be paid during the restriction period in the event that shares are to be issued at the end of the restriction period, (4) whether dividends or distributions paid with respect to shares issued at the beginning of the restriction period will be retained by our company during the restriction period, (5) whether the holder of the restricted shares may be paid a cash amount any time after the shares become vested, (6) the vesting date or vesting dates (or basis of determining the same) for the award and (7) other terms and conditions of the award. Upon the applicable vesting date, all or the applicable portion of restricted shares will vest, any retained distributions or unpaid dividend equivalents with respect to the restricted shares will vest to the extent that the restricted shares related thereto have vested, and any cash amount to be received by the holder with respect to the restricted shares will become payable, all in accordance with the terms of the individual agreement.

Stock Units

       Units based upon the fair market value of shares of either series of our common stock may also be awarded under the director plan. The board has the power to determine the terms, conditions, restrictions, vesting requirements and payment rules for awards of stock units.

Awards Generally

       The awards described above may be granted either individually, in tandem or in combination with each other. Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the director plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. At the time an award is granted, our board will determine, and the relevant agreement will provide for, the vesting or early termination, upon a holder’s cessation of membership on our board, of any unvested options, SARs, stock units or restricted shares and the period during which any vested options, SARs and stock units must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the director plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder’s service for “cause” (as defined in the director plan) will result in the immediate termination of all options, SARs and stock units and the forfeiture of all rights to any restricted shares held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise.

Adjustments

       The number and kind of shares of common stock which may be awarded or otherwise made subject to awards under the director plan, the number and kind of shares of common stock covered by outstanding awards and the purchase or exercise price and any relevant appreciation base with respect to any of the foregoing are subject to appropriate adjustment in the board’s discretion, as the board deems equitable, in the event (1) we subdivide our outstanding shares of any series of our common stock into a greater number of shares of such series of common stock, (2) we combine our outstanding shares of any series of common stock into a smaller number of shares of such series of common stock or (3) there is a stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin off, combination, exchange of shares, warrants or rights offering to purchase such series of common stock, or any other similar corporate event (including mergers or consolidations other than approved transactions (as defined in the director plan)).

Amendment and Termination of the Director Plan

       The director plan was approved by our board of directors, and became effective, on May 11, 2004. The director plan will terminate on May 11, 2014, unless earlier terminated by our board. Our board may suspend, discontinue, modify or amend the director plan at any time prior to its termination. However, before an amendment can be made that would adversely affect a participant who has already been granted an award, the participant’s consent must be obtained.

Security Ownership of Management

       The following table sets forth information with respect to the ownership by each director and each of our named executive officers and by all of our directors and executive officers as a group of (1) shares of our Series A common stock, (2) shares of our Series B common stock and (3) shares of Class A common stock of UGC, which is a publicly traded (Nasdaq: UCOMA), controlled subsidiary of ours.

       The security ownership information is given as of June 30, 2004, and, in the case of percentage ownership information, is based on (1) 139,917,130 shares of our Series A common stock, (2) 6,053,173 shares of our Series B common stock, and (3) 388,001,244 shares of UGC Class A common stock, in each case, outstanding on that date.

       Shares of common stock issuable upon exercise or conversion of options that were exercisable or convertible on or within 60 days after June 30, 2004, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock. In addition, although outstanding shares of UGC Class B common stock and UGC Class C common stock are convertible into UGC Class A common stock, share data set forth in the following presentation with respect to UGC Class A common stock excludes any dilution associated with the potential conversion of UGC Class B common stock or UGC Class C common stock into UGC

Class A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

		Amount and
		Nature of
		Beneficial		Percent
		Ownership		of	Voting
Name of Beneficial Owner	Title of Class	(in thousands)		Class	Power

John C. Malone	LMI Series A	832	(1)(2)(3)(4)(5)	*	33.7%
	LMI Series B	7,295	(1)(2)(5)	92.3%
	UGC Class A	186	(6)	*	*
Miranda Curtis	LMI Series A	76	(7)	*	*
	LMI Series B	0
	UGC Class A	0
Graham Hollis	LMI Series A	32	(8)(9)(10)	*	*
	LMI Series B	0
	UGC Class A	0
David B. Koff	LMI Series A	126	(11)(12)(13)	*	*
	LMI Series B	0
	UGC Class A	0
Elizabeth M. Markowski	LMI Series A	54	(14)(15)(16)(17)	*	*
	LMI Series B	0
	UGC Class A	0
Robert R. Bennett	LMI Series A	200	(18)(19)(20)	*	2.7%
	LMI Series B	542	(20)	8.2%
	UGC Class A	191	(21)	*	*
Donne F. Fisher	LMI Series A	15	(22)	*	*
	LMI Series B	32		*
	UGC Class A	0
David E. Rapley	LMI Series A	1	(22)	*	*
	LMI Series B	0
	UGC Class A	0
M. LaVoy Robison	LMI Series A	1	(22)	*	*
	LMI Series B	0
	UGC Class A	0
Larry E. Romrell	LMI Series A	11	(22)	*	*
	LMI Series B	0
	UGC Class A	0
J. David Wargo	LMI Series A	7	(23)	*	*
	LMI Series B	0
	UGC Class A	921	(24)	*	*
All directors and executive officers as a group (13 persons)	LMI Series A	1,356	(2)(3)(18)(23)(25)(26)(27)(28)	*	31.1%
	LMI Series B	7,869	(2)(3)(28)	91.76%
	UGC Class A	1,304	(24)(29)	*	*

*	Less than one percent

(1)	Includes 75,252 shares of our Series A common stock and 170,471 shares of our Series B common stock held by Mr. Malone’s wife, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)	Includes 40,000 shares of our Series A common stock and 91,789 shares of our Series B common stock held by two irrevocable trusts with respect to which Mr. Malone retains certain rights.

(3)	Includes 165 shares of our Series A common stock held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, Leslie Malone, retains a unitrust interest in the trust.

(4)	Includes 39,429 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(5)	Includes beneficial ownership of 207 shares of our Series A common stock and 1,847,724 shares of our Series B common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options. Mr. Malone has the right to convert options to purchase 373,276 shares of our Series B common stock into options to purchase shares of our Series A common stock.

(6)	Includes beneficial ownership of 185,834 shares of UGC Class A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(7)	Includes beneficial ownership of 76,482 shares of our Series A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(8)	Includes 4,636 shares of our Series A common stock held by Mr. Hollis’ wife, Catherine Paula Hollis, as to which shares Mr. Hollis disclaims beneficial ownership.

(9)	Includes 651 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(10)	Includes beneficial ownership of 25,782 shares of our Series A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(11)	Includes 677 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(12)	Includes 1,250 restricted shares of our Series A common stock, none of which were vested at June 30, 2004.

(13)	Includes beneficial ownership of 114,815 shares of our Series A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(14)	Includes 113 shares of our Series A common stock held by Mrs. Markowski’s husband, Thomas Markowski, as to which shares Mrs. Markowski disclaims beneficial ownership.

(15)	Includes 253 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(16)	Includes 87 restricted shares of our Series A common stock, none of which were vested at June 30, 2004.

(17)	Includes beneficial ownership of 50,575 shares of our Series A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(18)	Includes 62,328 shares of our Series A common stock held by Hilltop Investments, Inc. which is jointly owned by Mr. Bennett and his wife, Deborah Bennett.

(19)	Includes 1,391 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(20)	Includes beneficial ownership of 11,289 shares of our Series A common stock and 542,095 shares of our Series B common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options. Mr. Bennett has the right to convert the options to purchase shares of our Series B common stock into options to purchase shares of our Series A common stock.

(21)	Includes beneficial ownership of 62,502 shares of UGC Class A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(22)	Includes 550 shares of our Series A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

(23)	Includes 7,142 shares of our Series A common stock held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo disclaims beneficial ownership.

(24)	Includes 498,757 shares of our Series A common stock held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo disclaims beneficial ownership.

(25)	Includes 80,001 shares of our Series A common stock and 170,471 shares of our Series B common stock held by relatives of certain directors and executive officers, as to which shares beneficial ownership by such directors and executive officers is disclaimed.

(26)	Includes 42,401 shares of our Series A common stock held by the Liberty 401(k) Savings Plan.

(27)	Includes 1,337 restricted shares of our Series A common stock, none of which were vested at June 30, 2004.

(28)	Includes 281,700 shares of our Series A common stock and 2,389,819 shares of our Series B common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options. The options to purchase 915,371 shares of our Series B common stock may be converted into options to purchase shares of our Series A common stock.

(29)	Includes 248,336 shares of UGC Class A common stock which may be acquired within 60 days of June 30, 2004, pursuant to stock options.

       One of our directors and two of our named executive officers also hold interests in Liberty Jupiter, Inc., one of our privately held subsidiaries. Mr. Bennett, Ms. Curtis, Mr. Hollis and another individual hold 180, 320, 200 and 100 shares, respectively, of Class A common stock of Liberty Jupiter, representing a 20% aggregate common equity interest and less than 1% aggregate voting interest in Liberty Jupiter, based on 800 shares of Class A common stock, 3,198 shares of Class B common stock and approximately 93,379 shares of preferred stock outstanding, as of April 30, 2004. Pursuant to a stockholders’ agreement among us, Liberty Jupiter and certain of Liberty Jupiter’s stockholders, we have the right to cause all or any part of the Class A common stock of Liberty Jupiter to be converted into shares of our Series A common stock. On or after April 24, 2005, each holder of Class A common stock of Liberty Jupiter will have the right to cause all of the shares of Class A common stock held by such holder to be converted into shares of our Series A common stock. Each share of Class A common stock of Liberty Jupiter that is converted will be converted into that number of shares of our Series A common stock having an aggregate market price that is equal to the fair market value of the Class A common stock so converted, as of the time of conversion. Liberty Jupiter owns an approximate 6% interest in our affiliate, J-COM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of our common stock, based on the series and number of shares of our common stock delivered by LMC to such person or entity in connection with our spin off from LMC on June 7, 2004.

      The percentage ownership information is based on 139,917,130 shares of our Series A common stock and 6,053,173 shares of our Series B common stock outstanding as of June 30, 2004. Based solely on filings made with respect to LMC common stock prior to the spin off pursuant to Section 13(d) or (g) under the Securities Exchange Act, the listed entity has sole voting power and investment power with respect to the shares of our Series A common stock set forth opposite its name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Name and Address of	Series of LMC
Beneficial Owner	Common Stock	Number of Shares	Percent of Class

	(in thousands)
Comcast Corporation	Series A	222,342	8%
(through wholly owned subsidiaries) 1500 Market Street Philadelphia, PA 19102

CERTAIN AGREEMENTS WITH LMC

       In connection with our spin off from LMC, we and LMC entered into certain agreements pursuant to which, among other things, we obtain services and facilities and a short-term credit facility from LMC. The following is a summary of the terms of the material agreements we entered into with LMC. This summary is qualified by reference to the full text of the agreements which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Reorganization Agreement

       We, LMC and a number of LMC subsidiaries entered into a reorganization agreement to provide for, among other things, the principal corporate transactions required to effect the spin off, certain conditions to the spin off and provisions governing the relationship between our company and LMC with respect to and resulting from the spin off.

       Pursuant to the reorganization agreement, LMC transferred to us, or caused its subsidiaries to transfer to us, substantially all of the assets comprising LMC’s International Group not already held by us, cash and certain financial assets. The reorganization agreement provides for mutual indemnification obligations, which are designed to make our company financially responsible for substantially all of the liabilities relating to the businesses of LMC’s International Group prior to the spin off, as well as for all liabilities incurred by our company after the spin off, and to make LMC financially responsible for all potential liabilities of our company which are not related to our businesses, including, for example, liabilities arising as a result of our company having been a subsidiary of LMC.

       In addition, the reorganization agreement provides for each of our company and LMC to preserve the confidentiality of all confidential or proprietary information of the other party for three years following the spin off, subject to customary exceptions, including disclosures required by law, court order or government regulation.

Facilities and Services Agreement

       Pursuant to the facilities and services agreement, LMC provides us with specified services and benefits, including:

•	the lease of office space at LMC’s executive headquarters, including furniture and furnishings and the use of building services;

•	telephone, utilities, technical assistance (including information technology, management information systems, network maintenance and data storage), computers, office supplies, postage, courier service, cafeteria access and other office and administrative services;

•	insurance administration and risk management services;

•	other services typically performed by LMC’s accounting, treasury, engineering, legal, investor relations and tax department personnel; and

•	such other services as we and LMC may from time to time mutually determine to be necessary or desirable.

       We will make payments to LMC under the facilities and services agreement based upon an annual per-square foot occupancy charge and an allocated portion of LMC’s personnel costs (taking into account wages and fringe benefits) of the departments expected to provide services to us. The allocated portion of these personnel costs will be based upon the anticipated percentages of time to be spent by LMC personnel in each department performing services for us under the facilities and services agreement. We will also reimburse LMC for direct out-of-pocket costs incurred by LMC for third party services provided to us that are not included in our occupancy charge. We and LMC will evaluate all charges for reasonableness semi-annually and make any adjustments to these charges as we and LMC mutually agree upon. Based upon the square footage currently occupied by us, the current personnel costs of the affected LMC departments and our anticipated percentage usage thereof, the fees payable to LMC for the first year of the facilities and services agreement are expected to be approximately $2.3 million.

       The facilities and services agreement will continue in effect for two years, unless earlier terminated (1) by us at any time on at least 30 days’ prior written notice, (2) by LMC at any time on at least 180 days’ prior notice, (3) by LMC upon written notice to our company, following certain changes in control of our company or our company being the subject of certain bankruptcy or insolvency-related events, or (4) by us upon written notice to LMC, following certain changes in control of LMC or LMC being the subject of certain bankruptcy or insolvency-related events.

Agreements for Aircraft Joint Ownership and Management

       Prior to the spin off, LMC transferred to us a 25% ownership interest in two of LMC’s aircraft. In connection with the transfer, we and LMC entered into certain agreements pursuant to which, among other things, we and LMC share the costs of LMC’s flight department and the costs of maintaining and operating the jointly owned aircraft. Costs will be allocated based upon either our respective usage or ownership of such aircraft, depending on the type of cost.

Tax Sharing Agreement

       We have entered into a tax sharing agreement with LMC that governs LMC’s and our respective rights, responsibilities and obligations with respect to taxes and tax benefits, the filing of tax returns, the control of audits and other tax matters. References in this summary description of the tax sharing agreement to the terms “tax” or “taxes” mean taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes.

       Prior to the spin off, we and our eligible subsidiaries joined with LMC in the filing of a consolidated return for U.S. federal income tax purposes and also joined with LMC in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, for periods (or portions thereof) beginning after the spin off, we no longer join with LMC in the filing of any federal, state, local or foreign consolidated, combined or unitary tax returns.

       Under the tax sharing agreement, except as described below, LMC will be responsible for all U.S. federal, state, local and foreign income taxes reported on a consolidated, combined or unitary return that includes us or one of our subsidiaries, on the one hand, and LMC or one of its subsidiaries (other than us or any of our subsidiaries), on the other hand. In addition, except for certain liabilities relating to dual consolidated losses and gain recognition agreements that are described below, LMC will indemnify us and our subsidiaries against any liabilities arising under its tax sharing agreement with AT&T Corp. We will be responsible for all other taxes (including income taxes not reported on a consolidated, combined, or unitary return by LMC or its subsidiaries) that are attributable to us or one of our subsidiaries, whether accruing before, on or after the spin off. We will have no obligation to reimburse LMC for the use, in any period following the spin off, of a tax benefit created before the spin off, regardless of whether such benefit arose with respect to taxes reported on a consolidated, combined or unitary basis.

       Notwithstanding the tax sharing agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods in which we (or our subsidiaries) have been included in LMC’s, AT&T Corp.’s or Tele-Communications, Inc.’s consolidated group, we (or our subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, we would generally be entitled to be indemnified by LMC for tax liabilities allocated to LMC under the tax sharing agreement.

       Our ability to obtain a refund from a carryback of a tax benefit to a year in which we and LMC (or any of our respective subsidiaries) joined in the filing of a consolidated, combined or unitary return will be at the discretion of LMC. Moreover, any refund that we may obtain will be net of any increase in taxes resulting from the carryback for which LMC is otherwise liable under the tax sharing agreement.

       The tax sharing agreement provides that we will enter into a closing agreement with the Internal Revenue Service with respect to unrecaptured dual consolidated losses attributable to us or any of our subsidiaries under Section 1503(d) of the Code. Moreover, we agree to be liable for any deemed adjustment to taxes resulting from the recapture of any dual consolidated loss so attributed to us, if such loss is required to be recaptured as a result of one or more specified events described in the U.S. Treasury Regulations occurring after the distribution date. For purposes of the tax sharing agreement, the deemed adjustment to taxes generally will be an amount equal to the recaptured dual consolidated loss multiplied by the highest applicable statutory rate for the applicable taxing jurisdiction, plus interest and any penalties. We estimate the amount of dual consolidated losses attributable to us and our subsidiaries to be approximately $53 million as of December 31, 2003. We must also indemnify and hold harmless LMC and its subsidiaries against any liability arising under LMC’s tax sharing agreement with AT&T Corp. with respect to such recaptured dual consolidated loss.

       The tax sharing agreement provides that we will be liable for any deemed adjustment to taxes resulting from the recognition of gain pursuant to a gain recognition agreement entered into by LMC (or any parent of a consolidated group of which we or any of our subsidiaries were formerly a member) in accordance with Treasury Regulations Section 1.367(a)-8(b), but only if the recognition of such gain results in an adjustment to the basis of any property held by us or any of our subsidiaries. For purposes of the tax sharing agreement, the deemed adjustment to taxes generally will be an amount equal to the gain recognized multiplied by the highest applicable statutory rate for the applicable taxing jurisdiction, plus interest and any penalties. We must also indemnify and hold harmless LMC and its subsidiaries against any liability arising under its tax sharing agreement with AT&T Corp. with respect to such recognition of gain. However, the amount we are required to indemnify LMC and its subsidiaries for any deemed adjustment to taxes or any liability arising under LMC’s tax sharing agreement with AT&T Corp. will be reduced by any amount that LMC or any of its subsidiaries receives pursuant to any indemnification arrangement with any other person arising from or relating to recognition of gain under such gain recognition agreement.

       To the extent permitted by applicable tax law, we and LMC will treat any payments made under the tax sharing agreement as a capital contribution or distribution (as applicable) made immediately prior to the spin off, and accordingly, as not includible in the taxable income of the recipient. However, if any payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its affiliates), the payor’s payment obligation will be grossed up to take into account the deemed taxes owed by the recipient (or its affiliates).

       We will be responsible for preparing and filing all tax returns that include us or one of our subsidiaries other than any consolidated, combined or unitary income tax return that includes us or one of our subsidiaries, on the one hand, and LMC or one of its subsidiaries (other than us or any of our subsidiaries), on the other hand, and we will have the authority to respond to and conduct all tax proceedings, including tax audits, involving any taxes or any deemed adjustment to taxes reported on such tax returns. LMC will be responsible for preparing and filing all consolidated, combined or unitary income tax returns that include us or one of our subsidiaries, on the one hand, and LMC or one of its subsidiaries (other than us or any of our subsidiaries), on the other hand, and LMC will have the authority to respond to and conduct all tax proceedings, including tax audits, relating to taxes or any deemed adjustment to taxes reported on such tax returns. LMC will also have the authority to respond to and conduct all tax proceedings relating to any liability arising under its tax sharing agreement with AT&T Corp. We will be entitled to participate in any tax proceeding involving any taxes or deemed adjustment to taxes, or any liabilities under LMC’s tax sharing agreement with AT&T Corp., for which we are liable under the tax sharing agreement. The tax sharing agreement further provides for cooperation between LMC and our company with respect to tax matters, the exchange of information and the retention of records that may affect the tax liabilities of the parties to the agreement.

       Finally, the tax sharing agreement requires that neither we nor any of our subsidiaries will take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the spin off from qualifying as a tax-free transaction to LMC and to LMC’s shareholders as of the record date for the spin off under Section 355 of the Code. Moreover, we must indemnify LMC and its subsidiaries, officers and directors for any loss, including any deemed adjustment to taxes of LMC, resulting from (1) such action or failure to act, if such action or failure to act precludes the spin off from qualifying as a tax-free transaction or (2) any breach of any representation or covenant given by us or one of our subsidiaries in connection with the tax opinion delivered to LMC by Skadden, Arps, Slate, Meagher & Flom LLP and any other tax opinion delivered to LMC, in each case relating to the qualification of the spin off as a tax-free distribution described in Section 355 of the Code. For purposes of the tax sharing agreement, the deemed adjustment to taxes generally will be an amount equal to the gain recognized by LMC multiplied by the highest applicable statutory rate for the applicable taxing jurisdiction, plus interest and any penalties.

Short-Term Credit Facility

       LMC has agreed, if requested by us through December 31, 2004, to make one or more loans to us up to an aggregate principal amount of $383,333,614. The loans will bear interest at 6% per annum, compounded semi-annually. The outstanding principal amount of the loans, if any, together with accrued interest will be due and payable on March 31, 2005. We have undertaken to LMC to use commercially reasonable efforts to consummate an equity or debt financing as soon as practicable after the spin off, and to repay any loans that are outstanding under the credit facility at the time such financing closes. The amount of any loans so repaid will permanently reduce the borrowing availability under the credit facility. Given the timing of the rights offering and our initial capitalization, we do not anticipate having to access the credit facility following the spin off. To the extent that a change in circumstances requires us to access the credit facility, proceeds of the loans may be used to fund working capital requirements, investments and acquisitions. If the net proceeds of the offering are at least $500 million, we and LMC will terminate the short-term credit facility.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized Capital Stock

       Our authorized capital stock consists of one billion one hundred million (1,100,000,000) shares, of which one billion fifty million (1,050,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. Our common stock is divided into three series. We have authorized five hundred million (500,000,000) shares of Series A common stock, fifty million (50,000,000) shares of Series B common stock, and five hundred million (500,000,000) shares of Series C common stock.

       As of June 30, 2004, we had 139,917,130 shares of our Series A common stock and 6,053,173 shares of our Series B common stock outstanding. No shares of our Series C common stock or preferred stock are outstanding.

Our Common Stock

       The holders of our Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

       The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our shareholders, including elections of directors. The holders of our Series C common stock will not be entitled to any voting powers, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.

Dividends; Liquidation

       Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under “—Distributions,” whenever a dividend is paid to the holders of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend. For a more complete discussion of our dividend policy, please see “—Dividend Policy.”

Conversion

       Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock and Series C common stock are not convertible.

Distributions

       Distributions made in shares of our Series A common stock, our Series B common stock, our Series C common stock or any other security with respect to our Series A common stock, our Series B common stock or our Series C common stock may be declared and paid only as follows:

•	a share distribution (1) consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (2) consisting of shares of our Series B common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (3) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (4) consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and, on an equal per share basis, shares of our Series B common stock (or securities convertible therefor) to holders of our Series B common stock and, on an equal per share basis, shares of our Series C common stock (or securities convertible thereof) to holders of our Series C common stock; and

•	a share distribution consisting of shares of any class or series of securities of our company or any other person, other than our Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of our Series A common stock, Series B common stock and Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A common stock and Series C common stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A common stock and Series C common stock corresponds, to the extent practicable, to the relative voting rights of each such series of our common stock, and provided further that, in each case, the distribution is otherwise made on a equal per share basis.

       We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

Liquidation and Dissolution

       In the event of our liquidation, dissolution and winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.

Our Preferred Stock

       Our restated certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

•	the designation of the series;

•	the number of authorized shares of the series, which number our board may thereafter increase or decrease but not below the number of such shares then outstanding;

•	the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series shall be cumulative;

•	the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of our board;

•	the voting rights, if any, of the holders of the series;

•	the terms and conditions, if any, for us to purchase or redeem the shares; and

•	any other relative rights, preferences and limitations of the series.

       We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any, stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our preferred stock or our common stock our board may determine not to seek shareholder approval.

       Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of our company and our shareholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of the stock.

Dividend Policy

       We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. All decisions regarding the payment of dividends by our company will be made by our board of directors, from time to time, in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and possible loan covenants which may restrict or prohibit our payment of dividends.

Anti-Takeover Effects of Provisions of our Restated Certificate of Incorporation and Bylaws

Board of Directors

       Our restated certificate of incorporation and bylaws provide that, subject to any rights of the holders of any series of our preferred stock to elect additional directors, the number of our directors shall not be less than three and the exact number shall be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office. The members of our board, other than those who may be elected by holders of our preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our shareholders in 2005. The term of office of our Class II directors expires at the annual meeting of our shareholders in 2006. The term of office of our Class III directors expires at the annual meeting of our shareholders in 2007. At each annual meeting of our shareholders, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our shareholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.

       Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, our directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of our outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

       Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.

       These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

No Shareowner Action by Written Consent; Special Meetings

       Our restated certificate of incorporation provides that, except as otherwise provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual meeting or special meeting of shareholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our shareholders for any purpose or purposes may be called only by our Secretary at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

Advance Notice Procedures

       Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholder.

       All nominations by shareholders or other business to be properly brought before a meeting of shareholders shall be made pursuant to timely notice in proper written form to our Secretary. To be timely, a shareholder’s notice shall be given to our Secretary at our offices as follows:

(1)	with respect to an annual meeting of our shareholders that is called for a date not more than 30 days before or 70 days after the anniversary date of the immediately preceding annual meeting of our shareholders, such notice shall be given no earlier than 120 days prior to such anniversary and no later than 90 days in advance of such meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting, whichever is later; and

(2)	with respect to an annual meeting of our shareholders which is called for a date that is not more than 30 days before or 70 days after the anniversary date of the immediately preceding annual meeting of our shareholders, such notice shall be given no earlier than 120 days prior to such anniversary and not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; and

(3)	with respect to an election to be held at a special meeting of our shareholders, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

       The public announcement of an adjournment or postponement of a meeting of our shareholders does not commence a new time period (or extend any time period) for the giving of any such shareholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the 10th day following the day on which we first make the relevant public announcement. For purposes of the first annual meeting of shareholders to be held in 2005, the first anniversary date shall be deemed to be June 7, 2005.

Amendment

       Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our shareholders, voting together as a single class, is required to adopt, amend or repeal any provision of our restated certificate of incorporation or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement shall not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our shareholders or (2) which has been approved by at least 75% of the members of our board then in office. Our restated certificate of incorporation further provides that the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our shareholders, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the foregoing voting requirement shall not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of our board then in office.

Supermajority Voting Provisions

       In addition to the supermajority voting provisions discussed under “—Amendments” above, our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our shareholders, voting together as a single class, is required for:

•	our merger or consolidation with or into any other corporation, provided, that the foregoing voting provision shall not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our shareholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of our assets, provided, that the foregoing voting provisions shall not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

•	our dissolution, provided, that the foregoing voting provision shall not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.

Section 203 of the Delaware General Corporation Law

       Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the outstanding voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. In our restated certificate of incorporation, we have elected not to be governed by Section 203.

Transfer Agent and Registrar

       EquiServe Trust Company, N.A. will be the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

       We are making this rights offering directly to you, the holders of our common stock, on a pro rata basis for each share of our common stock held at 5:00 p.m., New York City time, on July 26, 2004.

       We will pay D.F. King & Co., Inc., the information agent, an estimated fee of approximately $70,000 and Equiserve Trust Company, N.A., the subscription agent, an estimated fee of approximately $500,000 for their services in connection with this rights offering (which includes the subscription agent’s fees associated with the exercise but not the sale of rights). We have also agreed to reimburse the information agent and the subscription agent their reasonable expenses.

       We estimate that our total expenses in connection with the rights offering, including registration, legal, printing and accounting fees, will be $1.5 million.

       We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

LEGAL MATTERS

       Certain legal matters with respect to the validity of the shares of common stock and the rights offered by this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York.

EXPERTS

       The combined financial statements of LMC International (a combination of certain assets and businesses owned by Liberty Media Corporation) as of December 31, 2003 and 2002, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

       The audit report refers to a change in the Company’s method of accounting for goodwill and other intangible assets in 2002.

       The consolidated financial statements of UnitedGlobalCom, Inc. as of December 31, 2003 and 2002, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

       The audit report refers to a change in UGC’s method of accounting for goodwill and other intangible assets in 2002 and a change in its method of accounting for gains and losses on the early extinguishment of debt in 2003.

       That report refers to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which UGC adopted as of January 1, 2002. However, KPMG was not engaged to audit, review or apply any procedures to UGC’s 2001 consolidated financial statements other than with respect to such disclosures.

       The consolidated financial statements of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003, and for the year then ended, have been included herein in reliance upon the report of KPMG AZSA & Co., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of Jupiter Programming Co., Ltd. and subsidiaries as of December 31, 2003, and for the year then ended, have been included herein in reliance upon the report of KPMG AZSA & Co., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of Suez Lyonnaise Telecom S.A. as of December 31, 2003 and 2002, and for the years then ended, have been included herein in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE TO FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities being offered hereby.

       We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. You may also inspect our filings on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

       This prospectus includes information concerning UGC, which files reports and other information with the SEC in accordance with the Securities Exchange Act of 1934. Information contained in this prospectus concerning UGC has been derived from the reports and other information filed by UGC with the SEC. If you would like further information about UGC, the reports and other information it files with the SEC can be accessed on the Internet website maintained by the SEC at www.sec.gov. Those reports and other information are not incorporated by reference in this prospectus.

       You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

LIBERTY MEDIA INTERNATIONAL, INC.

CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

March 31, 2004 and December 31, 2003
(unaudited)

       On January 5, 2004, Liberty Media International, Inc. (“LMI”) completed a transaction (the “2004 Transaction”) pursuant to which the founding shareholders (the “Founders”) of UnitedGlobalCom, Inc. (“UGC”) transferred 8.2 million shares of UGC Class B common stock to LMI in exchange for 12.6 million shares of Liberty Media Corporation Series A common stock valued, for accounting purposes, at $152,122,000 and a cash payment of $15,827,000 (including acquisition costs). This transaction was the last of a number of independent transactions pursuant to which LMI acquired its controlling interest in UGC from 2001 through January 2004. LMI’s acquisition of approximately 281 million shares of UGC in January 2002 (the “2002 Transaction”) gave it a greater than 50% economic interest in UGC, but due to certain voting and standstill arrangements, LMI was unable to exercise control of UGC, and accordingly, applied the equity method of accounting for such investment. Upon closing of the 2004 Transaction, the restrictions on the exercise by LMI of its voting power with respect to UGC terminated, and LMI gained voting control of UGC. Accordingly, UGC has been accounted for as a consolidated subsidiary and included in LMI’s combined financial position and results of operations since January 1, 2004.

       In connection with the 2002 Transaction, LMI contributed certain monetary financial instruments with an aggregate carrying amount of $966,001,000 to UGC in exchange for 281.3 million shares of UGC Class C common stock with a fair value of $1,406,441,000. LMI accounted for the 2002 Transaction as the acquisition of an additional noncontrolling interest in UGC in exchange for monetary financial instruments. Accordingly, LMI calculated a $440,440,000 gain on the transaction based on the difference between the estimated fair value of these financial instruments and their carrying values. Due to its continuing indirect ownership in the assets contributed to UGC, LMI limited the amount of gain it recognized to the minority shareholders’ attributable share (approximately 28%) of such assets or $122,618,000 (before deferred tax expense of $47,821,000). Subsequent to the 2002 Transaction, LMI owned approximately 73% of UGC’s outstanding common stock.

       LMI has accounted for its acquisition of UGC as a step acquisition, and has allocated its investment basis to its pro rata share of UGC’s assets and liabilities at each significant acquisition date based on the estimated fair values of such assets and liabilities on such dates. Due to recording its share of UGC’s losses, LMI’s investment basis in UGC prior to the acquisition of the Founders’ shares was zero.

       On July 1, 2004, MédiaRéseaux SA (“MédiaRéseaux”), the French holding company of UGC, completed its acquisition of Suez-Lyonnaise Télécom SA (“Noos”), the largest cable television operator in France, from Suez SA (“Suez”). Following the transaction, MédiaRéseaux changed its name to UPC Broadband France.

       The € 623 million purchase price for Noos, which is subject to a 90-day audit of Noos’ financial information, consisted of shares representing a 19.9% equity interest in UPC Broadband France valued at € 85 million and approximately € 538 million of cash (including acquisition costs of € 8 million), funded in equal proportions out of cash on hand and UGC’s European bank facility. In connection with the completion of this transaction, UGC, Suez and UPC France Holding BV (“UPC France Holding”) entered into a Shareholders Agreement, dated July 1, 2004, relating to UPC Broadband France (the “Shareholders Agreement”).

       The following unaudited condensed pro forma combined balance sheets of LMI, dated as of March 31, 2004 and December 31, 2003, assume that the acquisitions of Noos and the controlling interest in UGC were effective as of such dates.

       The following unaudited condensed pro forma combined statements of operations of LMI for the three months ended March 31, 2004 and the year ended December 31, 2003 assume that the acquisitions of Noos and the controlling interest in UGC were effective as of January 1, 2004 and 2003, respectively.

       The unaudited pro forma results do not purport to be indicative of the financial position and results of operations that would have been obtained if LMI’s acquisitions of Noos and the controlling interest in UGC were effective as of the dates indicated above. These condensed pro forma combined financial statements of LMI should be read in conjunction with the historical combined financial statements and related notes thereto of LMI included elsewhere herein.

LIBERTY MEDIA INTERNATIONAL, INC.

Condensed Pro Forma Combined Balance Sheet

March 31, 2004

(unaudited)

	LMI	Noos	Pro forma		LMI pro
	historical	historical	adjustments		forma

	(amounts in thousands)
Assets
Cash and cash equivalents	$1,286,923	21,314	(348,676	)(2)	959,561
Receivables and other current assets	339,407	85,777	—		425,184
Investment in affiliates and related receivables	1,971,317	—	—		1,971,317
Property and equipment, net	3,245,131	602,546	—		3,847,677
Intangible assets not subject to amortization	2,606,882	78,858	(78,858	)(2)	2,606,882
Other assets	1,295,119	236,050	75,955	(2)	1,607,124

	$10,744,779	1,024,545	(351,579)		11,417,745

Liabilities and Parent’s Investment
Current liabilities	$1,189,830	240,392	—		1,430,222
Long-term debt	3,636,964	1,105,159	(1,105,159	)(1)	3,944,560
			307,596	(2)
Deferred income tax liabilities	338,680	—	—		338,680
Other liabilities	307,219	21,524	—		328,743

Total liabilities	5,472,693	1,367,075	(797,563)		6,042,205

Minority interests	1,102,529	—	132,765	(2)	1,235,294
Parent’s investment:
Parent’s investment	5,912,075	—	(29,311	)(2)	5,882,764
Accumulated deficit	(1,714,900)	—	—		(1,714,900)
Accumulated other comprehensive loss, net of taxes	(27,618)	—	—		(27,618)
Noos equity	—	(342,530)	1,105,159	(1)	—
			(762,629	)(2)

Total parent’s investment	4,169,557	(342,530)	313,219		4,140,246

	$10,744,779	1,024,545	(351,579)		11,417,745

See Notes to Condensed Pro Forma Combined Financial Statements.

LIBERTY MEDIA INTERNATIONAL, INC.

Condensed Pro Forma Combined Balance Sheet

December 31, 2003

(unaudited)

	LMI	UGC	Pro forma	Noos	Pro forma		LMI
	historical	historical	adjustments(9)	historical	adjustments		pro forma

	(amounts in thousands)
Assets
Cash and cash equivalents	$12,753	310,361	—	8,374	1,019,811	(3)	1,002,623
					(348,676	)(2)
Receivables and other current assets	17,990	311,960	—	114,956	—		444,906
Investment in affiliates and related receivables	1,740,552	—	—	—	—		1,740,552
Property and equipment, net	97,577	3,342,743	43,509	635,134	—		4,118,963
Intangible assets not subject to amortization	689,026	2,519,831	(530,827)	80,628	(80,628	)(2)	2,678,030
Deferred income tax assets	457,831	—	(457,831)	—	—		—
Other assets	535,497	614,776	201,426	249,623	42,452	(2)	1,643,774

	$3,551,226	7,099,671	(743,723)	1,088,715	632,959		11,628,848

Liabilities and Parent’s Investment
Current liabilities not subject to compromise	$82,932	1,267,875	(102,728)	268,908	—		1,516,987
Current liabilities subject to compromise	—	336,916	(94,788)	—	—		242,128
Long-term debt	41,700	3,615,902	—	1,098,918	(1,098,918	)(1)	3,965,198
					307,596	(2)
Deferred income tax liabilities	—	124,232	173,404	—	—		297,636
Other liabilities	7,948	259,493	—	22,562	—		290,003

Total liabilities	132,580	5,604,418	(24,112)	1,390,388	(791,322)		6,311,952

Minority interests	78	22,761	584,932	—	475,560	(3)	1,216,096
					132,765	(2)
Parent’s investment:
Parent’s investment	5,096,083	—	167,949	—	544,251	(3)	5,778,315
					(29,968	)(2)
Accumulated deficit	(1,630,949)	—	—	—	—		(1,630,949)
Accumulated other comprehensive loss, net of taxes	(46,566)	—	—	—	—		(46,566)
UGC equity	—	1,472,492	(1,472,492)	—	—		—
Noos equity	—	—	—	(301,673)	1,098,918	(1)	—
					(797,245	)(2)

Total parent’s investment	3,418,568	1,472,492	(1,304,543)	(301,673)	301,673		4,100,800

	$3,551,226	7,099,671	(743,723)	1,088,715	632,959		11,628,848

See Notes to Condensed Pro Forma Combined Financial Statements.

LIBERTY MEDIA INTERNATIONAL, INC.

Condensed Pro Forma Combined Statement of Operations

Three months ended March 31, 2004

(unaudited)

	LMI	Noos	Pro forma		LMI
	historical	historical	adjustments		pro forma

	(amounts in thousands)
Revenue	$576,303	92,680	—		668,983
Operating, selling, general and administrative expenses	(370,772)	(70,147)	—		(440,919)
Stock compensation	(63,745)	—	—		(63,745)
Depreciation and amortization	(221,512)	(36,108)	(1,678	)(4)	(259,298)
Impairment of long-lived assets	(3,901)	—	—		(3,901)

Operating loss	(83,627)	(13,575)	(1,678)		(98,880)
Other income (expense)
Interest expense	(72,485)	(22,399)	22,399	(5)	(73,831)
			(1,346	)(6)
Share of earnings of affiliates, net	16,090	—	—		16,090
Other, net	(3,130)	(1,305)	—		(4,435)

	(59,525)	(23,704)	21,053		(62,176)

Loss before income taxes and minority interest	(143,152)	(37,279)	19,375		(161,056)
Income tax expense	(9,743)	—	(7,556	)(7)	(17,299)
Minority interests in subsidiaries	68,944	—	4,032	(8)	72,976

Loss from continuing operations	$(83,951)	(37,279)	15,851		(105,379)

See Notes to Condensed Pro Forma Combined Financial Statements.

LIBERTY MEDIA INTERNATIONAL, INC.

Condensed Pro Forma Combined Statement of Operations

Year ended December 31, 2003

(unaudited)

	LMI	UGC	Pro forma		Noos	Pro forma		LMI pro
	historical	historical	adjustments		historical	adjustments		forma

	(amounts in thousands)
Revenue	$108,634	1,891,530	—		355,506	—		2,355,670
Operating, selling, general and administrative expenses	(90,643)	(1,262,648)	—		(281,002)	—		(1,634,293)
Stock compensation	(4,088)	(38,024)	—		—	—		(42,112)
Depreciation and amortization	(15,114)	(808,663)	(36,082	)(10)	(188,454)	(6,710	)(4)	(1,055,023)
Impairment of long-lived assets	—	(438,209)	—		(524,149)	—		(962,358)

Operating loss	(1,211)	(656,014)	(36,082)		(638,099)	(6,710)		(1,338,116)
Other income (expense)
Interest expense	(2,178)	(327,132)	7,198		(71,083)	71,083	(5)	(327,495)
						(5,383	)(6)
Share of earnings of affiliates, net	13,739	294,464	(208,203	)(11)	—	—		100,000
Gain on sales, net	3,759	279,442	(195,456	)(11)	—	—		87,745
Gain on extinguishment of debt	—	2,183,997	(1,021,866	)(12)	—	—		1,162,131
Other, net	34,779	87,773	(44,713	)(13)	(2,515)	—		75,324

	50,099	2,518,544	(1,463,040)		(73,598)	65,700		1,097,705

Earnings (loss) before income taxes and minority interests	48,888	1,862,530	(1,499,122)		(711,697)	58,990		(240,411)
Income tax expense	(27,975)	(50,344)	—		(406)	(23,006	)(7)	(101,731)
Minority interests in subsidiaries	(24)	183,182	(930,254	)(14)	—	160,767	(8)	(586,329)

Earnings (loss) from continuing operations	$20,889	1,995,368	(2,429,376)		(712,103)	196,751		(928,471)

See Notes to Condensed Pro Forma Combined Financial Statements.

LIBERTY MEDIA INTERNATIONAL, INC.

Notes to Condensed Pro Forma Combined Financial Statements

March 31, 2004 and December 31, 2003

(unaudited)

(1)	Represents the contribution to equity and repayment of Noos’ debt prior to the acquisition of Noos by MédiaRéseaux.

(2)	Represents the allocation of the purchase price for Noos, as well as the elimination of Noos’ historical goodwill and equity. The purchase price for Noos is comprised of the following:

	in €	in U.S.$

Cash	285,800	348,676
Debt	252,128	307,596

	537,928	656,272
Equity in UPC Broadband France	85,000	103,700

	622,928	759,972

For purposes of the foregoing table, LMI used the euro to U.S. dollar exchange rate at June 30, 2004, or 1.22 U.S. dollars per euro.

The excess purchase price has been allocated to customer relationships based on a preliminary assessment of the fair value of Noos’ assets and liabilities and is subject to change upon completion of such assessment. Such customer relationships have an estimated useful life of seven years.

(3)	UGC conducted a rights offering during the first quarter of 2004. This adjustment represents the pro forma effect on LMI’s cash, minority interest and equity as if the UGC rights offering had been completed on December 31, 2003.

(4)	Represents the amortization of the customer relationships recorded in connection with the Noos acquisition.

(5)	Represents the elimination of Noos’ historical interest expense as MédiaRéseaux did not assume the related debt. See note 1.

(6)	Represents interest expense on the debt incurred by UGC in connection with the Noos transaction. See note 2.

(7)	Represents the estimated tax effect of the pro forma adjustments.

(8)	Represents the minority interests share (19.9%) of Noos’ and UPC Broadband France’s historical results of operations and pro forma adjustments.

(9)	LMI has accounted for its acquisition of UGC as a step acquisition, and has allocated its investment basis to its pro rata share of UGC’s assets and liabilities at each significant acquisition date (January 2002 and January 2004) based on the estimated fair values of such assets and liabilities on such dates.

In applying purchase accounting to the 2002 Transaction, LMI obtained an independent third-party appraisal to determine the fair value of UGC’s assets. UGC also determined the fair value of its long-term debt based on trading prices in January 2002. LMI’s purchase price for its additional interest in UGC was allocated to UGC’s assets and liabilities. Through this process, UGC’s assets and liabilities were adjusted to 73% of their respective fair values (which was LMI’s economic ownership interest at the time) plus 27% of their historical cost.

With respect to the 2004 Transaction, LMI again received an independent third-party appraisal of the fair value of UGC’s assets. In December 2003, UGC acquired the approximate 34% minority interest in UGC Europe that it did not previously own, and applied purchase accounting to that roll-up transaction. In addition, UGC assessed the recoverability of its long-lived assets pursuant to SFAS 142 and SFAS 144 at December 31, 2003. Accordingly, at the time of the 2004 Transaction, UGC’s tangible assets and identifiable intangible assets were reflected at their approximate fair values. Consequently, all of LMI’s purchase price for the 2004 Transaction was allocated to goodwill.

The balance sheet pro forma adjustments represent the combined impact of the purchase accounting adjustments for both the 2002 Transaction and the 2004 Transaction that relate to items remaining in UGC’s balance sheet at December 31, 2003.

(10)	Represents the pro forma adjustment to depreciation and amortization expense based on the purchase accounting adjustments to reflect property and equipment and intangible assets at fair value. Such adjustments have been calculated based on weighted average lives of 8 years and 7 years for property and equipment and intangible assets, respectively.

(11)	Represents the elimination of share of earnings and gain on disposition of an equity method affiliate of UGC due to recording the investment at fair value in purchase accounting.

(12)	Represents the elimination of LMI’s share of the gain on extinguishment of debt of a subsidiary of UGC due to recording the debt at fair value in purchase accounting related to the 2002 Transaction.

(13)	Represents the elimination of other individually insignificant items in UGC’s statement of operations.

(14)	Represents the minority interests’ share of UGC’s results of operations after considering the pro forma adjustments described in notes 10 through 13.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Condensed Combined Balance Sheets

(unaudited)

	March 31,	December 31,
	2004	2003

	(amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,286,923	12,753
Trade and other receivables, net	228,909	15,130
Other current assets	110,498	6,756

Total current assets	1,626,330	34,639

Investments in affiliates, accounted for using the equity method, and related receivables (note 5)	1,971,317	1,740,552
Other investments	686,823	450,134
Property and equipment, at cost	3,474,329	128,013
Accumulated depreciation	(229,198)	(30,436)

	3,245,131	97,577

Intangible assets not subject to amortization:
Goodwill	2,443,432	525,576
Franchise costs	163,450	163,450

	2,606,882	689,026

Deferred income tax assets	—	457,831
Restricted cash (note 8)	59,869	41,700
Intangible assets subject to amortization and other assets, net	548,427	39,767

	$10,744,779	3,551,226

Liabilities and Parent’s Investment
Current liabilities:
Accounts payable	$244,369	20,629
Accrued liabilities	557,368	13,815
Due to parent (note 2)	30,790	—
Accrued stock compensation	37,453	15,052
Derivative instruments (note 7)	24,688	21,010
Current portion of debt (note 8)	295,162	12,426

Total current liabilities	1,189,830	82,932

Long-term debt (note 8)	3,636,964	41,700
Deferred income tax liabilities	338,680	—
Other liabilities	307,219	7,948

Total liabilities	5,472,693	132,580

Minority interest	1,102,529	78
Parent’s investment:
Parent’s investment	5,912,075	5,096,083
Accumulated deficit	(1,714,900)	(1,630,949)
Accumulated other comprehensive loss, net of taxes	(27,618)	(46,566)

	4,169,557	3,418,568

Commitments and contingencies (note 11)
	$10,744,779	3,551,226

See accompanying notes to condensed combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Condensed Combined Statements of Operations and Comprehensive Earnings (Loss)

(unaudited)

	Three months ended
	March 31,

	2004	2003

	(amounts in thousands)
Revenue	$576,303	25,389

Operating costs and expenses:
Operating	222,760	11,368
Selling, general and administrative (“SG&A”) (note 10)	148,012	9,284
Stock compensation—SG&A (note 4)	63,745	(1,078)
Depreciation	205,483	3,486
Amortization	16,029	110
Restructuring charges and other	3,901	—

	659,930	23,170

Operating income (loss)	(83,627)	2,219
Other income (expense):
Interest expense	(72,485)	(788)
Interest income	8,966	5,497
Share of earnings (losses) of affiliates (note 5)	16,090	(2,738)
Realized and unrealized gains (losses) on derivative instruments (note 7)	(13,031)	4,881
Foreign currency exchange loss	(20,858)	—
Gain on extinguishment of debt	31,916	—
Gains (losses) on disposition of assets, net	(1,842)	4,042
Other, net	(8,281)	2,175

	(59,525)	13,069

Earnings (loss) before income taxes and minority interest	(143,152)	15,288
Income tax expense	(9,743)	(8,480)
Minority interests in losses (earnings) of subsidiaries	68,944	(6)

Net earnings (loss)	$(83,951)	6,802

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	6,774	8,625
Unrealized gains (losses) on available-for-sale securities	12,174	(10,728)

Other comprehensive earnings (loss)	18,948	(2,103)

Comprehensive earnings (loss)	$(65,003)	4,699

See accompanying notes to condensed combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Condensed Combined Statements of Parent’s Investment

(unaudited)

			Accumulated
			other
			comprehensive	Total
	Parent’s	Accumulated	earnings (loss),	parent’s
	investment	deficit	net of taxes	investment

	(amounts in thousands)
Balance at January 1, 2004	$5,096,083	(1,630,949)	(46,566)	3,418,568
Net loss	—	(83,951)	—	(83,951)
Other comprehensive earnings	—	—	18,948	18,948
Intercompany tax allocation	(6,302)	—	—	(6,302)
Allocation of corporate overhead (note 10)	5,635	—	—	5,635
Issuance of parent stock in acquisition	152,122	—	—	152,122
Reclass to amounts due to parent	(30,790)	—	—	(30,790)
Net cash transfers from parent	694,710	—	—	694,710
Other	617	—	—	617

Balance at March 31, 2004	$5,912,075	(1,714,900)	(27,618)	4,169,557

See accompanying notes to condensed combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Condensed Combined Statements of Cash Flows

(unaudited)

	Three months ended
	March 31,

	2004	2003

	(amounts in thousands)
Cash flows from operating activities:
Net earnings (loss)	$(83,951)	6,802
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	221,512	3,596
Stock compensation	63,745	(1,078)
Share of losses (earnings) of affiliates	(16,090)	2,738
Unrealized losses (gains) on derivative instruments	13,031	(4,881)
Foreign currency exchange loss	20,858	—
Gain on extinguishment of debt	(31,916)	—
Losses (gains) on disposition of assets, net	1,842	(4,042)
Deferred income tax expense	12,813	10,221
Minority interests in earnings (losses) of subsidiaries	(68,944)	6
Noncash charges	8,918	29
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables and prepaid expenses	753	201
Payables and accruals	(7,963)	(4,915)

Net cash provided by operating activities	134,608	8,677

Cash flows from investing activities:
Cash acquired in acquisition	294,534	—
Investments in and loans to affiliates and others	(62,705)	(390,961)
Net purchases of marketable securities	(17,487)	—
Capital expended for property and equipment	(89,546)	(5,843)
Cash paid upon origination of bond swap	(16,938)	—
Other investing activities, net	(4,357)	9,888

Net cash provided (used) by investing activities	103,501	(386,916)

Cash flows from financing activities:
Borrowings of debt	18,773	—
Repayments of debt	(113,594)	(2,362)
Deferred financing costs	(20,724)	—
Proceeds from issuance of stock by subsidiaries	475,404	—
Change in restricted cash	6,883	—
Contributions from parent	694,043	385,990
Other financing activities, net	(14,983)	—

Net cash provided by financing activities	1,045,802	383,628

Effect of exchange rates on cash	(9,741)	—

Net increase in cash and cash equivalents	1,274,170	5,389
Cash and cash equivalents:
Beginning of period	12,753	5,592

End of period	$1,286,923	10,981

Cash paid for interest	$106,809	600

Cash paid for taxes	$4,099	487

See accompanying notes to condensed combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements

March 31, 2004

(unaudited)

(1)	Basis of Presentation

       The accompanying condensed combined financial statements of “LMC International” or “the Company” represent a combination of the historical financial information of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation (“Liberty”). Upon consummation of the spinoff transaction described in note 2, Liberty Media International, Inc. will own the assets that comprise “LMC International.”

       The more significant subsidiaries and investments of Liberty initially comprising LMC International are as follows:

Subsidiaries

          Liberty Cablevision of Puerto Rico Ltd. (“Puerto Rico Cable”)

          Pramer S.C.A. (“Pramer”)
          UnitedGlobalCom, Inc. (“UGC”)

Investments

          Chofu Cable, Inc.

          Fox Pan American Sports LLC
          Jupiter Programming Co., Ltd. (“JPC”)
          Jupiter Telecommunications Co., Ltd. (“J-COM”)
          Metrópolis-Intercom S.A. (“Metropolis”)
          Sky Latin America
          Telewest Communications plc bonds
          Torneos y Competencias, S.A. (“Torneos”)
          The Wireless Group plc

       In addition to the foregoing assets, immediately prior to the Spin Off, Liberty has also agreed to contribute to LMC International $50 million in cash, 5 million American Depositary Shares for preferred limited voting ordinary shares of The News Corporation Limited, and a 99.9% economic interest in 345,000 shares of ABC Family Worldwide, Inc. preferred stock. Liberty has entered into an equity collar with respect to the News Corp. ADSs, which will also be contributed. The equity collar has a put price of $31.43 per share, a call price of $52.39 per share and expires in 2009.

       The accompanying interim condensed combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These condensed combined financial statements should be read in conjunction with the Company’s December 31, 2003 combined financial statements and notes thereto found elsewhere herein.

       Certain prior period amounts have been reclassified for comparability with the 2004 presentation.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       LMC International holds a significant number of investments that are accounted for using the equity method. LMC International does not control the decision making process or business management practices of these affiliates. Accordingly, LMC International relies on management of these affiliates and their independent auditors to provide it with accurate financial information prepared in accordance with GAAP that LMC International uses in the application of the equity method. LMC International is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on LMC International’s combined financial statements.

(2)	Spinoff Transaction

       On March 15, 2004, Liberty announced its intention to spin off all the capital stock of Liberty Media International, Inc. to the holders of Liberty Series A and Series B common stock (the “Spin Off”). The Spin Off will be effected as a distribution by Liberty to holders of its Series A and Series B common stock of shares of Series A and Series B common stock of the Company. The Spin Off will not involve the payment of any consideration by the holders of Liberty common stock and is intended to qualify as a tax-free spinoff. The Spin Off is expected to occur in the second quarter of 2004, on a date to be determined by Liberty’s board of directors, and will be made as a dividend to holders of record of Liberty common stock as of 5:00 pm, New York City time, on June 1, 2004, the date of record for the Spin Off. The Spin Off is expected to be accounted for at historical cost due to the pro rata nature of the distribution.

       Following the Spin Off, the Company and Liberty will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Spin Off, LMC International and Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between Liberty and LMC International after the Spin Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Facilities and Services Agreement, a Tax Sharing Agreement and a Short-Term Credit Facility.

       The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Spin Off and cross indemnities. Pursuant to the Facilities and Services Agreement, Liberty will provide LMC International with office space and certain general and administrative services including legal, tax, accounting, treasury, engineering and investor relations support. LMC International will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LMC International’s allocable portion of facilities costs and costs associated with any shared services or personnel.

       Under the Tax Sharing Agreement, Liberty will generally be responsible for U.S. federal, state, local and foreign income taxes reported on a consolidated, combined or unitary return that includes LMC International or one of its subsidiaries, on the one hand, and Liberty or one of its subsidiaries on the other hand, subject to certain limited exceptions. LMC International will be responsible for all other taxes that are attributable to LMC International or one of its subsidiaries, whether accruing before, on or after the Spin Off. The Tax Sharing Agreement requires that the Company will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the Spin Off from qualifying as a tax-free transaction. Moreover, the Company will indemnify Liberty for any loss resulting from such

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

action or failure to act, if such action or failure to act precludes the Spin Off from qualifying as a tax-free transaction.

       Pursuant to the Short-Term Credit Facility, Liberty has agreed to make loans to LMC International from time to time up to an aggregate principal amount of $500 million. Such availability will be reduced by the amount of notes payable by a subsidiary of LMC International to Liberty on the date of the Spin Off ($30,790,000 at March 31, 2004). The loans and subsidiary notes payable will bear interest at 6% per annum, compounded semi-annually, and will be due and payable no later than March 31, 2005.

(3)	Acquisition of Controlling Interest in UGC

       UGC is a global broadband communications provider of video, voice and data services with operations in 14 countries outside the United States. At December 31, 2003, LMC International owned approximately 296 million shares of UGC common stock, or an approximate 50% economic interest and an 87% voting interest in UGC. Pursuant to certain voting and standstill arrangements, LMC International was unable to exercise control of UGC, and accordingly, LMC International used the equity method of accounting for its investment through December 31, 2003.

       On January 5, 2004, LMC International completed a transaction pursuant to which UGC’s founding shareholders (the “Founders”) transferred 8.2 million shares of UGC Class B common stock to LMC International in exchange for 12.6 million shares of Liberty Series A common stock valued, for accounting purposes, at $152,122,000 and a cash payment of $15,827,000 (including acquisition costs). This transaction was the last of a number of independent transactions pursuant to which LMC International acquired its controlling interest in UGC from 2001 through January 2004. LMC International’s acquisition of approximately 280 million shares of UGC in January 2002 gave it a greater than 50% economic interest in UGC, but due to the aforementioned voting arrangements, LMC International applied the equity method of accounting for such investment. Upon closing of the January 5, 2004 transaction, the restrictions on the exercise by LMC International of its voting power with respect to UGC terminated, and LMC International gained voting control of UGC. Accordingly, UGC has been accounted for as a consolidated subsidiary and included in LMC International’s combined financial position and results of operations since January 1, 2004.

       LMC International has accounted for its acquisition of UGC as a step acquisition, and has allocated its investment basis to its pro rata share of UGC’s assets and liabilities at each significant acquisition date based on the estimated fair values of such assets and liabilities on such dates. Due to recording its share of UGC’s losses, LMC International’s investment basis in UGC prior to the acquisition of the Founders’

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

shares was zero. The following table reflects the amounts allocated to UGC’s assets and liabilities upon completion of the acquisition of the Founders’ shares (amounts in thousands):

Current assets, including cash of $310,361	$609,189
Property and equipment	3,386,252
Customer relationships	446,065
Goodwill	1,989,003
Other assets	348,156
Current liabilities	(832,213)
Debt	(4,154,389)
Deferred income taxes	(720,354)
Other liabilities	(296,068)
Minority interest	(607,692)

$167,949

       LMC International has entered into a new Standstill Agreement with UGC that limits LMC International’s ownership of UGC common stock to 90 percent of the outstanding common stock unless it makes an offer or effects another transaction to acquire all outstanding UGC common stock. Under certain circumstances, such an offer or transaction would require an independent appraisal to establish the price to be paid to stockholders unaffiliated with LMC International.

       During the three months ended March 31, 2004, LMC International also purchased an additional 20.0 million shares of UGC Class A common stock pursuant to certain pre-emptive rights granted to it pursuant to the aforementioned standstill agreement with UGC. The $152,284,000 purchase price for such shares was comprised of (1) the cancellation of indebtedness due from subsidiaries of UGC to certain subsidiaries of LMC International in the amount of $104,462,000 (including accrued interest) and (2) $47,822,000 in cash. As UGC was a consolidated subsidiary of LMC International at the time of these purchases, the effect of these purchases was eliminated in consolidation.

       Also in January 2004, UGC initiated a rights offering pursuant to which holders of each of UGC’s Class A, Class B and Class C common stock received .28 transferable subscription rights to purchase a like class of common stock for each share of common stock owned by them on January 21, 2004. The rights offering expired on February 12, 2004. UGC received cash proceeds of approximately $1.02 billion from the rights offering and expects to use such cash proceeds for working capital and general corporate purposes, including future acquisitions and repayment of outstanding indebtedness. As a holder of UGC Class A, Class B and Class C common stock, LMC International participated in the rights offering and exercised its rights to purchase 90.7 million shares for a total cash purchase price of $544,251,000. Subsequent to the foregoing and other transactions, LMC International owns approximately 53% of UGC’s common stock representing approximately 90% of the voting power of UGC’s shares.

Pro Forma Financial Information

       The following unaudited pro forma information for LMC International and its consolidated subsidiaries for the three months ended March 31, 2003 was prepared assuming the acquisition of UGC occurred on January 1, 2003. These pro forma amounts are not necessarily indicative of operating results

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

that would have occurred if the UGC acquisition had occurred on January 1, 2003 (amounts in thousands).

Revenue	$461,431
Net earnings	$16,529

(4)	Stock Based Compensation

       Certain company employees hold options, stock appreciation rights (“SARs”) and options with tandem SARs to purchase shares of Liberty Series A common stock. The Company accounts for these grants pursuant to the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” (“APB Opinion No. 25”). Generally, under these provisions, options are accounted for as fixed plan awards and no compensation expense is recognized because the exercise price is equal to the market price of the underlying common stock on the date of grant; whereas options with tandem SARs are accounted for as variable plan awards, and compensation is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“Statement 123”) to its options.

       Compensation expense for options with tandem SARs is the same under APB Opinion No. 25 and Statement 123.

	Three months ended
	March 31,

	2004	2003

	(amounts in
	thousands)
Net earnings (loss)	$(83,951)	6,802
Add stock compensation as determined under the intrinsic value method, net of taxes	50,409	—
Deduct stock compensation as determined under the fair value method, net of taxes	(40,972)	(208)

Pro forma net earnings (loss)	$(74,514)	6,594

(5)	Investments in Affiliates Accounted for Using the Equity Method

       LMC International’s affiliates generally are engaged in the cable and/or programming businesses in various foreign countries. Most of LMC International’s affiliates have incurred net losses since their respective inception dates. As such, substantially all of the affiliates are dependent upon external sources of financing and capital contributions in order to meet their respective liquidity requirements.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

       The following table includes LMC International’s carrying value and percentage ownership of its more significant investments in affiliates:

			December 31,
	March 31, 2004		2003

	Percentage	Carrying	Carrying
	ownership	amount	amount

	(dollar amounts in thousands)
J-COM	45%	$1,408,985	1,330,602
JPC	50%	269,308	259,571
Metropolis	50%	46,868	52,223
Torneos	40%	37,952	35,000
Other	Various	208,204	63,156

		$1,971,317	1,740,552

       The following table reflects LMC International’s share of earnings (losses) of affiliates including nontemporary declines in value:

	Three months
	ended
	March 31,

	2004	2003

	(amounts in
	thousands)
J-COM	$16,414	1,859
JPC	3,331	2,076
Metropolis	(3,281)	(2,051)
Torneos	1,883	(3,233)
Other	(2,257)	(1,389)

	$16,090	(2,738)

J-COM

       J-COM was incorporated in 1995 to own and operate broadband businesses in Japan and other parts of Asia. Upon formation, LMC International and Sumitomo Corporation (“Sumitomo”) owned 40% and 60% of J-COM, respectively. In the second quarter of 2000, LMC International purchased an additional 10% equity interest from Sumitomo for $92 million in cash. In September 2000, J-COM acquired Titus Communications Corporation in a stock-for-stock exchange, and LMC’s ownership interest was reduced to 35%.

       In 2003, LMC International purchased an additional 8% equity interest from Sumitomo for $141 million in cash, and LMC International and Sumitomo each converted certain of their shareholder loans to equity interests in J-COM. At March 31, 2004, LMC International and Sumitomo owned 45.2% and 31.8% of J-COM, respectively.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

       Summarized financial information for J-COM is as follows:

	March 31,	December 31,
	2004	2003

	(amounts in thousands)
Financial Position
Investments	$54,419	52,962
Property and equipment, net	2,344,406	2,274,632
Intangible and other assets, net	1,698,898	1,601,596

Total assets	$4,097,723	3,929,190

Third party debt	$999,831	984,089
Due to LMC International	530,142	492,639
Other shareholder loans	951,280	901,971
Other liabilities	643,865	637,434
Minority interest	6,703	11,794
Owners’ equity	965,902	901,263

Total liabilities and equity	$4,097,723	3,929,190

	Three months ended
	March 31,

	2004	2003

	(amounts in thousands)
Results of Operations
Revenue	$359,367	279,362
Operating, selling, general and administrative expenses	(217,839)	(188,436)
Stock compensation	(156)	(292)
Depreciation and amortization	(84,832)	(70,599)

Operating income	56,540	20,035
Interest expense, net	(18,530)	(14,643)
Other, net	(1,695)	(268)

Net earnings	$36,315	5,124

JPC

       JPC, a joint venture formed in 1996 by LMC International and Sumitomo, is a programming company in Japan, which owns and invests in a variety of channels including the Shop Channel. LMC International and Sumitomo each own 50% of JPC.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

       Summarized financial information for JPC is as follows:

	March 31,	December 31,
	2004	2003

	(amounts in thousands)
Financial Position
Investments	$32,897	31,290
Property and equipment, net	22,122	18,742
Intangible and other assets, net	136,947	142,100

Total assets	$191,966	192,132

Debt	$42,588	41,955
Due to LMC International	12,840	12,443
Other shareholder loans	6,516	6,762
Other liabilities	60,283	73,757
Minority interest	17,190	14,342
Owners’ equity	52,549	42,873

Total liabilities and equity	$191,966	192,132

	Three months ended
	March 31,

	2004	2003

	(amounts in thousands)
Results of Operations
Revenue	$123,589	87,029
Operating, selling, general and administrative expenses	(105,259)	(77,533)
Depreciation and amortization	(2,789)	(2,409)

Operating income	15,541	7,087
Other, net	(8,257)	(2,706)

Net earnings	$7,284	4,381

Torneos

       Torneos provides sports and entertainment programming in Latin American. As of December 31, 2002, LMC International, through several intermediary companies indirectly owned 54% of Torneos. As LMC International was unable to exercise control over Torneos, it accounted for such investment using the equity method. In the second quarter of 2003, LMC International sold a 14% ownership interest in Torneos to an unrelated third party for $1.7 million in cash, which was $30,195,000 less than LMC International’s carrying amount for such interest. In connection with this sale, LMC International retained a call right to repurchase the 14% interest in Torneos on the first, second and third anniversaries of the sale for the $1.7 million sale price plus a financing fee. Due to LMC International’s unilateral ability to repurchase this interest and the favorable call price relative to the fair value of the interest, LMC International did not meet the criteria for treating this transaction as a sale, and accordingly, has recorded the cash received as a liability in the accompanying combined balance sheet.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

       During the first quarter of 2003, LMC International reviewed its carrying value for Torneos and determined that such carrying value exceeded the estimated fair value, which fair value was based on a discounted cash flow model. Accordingly, LMC International recorded a nontemporary decline in value of $5,164,000, which is included in share of earnings of affiliates for the three months ended March 31, 2003.

(6)	Intangible Assets

Goodwill

       Changes in the carrying amount of goodwill for the three months ended March 31, 2004 are as follows:

	UGC	Other	Total

	(amounts in thousands)
Balance at January 1, 2004	$—	525,576	525,576
Acquisitions	1,989,003	—	1,989,003
Foreign currency translation	(71,762)	—	(71,762)
Other	615	—	615

Balance at March 31, 2004	$1,917,856	525,576	2,443,432

Amortizable Intangible Assets

       Amortization of intangible assets with finite useful lives, including customer relationships, was $16,029,000 and $110,000 for the three months ended March 31, 2004 and 2003, respectively. Based on its current amortizable intangible assets, LMC International expects that amortization expense will be as follows for the next five years (amounts in thousands):

Remainder of 2004	$46,986
2005	$61,887
2006	$56,202
2007	$56,202
2008	$56,202

(7)	Derivative Instruments

Forward Foreign Exchange Contracts

       The Company generally does not hedge its foreign currency exchange risk because of the long term nature of its interests in foreign affiliates. However, in order to reduce its foreign currency exchange risk related to its investment in J-COM, the Company has entered into forward sale contracts with respect to ¥ 20,802 million ($199,329,000 at March 31, 2004). In addition to the forward sale contracts, the Company has entered into collar agreements with respect to ¥38,785 million ($371,646,000 at March 31, 2004). These collar agreements have a weighted average remaining term of approximately one year, an average call price of 104 yen/ U.S. dollar and an average put price of 121 yen/ U.S. dollar. During the three months ended March 31, 2004, the Company reported unrealized losses in its combined statement of operations of $9,476,000 related to its yen contracts.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

Total Return Debt Swaps

       The Company has entered into total return debt swaps in connection with its purchase of bank debt of UGC Europe and other third party debt. Under these arrangements, LMC International directs a counterparty to purchase a specified amount of the underlying debt security for the benefit of the Company. The Company initially posts collateral with the counterparty equal to 10% of the value of the purchased securities and records a derivative asset equal to the posted collateral. The Company earns interest income based upon the face amount and stated interest rate of the underlying debt securities, and pays interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debentures declines 10%, the Company is required to post cash collateral for the decline, and the Company records an unrealized loss on derivative instruments. The cash collateral is further adjusted up or down for subsequent changes in the fair value of the underlying debt security. At March 31, 2004, the aggregate purchase price of debt securities underlying LMC International’s total return debt swap arrangements was $131,740,000. As of such date, the Company had posted cash collateral equal to $31,490,000. In the event the fair value of the purchased debt securities were to fall to zero, the Company would be required to post additional cash collateral of $100,250,000.

Realized and Unrealized Gains (Losses) on Derivative Instruments

       Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Three months ended
	March 31,

	2004	2003

	(amounts in
	thousands)
Foreign exchange derivatives	$(9,476)	619
Total return debt swaps	(1,552)	4,262
Other	(2,003)	—

	$(13,031)	4,881

(8)	Debt

       The components of debt are as follows:

	March 31,	December 31,
	2004	2003

	(amounts in thousands)
UPC Distribution Bank Facility	$3,584,272	—
Other UGC debt	293,724	—
Puerto Rico Cable Bank Credit Facility	41,700	41,700
Pramer	12,430	12,426

Total debt	3,932,126	54,126
Less current maturities	(295,162)	(12,426)

Total long term debt	$3,636,964	41,700

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

UGC Debt

       At March 31, 2004, UGC’s debt is comprised of $3,584,272,000 borrowed by a wholly-owned subsidiary of UGC pursuant to the UPC Distribution Bank Facility and $293,724,000 of other UGC subsidiary debt. The UPC Distribution Bank Facility provides for borrowings under four different tranches aggregating euro 3,500 million ($4,094,927,000 at March 31, 2004) at interest rates equal to EURIBOR or LIBOR plus an applicable spread. Three of the tranches are reducing term loans, which require repayment beginning in June 2004, and the fourth tranche is a reducing revolving loan, which requires repayment beginning in June 2006. The UPC Distribution Bank Facility is secured by the assets of most of UGC’s majority-owned European cable operating companies and contains certain financial covenants and restrictions regarding payment of dividends, ability to incur additional indebtedness, disposition of assets, mergers and affiliated transactions.

       On April 6, 2004, UGC completed the offering and sale of euro 500.0 million 1 3/4% Convertible Senior Notes due April 15, 2024. These notes will be convertible into shares of UGC Class A common stock at an initial conversion price of euro 9.7561 per share, which was equivalent to a conversion price of $12.00 per share on date of issue.

       UPC Polska is an indirect subsidiary of UGC. On February 18, 2004, in connection with the consummation of UPC Polska’s plan of reorganization and emergence from its U.S. bankruptcy proceeding, third-party holders of UPC Polska Notes and other claimholders received a total of $87.4 million in cash, $101.7 million in new 9% UPC Polska notes due 2007 and approximately 2.0 million shares of UGC Class A common stock in exchange for the cancellation of their claims. UGC recognized a gain of $31.9 million from the extinguishment of the UPC Polska Notes and other liabilities subject to compromise, equal to the excess of their respective carrying amounts over the fair value of consideration given.

Puerto Rico Cable Bank Credit Facility

       In October 2003, LMC International and Puerto Rico Cable refinanced Puerto Rico Cable’s bank credit facility. The new facility provides for maximum borrowings of up to $50,000,000, which accrue interest at 8%, and matures in October 2013. The availability of such commitments is subject to Puerto Rico Cable’s compliance with applicable financial covenants and other customary conditions, including among other things, the maintenance of certain financial ratios and limitations on indebtedness, investments, guarantees, acquisitions, dispositions, dividends, liens and encumbrances, and transactions with affiliates. LMC International is required to post cash collateral equal to the outstanding borrowings under the facility. LMC International earns interest at 7.75% on the cash collateral. At March 31, 2004, the outstanding balance under this facility was $41,700,000.

Pramer

       Pramer has made short-term borrowings which are denominated in Argentine pesos to finance certain acquisitions and for working capital needs. Interest accrues at a weighted average interest rate of 5.06% at March 31, 2004. Pramer anticipates that these borrowings will be renewed in 90-day terms and will be repaid as cash flow permits.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

       LMC International believes that the fair value and the carrying value of its debt were approximately equal at March 31, 2004.

(9)	Old UGC Reorganization

       Old UGC, Inc. (“Old UGC”) is a wholly-owned subsidiary of UGC that owns UGC’s Chilean subsidiary and an interest in Austar United Communications Ltd. (“Austar United”). IDT United, Inc. (“IDT United”) is a variable interest entity in which UGC has a 33% common equity interest and a 94% fully diluted interest. UGC consolidates IDT United, as UGC is the primary beneficiary. On November 24, 2003, Old UGC reached an agreement with IDT United, the unaffiliated stockholders of IDT United and UGC on terms for the restructuring of the Old UGC Senior Notes. The agreement and related transactions, if implemented, would result in the acquisition by Old UGC of $638.0 million face amount of Old UGC Senior Notes held by UGC (following cancellation of certain offsetting obligations) and $599.2 million face amount of Old UGC Senior Notes held by IDT United for common stock of Old UGC. Old UGC Senior Notes held by third parties ($24.6 million face amount) would either be left outstanding (after cure and reinstatement) or acquired for UGC Class A Common Stock (or, at UGC’s election, for cash).

       Consistent with the restructuring agreement, on January 12, 2004, Old UGC filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. UGC and LMC International continue to consolidate the financial position and results of operations of Old UGC while in bankruptcy, for the following primary reasons:

•	UGC is the sole shareholder and majority creditor of Old UGC (direct and indirect holder of 98% of the Old UGC Senior Notes);

•	UGC negotiated a restructuring agreement that provides for UGC to continue to be Old UGC’s controlling equity holder upon Old UGC’s emergence from bankruptcy; and

•	The bankruptcy proceedings are expected to be completed in less than one year.

       Liabilities subject to compromise related to Old UGC of $24,627,000 and $4,691,000 are reflected in current portion of debt and accrued liabilities, respectively, in the accompanying condensed combined balance sheet at March 31, 2004.

(10)	Related Party Transactions

       Corporate expenses have been allocated from Liberty to LMC International based upon the cost of general and administrative services provided. LMC International believes such allocations are reasonable and materially approximate the amount that LMC International would have incurred on a stand-alone basis. Amounts allocated aggregated $5,635,000 and $2,718,000 for the three months ended March 31, 2004 and 2003, respectively, and are included in selling, general and administrative expenses in the accompanying condensed combined statements of operations.

       Certain key employees of LMC International hold stock options and options with tandem SARs with respect to certain common stock of Liberty. Estimates of the compensation expense relating to SARs have been included in the accompanying combined statements of operations, but are subject to future

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

adjustment based upon the vesting and market value of the underlying Liberty common stock and ultimately on the final determination of market value when the rights are exercised.

       Pramer provides programming and uplink services to certain affiliates. Total revenue for such services aggregated $1,285,000 and $1,711,000 for the three months ended March 31, 2004 and 2003, respectively.

(11)	Commitments and Contingencies

       Various partnerships and other affiliates of LMC International accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of LMC International’s affiliates may require additional capital to finance their operating or investing activities. In addition, LMC International is party to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. In the event LMC International’s affiliates require additional financing and LMC International fails to meet a capital call, or other commitment to provide capital or loans to a particular company, such failure may have adverse consequences to LMC International. These consequences may include, among others, the dilution of LMC International’s equity interest in that company, the forfeiture of LMC International’s right to vote or exercise other rights, the right of the other stockholders or partners to force LMC International to sell its interest at less than fair value, the forced dissolution of the company to which LMC International has made the commitment or, in some instances, a breach of contract action for damages against LMC International. LMC International’s ability to meet capital calls or other capital or loan commitments is subject to its ability to access cash.

       In addition to the foregoing, agreements governing LMC International’s investment in certain of its affiliates contain buy-sell and other exit arrangements whereby LMC International could be required to purchase another investor’s ownership interest.

       At March 31, 2004, Liberty guaranteed ¥14.4 billion ($138,041,000) of the bank debt of J-COM, an equity affiliate that provides broadband services in Japan. Liberty’s guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2004 to 2018. In addition, Liberty has agreed to fund up to ¥10 billion ($95,822,000 at March 31, 2004) to J-COM in the event J-COM’s cash flow (as defined in its bank loan agreement) does not meet certain targets. In the event J-COM meets certain performance criteria, this commitment expires on September 30, 2004. If the Spin Off is completed, LMC International has agreed to indemnify Liberty for any amounts it is required to fund under these arrangements.

       LMC International has guaranteed transponder and equipment lease obligations through 2018 of Sky Latin America. At March 31, 2004, the Company’s guarantee of the remaining obligations due under such agreements aggregated $103,257,000 and is not reflected in LMC International’s balance sheet at March 31, 2004. During the fourth quarter of 2002, Globo Communicacoes e Participacoes (“GloboPar”), another investor in Sky Latin America, announced that it was reevaluating its capital structure. As a result, GloboPar has not met certain of its funding obligations with respect to Sky Latin America. To the extent that GloboPar does not meet its funding obligations, LMC International and other investors could mutually agree to assume GloboPar’s obligations. To the extent that LMC International or such other investors do not fully assume GloboPar’s funding obligations, any funding shortfall could lead to defaults under applicable lease agreements. LMC International believes that the maximum amount of its aggregate

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

exposure under the default provisions is not in excess of the gross remaining obligations guaranteed by LMC International, as set forth above. Although no assurance can be given, such amounts could be accelerated under certain circumstances. LMC International cannot currently predict whether it will be required to perform under any of such guarantees.

       LMC International has also guaranteed various loans, notes payable, letters of credit and other obligations (the “Guaranteed Obligations”) of certain other affiliates. At March 31, 2004, the Guaranteed Obligations aggregated approximately $72,259,000. Currently, LMC International is not certain of the likelihood of being required to perform under such guarantees.

       In 2000, certain of UGC’s subsidiaries pursued a transaction with Excite@Home, which if completed, would have merged UGC’s chello broadband subsidiary with Excite@Home’s international broadband operations to form a European Internet business. The transaction was not completed, and discussions between the parties ended in late 2000. On November 3, 2003, UGC received a complaint filed on September 26, 2003 by Frank Morrow, on behalf of the General Unsecured Creditors’ Liquidating Trust of At Home in the United States Bankruptcy Court for the Northern District of California, styled as In re At Home Corporation, Frank Morrow v. UnitedGlobalCom, Inc. et al. (Case No. 01-32495-TC). In general, the complaint alleges breach of contract and fiduciary duty by UGC and Old UGC. The action has been stayed by the Bankruptcy Court in the Old UGC bankruptcy proceeding. The plaintiff has filed a claim in the bankruptcy proceedings of approximately $2.2 billion. UGC denies the material allegations and believe this claim is without merit. UGC intends to defend the litigation vigorously.

       LMC International has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible LMC International may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(12)	Information About Operating Segments

       LMC International is a holding company with a variety of international subsidiaries and investments that provide broadband distribution services and video programming services. The Company identifies its reportable segments as (A) those consolidated subsidiaries that (1) represent 10% or more of its combined revenue, earnings before taxes or total assets or (2) are significant to an evaluation of the Company’s performance; and (B) those equity method affiliates (1) whose share of earnings or loss represents 10% of more of the Company’s pre-tax earnings or (2) are significant to an evaluation of the Company’s performance. The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, operating cash flow and revenue or sales per customer. In addition, the Company reviews non-financial measures such as subscriber growth and penetration, as appropriate.

       The Company defines operating cash flow as revenue less operating expenses and selling, general and administrative expenses (excluding stock compensation). The Company believes this is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock compensation

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

       For the three months ended March 31, 2004, the Company has identified the following consolidated subsidiaries and equity method affiliates as its reportable segments:

•	UGC—53% owned consolidated subsidiary that provides broadband communications services, including video, voice and data, with operations in 14 countries outside the U.S.

•	J-COM—45% owned equity method affiliate that provides broadband communications services in Japan.

•	JPC—50% owned equity method affiliate that provides cable and satellite television programming in Japan.

       The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies.

       The amounts presented below represent 100% of each business’ revenue and operating cash flow. These amounts are combined on an unconsolidated basis and are then adjusted to remove the effects of the equity method investments to arrive at the reported amounts. This presentation is designed to reflect the manner in which management reviews the operating performance of individual businesses regardless of whether the investment is accounted for as a consolidated subsidiary or an equity investment. It should be noted, however, that this presentation is not in accordance with GAAP since the results of equity method investments are required to be reported on a net basis. Further, we could not, among other things, cause any noncontrolled affiliate to distribute to us our proportionate share of the revenue or operating cash flow of such affiliate.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

Performance Measures

	Three months ended March 31,

	2004		2003

		Operating		Operating
		cash		cash
	Revenue	flow	Revenue	flow

	(amounts in thousands)
UGC	$547,342	204,284	436,042	122,071
Other consolidated subsidiaries	28,961	1,247	25,389	4,737
J-COM	359,367	141,529	279,362	90,925
JPC	123,589	18,330	87,029	9,496
Other equity affiliates	97,348	454	73,741	(6,794)

	1,156,607	365,844	901,563	220,435
Eliminate equity affiliates	(580,304)	(160,313)	(876,174)	(215,698)

Consolidated subsidiaries	$576,303	205,531	25,389	4,737

Balance Sheet Information

	March 31, 2004		December 31, 2003

		Investments		Investments
	Total	in	Total	in
	assets	affiliates	assets	affiliates

	(amounts in thousands)
UGC	$7,496,216	114,057	7,099,671	95,238
Other consolidated subsidiaries	3,248,563	1,857,260	3,551,226	1,740,552
J-COM	4,097,723	26,708	3,929,190	26,027
JPC	191,965	25,604	192,132	24,201
Other equity affiliates	544,816	18,467	653,916	14,374

	15,579,283	2,042,096	15,426,135	1,900,392
Eliminate equity affiliates	(4,834,504)	(70,779)	(11,874,909)	(159,840)

Consolidated subsidiaries	$10,744,779	1,971,317	3,551,226	1,740,552

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Condensed Combined Financial Statements (Continued)

March 31, 2004

(unaudited)

       The following table provides a reconciliation of combined segment operating cash flow to earnings (loss) before income taxes and minority interest:

	Three months ended
	March 31,

	2004	2003

	(amounts in thousands)
Combined segment operating cash flow	$205,531	4,737
Stock compensation	(63,745)	1,078
Depreciation and amortization	(221,512)	(3,596)
Interest expense	(72,485)	(788)
Share of earnings (losses) of affiliates	16,090	(2,738)
Realized and unrealized gains (losses) on derivative instruments, net	(13,031)	4,881
Foreign currency exchange loss	(20,858)	—
Gain on extinguishment of debt	31,916	—
Gains (losses) on dispositions, net	(1,842)	4,042
Other, net	(3,216)	7,672

Earnings (loss) before income taxes and minority interest	$(143,152)	15,288

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation:

       We have audited the accompanying combined balance sheets of LMC International (a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1) (“LMC International”) as of December 31, 2003 and 2002, and the related combined statements of operations and comprehensive earnings (loss), parent’s investment, and cash flows for each of the years in the three-year period ended December 31, 2003. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

       In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of LMC International as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

       As discussed in note 4 to the combined financial statements, the Company changed its method of accounting for intangible assets in 2002.

KPMG LLP

Denver, Colorado

March 26, 2004

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Combined Balance Sheets

December 31, 2003 and 2002

	2003	2002

	(amounts in thousands)
Assets
Current assets:
Cash and cash equivalents	$12,753	5,592
Trade and other receivables, net	15,130	13,723
Prepaid expenses	1,830	1,376
Other current assets	1,030	405

Total current assets	30,743	21,096

Investments in affiliates, accounted for using the equity method, and related receivables (note 5)	1,740,552	1,145,382
Other investments (note 6)	450,134	187,826
Property and equipment, at cost:
Distribution systems	116,962	100,780
Support equipment and buildings	11,051	13,548

	128,013	114,328
Accumulated depreciation	(30,436)	(25,117)

	97,577	89,211

Intangible assets not subject to amortization:
Goodwill	525,576	525,576
Franchise costs	163,450	163,470

	689,026	689,046

Deferred income tax assets (note 9)	457,831	638,909
Restricted cash (note 8)	41,700	—
Other assets	43,663	29,426

	$3,551,226	2,800,896

Liabilities and Parent’s Investment
Current liabilities:
Accounts payable	$20,629	22,224
Accrued liabilities	13,815	13,287
Accrued stock compensation	15,052	11,445
Derivative instruments (note 7)	21,010	2,626
Current portion of debt (note 8)	12,426	21,786

Total current liabilities	82,932	71,368

Long-term debt (note 8)	41,700	13,500
Other liabilities	7,948	7,089

Total liabilities	132,580	91,957

Minority interest	78	46
Parent’s investment:
Parent’s investment	5,096,083	4,621,185
Accumulated deficit	(1,630,949)	(1,651,838)
Accumulated other comprehensive loss, net of taxes (note 11)	(46,566)	(260,454)

	3,418,568	2,708,893

Commitments and contingencies (note 12)
	$3,551,226	2,800,896

See accompanying notes to combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Combined Statements of Operations and Comprehensive Earnings (Loss)

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(amounts in thousands)
Revenue	$108,634	103,855	139,535

Operating costs and expenses:
Operating	50,306	43,931	63,155
Selling, general and administrative (“SG&A”) (note 10)	40,337	42,269	43,619
Stock compensation—SG&A	4,088	(5,815)	6,275
Depreciation	14,642	13,037	13,772
Amortization	472	50	44,250
Impairment of long-lived assets	—	45,928	91,087

	109,845	139,400	262,158

Operating loss	(1,211)	(35,545)	(122,623)
Other income (expense):
Interest expense	(2,178)	(3,943)	(21,917)
Interest income	24,874	25,883	67,189
Share of earnings (losses) of affiliates (note 5)	13,739	(331,225)	(589,525)
Realized and unrealized gains (losses) on derivative instruments (note 7)	12,762	(16,705)	(534,962)
Nontemporary declines in fair value of investments (note 6)	(6,884)	(247,386)	(2,002)
Gain on disposition of assets, net (note 5)	3,759	122,331	—
Other, net	4,027	(9,391)	(11,182)

	50,099	(460,436)	(1,092,399)

Earnings (loss) before income taxes and minority interest	48,888	(495,981)	(1,215,022)
Income tax benefit (expense) (note 9)	(27,975)	166,121	394,696
Minority interests in earnings of subsidiaries	(24)	(27)	(29)

Earnings (loss) before cumulative effect of accounting change	20,889	(329,887)	(820,355)
Cumulative effect of accounting change, net of taxes (note 4)	—	(238,267)	—

Net earnings (loss)	$20,889	(568,154)	(820,355)

Other comprehensive earnings (loss), net of taxes (note 11):
Foreign currency translation adjustments	103,145	(173,715)	(111,787)
Unrealized gains (losses) on available-for-sale securities	111,594	46,649	(30,400)

Other comprehensive earnings (loss)	214,739	(127,066)	(142,187)

Comprehensive earnings (loss)	$235,628	(695,220)	(962,542)

See accompanying notes to combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Combined Statements of Parent’s Investment

Years ended December 31, 2003, 2002 and 2001

			Accumulated
			other
			comprehensive	Total
	Parent’s	Accumulated	earnings (loss),	parent’s
	investment	deficit	net of taxes	investment

	(amounts in thousands)
Balance at January 1, 2001	$2,161,615	(263,329)	8,799	1,907,085
Net loss	—	(820,355)	—	(820,355)
Other comprehensive loss	—	—	(142,187)	(142,187)
Losses in connection with issuances of stock of affiliates, net of taxes	(929)	—	—	(929)
Intercompany tax allocation	2,073	—	—	2,073
Allocation of corporate overhead (note 10)	10,148	—	—	10,148
Net cash transfers from parent	1,083,758	—	—	1,083,758

Balance at December 31, 2001	3,256,665	(1,083,684)	(133,388)	2,039,593
Net loss	—	(568,154)	—	(568,154)
Other comprehensive loss	—	—	(127,066)	(127,066)
Reallocation of enterprise-level goodwill from parent	118,000	—	—	118,000
Intercompany tax allocation	3,988	—	—	3,988
Allocation of corporate overhead (note 10)	10,794	—	—	10,794
Net cash transfers from parent	1,231,738	—	—	1,231,738

Balance at December 31, 2002	4,621,185	(1,651,838)	(260,454)	2,708,893
Net earnings		20,889		20,889
Other comprehensive earnings	—	—	214,739	214,739
Intercompany tax allocation	(14,774)	—	—	(14,774)
Allocation of corporate overhead (note 10)	10,873	—	—	10,873
Net cash transfers from parent	478,799	—	—	478,799
Other	—	—	(851)	(851)

Balance at December 31, 2003	$5,096,083	(1,630,949)	(46,566)	3,418,568

See accompanying notes to combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Combined Statements of Cash Flows
Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

	(amounts in thousands)
Cash flows from operating activities:
Net earnings (loss)	$20,889	(568,154)	(820,355)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of accounting change, net of taxes	—	238,267	—
Depreciation and amortization	15,114	13,087	58,022
Stock compensation	4,088	(5,815)	6,275
Payments for stock compensation	(481)	—	(5,874)
Impairment of long-lived assets	—	45,928	91,087
Share of losses (earnings) of affiliates	(13,739)	331,225	589,525
Unrealized losses (gains) on derivative instruments	(12,762)	16,705	534,962
Nontemporary declines in fair value of investments	6,884	247,386	2,002
Gain on disposition of assets, net	(3,759)	(122,331)	—
Deferred income tax expense (benefit)	42,278	(169,606)	(402,027)
Noncash interest income and other	(1,609)	(6,908)	(45,960)
Changes in operating assets and liabilities:
Receivables and prepaid expenses	6,925	13,442	(18)
Payables and accruals	(3,317)	(23,514)	11,195

Net cash provided by operating activities	60,511	9,712	18,834

Cash flows from investing activities:
Investments in and loans to affiliates and others	(494,193)	(1,219,588)	(1,341,129)
Capital expended for property and equipment	(22,869)	(24,910)	(14,782)
Cash paid to settle foreign exchange contracts	(10,499)	—	—
Cash received due to increase in fair value of bond swaps	30,079	—	—
Proceeds from dispositions of assets	8,230	—	—
Other investing activities, net	(16,042)	1,940	2,474

Net cash used in investing activities	(505,294)	(1,242,558)	(1,353,437)

Cash flows from financing activities:
Borrowings of debt	41,700	—	283,281
Repayments of debt	(22,954)	(12,784)	(46,211)
Change in restricted cash	(41,700)	—	—
Contributions from parent	474,898	1,246,520	1,095,492

Net cash provided by financing activities	451,944	1,233,736	1,332,562

Net increase (decrease) in cash and cash equivalents	7,161	890	(2,041)
Cash and cash equivalents:
Beginning of year	5,592	4,702	6,743

End of year	$12,753	5,592	4,702

Cash paid for interest	$932	18,603	6,263

Cash paid for taxes	$4,651	2,895	1,725

See accompanying notes to combined financial statements.

LMC INTERNATIONAL

(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements

December 31, 2003, 2002 and 2001

(1)	Basis of Presentation

       The accompanying combined financial statements of “LMC International” or “the Company” represent a combination of the historical financial information of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation (“Liberty”). Upon consummation of the spinoff transaction described in note 2, Liberty Media International, Inc. will own the assets that comprise “LMC International.”

       The more significant subsidiaries and investments of Liberty initially comprising LMC International are as follows:

Subsidiaries

Liberty Cablevision of Puerto Rico Ltd. (“Puerto Rico Cable”)
Pramer S.C.A. (“Pramer”)

Investments

Chofu Cable, Inc.
Fox Pan American Sports LLC
Jupiter Programming Co., Ltd. (“JPC”)
Jupiter Telecommunications Co., Ltd. (“J-COM”)
Metrópolis-Intercom S.A. (“Metropolis”)
Sky Latin America
Telewest Communications plc (“Telewest”) bonds
Torneos y Competencias, S.A. (“Torneos”)
UnitedGlobalCom, Inc. (“UGC”)
The Wireless Group plc

(2)	Spinoff Transaction

       On March 15, 2004, Liberty announced its intention to spin off all the capital stock of Liberty Media International, Inc. to the holders of Liberty Series A and Series B common stock (the “Spin Off”). The Spin Off will be effected as a distribution by Liberty to holders of its Series A and Series B common stock of shares of Series A and Series B common stock of the Company. The Spin Off will not involve the payment of any consideration by the holders of Liberty common stock and is intended to qualify as a tax-free spin off. The Spin Off is expected to occur in the second or third quarter of 2004, on a date to be determined by Liberty’s board of directors, and will be made as a dividend to holders of record of Liberty common stock as of the close of business on the date of record for the Spin Off. The Spin Off is expected to be accounted for at historical cost due to the pro rata nature of the distribution.

       Following the Spin Off, the Company and Liberty will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In connection with the Spin Off, LMC International and Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between Liberty and LMC International after the Spin Off and to provide for an orderly transition. These agreements include a Reorganization Agreement, a Facilities and Services Agreement, a Tax Sharing Agreement and a Short-Term Credit Facility.

       The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Spin Off and cross indemnities. Pursuant to the Facilities and Services Agreement, Liberty will provide LMC International with office space and certain general and administrative services including legal, tax, accounting, treasury, engineering and investor relations support. LMC International

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LMC International’s allocable portion of facilities costs and costs associated with any shared services or personnel.

       Under the Tax Sharing Agreement, Liberty will generally be responsible for U.S. federal, state, local and foreign income taxes reported on a consolidated, combined or unitary return that includes LMC International or one of its subsidiaries, on the one hand, and Liberty or one of its subsidiaries on the other hand, subject to certain limited exceptions. LMC International will be responsible for all other taxes that are attributable to LMC International or one of its subsidiaries, whether accruing before, on or after the Spin Off. The Tax Sharing Agreement requires that the Company will not take, or fail to take, any action where such action, or failure to act, would be inconsistent with or prohibit the Spin Off from qualifying as a tax-free transaction. Moreover, the Company will indemnify Liberty for any loss resulting from such action or failure to act, if such action or failure to act precludes the Spin Off from qualifying as a tax-free transaction.

(3)	AT&T Ownership of Liberty

       On March 9, 1999, AT&T Corp. (“AT&T”) acquired Tele-Communications, Inc. (“TCI”), the former parent of Liberty, in a merger transaction (the “AT&T Merger”).

       From March 9, 1999 through August 9, 2001, AT&T owned 100% of the outstanding common stock of Liberty. Effective August 10, 2001, AT&T effected the split off of Liberty pursuant to which all of the common stock of Liberty was distributed in a tax-free manner to holders of AT&T Liberty Media Group common stock (the “Split Off Transaction”). Subsequent to the Split Off Transaction, Liberty is no longer a subsidiary of AT&T. The Split Off Transaction has been recorded at historical cost.

(4)	Summary of Significant Accounting Policies

Cash and Cash Equivalents

       Cash equivalents consist of all investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

Receivables

       Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $13,947,000 and $13,103,000 at December 31, 2003 and 2002, respectively.

Investments

       All marketable equity and debt securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities that are classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings (loss) in parent’s investment. Realized gains and losses are determined on an average cost basis. Other investments in which the Company’s ownership interest is less than 20% and are not considered marketable securities are carried at cost.

       For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliates as they

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

occur rather then as dividends or other distributions are received, limited to the extent of the Company’s investment in, and advances and commitments to, the investee. If the Company’s investment in the common stock of an affiliate is reduced to zero as a result of recording its share of the affiliate’s net losses, and the Company holds investments in other more senior securities of the affiliate, the Company would continue to record losses from the affiliate to the extent of these additional investments. The amount of additional losses recorded would be determined based on changes in the hypothetical amount of proceeds that would be received by the Company if the affiliate were to experience a liquidation of its assets at their current book values. Prior to the Company’s January 1, 2002 adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”), the Company’s share of net earnings or losses of affiliates included the amortization of the difference between the Company’s investment and its share of the net assets of the investee. Upon adoption of Statement 142, the portion of excess costs on equity method investments that represents goodwill (“equity method goodwill”) is no longer amortized, but continues to be considered for impairment under Accounting Principles Board Opinion No. 18. The Company’s share of net earnings or losses of affiliates also includes any other-than-temporary declines in fair value recognized during the period.

       Changes in the Company’s proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases in the Company’s statements of parent’s investment.

       The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary (“nontemporary”). The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company’s carrying value and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts’ ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be nontemporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company’s assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company’s estimates and judgments. Writedowns for cost investments and available-for-sale securities are included in the combined statements of operations as nontemporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

Derivative Instruments

       The Company has entered into several derivative instrument contracts including total return bond swaps and foreign currency hedges. The Company accounts for its derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“Statement 133”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings.

Property and Equipment

       Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction and initial subscriber installation costs, including interest during construction, material, labor and applicable overhead, are capitalized. Interest capitalized during 2003, 2002 and 2001 was not material.

       Depreciation is computed using the straight-line method over estimated useful lives of 3 to 15 years for cable distribution systems and 3 to 40 years for support equipment and buildings.

       Repairs and maintenance are charged to operations, and additions are capitalized.

Intangible Assets

       The Company’s primary intangible assets are goodwill and franchise costs. Goodwill represents the excess purchase price over the fair value of assets acquired, for acquisitions other than cable television systems. Franchise costs represent the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets.

       Effective January 1, 2002, the Company adopted Statement 142. Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, “indefinite lived intangible assets”) no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Equity method goodwill is also no longer amortized, but continues to be considered for impairment under Accounting Principles Board Opinion No. 18. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”).

       Statement 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. Statement 142 requires the Company to consider equity method affiliates as separate reporting units. As a result, a portion of the Company’s enterprise-level goodwill balance was allocated to various reporting units which included a single equity method investment as its only asset. For example, goodwill was allocated to a separate reporting unit which included only the Company’s investment in J-COM. This allocation is performed for goodwill impairment testing purposes only and does not change the reported carrying value of the investment. However, to the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

       The Company determined the fair value of its reporting units using independent appraisals, public trading prices and other means. The Company then compared the fair value of each reporting unit to the

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeded its fair value, the Company performed the second step of the transitional impairment test. In the second step, the Company compared the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, both of which were measured as of the date of adoption.

       In situations where the implied fair value of a reporting unit’s goodwill was less than its carrying value, LMC International recorded a transition impairment charge. In total, the Company recognized a $238,267,000 transitional impairment loss, net of taxes of $103,105,000, as the cumulative effect of a change in accounting principle in 2002. The foregoing transitional impairment loss includes an adjustment of $264,372,000 for the Company’s proportionate share of transition adjustments that UGC recorded.

       As noted above, indefinite lived intangible assets are no longer amortized. Adjusted net loss, exclusive of amortization expense related to goodwill, franchise costs and equity method goodwill, for periods prior to the adoption of Statement 142 is as follows (amounts in thousands):

Year ended
December 31,
2001

Net loss, as reported	$(820,355)
Adjustments:
Goodwill amortization	34,600
Franchise costs amortization	9,521
Equity method excess costs amortization included in share of losses of affiliates	92,902
Income tax effect	(39,945)

Net loss, as adjusted	$(723,277)

       As noted above, the Company’s enterprise-level goodwill is allocable to reporting units, whether they are consolidated subsidiaries or equity method investments. The following table summarizes these allocations at December 31, 2003 (amounts in thousands).

Allocable
Entity	goodwill

J-COM	$203,000
JPC	127,000
Puerto Rico Cable	121,000
Other	74,576

Total enterprise-level goodwill	$525,576

       As more fully described in note 5, LMC International recorded a $66,555,000 nontemporary decline in value for Metropolis in 2002. In connection therewith, the Company also recorded a $39,000,000 impairment of enterprise-level goodwill that had been allocated to Metropolis. In 2002, the Company also recorded a $5,000,000 impairment of enterprise-level goodwill related to Torneos as a result of the devaluation of the Argentine peso.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       Due to deteriorating economic and political conditions in Argentina in 2001, Pramer, a consolidated subsidiary of LMC International, assessed the recoverability of its long-lived assets and determined that an impairment adjustment was necessary. Such adjustment aggregated $52,775,000 and is included in the accompanying 2001 combined statement of operations.

Impairment of Long-Lived Assets

       Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Foreign Currency Translation

       The functional currency of LMC International is the U.S. dollar. The functional currency of LMC International’s foreign operations generally is the applicable local currency for each foreign subsidiary and equity method investee. Assets and liabilities of foreign subsidiaries and equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and LMC International’s share of the results of operations of its equity affiliates are translated at the average exchange rates in effect during the applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in the combined statement of parent’s investment.

       Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the statements of operations as unrealized (based on the applicable period end translation) or realized upon settlement of the transactions. Cash flows from LMC International’s consolidated foreign subsidiaries are calculated in their functional currencies.

       Unless otherwise indicated, convenience translations of foreign currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 2003, as published in The Wall Street Journal.

Revenue Recognition

       Cable and programming revenue are recognized in the period that services are delivered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that subscribers are expected to remain connected to the cable television system.

Stock Based Compensation

       Certain company employees hold options, stock appreciation rights (“SARs”) and options with tandem SARs to purchase shares of Liberty Series A common stock. The Company accounts for these

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

grants pursuant to the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” (“APB Opinion No. 25”) Under these provisions, options are accounted for as fixed plan awards and no compensation expense is recognized because the exercise price is equal to the market price of the underlying common stock on the date of grant; whereas options with tandem SARs are accounted for as variable plan awards, and compensation is recognized based upon the percentage of the options that are vested and the difference between the market price of the underlying common stock and the exercise price of the options at the balance sheet date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“Statement 123”) to its options.

       Compensation expense for options with tandem SARs is the same under APB Opinion No. 25 and Statement 123.

	Years ended December 31,

	2003	2002	2001

	(amounts in thousands)
Net earnings (loss)	$20,889	(568,154)	(820,355)
Deduct stock compensation as determined under the fair value method, net of taxes	(1,038)	(1,498)	(2,355)

Pro forma net earnings (loss)	$19,851	(569,652)	(822,710)

Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       LMC International holds a significant number of investments that are accounted for using the equity method. LMC International does not control the decision making process or business management practices of these affiliates. Accordingly, LMC International relies on management of these affiliates and their independent auditors to provide it with accurate financial information prepared in accordance with GAAP that LMC International uses in the application of the equity method. LMC International is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on LMC International’s combined financial statements.

(5)	Investments in Affiliates Accounted for Using the Equity Method

       LMC International’s affiliates generally are engaged in the cable and/or programming businesses in various foreign countries. Most of LMC International’s affiliates have incurred net losses since their respective inception dates. As such, substantially all of the affiliates are dependent upon external sources of financing and capital contributions in order to meet their respective liquidity requirements.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       The following table includes LMC International’s carrying value and percentage ownership of its more significant investments in affiliates:

			December 31,
	December 31, 2003		2002

	Percentage	Carrying	Carrying
	ownership	amount	amount

	(dollar amounts in thousands)
J-COM	45%	1,330,602	782,039
UGC	50%	—	—
JPC	50%	259,571	223,033
Metropolis	50%	52,223	47,025
Torneos	40%	32,500	34,937
Other	Various	65,656	58,348

		$1,740,552	1,145,382

       The following table reflects LMC International’s share of earnings (losses) of affiliates including nontemporary declines in value:

	Years ended December 31,

	2003	2002	2001

	(amounts in thousands)
J-COM	$20,341	(21,595)	(89,538)
UGC	—	(190,216)	(439,843)
JPC	11,775	5,801	(9,337)
Metropolis	(8,291)	(80,394)	(16,609)
Torneos	(7,566)	(25,482)	(29,300)
Other	(2,520)	(19,339)	(4,898)

	$13,739	(331,225)	(589,525)

       At December 31, 2003, LMC International’s aggregate carrying amount in its affiliates exceeded LMC International’s proportionate share of its affiliates’ net assets by $3.745 billion. Prior to the adoption of Statement 142, such excess cost were being amortized over estimated useful lives of up to 20 years based upon the useful lives of the intangible assets represented by such excess costs. Such amortization was $92,902,000 for the year ended December 31, 2001, and is included in share of earnings (losses) of affiliates. Upon adoption of Statement 142, the Company discontinued amortizing its equity method excess costs in existence at the adoption date due to their characterization as equity method goodwill. Any calculated excess costs on investments made after January 1, 2002 are allocated on an estimated fair value basis to the underlying assets and liabilities of the investee. Amounts allocated to assets other than indefinite lived intangible assets are amortized over their estimated useful lives.

UGC

       UGC is an international broadband communications provider of video, voice and data services with operations in 15 countries outside the U.S. On January 30, 2002, the Company and UGC completed a transaction (the “UGC Transaction”) pursuant to which UGC was formed to own Old UGC, Inc. (formerly known as UGC Holdings, Inc.) (“UGC Holdings”). Upon consummation of the UGC

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

Transaction, all shares of UGC Holdings common stock were exchanged for shares of common stock of UGC. In addition, the Company contributed (i) cash consideration of $200,000,000, (ii) a note receivable from Belmarken Holding B.V., an indirect subsidiary of UGC Holdings, with an accreted value of $891,671,000 and a carrying value of $495,603,000 (the “Belmarken Loan”) and (iii) Senior Notes and Senior Discount Notes of United-Pan Europe Communications N.V. (“UPC”), a subsidiary of UGC Holdings, with an aggregate carrying amount of $270,398,000 to UGC in exchange for 281.3 million shares of UGC Class C common stock with a fair value of $1,406,441,000. The Company has accounted for the UGC Transaction as the acquisition of an additional noncontrolling interest in UGC in exchange for monetary financial instruments. Accordingly, the Company calculated a $440,440,000 gain on the transaction based on the difference between the estimated fair value of the financial instruments and their carrying value. Due to its continuing indirect ownership in the assets contributed to UGC, the Company limited the amount of gain it recognized to the minority shareholders’ attributable share (approximately 28%) of such assets or $122,618,000 (before deferred tax expense of $47,821,000).

       Also on January 30, 2002, UGC acquired from LMC International its debt and equity interests in IDT United, Inc. and $751 million principal amount at maturity of UGC’s $1,375 million 10 3/4% senior secured discount notes due 2008, which had been distributed to LMC International in redemption of a portion of its interest in IDT United and repayment of a portion of IDT United’s debt to LMC International. IDT United was formed as an indirect subsidiary of IDT Corporation for purposes of effecting a tender offer for all outstanding 2008 Notes at a purchase price of $400 per $1,000 principal amount at maturity, which tender offer expired on February 1, 2002. The aggregate purchase price for LMC International’s interest in IDT United of $448 million equaled the aggregate amount LMC International had invested in IDT United, plus interest. Approximately $305 million of the purchase price was paid by the assumption by UGC of debt owed by LMC International to a subsidiary of UGC Holdings, and the remainder was credited against LMC International’s $200 million cash contribution to UGC described above. In connection with the UGC Transaction, a subsidiary of LMC International made loans to a subsidiary of UGC aggregating $103 million. Such loans accrued interest at 8% per annum.

       At December 31, 2003, the Company owned approximately 296 million shares of UGC common stock, or an approximate 50% economic interest and an 87% voting interest in UGC. The closing price of UGC’s Class A common stock was $8.48 on December 31, 2003. Pursuant to certain voting and standstill arrangements, the Company was unable to exercise control of UGC, and accordingly, the Company used the equity method of accounting for its investment.

       Because the Company had no commitment to make additional capital contributions to UGC, the Company suspended recording its share of UGC’s losses when its carrying value was reduced to zero in 2002.

       On September 3, 2003, UPC completed a restructuring of its debt instruments and emerged from bankruptcy. Under the terms of the restructuring, approximately $5.4 billion of UPC’s debt was exchanged for equity of UGC Europe, Inc., a new holding company of UPC (“UGC Europe”). Upon consummation, UGC received approximately 65.5% of UGC Europe’s equity in exchange for UPC debt securities that it owned; third-party noteholders received approximately 32.5% of UGC Europe’s equity; and existing preferred and ordinary shareholders, including UGC, received 2% of UGC Europe’s equity.

       On December 18, 2003, UGC completed its offer to exchange its Class A common stock for the outstanding shares of UGC Europe common stock that it did not already own. Upon completion of the exchange offer, UGC owned 92.7% of the outstanding shares of UGC Europe common stock. On

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

December 19, 2003, UGC effected a “short-form” merger with UGC Europe. In the short-form merger, each share of UGC Europe common stock not tendered in the exchange offer was converted into the right to receive the same consideration offered in the exchange offer, and UGC acquired the remaining 7.3% of UGC Europe. In connection with UGC’s acquisition of the minority interest in UGC Europe, the Company calculated a $680,488,000 gain due to the dilutive effect on its investment in UGC and the implied per share value of the exchange offer. However, as the Company had suspended recording losses of UGC in 2002 and these suspended losses exceeded the aforementioned gain, the Company did not recognize the gain in its combined financial statements.

       On January 5, 2004, the Company completed a transaction pursuant to which UGC’s founding shareholders (the “Founders”) transferred 8.2 million shares of UGC Class B common stock to the Company in exchange for 12.6 million shares of Liberty Series A common stock and a cash payment of $12,857,000. Upon closing of the transaction with the Founders, the restrictions on the exercise by the Company of its voting power with respect to UGC terminated, and the Company gained voting control of UGC. Accordingly, UGC will be included in the Company’s combined financial position and results of operations beginning January 2004. The Company has entered into a new Standstill Agreement with UGC that limits the Company’s ownership of UGC common stock to 90 percent of the outstanding common stock unless it makes an offer or effects another transaction to acquire all outstanding UGC common stock. Under certain circumstances, such an offer or transaction would require an independent appraisal to establish the price to be paid to stockholders unaffiliated with the Company.

       In January 2004, the Company also purchased an additional 17.6 million shares of UGC Class A common stock pursuant to certain pre-emptive rights granted to it pursuant to our Standstill Agreement with UGC. The $135,626,000 purchase price for such shares was comprised of (1) the cancellation of indebtedness due from subsidiaries of UGC to certain subsidiaries of the Company in the amount of $104,462,000 (including accrued interest) and (2) $31,164,000 in cash.

       Also in January 2004, UGC initiated a rights offering pursuant to which holders of each of UGC’s Class A, Class B and Class C common stock received .28 transferable subscription rights to purchase a like class of common stock for each share of common stock owned by them on January 21, 2004. The rights offering expired on February 12, 2004. UGC received cash proceeds of approximately $1.02 billion from the rights offering and expects to use such cash proceeds for working capital and general corporate purposes, including future acquisitions and repayment of outstanding indebtedness. As a holder of UGC Class A, Class B and Class C common stock, the Company participated in the rights offering and exercised its rights to purchase 90.7 million shares for a total cash purchase price of $544,251,000. Subsequent to the foregoing transactions, LMC International owns approximately 53% of UGC’s common stock representing approximately 90% of the voting power of UGC’s shares.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       Summarized financial information for UGC is as follows:

	December 31,

	2003	2002

	(amounts in thousands)
Financial Position
Current assets	$828,646	865,551
Property and equipment, net	3,342,743	3,640,211
Intangible and other assets, net	2,928,282	1,425,832

Total assets	$7,099,671	5,931,594

Debt	$4,351,905	6,959,767
Other liabilities	1,252,513	1,854,555
Minority interest	22,761	1,402,146
Shareholders’ equity (deficit)	1,472,492	(4,284,874)

Total liabilities and equity	$7,099,671	5,931,594

	Year ended December 31,

	2003	2002	2001

	(amounts in thousands)
Results of Operations
Revenue	$1,891,530	1,515,021	1,561,894
Operating, selling, general and administrative expenses	(1,300,672)	(1,246,875)	(1,761,955)
Depreciation and amortization	(808,663)	(730,001)	(1,147,176)
Impairment of long-lived assets and restructuring charges	(438,209)	(437,427)	(1,525,069)

Operating loss	(656,014)	(899,282)	(2,872,306)
Interest expense, net	(327,132)	(680,101)	(1,070,830)
Gain on extinguishment of debt	2,183,997	2,208,782	3,447
Share of earnings (losses) of affiliates	294,464	(72,142)	(386,441)
Foreign currency translation gains (losses)	121,612	739,794	(148,192)
Minority interest	183,182	(67,103)	496,515
Other, net	195,259	(241,680)	(536,958)

Net income (loss) from continuing operations	$1,995,368	988,268	(4,514,765)

J-COM

       J-COM was incorporated in 1995 to own and operate broadband businesses in Japan and other parts of Asia. Upon formation, LMC International and Sumitomo Corporation (“Sumitomo”) owned 40% and 60% of J-COM, respectively. In the second quarter of 2000, LMC International purchased an additional 10% equity interest from Sumitomo for $92 million in cash. In September 2000, J-COM acquired Titus Communications Corporation in a stock-for-stock exchange, and LMC’s ownership interest was reduced to 35%.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       In 2003, LMC International purchased an additional 8% equity interest from Sumitomo for $141 million in cash, and LMC International and Sumitomo each converted certain of their shareholder loans to equity interests in J-COM. At December 31, 2003, LMC International and Sumitomo owned 45.2% and 31.8% of J-COM, respectively.

       Summarized financial information for J-COM is as follows:

	December 31,

	2003	2002

	(amounts in thousands)
Financial Position
Investments	$52,962	42,874
Property and equipment, net	2,274,632	2,025,396
Intangible and other assets, net	1,601,596	1,424,161

Total assets	$3,929,190	3,492,431

Debt	$2,378,698	2,447,593
Other liabilities	649,229	541,857
Owners’ equity	901,263	502,981

Total liabilities and equity	$3,929,190	3,492,431

	Year ended December 31,

	2003	2002	2001

	(amounts in thousands)
Results of Operations
Revenue	$1,233,492	930,736	628,892
Operating, selling, general and administrative expenses	(806,014)	(720,084)	(572,239)
Depreciation and amortization	(313,725)	(240,042)	(251,727)

Operating income (loss)	113,753	(29,390)	(195,074)
Interest expense, net	(68,980)	(33,381)	(27,283)
Other, net	1,335	2,579	870

Net earnings (loss)	$46,108	(60,192)	(221,487)

JPC

       JPC, a joint venture formed in 1996 by LMC International and Sumitomo, is a programming company in Japan, which owns and invests in a variety of channels including the Shop Channel. LMC International and Sumitomo each own 50% of JPC.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       Summarized financial information for JPC is as follows:

	December 31,

	2003	2002

	(amounts in thousands)
Financial Position
Investments	$31,290	18,447
Property and equipment, net	18,742	16,171
Intangible and other assets, net	142,100	97,877

Total assets	$192,132	132,495

Debt	$61,160	57,244
Other liabilities	88,099	58,932
Owners’ equity	42,873	16,319

Total liabilities and equity	$192,132	132,495

	Year ended December 31,

	2003	2002	2001

	(amounts in thousands)
Results of Operations
Revenue	$412,013	273,696	207,004
Operating, selling, general and administrative expenses	(357,509)	(241,688)	(187,543)
Depreciation and amortization	(10,427)	(8,834)	(7,575)

Operating income	44,077	23,174	11,886
Other, net	(21,112)	(15,052)	(4,075)

Net earnings	$22,965	8,122	7,811

Metropolis

       Metropolis provides broadband services in Chile. Due to increased competition, losses in subscribers and a decrease in operating income in 2002, LMC International determined that its carrying value, including allocated enterprise-level goodwill, exceeded the estimated fair value for Metropolis, which fair value was based on a per-subscriber valuation. Accordingly, LMC International recorded a nontemporary decline in value of $66,555,000, which is included in share of losses of affiliates for the year ended December 31, 2002 and an impairment of long-lived assets of $39,000,000 related to the allocated enterprise-level goodwill for Metropolis.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       Summarized financial information for Metropolis is as follows:

	December 31,

	2003	2002

	(amounts in thousands)
Financial Position
Property and equipment, net	$182,948	154,376
Intangible and other assets, net	176,126	156,855

Total assets	$359,074	311,231

Debt	$74,053	74,462
Other liabilities	50,471	24,872
Owners’ equity	234,550	211,897

Total liabilities and equity	$359,074	311,231

	Year ended December 31,

	2003	2002	2001

	(amounts in thousands)
Results of Operations
Revenue	$65,266	67,718	75,353
Operating, selling, general and administrative expenses	(61,680)	(71,783)	(78,076)
Depreciation and amortization	(15,969)	(14,074)	(20,711)

Operating loss	(12,383)	(18,139)	(23,434)
Other, net	(4,198)	(4,099)	(4,600)

Net loss	$(16,581)	(22,238)	(28,034)

Torneos

       Torneos provides sports and entertainment programming in Latin American. As of December 31, 2002, LMC International, through several intermediary companies indirectly owned 54% of Torneos. As LMC International was unable to exercise control over Torneos, it accounted for such investment using the equity method. In the second quarter of 2003, LMC International sold a 14% ownership interest in Torneos to an unrelated third party for $1.7 million in cash, which was $30,195,000 less than LMC International’s carrying amount for such interest. In connection with this sale, LMC International retained a call right to repurchase the 14% interest in Torneos on the first, second and third anniversaries of the sale for the $1.7 million sale price plus a financing fee. Due to LMC International’s unilateral ability to repurchase this interest and the favorable call price relative to the fair value of the interest, LMC International did not meet the criteria for treating this transaction as a sale, and accordingly, has recorded the cash received as a liability in the accompanying combined balance sheet.

       During 2003, LMC International reviewed its carrying value for Torneos and determined that such carrying value exceeded the estimated fair value, which fair value was based on a discounted cash flow model. Accordingly, LMC International recorded a nontemporary decline in value of $11,279,000, which is included in share of earnings of affiliates for the year ended December 31, 2003.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       In 2000, LMC International loaned Avila Inversora S.A. (“AISA”) $18 million (the “AISA Note”) and guaranteed bank debt of AISA in the amount of $27 million (the AISA Bank Loan”). The AISA Note was secured by AISA’s 20% interest in Torneos. In 2001, LMC International determined that the AISA Note was not collectible and reserved all principal and accrued interest in the amount of $21,312,000. This reserve is included in impairment of long-lived assets in the accompanying combined statement of operations. In 2002, LMC International forgave principal and accrued interest related to the AISA Note in the amount of $15,857,000 and repaid $28,496,000 of principal and accrued interest related to the AISA Bank Loan. In exchange, LMC International received an additional 14% indirect interest in Torneos, bringing LMC International’s total indirect interest in Torneos to 54%. The remaining balance of the AISA Note is fully reserved.

(6)	Other Investments

       The components of other investments are as follows:

	December 31,

	2003	2002

	(amounts in thousands)
Telewest bonds	$281,393	100,884
Sky Latin America	94,347	86,772
Other	74,394	170

	$450,134	187,826

Telewest bonds

       During 2002, LMC International purchased $370,177,000 and €67,222,000 of Telewest bonds for cash proceeds of $204,087,000. At December 2002, LMC International determined that the Telewest bonds had experienced an other-than-temporary decline in value. As a result, the carrying values of the Telewest bonds were adjusted to their respective estimated fair values based on quoted market prices at the balance sheet date, and LMC recognized a nontemporary decline in value of $141,271,000.

Sky Latin America

       LMC International holds a 10% ownership interest in each of three direct-to-home satellite providers that operate in Brazil (“Sky Brazil”), Mexico (“Sky Mexico”) and Chile and Colombia (“Sky Multi-Country”) (collectively, “Sky Latin America”), which are accounted for as cost investments. LMC International also holds an investment in public debt securities issued by Sky Brazil and accounts for this investment as an available-for-sale security. In 2002, LMC International determined that due to, among other factors, economic conditions in the countries in which Sky Latin America operates, its investment in Sky Latin America experienced an other than temporary decline in value. As a result, the investment in each of the Sky Latin America entities was adjusted to its respective fair value based on a discounted cash flow model and per subscriber values. In the case of Sky Multi-Country, LMC International determined that low subscriber counts, lack of economies of scale and the future projected cash needs of Sky Multi-Country, that the entire investment should be written off at December 31, 2002. In addition, all amounts funded to Sky Multi-Country in 2003 were expensed when paid. The total amount of impairment for Sky Latin America in 2003 and 2002 was $6,884,000 and $105,250,000, respectively.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

Belmarken Loan

       In May 2001, the Company entered into a loan agreement with UPC and Belmarken Holding B.V. (“Belmarken”), a subsidiary of UPC, pursuant to which the Company loaned Belmarken $857 million, which represented a 30% discount to the face amount of the loan of $1,225 million (the “Belmarken Loan”). UPC is a consolidated subsidiary of UGC. The loan accrued interest at 6% per annum, and all principal and interest was due in May 2007. After May 29, 2002, the loan was exchangeable, at the option of the Company, into shares of ordinary common stock of UPC at a rate of $6.85 per share. At inception, LMC International recorded the conversion feature of the loan at its estimated fair value of $420 million, and the $437 million remaining balance as a loan receivable. LMC International accounted for the convertible feature of the Belmarken Loan as a derivative security under Statement 133, and recorded the convertible feature at fair value with periodic market adjustments recorded in the statement of operations as unrealized gains or losses on derivative instruments. The discounted loan receivable was being accreted up to the $1,225 million face amount over its term. Such accretion, which includes the stated interest of 6%, was recognized in interest income over the term of the loan. Upon consummation of the UGC Transaction, the Company contributed the Belmarken Loan to UGC in exchange for Class C shares of UGC.

       Unrealized holding gains and losses related to investments in available-for-sale securities that are included in accumulated other comprehensive loss are summarized as follows:

	December 31, 2003		December 31, 2002

	Equity	Debt	Equity	Debt
	securities	securities	securities	securities

(amounts in thousands)
Gross unrealized holding gains	$156	210,925	—	28,146
Gross unrealized holding losses	$—	—	—	—

(7)	Derivative Instruments

Forward Foreign Exchange Contracts

       The Company generally does not hedge its foreign currency exchange risk because of the long term nature of its interests in foreign affiliates. However, in order to reduce its foreign currency exchange risk related to its recent investment in J-COM, the Company entered into forward sale contracts with respect to ¥20,802 million ($193,741,000 at December 31, 2003) during the year ended December 31, 2003. In addition to the forward sale contracts, the Company entered into collar agreements with respect to ¥28,785 million ($268,092,000 at December 31, 2003). These collar agreements have a remaining term of approximately one year, an average call price of 108 yen/ U.S. dollar and an average put price of 125 yen/ U.S. dollar. During the year ended December 31, 2003, the Company reported unrealized losses of $22,626,000 related to its yen contracts.

Total Return Debt Swaps

       The Company has entered into total return debt swaps in connection with its purchase of bank debt of UGC Europe. Under these arrangements, LMC International directs a counterparty to purchase a specified amount of the underlying debt security for the benefit of the Company. The Company initially posts collateral with the counterparty equal to 10% of the value of the purchased securities. The Company earns interest income based upon the face amount and stated interest rate of the underlying debt

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

securities, and pays interest expense at market rates on the amount funded by the counterparty. In the event the fair value of the underlying debentures declines 10%, the Company is required to post cash collateral for the decline, and the Company records an unrealized loss on derivative instruments. The cash collateral is further adjusted up or down for subsequent changes in the fair value of the underlying debt security. At December 31, 2003, the aggregate purchase price of debt securities underlying LMC International’s total return debt swap arrangements was $113,361,000. As of such date, the Company had posted cash collateral equal to $14,552,000. In the event the fair value of the purchased debt securities were to fall to zero, the Company would be required to post additional cash collateral of $98,809,000.

Realized and Unrealized Gains (Losses) on Derivative Instruments

       Realized and unrealized gains (losses) on derivative instruments are comprised of the following:

	Year ended December 31,

	2003	2002	2001

	(amounts in thousands)
Foreign exchange derivatives	$(22,626)	(11,239)	—
Total return debt swaps	37,804	(1,088)	(124,698)
Belmarken loan	—	(4,378)	(410,264)
Other	(2,416)	—	—

	$12,762	(16,705)	(534,962)

(8)	Debt

       The components of debt are as follows:

	December 31,

	2003	2002

	(amounts in thousands)
Puerto Rico Cable Bank Credit Facility	$41,700	22,500
Pramer	12,426	12,786

Total debt	54,126	35,286
Less current maturities	(12,426)	(21,786)

Total long term debt	$41,700	13,500

Puerto Rico Cable Bank Credit Facility

       In October 2003, LMC International and Puerto Rico Cable refinanced Puerto Rico Cable’s bank credit facility. The new facility provides for maximum borrowings of up to $50,000,000, which accrue interest at 8%, and matures in October 2013. The availability of such commitments is subject to Puerto Rico Cable’s compliance with applicable financial covenants and other customary conditions, including among other things, the maintenance of certain financial ratios and limitations on indebtedness, investments, guarantees, acquisitions, dispositions, dividends, liens and encumbrances, and transactions with affiliates. LMC International is required to post cash collateral equal to the outstanding borrowings under the facility. LMC International earns interest at 7.75% on the cash collateral. At December 31, 2003, the outstanding balance under this facility was $41,700,000. Puerto Rico Cable used borrowings under the new

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

facility to repay and terminate its previous bank credit facility and to repay intercompany debt to LMC International.

Pramer

       Pramer has made short-term borrowings which are denominated in Argentine pesos to finance certain acquisitions and for working capital needs. Interest accrues at a weighted average interest rate of 5.11% at December 31, 2003. Pramer anticipates that these borrowings will be renewed in 90-day terms and will be repaid as cash flow permits.

       The U.S. dollar equivalent of the annual maturities of LMC International’s debt over the next five years is:

2004	$12,426
2005	$—
2006	$—
2007	$—
2008	$—

       LMC International believes that the fair value and the carrying value of its debt were approximately equal at December 31, 2003.

(9)	Income Taxes

       LMC International and its 80%-or-more-owned domestic subsidiaries (the “LMC International Tax Group”) are included in the consolidated federal and state income tax returns of Liberty. LMC International’s income taxes include those items in the consolidated income tax calculation applicable to the LMC International Tax Group (“intercompany tax allocation”) and any income taxes of LMC International’s consolidated foreign or domestic subsidiaries that are excluded from the consolidated federal and state income tax returns of Liberty.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       Income tax benefit (expense) consists of:

	Current	Deferred	Total

	(amounts in thousands)
Year ended December 31, 2003:
Federal	$14,774	(28,630)	(13,856)
State and local	—	(5,589)	(5,589)
Foreign	(471)	(8,059)	(8,530)

	$14,303	(42,278)	(27,975)

Year ended December 31, 2002:
Federal	$(3,988)	140,533	136,545
State and local	—	26,527	26,527
Foreign	503	2,546	3,049

	$(3,485)	169,606	166,121

Year ended December 31, 2001:
Federal	$(2,411)	434,507	432,096
State and local	338	(35,540)	(35,202)
Foreign	(5,258)	3,060	(2,198)

	$(7,331)	402,027	394,696

       Income tax benefit (expense) attributable to LMC International’s pre-tax loss or earnings differs from the amounts computed by applying the U.S. federal income tax rate of 35%, as a result of the following:

	Year ended December 31,

	2003	2002	2001

	(amounts in thousands)
Computed “expected” tax benefit (expense)	$(17,111)	173,593	425,258
State and local income taxes, net of federal income taxes	(4,315)	15,472	(23,288)
Foreign taxes	(7,922)	3,049	(1,885)
Effect of change in estimated state tax rate	—	—	12,759
Impairment charges and amortization not deductible for tax purposes	—	(16,153)	(10,345)
Other, net	1,373	(9,840)	(7,803)

	$(27,975)	166,121	394,696

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

	December 31,

	2003	2002

	(amounts in thousands)
Deferred tax assets:
Investments	$499,214	663,641
Net operating loss carryforwards	7,263	6,062
Other future deductible amounts	15,823	19,199

Deferred tax assets	522,300	688,902

Deferred tax liabilities:
Property and equipment	(14,749)	(12,701)
Intangible assets	(19,038)	(10,099)
Other future taxable amounts	(30,682)	(27,193)

Deferred tax liabilities	(64,469)	(49,993)

Net deferred tax asset	$457,831	638,909

       Based on the difference between the estimated fair value and the Company’s tax bases in the Company’s assets, management considers it more likely than not that the Company will have sufficient taxable income to realize the full amount of its net deferred tax assets at December 31, 2003.

       At December 31, 2003, LMC International had net operating loss carryforwards for income tax purposes aggregating approximately $20,751,000 which, if not utilized to reduce taxable income in future periods, will expire as follows: $6,300,000 in 2021; $11,021,000 in 2022; and $3,430,000 in 2023.

(10)	Related Party Transactions

       Corporate expenses have been allocated from Liberty to LMC International based upon the cost of general and administrative services provided. LMC International believes such allocations are reasonable and materially approximate the amount that LMC International would have incurred on a stand-alone basis. Amounts allocated aggregated $10,873,000, $10,794,000 and $10,148,000 in 2003, 2002 and 2001, respectively, and are included in selling, general and administrative expenses in the accompanying combined statements of operations.

       Certain key employees of LMC International hold stock options and options with tandem SARs with respect to certain common stock of Liberty. Estimates of the compensation expense relating to SARs have been included in the accompanying combined statements of operations, but are subject to future adjustment based upon the vesting and market value of the underlying Liberty common stock and ultimately on the final determination of market value when the rights are exercised.

       In 2003 and 2002, Puerto Rico Cable purchased programming services from affiliates of Liberty. Costs for such services aggregated $1,867,000 and $632,000 in 2003 and 2002, respectively. In 2001, Puerto Rico Cable purchased programming services from a subsidiary of AT&T, and costs for such services aggregated $5,956,000 during the seven months ended July 31, 2001, and are included in operating expenses in the accompanying combined statements of operations.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       Pramer provides programming and uplink services to certain affiliates. Total revenue for such services aggregated $5,643,000, $6,019,000 and $16,742,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The decrease in revenue from 2001 to 2002 is due to the economic crisis in Argentina and the devaluation of the Argentine peso.

(11)	Other Comprehensive Earnings (Loss)

       Accumulated other comprehensive earnings (loss) included in LMC International’s combined balance sheets and statements of parent’s investment reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings (loss), net of taxes, is summarized as follows:

	Foreign	Unrealized	Other
	currency	gains	comprehensive
	translation	(losses) on	earnings (loss),
	adjustment	securities	net of taxes

	(amounts in thousands)
Balance at January 1, 2001	$8,799	—	8,799
Other comprehensive loss	(111,787)	(30,400)	(142,187)

Balance at December 31, 2001	(102,988)	(30,400)	(133,388)
Other comprehensive earnings (loss)	(173,715)	46,649	(127,066)

Balance at December 31, 2002	(276,703)	16,249	(260,454)
Other comprehensive earnings	103,145	111,594	214,739
Other	(851)	—	(851)

Balance at December 31, 2003	$(174,409)	127,843	(46,566)

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       The components of other comprehensive earnings (loss) are reflected in LMC International’s combined statements of operations and comprehensive earnings (loss), net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

		Tax
	Before-tax	(expense)	Net-of-tax
	amount	benefit	amount

	(amounts in thousands)
Year ended December 31, 2003:
Foreign currency translation adjustments	$169,090	(65,945)	103,145
Unrealized holding gains arising during period	182,941	(71,347)	111,594

Other comprehensive earnings	$352,031	(137,292)	214,739

Year ended December 31, 2002:
Foreign currency translation adjustments	$(284,779)	111,064	(173,715)
Unrealized holding gains arising during period	76,474	(29,825)	46,649

Other comprehensive loss	$(208,305)	81,239	(127,066)

Year ended December 31, 2001:
Foreign currency translation adjustments	$(183,257)	71,470	(111,787)
Unrealized holding losses arising during period	(49,836)	19,436	(30,400)

Other comprehensive loss	$(233,093)	90,906	(142,187)

(12)	Commitments and Contingencies

       Various partnerships and other affiliates of LMC International accounted for using the equity method finance a substantial portion of their acquisitions and capital expenditures through borrowings under their own credit facilities and net cash provided by their operating activities. Notwithstanding the foregoing, certain of LMC International’s affiliates may require additional capital to finance their operating or investing activities. In addition, LMC International is party to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. In the event LMC International’s affiliates require additional financing and LMC International fails to meet a capital call, or other commitment to provide capital or loans to a particular company, such failure may have adverse consequences to LMC International. These consequences may include, among others, the dilution of LMC International’s equity interest in that company, the forfeiture of LMC International’s right to vote or exercise other rights, the right of the other stockholders or partners to force LMC International to sell its interest at less than fair value, the forced dissolution of the company to which LMC International has made the commitment or, in some instances, a breach of contract action for damages against LMC International. LMC International’s ability to meet capital calls or other capital or loan commitments is subject to its ability to access cash.

       In addition to the foregoing, agreements governing LMC International’s investment in certain of its affiliates contain buy-sell and other exit arrangements whereby LMC International could be required to purchase another investor’s ownership interest.

       At December 31, 2003, Liberty guaranteed ¥14.4 billion ($134,246,000) of the bank debt of J-COM, an equity affiliate that provides broadband services in Japan. Liberty’s guarantees expire as the underlying debt matures and is repaid. The debt maturity dates range from 2004 to 2018. In addition,

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

Liberty has agreed to fund up to ¥10 billion ($93,136,000 at December 31, 2003) to J-COM in the event J-COM’s cash flow (as defined in its bank loan agreement) does not meet certain targets. In the event J-COM meets certain performance criteria, this commitment expires on September 30, 2004. If the Spin Off is completed, LMC International has agreed to indemnify Liberty for any amounts it is required to fund under these arrangements.

       LMC International has guaranteed transponder and equipment lease obligations through 2018 of Sky Latin America. At December 31, 2003, the Company’s guarantee of the remaining obligations due under such agreements aggregated $105,611,000 and is not reflected in LMC International’s balance sheet at December 31, 2003. During the fourth quarter of 2002, Globo Communicacoes e Participacoes (“GloboPar”), another investor in Sky Latin America, announced that it was reevaluating its capital structure. As a result, LMC International believes that it is probable that GloboPar will not meet some, if not all, of its future funding obligations with respect to Sky Latin America. To the extent that GloboPar does not meet its funding obligations, LMC International and other investors could mutually agree to assume GloboPar’s obligations. To the extent that LMC International or such other investors do not fully assume GloboPar’s funding obligations, any funding shortfall could lead to defaults under applicable lease agreements. LMC International believes that the maximum amount of its aggregate exposure under the default provisions is not in excess of the gross remaining obligations guaranteed by LMC International, as set forth above. Although no assurance can be given, such amounts could be accelerated under certain circumstances. LMC International cannot currently predict whether it will be required to perform under any of such guarantees.

       LMC International has also guaranteed various loans, notes payable, letters of credit and other obligations (the “Guaranteed Obligations”) of certain other affiliates. At December 31, 2003, the Guaranteed Obligations aggregated approximately $92,331,000. Currently, LMC International is not certain of the likelihood of being required to perform under such guarantees.

       LMC International leases business offices, has entered into pole rental and transponder lease agreements, and uses certain equipment under lease arrangements. Rental costs under such arrangements amounted to $2,934,000, $1,701,000 and $4,767,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

       A summary of future minimum lease payments under noncancellable operating leases as of December 31, 2003 follows (amounts in thousands):

Years ending December 31:
2004	$780
2005	$699
2006	$567
2007	$225
2008	$156
Thereafter	$15

       It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by similar leases.

       LMC International has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible LMC International may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(13)	Information About Operating Segments

       LMC International is a holding company with a variety of international subsidiaries and investments that provide broadband distribution services and video programming services. The Company identifies its reportable segments as those consolidated subsidiaries that represent 10% or more of its combined revenue, earnings before taxes or total assets; and those equity method affiliates whose share of earnings or loss represents 10% of more of the Company’s pre-tax earnings. The Company evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue, operating cash flow and revenue or sales per customer. In addition, the Company reviews non-financial measures such as subscriber growth and penetration, as appropriate.

       The Company defines operating cash flow as revenue less operating expenses and selling, general and administrative expenses (excluding stock compensation). The Company believes this is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. The Company generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

       For the year ended December 31, 2003, The Company has identified the following consolidated subsidiaries and equity method affiliates as its reportable segments:

•	Puerto Rico Cable—consolidated subsidiary that provides broadband services in Puerto Rico.

•	Pramer—consolidated subsidiary that provides programming throughout Latin America.

•	UGC—50% owned equity method affiliate that provides broadband communications services, including video, voice and data, with operations in over 15 countries.

•	J-COM—45% owned equity method affiliate that provides broadband communications services in Japan.

•	JPC—50% owned equity method affiliate that provides cable and satellite television programming in Japan.

•	Metropolis—50% owned equity method affiliate that provides broadband services in Chile.

•	Torneos—40% owned equity method affiliate that provides sports and entertainment programming in Latin America.

       The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also consolidated subsidiaries are the same as those described in the summary of significant policies.

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

       The amounts presented below represent 100% of each business’ revenue and operating cash flow. These amounts are combined on an unconsolidated basis and are then adjusted to remove the effects of the equity method investments to arrive at the reported amounts. This presentation is designed to reflect the manner in which management reviews the operating performance of individual businesses regardless of whether the investment is accounted for as a consolidated subsidiary or an equity investment. It should be noted, however, that this presentation is not in accordance with GAAP since the results of equity method investments are required to be reported on a net basis. Further, we could not, among other things, cause any noncontrolled affiliate to distribute to us our proportionate share of the revenue or operating cash flow of such affiliate.

Performance Measures

	Years ended December 31,

	2003		2002		2001

		Operating		Operating		Operating
		cash		cash		cash
	Revenue	flow	Revenue	flow	Revenue	flow

	(amounts in thousands)
Puerto Rico Cable	$71,765	22,499	64,270	21,692	55,360	20,451
Pramer	35,102	4,961	35,985	3,990	82,855	22,056
UGC	1,891,530	628,882	1,515,021	296,374	1,561,894	(191,243)
J-COM	1,233,492	428,513	930,736	211,146	628,892	56,652
JPC	412,013	54,504	273,696	32,008	207,004	19,461
Metropolis	65,266	3,586	67,717	(4,065)	75,353	(2,723)
Torneos	27,877	4,156	26,781	11,517	77,899	4,751
Corporate and other	1,767	(9,469)	3,600	(8,027)	1,320	(9,746)
Eliminate equity affiliates	(3,630,178)	(1,119,641)	(2,813,951)	(546,980)	(2,551,042)	113,102

Combined LMC International	$108,634	17,991	103,855	17,655	139,535	32,761

LMC INTERNATIONAL
(a combination of certain assets and businesses owned by Liberty Media Corporation, as defined in note 1)

Notes to Combined Financial Statements (Continued)

December 31, 2003, 2002 and 2001

Balance Sheet Information

	December 31,

	2003		2002

		Investments		Investments
	Total assets	in affiliates	Total assets	in affiliates

	(amounts in thousands)
Puerto Rico Cable	$270,828	—	261,807	—
Pramer	134,520	—	126,645	—
UGC	7,099,671	95,238	5,931,594	153,853
J-COM	3,929,190	26,027	3,492,431	18,610
JPC	192,132	24,201	132,495	12,038
Metropolis	359,074	1,741	311,231	1,488
Torneos	28,510	11,251	25,789	6,714
Corporate and other	3,145,878	1,740,552	2,412,444	1,145,382
Eliminate equity affiliates	(11,608,577)	(158,458)	(9,893,540)	(192,703)

Combined LMC International	$3,551,226	1,740,552	2,800,896	1,145,382

       The following table provides a reconciliation of combined segment operating cash flow to earnings (loss) before income taxes and minority interest:

	Years ended December 31,

	2003	2002	2001

	(amounts in thousands)
Combined segment operating cash flow	$17,991	17,655	32,761
Stock compensation	(4,088)	5,815	(6,275)
Depreciation and amortization	(15,114)	(13,087)	(58,022)
Impairment of long-lived assets	—	(45,928)	(91,087)
Share of earnings (losses) of affiliates	13,739	(331,225)	(589,525)
Nontemporary declines in fair value of investments	(6,884)	(247,386)	(2,002)
Realized and unrealized gains (losses) on derivative instruments, net	12,762	(16,705)	(534,962)
Gains (losses) on dispositions, net	3,759	122,331	—
Other, net	26,723	12,549	34,090

Earnings (loss) before income taxes and minority interest	$48,888	(495,981)	(1,215,022)

Report of Independent Registered Public Accounting Firm

The Board of Directors

UnitedGlobalCom, Inc.:

       We have audited the accompanying consolidated balance sheets of UnitedGlobalCom, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The 2001 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements, before the revision described in Note 7 to the 2003 consolidated financial statements, in their report dated April 12, 2002 (except with respect to the matter discussed in Note 23 to those consolidated financial statements, as to which the date was May 14, 2002). Such report included an explanatory paragraph indicating substantial doubt about the Company’s ability to continue as a going concern.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

       As discussed in Note 2 to the consolidated financial statements, in 2002, the Company changed its method of accounting for goodwill and other intangible assets and in 2003, changed its method of accounting for gains and losses on the early extinguishments of debt.

       As discussed above, the 2001 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries were audited by other auditors who have ceased operations. As described in Note 6, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. In our opinion, the disclosures for 2001 in Note 6 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries other than with respect to such disclosures, and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

KPMG LLP

Denver, Colorado

March 8, 2004

       The following is a copy of the Report of Independent Public Accountants previously issued by Arthur Andersen LLP in connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended in connection with Amendment No. 1 to the Company’s Form S-1 Registration Statement filed on June 6, 2002. The report of Andersen is included in this Annual Report on Form 10-K pursuant to Rule 2-02(e) of Regulation S-X. This Audit Report has not been reissued by Arthur Andersen LLP. The information previously contained in Note 23 to those consolidated financial statements is provided in Note 4 to our 2003 consolidated financial statements. The information previously contained in Note 2 to those consolidated financial statements is not included in our 2003 consolidated financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UnitedGlobalCom, Inc.:

       We have audited the accompanying consolidated balance sheets of UnitedGlobalCom, Inc. (a Delaware corporation f/k/a New UnitedGlobalCom, Inc.—see Note 23) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

       As explained in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, is currently in default under certain of its significant bank credit facilities, senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Denver, Colorado

April 12, 2002 (except with respect
to the matter discussed in Note 23,
as to which the date is May 14, 2002)

UNITEDGLOBALCOM, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT PAR VALUE AND NUMBER OF SHARES)

	December 31,

	2003	2002

Assets
Current assets
Cash and cash equivalents	$310,361	$410,185
Restricted cash	25,052	48,219
Marketable equity securities and other investments	208,459	45,854
Subscriber receivables, net of allowance for doubtful accounts of $51,109 and $71,485, respectively	140,075	136,796
Related party receivables	1,730	15,402
Other receivables	63,427	50,759
Deferred financing costs, net	2,730	62,996
Other current assets, net	76,812	95,340

Total current assets	828,646	865,551
Long-term assets
Property, plant and equipment, net	3,342,743	3,640,211
Goodwill	2,519,831	1,250,333
Intangible assets, net	252,236	13,776
Other assets, net	156,215	161,723

Total assets	$7,099,671	$5,931,594

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Not subject to compromise:
Accounts payable	$224,092	$190,710
Accounts payable, related party	1,448	1,704
Accrued liabilities	405,546	328,927
Subscriber prepayments and deposits	141,108	127,553
Short-term debt	—	205,145
Notes payable, related party	102,728	102,728
Current portion of long-term debt	310,804	3,366,235
Other current liabilities	82,149	16,448

Total current liabilities not subject to compromise	1,267,875	4,339,450

Subject to compromise:
Accounts payable and accrued liabilities	14,445	271,250
Short-term debt	5,099	—
Current portion of long-term debt	317,372	2,812,988

Total current liabilities subject to compromise	336,916	3,084,238

Long-term liabilities
Not subject to compromise:
Long-term debt	3,615,902	472,671
Net negative investment in deconsolidated subsidiaries	—	644,471
Deferred taxes	124,232	107,596
Other long-term liabilities	259,493	165,896

Total long-term liabilities not subject to compromise	3,999,627	1,390,634

Guarantees, commitments and contingencies (Note 13)
Minority interests in subsidiaries	22,761	1,402,146

Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding	—	—
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 287,350,970 and 110,392,692 shares issued, respectively	2,873	1,104
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 8,870,332 shares issued	89	89
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 303,123,542 shares issued and outstanding	3,031	3,031
Additional paid-in capital	5,852,896	3,683,644
Deferred compensation	—	(28,473)
Treasury stock, at cost	(70,495)	(34,162)
Accumulated deficit	(3,372,737)	(6,797,762)
Accumulated other comprehensive income (loss)	(943,165)	(1,112,345)

Total stockholders’ equity (deficit)	1,472,492	(4,284,874)

Total liabilities and stockholders’ equity (deficit)	$7,099,671	$5,931,594

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended December 31,

	2003	2002	2001

Statements of Operations
Revenue	$1,891,530	$1,515,021	$1,561,894
Operating expense	(768,838)	(772,398)	(1,062,394)
Selling, general and administrative expense	(493,810)	(446,249)	(690,743)
Depreciation and amortization—Operating expense	(808,663)	(730,001)	(1,147,176)
Impairment of long-lived assets—Operating expense	(402,239)	(436,153)	(1,320,942)
Restructuring charges and other—Operating expense	(35,970)	(1,274)	(204,127)
Stock-based compensation—Selling, general and administrative expense	(38,024)	(28,228)	(8,818)

Operating income (loss)	(656,014)	(899,282)	(2,872,306)
Interest income, including related party income of $985, $2,722 and $35,336, respectively	13,054	38,315	104,696
Interest expense, including related party expense of $8,218, $24,805 and $58,834, respectively	(327,132)	(680,101)	(1,070,830)
Foreign currency exchange gain (loss), net	121,612	739,794	(148,192)
Gain on extinguishment of debt	2,183,997	2,208,782	3,447
Gain (loss) on sale of investments in affiliates, net	279,442	117,262	(416,803)
Provision for loss on investments	—	(27,083)	(342,419)
Other (expense) income, net	(14,884)	(93,749)	76,907

Income (loss) before income taxes and other items	1,600,075	1,403,938	(4,665,500)
Reorganization expense, net	(32,009)	(75,243)	—
Income tax (expense) benefit, net	(50,344)	(201,182)	40,661
Minority interests in subsidiaries, net	183,182	(67,103)	496,515
Share in results of affiliates, net	294,464	(72,142)	(386,441)

Income (loss) before cumulative effect of change in accounting principle	1,995,368	988,268	(4,514,765)
Cumulative effect of change in accounting principle	—	(1,344,722)	20,056

Net income (loss)	$1,995,368	$(356,454)	$(4,494,709)

Earnings per share (Note 20):
Basic net income (loss) per share before cumulative effect of change in accounting principle	$7.41	$2.29	$(41.47)
Cumulative effect of change in accounting principle	—	(3.13)	0.18

Basic net income (loss) per share	$7.41	$(0.84)	$(41.29)

Diluted net income (loss) per share before cumulative effect of change in accounting principle	$7.41	$2.29	$(41.47)
Cumulative effect of change in accounting principle	—	(3.12)	0.18

Diluted net income (loss) per share	$7.41	$(0.83)	$(41.29)

Statements of Comprehensive Income
Net income (loss)	$1,995,368	$(356,454)	$(4,494,709)
Other comprehensive income, net of tax:
Foreign currency translation adjustments	61,440	(864,104)	11,157
Change in fair value of derivative assets	10,616	13,443	(24,059)
Change in unrealized gain on available-for-sale securities	97,318	4,029	37,526
Other	(194)	(77)	271

Comprehensive income (loss)	$2,164,548	$(1,203,163)	$(4,469,814)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Class A		Class B		Class C				Class A
	Common Stock		Common Stock		Common Stock		Additional		Treasury Stock
							Paid-In	Deferred
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Shares	Amount

December 31, 2002	110,392,692	$1,104	8,870,332	$89	303,123,542	$3,031	$3,683,644	$(28,473)	7,404,240	$(34,162)
Issuance of Class A common stock for subsidiary preference shares	2,155,905	21	—	—	—	—	6,082	—	—	—
Issuance of Class A common stock in connection with stock option plans	311,454	3	—	—	—	—	1,351	—	—	—
Issuance of Class A common stock in connection with 401(k) plan	58,272	1	—	—	—	—	258	—	—	—
Issuance of common stock by UGC Europe for debt and other liabilities	—	—	—	—	—	—	966,362	—	—	—
Equity transactions of subsidiaries	—	—	—	—	—	—	(129,904)	1,896	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	26,577	—	—
Receipt of common stock in satisfaction of executive loans	—	—	—	—	—	—	—	—	188,792	—
Issuance of Class A common stock in connection with the UGC Europe exchange offer	174,432,647	1,744	—	—	—	—	1,325,103	—	4,780,611	(36,333)
Net income	—	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	—
Change in fair value of derivative assets	—	—	—	—	—	—	—	—	—	—
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	—	—	—	—	—
Amortization of cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—

December 31, 2003	287,350,970	$2,873	8,870,332	$89	303,123,542	$3,031	$5,852,896	$—	12,373,643	$(70,495)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Class B			Accumulated
	Treasury Stock			Other
			Accumulated	Comprehensive
	Shares	Amount	Deficit	Income (Loss)	Total

December 31, 2002	—	$—	$(6,797,762)	$(1,112,345)	$(4,284,874)
Issuance of Class A common stock for subsidiary preference shares	—	—	1,423,102	—	1,429,205
Issuance of Class A common stock in connection with stock option plans	—	—	—	—	1,354
Issuance of Class A common stock in connection with 401(k) plan	—	—	—	—	259
Issuance of common stock by UGC Europe for debt and other liabilities	—	—	—	—	966,362
Equity transactions of subsidiaries	—	—	6,555	—	(121,453)
Amortization of deferred compensation	—	—	—	—	26,577
Receipt of common stock in satisfaction of executive loans	672,316	—	—	—	—
Issuance of Class A common stock in connection with the UGC Europe exchange offer	—	—	—	—	1,290,514
Net income	—	—	1,995,368	—	1,995,368
Foreign currency translation adjustments	—	—	—	61,440	61,440
Change in fair value of derivative assets	—	—	—	10,616	10,616
Unrealized gain (loss) on available-for-sale securities	—	—	—	97,318	97,318
Amortization of cumulative effect of change in accounting principle	—	—	—	(194)	(194)

December 31, 2003	672,316	$—	$(3,372,737)	$(943,165)	$1,472,492

Accumulated Other Comprehensive Income (Loss)

	December 31,

	2003	2002

	(In thousands)
Foreign currency translation adjustments	$(1,057,074)	$(1,118,514)
Fair value of derivative assets	—	(10,616)
Other	113,909	16,785

Total	$(943,165)	$(1,112,345)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Continued)

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Series C		Series D		Class A		Class B		Class C
	Preferred Stock		Preferred Stock		Common Stock		Common Stock		Common Stock		Additional
											Paid-In
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital

Balances, December 31, 2001	425,000	$425,000	287,500	$287,500	98,042,205	$981	19,027,134	$190	—	$—	$1,537,944
Accrual of dividends on Series B, C and D convertible preferred stock	—	—	—	—	—	—	—	—	—	—	(156)
Merger/reorganization transaction	(425,000)	(425,000)	(287,500)	(287,500)	11,628,674	116	(10,156,802)	(101)	21,835,384	218	770,448
Issuance of Class C common stock for financial assets	—	—	—	—	—	—	—	—	281,288,158	2,813	1,396,469
Issuance of Class A common stock in exchange for remaining interest in Old UGC	—	—	—	—	600,000	6	—	—	—	—	(6)
Issuance of Class A common stock in connection with 401(k) plan	—	—	—	—	121,813	1	—	—	—	—	340
Equity transactions of subsidiaries and other	—	—	—	—	—	—	—	—	—	—	(21,395)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	—
Purchase of treasury shares	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	—	—
Change in fair value of derivative assets	—	—	—	—	—	—	—	—	—	—	—
Change in unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	—	—	—	—
Amortization of cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—	—	—

Balances, December 31, 2002	—	$—	—	$—	110,392,692	$1,104	8,870,332	$89	303,123,542	$3,031	$3,683,644

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Other
		Treasury Stock			Comprehensive
	Deferred			Accumulated	Income
	Compensation	Shares	Amount	Deficit	(Loss)	Total

Balances, December 31, 2001	$(74,185)	5,604,948	$(29,984)	$(6,437,290)	$(265,636)	$(4,555,480)
Accrual of dividends on Series B, C and D convertible preferred stock	—	—	—	(4,018)	—	(4,174)
Merger/reorganizatio transaction	—	(35,708)	923	—	—	59,104
Issuance of Class C common stock for financial assets	—	—	—	—	—	1,399,282
Issuance of Class A common stock in exchange for remaining interest in Old UGC	—	—	—	—	—	—
Issuance of Class A common stock in connection with 401(k) plan	—	—	—	—	—	341
Equity transactions of subsidiaries and other	12,794	—	—	—	—	(8,601)
Amortization of deferred compensation	32,918	—	—	—	—	32,918
Purchase of treasury shares	—	1,835,000	(5,101)	—	—	(5,101)
Net income	—	—	—	(356,454)	—	(356,454)
Foreign currency translation adjustments	—	—	—	—	(864,104)	(864,104)
Change in fair value of derivative assets	—	—	—	—	13,443	13,443
Change in unrealized gain on available-for-sale securities	—	—	—	—	4,029	4,029
Amortization of cumulative effect of change in accounting principle	—	—	—	—	(77)	(77)

Balances, December 31, 2002	$(28,473)	7,404,240	$(34,162)	$(6,797,762)	$(1,112,345)	$(4,284,874)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (Continued)

(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	Series C		Series D		Class A		Class B
	Preferred Stock		Preferred Stock		Common Stock		Common Stock		Additional
									Paid-In
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital

Balances, December 31, 2000	425,000	$425,000	287,500	$287,500	83,820,633	$838	19,221,940	$192	$1,531,593
Exchange of Class B common stock for Class A common stock	—	—	—	—	194,806	2	(194,806)	(2)	—
Issuance of Class A common stock in connection with stock option plans and 401(k) plan	—	—	—	—	76,504	1	—	—	386
Issuance of Class A common stock for cash	—	—	—	—	11,991,018	120	—	—	19,905
Accrual of dividends on Series B, C and D convertible preferred stock	—	14,875	—	10,063	—	—	—	—	(1,873)
Issuance of Class A common stock in lieu of cash dividends on Series C and D convertible preferred stock	—	(14,875)	—	(10,063)	1,959,244	20	—	—	24,918
Equity transactions of subsidiaries and others	—	—	—	—	—	—	—	—	(29,122)
Amortization of deferred compensation	—	—	—	—	—	—	—	—	(1,292)
Loans to related parties, collateralized with common shares and options	—	—	—	—	—	—	—	—	(6,571)
Net loss	—	—	—	—	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—
Change in fair value of derivative assets	—	—	—	—	—	—	—	—	—
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—
Amortization of cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—	—

Balances, December 31, 2001	425,000	$425,000	287,500	$287,500	98,042,205	$981	19,027,134	$190	$1,537,944

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Other
		Treasury Stock			Comprehensive
	Deferred			Accumulated	Income
	Compensation	Shares	Amount	Deficit	(Loss)	Total

Balances, December 31, 2000	$(117,136)	5,604,948	$(29,984)	$(1,892,706)	$(290,531)	$(85,234)
Exchange of Class B common stock for Class A common stock	—	—	—	—	—	—
Issuance of Class A common stock in connection with stock option plans and 401(k) plan	—	—	—	—	—	387
Issuance of Class A common stock for cash	—	—	—	—	—	20,025
Accrual of dividends on Series B, C and D convertible preferred stock	—	—	—	(49,875)	—	(26,810)
Issuance of Class A common stock in lieu of cash dividends on Series C and D convertible preferred stock	—	—	—	—	—	—
Equity transactions of subsidiaries and others	22,159	—	—	—	—	(6,963)
Amortization of deferred compensation	20,792	—	—	—	—	19,500
Loans to related parties, collateralized with common shares and options	—	—	—	—	—	(6,571)
Net loss	—	—	—	(4,494,709)	—	(4,494,709)
Foreign currency translation adjustments	—	—	—	—	11,157	11,157
Change in fair value of derivative assets	—	—	—	—	(24,059)	(24,059)
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	37,526	37,526
Cumulative effect of change in accounting principle	—	—	—	—	523	523
Amortization of cumulative effect of change in accounting principle	—	—	—	—	(252)	(252)

Balances, December 31, 2001	$(74,185)	5,604,948	$(29,984)	$(6,437,290)	$(265,636)	$(4,555,480)

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,

	2003	2002	2001

Cash Flows from Operating Activities
Net income (loss)	$1,995,368	$(356,454)	$(4,494,709)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Stock-based compensation	38,024	28,228	8,818
Depreciation and amortization	808,663	730,001	1,147,176
Impairment of long-lived assets	402,239	437,427	1,525,069
Accretion of interest on senior notes and amortization of deferred financing costs	50,733	234,247	492,387
Unrealized foreign exchange (gains) losses, net	(84,258)	(745,169)	125,722
Loss on derivative securities	12,508	115,458	—
Gain on extinguishment of debt	(2,183,997)	(2,208,782)	3,447
(Gain) loss on sale of investments in affiliates and other assets, net	(279,442)	(117,262)	416,803
Provision for loss on investments	—	27,083	342,419
Reorganization expenses, net	32,009	75,243	—
Deferred tax provision	(18,161)	104,068	(43,167)
Minority interests in subsidiaries, net	(183,182)	67,103	(496,515)
Share in results of affiliates, net	(294,464)	72,142	386,441
Cumulative effect of change in accounting principle	—	1,344,722	(20,056)
Change in assets and liabilities:
Change in receivables, net	49,238	42,175	68,137
Change in other assets	(8,368)	4,628	2,489
Change in accounts payable, accrued liabilities and other	55,182	(148,466)	(135,604)

Net cash flows from operating activities	392,092	(293,608)	(671,143)

Cash Flows from Investing Activities
Purchase of short-term liquid investments	(1,000)	(117,221)	(1,691,751)
Proceeds from sale of short-term liquid investments	45,561	152,405	1,907,171
Restricted cash released (deposited), net	24,825	40,357	(74,996)
Investments in affiliates and other investments	(20,931)	(2,590)	(60,654)
Proceeds from sale of investments in affiliated companies	45,447	—	120,416
New acquisitions, net of cash acquired	(2,150)	(22,617)	(39,950)
Capital expenditures	(333,124)	(335,192)	(996,411)
Purchase of interest rate caps	(9,750)	—	—
Settlement of interest rate caps	(58,038)	—	—
Other	7,806	27,595	(45,192)

Net cash flows from investing activities	(301,354)	(257,263)	(881,367)

Cash Flows from Financing Activities
Issuance of common stock	1,354	200,006	24,054
Proceeds from notes payable to shareholder	—	102,728	—
Proceeds from short-term and long-term borrowings	23,161	42,742	1,673,981
Retirement of existing senior notes	—	(231,630)	(261,309)
Financing costs	(2,233)	(18,293)	(17,771)
Repayments of short-term and long-term borrowings	(233,506)	(90,331)	(766,950)
Other	—	—	(6,571)

Net cash flows from financing activities	(211,224)	5,222	645,434

Effects of Exchange Rates on Cash	20,662	35,694	(49,612)

Decrease in Cash and Cash Equivalents	(99,824)	(509,955)	(956,688)
Cash and Cash Equivalents, Beginning of Year	410,185	920,140	1,876,828

Cash and Cash Equivalents, End of Year	$310,361	$410,185	$920,140

Supplemental Cash Flow Disclosure
Cash paid for reorganization expenses	$27,084	$33,488	$—

Cash paid for interest	$185,591	$304,274	$519,221

Cash paid for income taxes	$1,947	$14,260	$—

Non-Cash Investing and Financing Activities
Issuance of subsidiary common stock for financial assets	$966,362	$—	$—

Issuance of common stock for acquisitions	$1,326,847	$1,206,441	$—

The accompanying notes are an integral part of these consolidated financial statements.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Operations

       UnitedGlobalCom, Inc. (together with its subsidiaries the “Company”, “UGC”, “we”, “us”, “our” or similar terms) was formed in February 2001 as part of a series of planned transactions with Old UGC, Inc. (“Old UGC”, formerly known as UGC Holdings, Inc., now our wholly owned subsidiary) and Liberty Media Corporation (together with its subsidiaries and affiliates “Liberty”), which restructured and recapitalized our business. We are an international broadband communications provider of video, voice and Internet services with operations in 15 countries outside the United States. UGC Europe, Inc. (together with its subsidiaries “UGC Europe”), our largest consolidated operation, is a pan-European broadband communications company. Through its broadband networks, UGC Europe provides video, high-speed Internet access, telephone and programming services. UGC Europe’s operations are currently organized into two principal divisions— UPC Broadband and chellomedia. UPC Broadband delivers video, high-speed Internet access and telephone services to residential customers. chellomedia provides broadband Internet and interactive digital products and services, produces and markets thematic channels, operates our digital media center and operates a competitive local exchange carrier business providing telephone and data network solutions to the business market under the brand name Priority Telecom. Our primary Latin American operation, VTR GlobalCom S.A. (“VTR”), provides multi-channel television, high-speed Internet access and residential telephone services in Chile. We also have an approximate 19% interest in SBS Broadcasting S.A. (“SBS”), a European commercial television and radio broadcasting company, and an approximate 34% interest in Austar United Communications Ltd. (“Austar United”), a pay-TV provider in Australia.

2.	Summary of Significant Accounting Policies

Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, allowances for uncollectible accounts, deferred tax valuation allowances, loss contingencies, fair values of financial instruments, asset impairments, useful lives of property, plant and equipment, restructuring accruals and other special items. Actual results could differ from those estimates.

Principles of Consolidation

       The accompanying consolidated financial statements include our accounts and all voting interest entities where we exercise a controlling financial interest through the ownership of a direct or indirect majority voting interest and variable interest entities for which we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents, Restricted Cash, Marketable Equity Securities and Other Investments

       Cash and cash equivalents include cash and highly liquid investments with original maturities of less than three months. Restricted cash includes cash held as collateral for letters of credit and other loans, and is classified based on the expected expiration of such facilities. Cash held in escrow and restricted to a specific use is classified based on the expected timing of such disbursement. Marketable equity securities and other investments include marketable equity securities, certificates of deposit, commercial paper, corporate bonds and government securities that have original maturities greater than three months but less than twelve months.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       Marketable equity securities and other investments are classified as available-for-sale and reported at fair value. Unrealized gains and losses on these marketable equity securities and other investments are reported as a separate component of stockholders’ equity. Declines in the fair value of marketable equity securities and other investments that are other than temporary are recognized in the statement of operations, thus establishing a new cost basis for such investment. These marketable equity securities and other investments are evaluated on a quarterly basis to determine whether declines in the fair value of these securities are other than temporary. This quarterly evaluation consists of reviewing, among other things, the historical volatility of the price of each security and any market and company specific factors related to each security. Declines in the fair value of investments below cost basis for a period of less than six months are considered to be temporary. Declines in the fair value of investments for a period of six to nine months are evaluated on a case-by-case basis to determine whether any company or market-specific factors exist that would indicate that such declines are other than temporary. Declines in the fair value of investments below cost basis for greater than nine months are considered other than temporary and are recorded as charges to the statement of operations, absent specific factors to the contrary.

       We estimate fair value amounts using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Allowance for Doubtful Accounts

       The allowance for doubtful accounts is based upon our assessment of probable loss related to uncollectible accounts receivable. Generally, upon disconnection of a subscriber, the account is fully reserved. The allowance is maintained until either receipt of payment or collection of the account is no longer pursued. We use a number of factors in determining the allowance, including, among other things, collection trends, prevailing and anticipated economic conditions and specific customer credit risk.

Property, Plant and Equipment

       Property, plant and equipment are recorded at cost. Additions, replacements and improvements that extend asset lives are capitalized and costs for normal repair and maintenance are charged to expense as incurred. Costs associated with the construction of cable networks, transmission and distribution facilities are capitalized (including capital leases). Depreciation is calculated using the straight-line method over the economic useful life of the asset. Costs associated with new cable, telephone and Internet access subscriber installations are capitalized and depreciated over the average expected subscriber life. Subscriber installation costs include direct labor, materials (such as cabling, wiring, wall plates and fittings) and related overhead (such as indirect labor, logistics and inventory handling).

       The economic lives of property, plant and equipment at acquisition are as follows:

Customer premise equipment	4-10 years
Commercial	3-20 years
Scaleable infrastructure	3-20 years
Line extensions	5-20 years
Upgrade/rebuild	3-20 years
Support capital	1-33 years

       Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. For assets we intend to use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, we recognize a loss for the

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

difference between the fair value and carrying value of the asset. For assets we intend to dispose of, we recognize a loss for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

Goodwill and Other Intangible Assets

       Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Other intangible assets consist principally of customer relationships, trademarks and computer software. Other intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. We adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is performed on a reporting unit level on an annual basis. Goodwill and other indefinite-lived intangible assets are tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value. These events or circumstances may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors.

Investments in Affiliates, Accounted for under the Equity Method

       For those investments in unconsolidated subsidiaries and companies in which our voting interest is 20% to 50%, our investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and we exert significant influence through Board representation and management authority, the equity method of accounting is used. The cost method of accounting is used for our investments in affiliates in which our ownership interest is less than 20% and where we do not exert significant influence. Under the equity method, the investment, originally recorded at cost, is adjusted to recognize our proportionate share of net earnings or losses of the affiliate, limited to the extent of our investment in and advances to the affiliate, including any debt guarantees or other contractual funding commitments. We evaluate our investments in publicly traded securities accounted for under the equity method periodically for impairment. A current fair value of an investment that is less than its carrying amount may indicate a loss in value of the investment. A decline in value of an investment which is other than temporary is recognized as a realized loss, establishing a new carrying amount for the investment. Factors considered in making this evaluation include the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, including cash flows of the investee and any specific events which may influence the operations of the issuer, and our intent and ability to retain our investments for a period of time sufficient to allow for any anticipated recovery in market value.

Derivative Financial Instruments

       We use derivative financial instruments from time to time to manage exposure to movements in foreign currency exchange rates and interest rates. We account for derivative financial instruments in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended, (“SFAS 133”), which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheets as either an asset or liability measured at its fair value. These rules require that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument’s gains and losses to offset related results on the hedged item in the statement of operations, to the extent

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. For derivative financial instruments designated and that qualify as cash flow hedges, changes in the fair value of the effective portion of the derivative financial instruments are recorded as a component of other comprehensive income or loss in stockholders’ equity until the hedged item is recognized in earnings. The ineffective portion of the change in fair value of the derivative financial instruments is immediately recognized in earnings. The change in fair value of the hedged item is recorded as an adjustment to its carrying value on the balance sheet. For derivative financial instruments that are not designated or that do not qualify as accounting hedges, the changes in the fair value of the derivative financial instruments are recognized in earnings.

Subscriber Prepayments and Deposits

       Payments received in advance for distribution services are deferred and recognized as revenue when the associated services are provided. Deposits are recorded as a liability upon receipt and refunded to the subscriber upon disconnection.

Cable Network Revenue and Related Costs

       We recognize revenue from the provision of video, telephone and Internet access services over our cable network to customers in the period the related services are provided. Installation revenue (including reconnect fees) related to these services over our cable network is recognized as revenue in the period in which the installation occurs, to the extent these fees are equal to or less than direct selling costs, which are expensed. To the extent installation revenue exceeds direct selling costs, the excess fees are deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the statement of operations as incurred.

Other Revenue and Related Costs

       We recognize revenue from the provision of direct-to-home satellite services, or “DTH”, telephone and data services to business customers outside of our cable network in the period the related services are provided. Installation revenue (including reconnect fees) related to these services outside of our cable network is deferred and amortized over the average expected subscriber life. Costs related to reconnections and disconnections are recognized in the statement of operations as incurred.

Concentration of Credit Risk

       Financial instruments which potentially subject us to concentrations of credit risk consist principally of subscriber receivables. Concentration of credit risk with respect to subscriber receivables is limited due to the large number of customers and their dispersion across many different countries worldwide. We also manage this risk by disconnecting services to customers who are delinquent.

Stock-Based Compensation

       We account for our stock-based compensation plans and the stock-based compensation plans of our subsidiaries using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). We have provided pro forma disclosures of net income (loss) under the fair value method of accounting for these plans, as prescribed by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), as amended by SFAS No. 148, Accounting for

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock-Based Compensation— Transition and Disclosure and Amendment of SFAS No. 123 (“SFAS 148”), as follows:

	Year Ended December 31,

	2003	2002	2001

	(In thousands, except per share amounts)
Net income (loss), as reported	$1,995,368	$(356,454)	$(4,494,709)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects(1)	29,242	28,228	8,818
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(57,101)	(102,837)	(98,638)

Pro forma net income (loss)	$1,967,509	$(431,063)	$(4,584,529)

Basic net income (loss) per common share:
As reported	$7.41	$(0.84)	$(41.29)

Pro forma	$7.35	$(1.01)	$(42.10)

Diluted net income (loss) per common share:
As reported	$7.41	$(0.83)	$(41.29)

Pro forma	$7.35	$(1.01)	$(42.10)

(1)	Not including SARs. Compensation expense for SARs is the same under APB 25 and SFAS 123.

       Stock-based compensation is recorded as a result of applying variable-plan accounting to stock appreciation rights (“SARs”) granted to employees and vesting of certain of our fixed stock-based compensation plans. Under variable-plan accounting, compensation expense (credit) is recognized at each financial statement date for vested SARs based on the difference between the grant price and the estimated fair value of our Class A common stock, until the SARs are exercised or expire, or until the fair value is less than the original grant price. Under fixed-plan accounting, deferred compensation is recorded for the excess of fair value over the exercise price of such options at the date of grant. This deferred compensation is then recognized in the statement of operations ratably over the vesting period of the options.

Income Taxes

       Income taxes are accounted for under the asset and liability method. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax basis of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards, using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if we believe it more likely than not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax liabilities related to investments in foreign subsidiaries and foreign corporate joint ventures that are essentially permanent in duration are not recognized until it becomes apparent that such amounts will reverse in the foreseeable future.

Basic and Diluted Net Income (Loss) Per Share

       Basic net income (loss) per share is determined by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during each period.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net income (loss) attributable to common stockholders includes the accrual of dividends on convertible preferred stock which is charged directly to additional paid-in capital and/or accumulated deficit. Diluted net income (loss) per share includes the effects of potentially issuable common stock, but only if dilutive.

Foreign Operations and Foreign Currency Exchange Rate Risk

       Our consolidated financial statements are prepared in U.S. dollars. Almost all of our operations are conducted in a currency other than the U.S. dollar. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at period-end exchange rates and the statements of operations are translated at actual exchange rates when known, or at the average exchange rate for the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded in other comprehensive income (loss) as a separate component of stockholders’ equity (deficit). Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses, which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions. Cash flows from our operations in foreign countries are translated at actual exchange rates when known, or at the average rate for the period. As a result, amounts related to assets and liabilities reported in the consolidated statements of cash flows will not agree to changes in the corresponding balances in the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. Certain items such as investments in debt and equity securities of foreign subsidiaries, equipment purchases, programming costs, notes payable and notes receivable (including intercompany amounts) and certain other charges are denominated in a currency other than the respective company’s functional currency, which results in foreign exchange gains and losses recorded in the consolidated statement of operations. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations.

Reclassifications

       Certain prior year amounts have been reclassified to conform to the current year presentation. We adopted SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other things, SFAS 145 required us to reclassify gains and losses associated with the extinguishment of debt (including the related tax effects) from extraordinary classification to other income in the accompanying consolidated statements of operations.

3. Acquisitions, Dispositions and Other

2003

Acquisition of UPC Preference Shares

       On February 12, 2003, we issued 368,287 shares of our Class A common stock in a private transaction pursuant to a securities purchase agreement dated February 6, 2003, among us and Alliance Balanced Shares, Alliance Growth Fund, Alliance Global Strategic Income Trust and EQ Alliance Common Stock Portfolio. In consideration for issuing the 368,287 shares of our Class A common stock, we acquired 1,833 preference shares A of UPC, nominal value €1.00 per share, and warrants to purchase 890,030 ordinary shares A of UPC, nominal value €1.00 per share, at an exercise price of €42.546 per ordinary share. On February 13, 2003, we issued 482,217 shares of our Class A common stock in a private transaction pursuant to a securities purchase agreement dated February 11, 2003, among us and Capital Research and Management Company, on behalf of The Income Fund of America, Inc.,

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Capital World Growth and Income Fund, Inc. and Fundamental Investors, Inc. In consideration for the 482,217 shares of our Class A common stock, we acquired 2,400 preference shares A of UPC, nominal value €1.00 per share, and warrants to purchase 1,165,352 ordinary shares A of UPC, nominal value €1.00 per share, at an exercise price of €42.546 per ordinary share. A gain of $610.9 million was recognized from the purchase of these preference shares for the difference between fair value of the consideration given and book value (including accrued dividends) of these preference shares at the transaction date. This gain is reflected in the consolidated statement of stockholders’ equity (deficit).

       On April 4, 2003, we issued 879,041 shares of our Class A common stock in a private transaction pursuant to a transaction agreement dated March 31, 2003, among us, a subsidiary of ours, Motorola Inc. and Motorola UPC Holdings, Inc. In consideration for the 879,041 shares of our Class A common stock, we acquired 3,500 preference shares A of UPC, nominal value €1.00 per share and warrants to purchase 1,669,457 ordinary shares A of UPC, nominal value €1.00 per share, at an exercise price of €42.546 per ordinary share. On April 14, 2003, we issued 426,360 shares of our Class A common stock in a private transaction pursuant to a securities purchase agreement dated April 8, 2003, between us and Liberty International B-L LLC. In consideration for the 426,360 shares of our Class A common stock, we acquired 2,122 preference shares A of UPC, nominal value €.00 per share and warrants to purchase 971,118 ordinary shares A of UPC, nominal value €1.00 per share, at an exercise price of €42.546 per ordinary share. A gain of $812.2 million was recognized during the second quarter of 2003 from the purchase of these preference shares for the difference between fair value of the consideration given and book value (including accrued dividends) of the preference shares at the transaction date. This gain is reflected in the consolidated statement of stockholders’ equity (deficit).

United Pan-Europe Communications N.V. Reorganization

       In September 2003, as a result of the consummation of UPC’s plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code and insolvency proceedings under Dutch law, UGC Europe acquired all of the stock of, and became the successor issuer to, UPC. Prior to UPC’s reorganization, we were the majority stockholder and largest single creditor of UPC. We became the holder of approximately 66.6% of UGC Europe’s common stock in exchange for the equity and debt of UPC that we owned prior to UPC’s reorganization. UPC’s other bondholders and third-party holders of UPC’s ordinary shares and preference shares exchanged their securities for the remaining 33.4% of UGC Europe’s common stock.

       We accounted for this restructuring as a reorganization of entities under common control at historical cost, similar to a pooling of interests. Under reorganization accounting, we have consolidated the financial position and results of operations of UGC Europe as if the reorganization had been consummated at inception. We previously recognized a gain on the effective retirement of UPC’s senior notes, senior discount notes and UPC’s exchangeable loan held by us when those securities were acquired directly and indirectly by us in connection with our merger transaction with Liberty in January 2002. The issuance of common stock by UGC Europe to third-party holders of the remaining UPC senior notes and senior discount notes was recorded at fair value. This fair value was significantly less than the accreted value of such debt securities as reflected in our historical consolidated financial statements. Accordingly, for consolidated financial reporting purposes, we recognized a gain of $2.1 billion from the extinguishment of such debt outstanding at that time equal to the excess of the then accreted value of such debt ($3.076 billion) over the fair value of UGC Europe common stock issued ($966.4 million).

UGC Europe Exchange Offer and Merger

       On December 18, 2003, we completed an exchange offer pursuant to which we offered to exchange 10.3 shares of our Class A common stock for each outstanding share of UGC Europe common stock not owned by us. On December 19, 2003, we effected a short-form merger between UGC Europe

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and one of our subsidiaries on the same terms offered in the exchange offer. We issued 172,248,306 shares of our Class A common stock to third parties in connection with the exchange offer and merger (including 2,596,270 shares subject to appraisal rights that were withdrawn subsequent to December 31, 2003), as well as 4,780,611 shares to Old UGC to acquire its UGC Europe common stock. We now own all of the outstanding equity securities of UGC Europe.

       We valued the exchange offer and merger for accounting purposes at $1.315 billion, based on the issuance of our Class A common stock at the average closing price of such stock for the five days surrounding November 12, 2003, the date we announced the revised and final terms of the exchange offer, and our estimated transaction costs, consisting primarily of dealer-manager, legal and accounting fees, printing costs, other external costs and other purchase consideration directly related to the exchange offer and merger. This total value includes $19.7 million related to the value of shares subject to appraisal rights that were withdrawn in January 2004. This amount is included in other current liabilities in the accompanying consolidated balance sheet.

       We accounted for the exchange offer and merger using the purchase method of accounting, in accordance with SFAS No. 141, Business Combinations (“SFAS 141”). Under the purchase method of accounting, the total estimated purchase price was allocated to the minority shareholders’ proportionate interest in UGC Europe’s identifiable tangible and intangible assets and liabilities acquired by us based upon their estimated fair values upon completion of the transaction. Purchase price in excess of the book value of these identifiable tangible and intangible assets and liabilities acquired was allocated as follows (in thousands):

Property, plant and equipment	$717
Goodwill	1,005,148
Customer relationships and tradename	243,212
Other assets	10,556
Other liabilities	55,271

Total consideration	$1,314,904

       The excess purchase price over the net identifiable tangible and intangible assets and liabilities acquired was recorded as goodwill, which is not deductible for tax purposes. This goodwill was attributable to the following:

•	Our ability to create a simpler, unified capital structure in which equity investors would participate in our equity at a single level, which would lead to greater liquidity for investors, due to the larger combined public float;

•	Our ability to facilitate the investment and transfer of funds between us and UGC Europe and its subsidiaries, thereby creating more efficient uses of our consolidated financial resources; and

•	Our assessment that the elimination of public stockholders at the UGC Europe level would create opportunities for cost reductions and organizational efficiencies through, among other things, the combination of UGC Europe’s and our separate corporate functions into a better integrated, unitary corporate organization.

       The following unaudited pro forma condensed consolidated operating results give effect to this transaction as if it had been completed as of January 1, 2003 (for 2003 results) and as of January 1, 2002 (for 2002 results). This unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations would actually have been if this transaction had in fact occurred

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable:

	Year Ended December 31,

	2003	2002

	(In thousands, except share
	and per share amounts)
Revenue	$1,891,530	$1,515,021

Income before cumulative effect of change in accounting principle	$1,805,225	$1,014,908

Net income (loss)	$1,805,225	$(329,814)

Earnings per share:
Basic net income (loss) per share before cumulative effect of change in accounting principle	$4.99	$1.63
Cumulative effect of change in accounting principle	—	(2.17)

Basic net income (loss) per share	$4.99	$(0.54)

Diluted net income (loss) per share before cumulative effect of change in accounting principle	$4.98	$1.63
Cumulative effect of change in accounting principle	—	(2.17)

Diluted net income (loss) per share	$4.98	$(0.54)

2002

Merger Transaction

       On January 30, 2002, we completed a transaction with Liberty and Old UGC, pursuant to which the following occurred.

       Immediately prior to the merger transaction on January 30, 2002:

•	Liberty contributed approximately 9.9 million shares of Old UGC Class B common stock and approximately 12.0 million shares of Old UGC Class A common stock to us and in exchange for these contributions, we issued Liberty approximately 21.8 million shares of our Class C common stock;

•	Certain long-term stockholders of Old UGC (the “Founders”) transferred their shares of Old UGC Class B common stock to limited liability companies, which limited liability companies then merged into us. As a result of such mergers, the Founders received approximately 8.9 million shares of our Class B common stock, which number of shares equals the number of shares of Old UGC Class B common stock transferred by them to the limited liability companies; and

•	Four of the Founders (the “Principal Founders”) contributed $3.0 million to Old UGC in exchange for securities that, at the effective time of the merger, converted into securities representing a 0.5% interest in Old UGC and entitled them to elect one-half of Old UGC’s directors.

       As a result of the merger transaction:

•	Old UGC became our 99.5%-owned subsidiary, and the Principal Founders held the remaining 0.5% interest in Old UGC;

•	Each share of Old UGC’s Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of our Class A common stock;

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

•	The shares of Old UGC’s Series B, C and D preferred stock outstanding immediately prior to the merger were converted into an aggregate of approximately 23.3 million shares of our Class A common stock, which amount is equal to the number of shares of Old UGC Class A common stock the holders of Old UGC’s preferred stock would have received had they converted their preferred stock immediately prior to the merger;

•	Liberty had the right to elect four of our 12 directors;

•	The Founders had the effective voting power to elect eight of our 12 directors; and

•	We had the right to elect half of Old UGC’s directors and the Principal Founders had the right to elect the other half of Old UGC’s directors (see discussion below regarding a transaction that occurred on May 14, 2002, pursuant to which Old UGC became our wholly-owned subsidiary and we became entitled to elect the entire board of directors of Old UGC).

       Immediately following the merger transaction:

•	Liberty contributed to us the UPC Exchangeable Loan which had an accreted value of $891.7 million as of January 30, 2002 and, as a result, UPC owed the amount payable under such loan to us rather than to Liberty;

•	Liberty contributed $200.0 million in cash to us;

•	Liberty contributed to us certain UPC bonds (the “United UPC Bonds”) and, as a result, UPC owed the amounts represented by the United UPC Bonds to us rather than to Liberty; and

•	In exchange for the contribution of these assets to us, an aggregate of approximately 281.3 million shares of our Class C common stock was issued to Liberty.

       In December 2001, IDT United, Inc. (“IDT United”) commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior discount notes of Old UGC (the “Old UGC Senior Notes”). As of the expiration of the tender offer on February 1, 2002, holders of the notes had validly tendered and not withdrawn notes representing approximately $1.350 billion aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United. IDT United’s sole purpose was to tender for the Old UGC Senior Notes.

       Prior to the merger on January 30, 2002, we acquired from Liberty $751.2 million aggregate principal amount at maturity of the Old UGC Senior Notes (which had previously been distributed to Liberty by IDT United in redemption of a portion of Liberty’s equity interest and in prepayment of a portion of IDT United’s debt to Liberty), as well as all of Liberty’s remaining interest in IDT United. The purchase price for the Old UGC Senior Notes and Liberty’s interest in IDT United was:

•	Our assumption of approximately $304.6 million of indebtedness owed by Liberty to Old UGC; and

•	Cash in the amount of approximately $143.9 million.

       On January 30, 2002, Liberty loaned us approximately $17.3 million, of which approximately $2.3 million was used to purchase shares of redeemable preferred stock and convertible promissory notes issued by IDT United. Following January 30, 2002, Liberty loaned us an additional approximately $85.4 million. We used the proceeds of these loans to purchase additional shares of redeemable preferred stock and convertible promissory notes issued by IDT United. These notes to Liberty accrued interest at 8.0% annually, compounded and payable quarterly, and were cancelled in January 2004 (see Note 22). Subsequent to these transactions, IDT United held Old UGC Senior Notes with a principal amount at maturity of $599.2 million. Although we only retain a 33.3% common equity interest in IDT United, we

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

consolidate IDT United as a “variable interest entity”, as we are the primary beneficiary of an entity that has insufficient equity at risk.

       On May 14, 2002, the Principal Founders transferred all of the shares of Old UGC common stock held by them to us in exchange for an aggregate of 600,000 shares of our Class A common stock pursuant to an exchange agreement dated May 14, 2002, among such individuals and us. This exchange agreement superseded the exchange agreement entered into at the time of the merger transaction. As a result of this exchange, Old UGC became our wholly-owned subsidiary, and we were entitled to elect the entire board of directors of Old UGC. This transaction was the final step in the recapitalization of Old UGC.

       We accounted for the merger transaction on January 30, 2002 as a reorganization of entities under common control at historical cost, similar to a pooling of interests. Under reorganization accounting, we consolidated the financial position and results of operations of Old UGC as if the merger transaction had been consummated at the inception of Old UGC. The purchase of the Old UGC Senior Notes directly from Liberty and the purchase of Liberty’s interest in IDT United were recorded at fair value. The issuance of our new shares of Class C common stock to Liberty for cash, the United UPC Bonds and the UPC Exchangeable Loan was recorded at the fair value of our common stock at closing. The estimated fair value of these financial assets (with the exception of the UPC Exchangeable Loan) was significantly less than the accreted value of such debt securities as reflected in Old UGC’s historical financial statements. Accordingly, for consolidated financial reporting purposes, we recognized a gain of approximately $1.757 billion from the extinguishment of such debt outstanding at that time equal to the excess of the then accreted value of such debt over our cost, as follows:

	Fair Value
	at Acquisition	Book Value	Gain/(Loss)

	(In thousands)
Old UGC Senior Notes	$540,149	$1,210,974	$670,825
United UPC Bonds	312,831	1,451,519	1,138,688
UPC Exchangeable Loan	891,671	891,671	—
Write-off of deferred financing costs	—	(52,224)	(52,224)

Total gain on extinguishment of debt	$1,744,651	$3,501,940	$1,757,289

       We also recorded a deferred income tax provision of $110.6 million related to a portion of the gain on extinguishment of the Old UGC Senior Notes.

Transfer of German Shares

       Until July 30, 2002, UPC had a 51% ownership interest in EWT/ TSS Group through its 51% owned subsidiary, UPC Germany. Pursuant to the agreement by which UPC acquired EWT/ TSS Group, UPC was required to fulfill a contribution obligation no later than March 2003, by contributing certain assets amounting to approximately €358.8 million. If UPC failed to make the contribution by such date or in certain circumstances such as a material default by UPC under its financing agreements, the minority shareholders of UPC Germany could call for 22.3% of the ownership interest in UPC Germany in exchange for the euro equivalent of 1 Deutsche Mark. On March 5, 2002, UPC received the holders’ notice of exercise. On July 30, 2002, UPC completed the transfer of 22.3% of UPC Germany to the minority shareholders in return for the cancellation of the contribution obligation. UPC now owns 28.7% of UPC Germany, with the former minority shareholders owning the remaining 71.3%. UPC Germany is governed by a new shareholders agreement. For accounting purposes, this transaction resulted in the deconsolidation of UPC Germany effective August 1, 2002, and recognition of a gain from the reversal of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the net negative investment in UPC Germany. Details of the assets and liabilities of UPC Germany as of August 1, 2002 were as follows (in thousands):

Working capital	$(74,809)
Property, plant and equipment	74,169
Goodwill and other intangible assets	69,912
Long-term liabilities	(84,288)
Minority interest	(142,158)
Gain on reversal of net negative investment	147,925

Net cash deconsolidated	$(9,249)

Other

       In January 2002, we recognized a gain of $109.2 million from the restructuring and cancellation of capital lease obligations associated with excess capacity of certain Priority Telecom vendor contracts.

       In June 2002, we recognized a gain of $342.3 million from the delivery by certain banks of $399.2 million in aggregate principal amount of UPC’s senior notes and senior discount notes as settlement of certain interest rate and cross currency derivative contracts between the banks and UPC.

2001

       In December 2001, UPC and Canal+ Group, the television and film division of Vivendi Universal (“Canal+”) merged their respective Polish DTH satellite television platforms, as well as the Canal+ Polska premium channel, to form a common Polish DTH platform. UPC Polska contributed its Polish and United Kingdom DTH assets to Telewizyjna Korporacja Partycypacyjna S.A., a subsidiary of Canal+ (“TKP”), and placed €30.0 million ($26.8 million) cash into an escrow account, which was used to fund TKP with a loan of €30.0 million in January 2002 (the “JV Loan”). In return, UPC Polska received a 25% ownership interest in TKP and €150.0 ($134.1) million in cash. UPC Polska’s investment in TKP was recorded at fair value as of the date of the transaction, resulting in a loss of $416.9 million upon consummation of the merger.

4.	Marketable Equity Securities and Other Investments

	December 31, 2003		December 31, 2002

		Unrealized		Unrealized
	Fair Value	Gain	Fair Value	Gain

	(In thousands)		(In thousands)
SBS common stock	$195,600	$105,790	$—	$—
Other equity securities	10,725	6,098	—	—
Corporate bonds and other	2,134	856	45,854	14

Total	$208,459	$112,744	$45,854	$14

       We recorded an aggregate charge to earnings for other than temporary declines in the fair value of certain of our investments of approximately nil, $2.0 million and nil for the years ended December 31, 2003, 2002 and 2001, respectively.

       We own 6.0 million shares of SBS. Historically, our common share ownership interest in SBS was accounted for under the equity method of accounting, as we were able to exert significant influence. On December 19, 2003, SBS redeemed certain of its outstanding debt and as a result issued new common

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

shares to the note holders which reduced our ownership interest. As we no longer have the ability to exercise significant influence over SBS, we changed our accounting method from the equity method to the cost method, and marked these shares to fair value as available-for-sale securities.

5.	Property, Plant and Equipment

						Foreign
					UGC Europe	Currency
	December 31,				Exchange	Translation	December 31,
	2002	Additions	Disposals	Impairments(1)	Offer(2)	Adjustments	2003

	(In thousands)
Customer premises equipment	$1,003,950	$95,834	$(2,459)	$(89,971)	$20,936	$201,941	$1,230,231
Commercial	5,670	—	—	—	—	235	5,905
Scaleable infrastructure	637,171	44,177	—	(23,806)	(8,973)	138,000	786,569
Line extensions	2,055,614	66,216	—	(302,280)	(3,806)	373,306	2,189,050
Upgrade/rebuild	846,406	30,287	—	(4,854)	(5,653)	151,127	1,017,313
Support capital	696,362	70,972	(473)	(30,874)	4,824	127,250	868,061
Priority Telecom(3)	306,233	17,074	—	(415)	(5,357)	43,521	361,056
UPC Media	83,598	5,833	—	(6,438)	(1,254)	16,447	98,186

Total	5,635,004	330,393	(2,932)	(458,638)	717	1,051,827	6,556,371
Accumulated depreciation	(1,994,793)	(804,937)	2,123	64,788	—	(480,809)	(3,213,628)

Net property, plant and equipment	$3,640,211	$(474,544)	$(809)	$(393,850)	$717	$571,018	$3,342,743

(1)	See Note 17.

(2)	See Note 3.

(3)	Consists primarily of network infrastructure and equipment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.	Goodwill

       The change in the carrying amount of goodwill by operating segment for the year ended December 31, 2003 is as follows:

				Foreign
			UGC Europe	Currency
	December 31,		Exchange	Translation	December 31,
	2002	Acquisitions	Offer(1)	Adjustments	2003

	(In thousands)
Europe:
Austria	$140,349	$383	$167,209	$31,640	$339,581
Belgium	14,284	—	24,467	1,747	40,498
Czech Republic	—	—	67,138	1,240	68,378
Hungary	73,878	229	142,809	11,723	228,639
The Netherlands	705,833	—	256,415	149,310	1,111,558
Norway	9,017	—	28,553	930	38,500
Poland	—	—	36,368	672	37,040
Romania	20,138	—	2,698	324	23,160
Slovak Republic	3,353	—	22,644	1,133	27,130
Sweden	142,771	—	30,823	31,270	204,864
chellomedia	—	—	122,304	2,258	124,562
UGC Europe, Inc.	—	—	103,720	1,915	105,635

Total	1,109,623	612	1,005,148	234,162	2,349,545
Latin America:
Chile	140,710	—	—	29,576	170,286

Total	$1,250,333	$612	$1,005,148	$263,738	$2,519,831

(1)	See Note 3.

       We adopted SFAS 142 effective January 1, 2002. SFAS 142 required a transitional impairment assessment of goodwill as of January 1, 2002, in two steps. Under step one, the fair value of each of our reporting units was compared with their respective carrying amounts, including goodwill. If the fair value of a reporting unit exceeded its carrying amount, goodwill of the reporting unit was considered not impaired. If the carrying amount of a reporting unit exceeded its fair value, the second step of the goodwill impairment test was performed to measure the amount of impairment loss. We completed step one in June 2002, and concluded the carrying value of certain reporting units as of January 1, 2002 exceeded fair value. The completion of step two resulted in an impairment adjustment of $1.34 billion. This amount has been reflected as a cumulative effect of a change in accounting principle in the consolidated statement of operations, effective January 1, 2002, in accordance with SFAS 142. We also recorded impairment charges totaling $362.8 million based on our annual impairment test effective December 31, 2002.

Pro Forma Information

       Prior to January 1, 2002, goodwill and excess basis on equity method investments was generally amortized over 15 years. The following presents the pro forma effect on net loss for the year ended December 31, 2001, from the reduction of amortization expense on goodwill and the reduction of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

amortization of excess basis on equity method investments, as a result of the adoption of SFAS 142 (in thousands, except per share amounts):

Year Ended
December 31,
2001

Net loss as reported	$(4,494,709)
Goodwill amortization
UPC and subsidiaries	379,449
VTR	11,310
Austar United and subsidiaries	12,765
Other	2,881
Amortization of excess basis on equity investments
UPC affiliates	35,940
Austar United affiliates	2,823
Other	2,027

Adjusted net loss	$(4,047,514)

Basic and diluted net loss per common share as reported	$(41.29)
Goodwill amortization
UPC and subsidiaries	3.45
VTR	0.10
Austar United and subsidiaries	0.12
Other	0.03
Amortization of excess basis on equity investments
UPC affiliates	0.33
Austar United affiliates	0.03
Other	0.02

Adjusted basic and diluted net loss per common share	$(37.21)

7.	Intangible Assets

       Other intangible assets consist primarily of customer relationships, tradename, licenses and capitalized software. Customer relationships are amortized over the expected lives of our customers. The weighted-average amortization period of the customer relationship intangible is approximately 7.5 years. Tradename is an indefinite-lived intangible asset that is not subject to amortization. The following tables present certain information for other intangible assets. Actual amounts of amortization expense may differ

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

from estimated amounts due to additional acquisitions, changes in foreign currency exchange rates, impairment of intangible assets, accelerated amortization of intangible assets, and other events.

						Foreign
					UGC Europe	Currency
	December 31,				Exchange	Translation	December 31,
	2002	Additions	Impairments(1)	Disposals	Offer	Adjustments	2003

	(In thousands)
Intangible assets with definite lives:
Customer relationships	$—	$—	$—	$—	$220,290	$4,068	$224,358
License fees	25,075	1,489	(13,871)	(3,815)	—	2,870	11,748
Other	10,493	233	—	(4,132)	—	1,925	8,519
Intangible assets with indefinite lives:
Tradename	—	—	—	—	22,922	424	23,346

Total	35,568	1,722	(13,871)	(7,947)	243,212	9,287	267,971
Accumulated amortization	(21,792)	(3,726)	5,482	7,537	—	(3,236)	(15,735)

Net intangible assets	$13,776	$(2,004)	$(8,389)	$(410)	$243,212	$6,051	$252,236

(1)	See Note 17.

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Amortization expense	$3,726	$16,632	$19,136

	Year Ended December 31,

	2004	2005	2006	2007	2008	Thereafter

	(In thousands)
Estimated amortization expense	$33,043	$31,816	$30,515	$30,515	$30,515	$72,486

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Long-Term Debt

	December 31,

	2003	2002

	(In thousands)
UPC Distribution Bank Facility	$3,698,586	$3,289,826
UPC Polska notes	317,372	377,110
VTR Bank Facility	123,000	—
Old UGC Senior Notes	24,627	24,313
Other	80,493	133,148
PCI notes	—	14,509
UPC July 1999 senior notes(1)	—	1,079,062
UPC January 2000 senior notes(1)	—	1,075,468
UPC October 1999 senior notes(1)	—	658,458

Total	4,244,078	6,651,894
Current portion	(628,176)	(6,179,223)

Long-term portion	$3,615,902	$472,671

(1)	These senior notes and senior discount notes were converted into common stock of UGC Europe in connection with UPC’s reorganization.

UPC Distribution Bank Facility

       The UPC Distribution Bank Facility is guaranteed by UPC’s majority owned cable operating companies, excluding Poland, and is senior to other long-term debt obligations of UPC. The UPC Distribution Bank Facility credit agreement contains certain financial covenants and restrictions on UPC’s subsidiaries regarding payment of dividends, ability to incur indebtedness, dispose of assets, and merge and enter into affiliate transactions.

       The following table provides detail of the UPC Distribution Bank Facility:

	Currency/Tranche		Amount Outstanding
	Amount		December 31, 2003
							Payment	Final
Tranche	Euros	US dollars	Euros	US dollars	Interest Rate(4)	Description	Begins	Maturity

	(In thousands)
Facility A(1)(2)(3)	€666,750	$840,529	€230,000	$289,946	EURIBOR +2.25%–4.0%	Revolving credit	June-06	June-08
Facility B(1)(2)	2,333,250	2,941,380	2,333,250	2,941,380	EURIBOR +2.25%–4.0%	Term loan	June-04	June-08
Facility C1(1)	95,000	119,760	95,000	119,760	EURIBOR +5.5%	Term loan	June-04	March-09
Facility C2(1)	405,000	347,500	275,654	347,500	LIBOR +5.5%	Term loan	June-04	March-09

Total			€2,933,904	$3,698,586

(1)	An annual commitment fee of 0.5% over the unused portions of each facility is applicable.

(2)	Pursuant to the terms of the October 2000 agreement, this interest rate is variable depending on certain leverage ratios.

(3)	The availability under Facility A of €436.8 ($550.6) million can be used to finance additional permitted acquisitions and/or to refinance indebtedness, subject to covenant compliance.

(4)	As of December 31, 2003, six month EURIBOR and LIBOR rates were 2.2% and 1.2%, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       In January 2004, the UPC Distribution Bank Facility was amended to:

•	Permit indebtedness under a new facility (“Facility D”). The new facility has substantially the same terms as the existing facility and consists of five different tranches totaling €1.072 billion. The proceeds of Facility D are limited in use to fund the scheduled payments of Facility B under the existing facility between December 2004 and December 2006;

•	Increase and extend the maximum permitted ratios of senior debt to annualized EBITDA (as defined in the bank facility) and lower and extend the minimum required ratios of EBITDA to senior interest and EBITDA to senior debt service;

•	Include a total debt to annualized EBITDA ratio and EBITDA to total cash interest ratio;

•	Include a mandatory prepayment from proceeds of debt issuance and net equity proceeds received by UGC Europe; and

•	Permit acquisitions depending on certain leverage ratios and other restrictions.

UPC Polska Notes

       On July 7, 2003, UPC Polska filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. On January 22, 2004, the U.S. Bankruptcy Court confirmed UPC Polska’s Chapter 11 plan of reorganization, which was consummated and became effective on February 18, 2004, when UPC Polska emerged from the Chapter 11 proceedings. In accordance with UPC Polska’s plan of reorganization, third-party note holders received a total of $80.0 million in cash, $100.0 million in new 9.0% UPC Polska notes due 2007, and approximately 2.0 million shares of our Class A common stock in exchange for the cancellation of their claims. Two subsidiaries of UGC Europe, UPC Telecom B.V. and Belmarken Holding B.V., received $15.0 million in cash and 100% of the newly issued membership interests denominated as stock of the reorganized company in exchange for the cancellation of their claims.

VTR Bank Facility

       In May 2003, VTR and VTR’s senior lenders amended and restated VTR’s existing senior secured credit facility. Principal payments are payable during the term of the facility on a quarterly basis beginning March 31, 2004, with final maturity on December 31, 2006. The VTR Bank Facility bears interest at LIBOR plus 5.50% (subject to adjustment under certain conditions) and is collateralized by tangible and intangible assets pledged by VTR and certain of its operating subsidiaries, as set forth in the credit agreement. The VTR Bank Facility is senior to other long-term debt obligations of VTR. The VTR Bank Facility credit agreement establishes certain covenants with respect to financial statements, existence of lawsuits, insurance, prohibition of material changes, limits to taxes, indebtedness, restriction of payments, capital expenditures, compliance ratios, governmental approvals, coverage agreements, lines of business, transactions with related parties, certain obligations with subsidiaries and collateral issues.

Old UGC Senior Notes

       The Old UGC Senior Notes accreted to an aggregate principal amount of $1.375 billion on February 15, 2003, at which time cash interest began to accrue. Commencing August 15, 2003, cash interest on the Old UGC Senior Notes is payable on February 15 and August 15 of each year until

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

maturity at a rate of 10.75% per annum. The Old UGC Senior Notes mature on February 15, 2008. As of December 31, 2003, the following entities held the Old UGC Senior Notes:

Principal
Amount at
Maturity

(In thousands)
UGC	$638,008 (1)
IDT United	599,173 (1)
Third parties	24,627

Total	$1,261,808

(1)	Eliminated in consolidation.

       The Old UGC Senior Notes began to accrue interest on a cash-pay basis on February 15, 2003, with the first payment due August 15, 2003. Old UGC did not make this interest payment. Because this failure to pay continued for a period of more than 30 days, an event of default exists under the terms of the Old UGC Senior Notes indenture. On November 24, 2003, Old UGC, which principally owns our interests in Latin America and Australia, reached an agreement with us, IDT United (in which we have a 94% fully diluted interest and a 33% common equity interest) and the unaffiliated stockholders of IDT United on terms for the restructuring of the Old UGC Senior Notes. Consistent with the restructuring agreement, on January 12, 2004, Old UGC filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York. The agreement and related transactions, if implemented, would result in the acquisition by Old UGC of the Old UGC Notes held by us (following cancellation of offsetting obligations) and IDT United for common stock of Old UGC. Old UGC Senior Notes held by third parties would either be left outstanding (after cure and reinstatement) or acquired for our Class A Common Stock (or, at our election, for cash). Subject to consummation of the transactions contemplated by the agreement, we expect to acquire the interests of the unaffiliated stockholders in IDT United for our Class A Common Stock and/or cash, at our election, in which case Old UGC would continue to be wholly owned by us. The value of any Class A Common Stock to be issued by us in these transactions is not expected to exceed $45 million. A claim was filed in the Chapter 11 proceeding by Excite@Home. See Note 13.

Long-Term Debt Maturities

       The maturities of our long-term debt are as follows (in thousands):

Year Ended December 31, 2004	$628,176
Year Ended December 31, 2005	718,903
Year Ended December 31, 2006	1,002,106
Year Ended December 31, 2007	671,704
Year Ended December 31, 2008	813,423
Thereafter	409,766

Total	$4,244,078

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Fair Value of Financial Instruments

	December 31, 2003			December 31, 2002

	Carrying			Carrying
	Value	Fair Value		Value	Fair Value

	(In thousands)
UPC Distribution Bank Facility	$3,698,586	$3,698,586	(1)	$3,289,826	$3,289,826	(2)
UPC Polska Notes	317,372	194,500	(3)	377,110	99,133	(4)
VTR Bank Facility	123,000	123,000	(5)	144,000	144,000	(5)
Note payable to Liberty	102,728	102,728	(6)	102,728	102,728	(6)
Old UGC Senior Notes	24,627	20,687	(7)	24,313	8,619	(4)
UPC July 1999 Senior Notes	—	—		1,079,062	64,687	(4)
UPC October 1999 Senior Notes	—	—		658,458	41,146	(4)
UPC January 2000 Senior Notes	—	—		1,075,468	68,152	(4)
UPC FiBI Loan	—	—		57,033	—	(8)
Other	85,592	85,592	(9)	151,769	151,769	(9)

Total	$4,351,905	$4,225,093		$6,959,767	$3,970,060

(1)	In the absence of quoted market prices, we determined the fair value to be equivalent to carrying value because: a) interest on this facility is tied to variable market rates; b) Moody’s Investor Service rated the facility at B+; and c) the credit agreement was amended in January 2004 to add a new €1.072 billion tranche on similar credit terms as the previous facility.

(2)	In the absence of quoted market prices, we determined the fair value to be equivalent to carrying value because: a) the restructuring plan of UPC assumed this facility was valued at par (100% of carrying amount); b) the reorganization plan of UPC assumed, in liquidation, that the lenders of the facility would be paid back 100%, based on seniority in liquidation (i.e., the assets of UPC Distribution were sufficient to repay the facility in a liquidation scenario); c) certain lenders under the facility confirmed to us they did not mark down the facility on their books; and d) when the facility was amended in connection with the restructuring agreement on September 30, 2002, the revised terms included increased fees and margin (credit spread), resetting the terms of this variable-rate facility to market.

(3)	Fair value represents the consideration UPC Polska note holders received from the consummation of UPC Polska’s second amended Chapter 11 plan of reorganization.

(4)	Fair value is based on quoted market prices.

(5)	In the absence of quoted market prices, we determined the fair value to be equivalent to carrying value because: a) interest on this facility is tied to variable market rates; b) VTR is not highly leveraged; c) VTR’s results of operations exceeded budget in 2002 and 2003; d) the Chilean peso strengthened considerably in 2003; and e) in May 2003 the credit agreement was amended and restated on similar credit terms to the previous facility.

(6)	We extinguished this obligation at its carrying amount in January 2004 through the issuance of our Class A common stock at fair value.

(7)	Fair value is based on an independent valuation analysis.

(8)	Fair value of our Israeli investment was determined to be nil by an independent valuation firm in 2002. The FiBI Loan was secured by this investment. On October 30, 2002, the First International Bank of Israel (“FiBI”) and we agreed to sell our Israeli investment to a wholly-owned subsidiary of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FiBI in exchange for the extinguishment of the FiBI Loan. This transaction closed on February 24, 2003.

(9)	Fair value approximates carrying value.

       The carrying value of cash and cash equivalents, subscriber receivables, other receivables, other current assets, accounts payable, accrued liabilities and subscriber prepayments and deposits approximates fair value, due to their short maturity. The fair values of equity securities are based upon quoted market prices at the reporting date.

10.	Derivative Instruments

       We had a cross currency swap related to the UPC Distribution Bank Facility where a $347.5 million notional amount was swapped at an average rate of 0.852 euros per U.S. dollar until November 29, 2002. On November 29, 2002, the swap was settled for €64.6 million. We also had an interest rate swap related to the UPC Distribution Bank Facility where a notional amount of €1.725 billion was fixed at 4.55% for the EURIBOR portion of the interest calculation through April 15, 2003. This swap qualified as an accounting cash flow hedge, accordingly, the changes in fair value of this instrument were recorded through other comprehensive income (loss) in the consolidated statement of stockholders’ equity (deficit). This swap expired April 15, 2003. During the first quarter of 2003, we purchased an interest rate cap on the euro denominated UPC Distribution Bank Facility for 2003 and 2004. As a result, the net rate (without the applicable margin) is capped at 3.0% on a notional amount of €2.7 billion. The changes in fair value of these interest caps are recorded through other income in the consolidated statement of operations. In June 2003, we entered into a cross currency and interest rate swap pursuant to which a $347.5 million obligation under the UPC Distribution Bank Facility was swapped at an average rate of 1.113 euros per U.S. dollar until July 2005. The changes in fair value of these interest swaps are recorded through other income in the consolidated statement of operations. For the years ended December 31, 2003, 2002 and 2001, we recorded losses of $56.3 million, $130.1 million and $105.8 million, respectively, in connection with the change in fair value of these derivative instruments. The fair value of these derivative contracts as of December 31, 2003 was $45.6 million (liability).

       Certain of our operating companies’ programming contracts are denominated in currencies that are not the functional currency or local currency of that operating company, nor that of the counter party. As a result, these contracts contain embedded foreign exchange derivatives that require separate accounting. We report these derivatives at fair value, with changes in fair value recognized in earnings.

11.	Bankruptcy Proceedings

       In September 2002, we and other creditors of UPC reached a binding agreement on a recapitalization and reorganization plan for UPC. In order to effect the restructuring, on December 3, 2002, UPC filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York, including a pre-negotiated plan of reorganization dated December 3, 2002. On that date, UPC also commenced a moratorium of payments in The Netherlands under Dutch bankruptcy law and filed a proposed plan of compulsory composition with the Amsterdam Court under the Dutch bankruptcy code. The U.S. Bankruptcy Court confirmed the reorganization plan on February 20, 2003. The Dutch Bankruptcy Court ratified the plan of compulsory composition on March 13, 2003. Following appeals in the Dutch proceedings, the reorganization was completed as provided for in the pre-negotiated plan of reorganization in September 2003.

       On June 19, 2003, UPC Polska executed a binding agreement with some of its creditors to restructure its balance sheet. In order to effect the restructuring, on July 7, 2003, UPC Polska filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Court for the Southern District of New York, including a pre-negotiated plan of reorganization dated July 8, 2003. On October 27, 2003, UPC Polska filed a first amended plan of reorganization with the U.S. Bankruptcy Court. On December 17, 2003, UPC Polska entered into a “Stipulation and Order with Respect to Consensual Plan of Reorganization” which terminated the restructuring agreement. Pursuant to the Stipulation, UPC filed a second amended plan of reorganization with the U.S. Bankruptcy Court, which was consummated and became effective on February 18, 2004.

       In connection with their bankruptcy proceedings, UPC and UPC Polska are required to prepare their consolidated financial statements in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), issued by the American Institute of Certified Public Accountants. In accordance with SOP 90-7, all of UPC’s and UPC Polska’s pre-petition liabilities that were subject to compromise under their plans of reorganization are segregated in their consolidated balance sheet as liabilities and convertible preferred stock subject to compromise. These liabilities were recorded at the amounts expected to be allowed as claims in the bankruptcy proceedings rather than at the estimated amounts for which those allowed claims might be settled as a result of the approval of the plans of reorganization. Since we consolidate UPC and UPC Polska, financial information with respect to UPC and UPC Polska included in our accompanying consolidated financial statements has

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

been prepared in accordance with SOP 90-7. The following presents condensed financial information for UPC Polska and UPC in accordance with SOP 90-7:

	UPC Polska	UPC

	December 31,

	2003	2002

	(In thousands)
Balance Sheet
Assets
Current assets	$240,131	$54,650
Long-term assets	—	328,422

Total assets	$240,131	$383,072

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Not subject to compromise:
Accounts payable, accrued liabilities, debt and other	$10,794	$631

Total current liabilities not subject to compromise	10,794	631

Subject to compromise:
Accounts payable	14,445	38,647
Short-term debt	6,000	—
Accrued liabilities	—	232,603
Intercompany payable(1)	4,668	135,652
Current portion of long-term debt(1)	456,992	2,812,954
Debt(1)	481,737	1,533,707

Total current liabilities subject to compromise	963,842	4,753,563

Long-term liabilities not subject to compromise	—	725,008

Convertible preferred stock subject to compromise(2)	—	1,744,043

Stockholders’ equity (deficit)	(734,505)	(6,840,173)

Total liabilities and stockholders’ equity (deficit)	$240,131	$383,072

(1)	Certain amounts are eliminated in consolidation.

(2)	99.6% is eliminated in consolidation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	UPC Polska	UPC

	December 31,

	2003(1)	2002(2)

	(In thousands)
Statement of Operations
Revenue	$—	$19,037
Expense	—	(42,696)
Depreciation and amortization	—	(16,562)
Impairment and restructuring charges	(6,000)	(1,218)

Operating income (loss)	(6,000)	(41,439)
Share in results of affiliates and other expense, net	(6,669)	(1,870,430)

Net income (loss)	$(12,669)	$(1,911,869)

(1)	For the period from July 7, 2003 (the petition date) to December 31, 2003.

(2)	For the year ended December 31, 2002.

       The following presents certain other disclosures required by SOP 90-7 for UPC Polska and UPC:

	2003	2002

	(In thousands)
Interest expense on liabilities subject to compromise(1)	$55,270	$—

Contractual interest expense on liabilities subject to compromise	$106,858	$709,571

Reorganization expense:
Professional fees	$43,248	$37,898
Adjustment of debt to expected allowed amounts	(19,239)	—
Write-off of deferred finance costs	—	36,203
Other	8,000	1,142

Total reorganization expense	$32,009	$75,243

(1)	In accordance with SOP 90-7, interest expense on liabilities subject to compromise is reported in the accompanying consolidated statement of operations only to the extent that it will be paid during the bankruptcy proceedings or to the extent it is considered an allowed claim.

12.	Net Negative Investment in Deconsolidated Subsidiaries

       On November 15, 2001, we transferred an approximate 50% interest in United Australia/ Pacific, Inc. (“UAP”) to an independent third party for nominal consideration. As a result, we deconsolidated UAP effective November 15, 2001. On March 29, 2002, UAP filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. On March 18, 2003, the U.S. Bankruptcy Court entered an order confirming UAP’s plan of reorganization (the “UAP Plan”). The UAP Plan became effective in April 2003, and the UAP bankruptcy proceeding was completed in June 2003.

       In April 2003, pursuant to the UAP Plan, affiliates of Castle Harlan Australian Mezzanine Partners Pty Ltd. (“CHAMP”) acquired UAP’s indirect approximate 63.2% interest in United Austar, Inc. (“UAI”), which owned approximately 80.7% of Austar United. The purchase price for UAP’s indirect interest in UAI was $34.5 million in cash, which was distributed to the holders of UAP’s senior notes due

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2006 in complete satisfaction of their claims. Upon consummation of the UAP Plan, we recognized our proportionate share of UAP’s gain from the sale of its 63.2% interest in UAI ($26.3 million) and our proportionate share of UAP’s gain from the extinguishment of its outstanding senior notes ($258.4 million). Such amounts are reflected in share in results of affiliates in the accompanying consolidated statement of operations. In addition, we recognized a gain of $284.7 million associated with the sale of our indirect approximate 49.99% interest in UAP that occurred on November 15, 2001.

13. Guarantees, Commitments and Contingencies

Guarantees

       In connection with agreements for the sale of certain assets, we typically retain liabilities that relate to events occurring prior to its sale, such as tax, environmental, litigation and employment matters. We generally indemnify the purchaser in the event that a third party asserts a claim against the purchaser that relates to a liability retained by us. These types of indemnification guarantees typically extend for a number of years. We are unable to estimate the maximum potential liability for these types of indemnification guarantees as the sale agreements typically do not specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and the likelihood of which cannot be determined at this time. Historically, we have not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees.

       In connection with the acquisition of UPC’s ordinary shares held by Philips Electronics N.V. (“Philips”) on December 1, 1997, UPC agreed to indemnify Philips for any damages incurred by Philips in relation to a guarantee provided by them to the City of Vienna, Austria (“Vienna Obligations”), but was not able to give such indemnification due to certain debt covenants. Following the successful tender for our bonds in January 2002, we were able to enter into an indemnity agreement with Philips with respect to the Vienna Obligations. On August 27, 2003, UPC acknowledged to us that UPC would be primarily liable for the payment of any amounts owing pursuant to the Vienna Obligations and that UPC would indemnify and hold us harmless for the payment of any amounts owing under such indemnity agreement. Historically, UPC has not made any significant indemnification payments to either Philips or us under such agreements and no material amounts have been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees, as UPC does not believe such amounts are probable of occurrence.

       Under the UPC Distribution Bank Facility and VTR Bank Facility, we have agreed to indemnify our lenders under such facilities against costs or losses resulting from changes in laws and regulation which would increase the lenders’ costs, and for legal action brought against the lenders. These indemnifications generally extend for the term of the credit facilities and do not provide for any limit on the maximum potential liability. Historically, we have not made any significant indemnification payments under such agreements and no material amounts have been accrued in the accompanying financial statements with respect to these indemnification guarantees.

       We sub-lease transponder capacity to a third party and all guaranteed performance criteria is matched with the guaranteed performance criteria we receive from the lease transponder provider. We have third party contracts for the distribution of channels from our digital media center in Amsterdam that require us to perform according to industry standard practice, with penalties attached should performance drop below the agreed-upon criteria. Additionally, our interactive services group in Europe has third party contracts for the delivery of interactive content with certain performance criteria guarantees.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Commitments

       We have entered into various lease agreements for conduit and satellite transponder capacity, programming, broadcast and exhibition rights, office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled $69.9 million, $48.5 million and $63.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. We have capital and operating lease obligations and other non-cancelable commitments as follows (in thousands):

	Capital	Operating
	Leases	Leases

Year ended December 31, 2004	$7,791	$60,501
Year ended December 31, 2005	8,790	39,376
Year ended December 31, 2006	7,887	32,020
Year ended December 31, 2007	7,899	26,109
Year ended December 31, 2008	7,917	21,511
Thereafter	61,826	42,092

Total minimum payments	$102,110	$221,609

Less amount representing interest and executory costs	(37,268)

Net lease payments	64,842
Lease obligations due within one year	(3,073)

Long-term lease obligations	$61,769

       As of December 31, 2003, we have a commitment to purchase 265,000 set-top computers over the next two years. We expect to finance these purchases from existing unrestricted cash balances and future operating cash flow.

       We have certain franchise obligations under which we must meet performance requirements to construct networks under certain circumstances. Non-performance of these obligations could result in penalties being levied against us. We continue to meet our obligations so as not to incur such penalties. In the ordinary course of business, we provide customers with certain performance guarantees. For example, should a service outage occur in excess of a certain period of time, we would compensate those customers for the outage. Historically, we have not made any significant payments under any of these indemnifications or guarantees. In certain cases, due to the nature of the agreement, we have not been able to estimate our maximum potential loss or the maximum potential loss has not been specified.

Contingencies

       The following is a description of certain legal proceedings to which we or one of our subsidiaries is a party. From time to time we may become involved in litigation relating to claims arising out of our operations in the normal course of business. In our opinion, the ultimate resolution of these legal proceedings would not likely have a material adverse effect on our business, results of operations, financial condition or liquidity.

Cignal

       On April 26, 2002, UPC received a notice that certain former shareholders of Cignal Global Communications (“Cignal”) filed a lawsuit against UPC in the District Court in Amsterdam, The Netherlands, claiming $200.0 million alleging that UPC failed to honor certain option rights that were granted to those shareholders in connection with the acquisition of Cignal by Priority Telecom. UPC believes that it has complied in full with its obligations to these shareholders through the successful

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

consummation of the initial public offering of Priority Telecom on September 27, 2001. Accordingly, UPC believes that the Cignal shareholders’ claims are without merit and intends to defend this suit vigorously. In December 2003, certain members and former members of the Supervisory Board of Priority Telecom were put on notice that a tort claim may be filed against them for their cooperation in the initial public offering.

Excite@Home

       In 2000, certain of our subsidiaries, including UPC, pursued a transaction with Excite@Home, which if completed, would have merged UPC’s chello broadband subsidiary with Excite@Home’s international broadband operations to form a European Internet business. The transaction was not completed, and discussions between the parties ended in late 2000. On November 3, 2003, we received a complaint filed on September 26, 2003 by Frank Morrow, on behalf of the General Unsecured Creditors’ Liquidating Trust of At Home in the United States Bankruptcy Court for the Northern District of California, styled as In re At Home Corporation, Frank Morrow v. UnitedGlobalCom, Inc. et al. (Case No. 01-32495-TC). In general, the complaint alleges breach of contract and fiduciary duty by UGC and Old UGC. The action has been stayed as to Old UGC by the Bankruptcy Court in the Old UGC bankruptcy proceeding. The plaintiff has filed a claim in the bankruptcy proceedings of approximately $2.2 billion. We deny the material allegations and intend to defend the litigation vigorously.

HBO

       UPC Polska was involved in a dispute with HBO Communications (UK) Ltd., Polska Programming B.V. and HBO Poland Partners (collectively “HBO”) concerning its cable carriage agreement and its D-DTH carriage agreement for the HBO premium movie channel. In February 2004, the matter was settled and UPC Polska paid $6.0 million to HBO.

ICH

       On July 4, 2001, ICH, InterComm France CVOHA (“ICF I”), lnterComm France II CVOHA (“ICF II”), and Reflex Participations (“Reflex,” collectively with ICF I and ICF II, the “ICF Party”) served a demand for arbitration on UPC, Old UGC, and its subsidiaries, Belmarken Holding B.V. (“Belmarken”) and UPC France Holding B.V. The claimants allege breaches of obligations allegedly owed by UPC in connection with the ICF Party’s position as a minority shareholder in Médiaréseaux S.A. In February 2004, the parties entered into a settlement agreement pursuant to which UPC purchased the shares owned by the ICF Party in Médiaréseaux S.A. for consideration of 1,800,000 shares of our Class A common stock.

Movieco

       On December 3, 2002, Europe Movieco Partners Limited (“Movieco”) filed a request for arbitration (the “Request”) against UPC with the International Court of Arbitration of the International Chamber of Commerce. The Request contains claims that are based on a cable affiliation agreement entered into between the parties on December 21, 1999 (the “CAA”). The arbitral proceedings were suspended from December 17, 2002 to March 18, 2003. They have subsequently been reactivated and directions have been given by the Arbitral Tribunal. In the proceedings, Movieco claims (i) unpaid license fees due under the CAA, plus interest, (ii) an order for specific performance of the CAA or, in the alternative, damages for breach of that agreement, and (iii) legal and arbitration costs plus interest. Of the unpaid license fees, approximately $11.0 million had been accrued prior to UPC commencing insolvency proceedings in the Netherlands on December 3, 2002 (the “Pre-Petition Claim”). Movieco made a claim in the Dutch insolvency proceedings for the Pre-Petition Claim and shares of the appropriate value were delivered to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Movieco in December 2003. UPC filed a counterclaim in the arbitral proceeding, stating that the CAA is null and void because it breaches Article 81 of the EC Treaty. UPC also relies on the Order of the Southern District of New York dated January 7, 2003 in which the New York Court ordered that the rejection of the CAA was approved effective March 1, 2003, and that UPC shall have no further liability under the CAA.

Philips

       On October 22, 2002, Philips Digital Networks B.V. (“Philips”) commenced legal proceedings against UPC, UPC Nederland B.V. and UPC Distribution (together the “UPC Defendants”) alleging failure to perform by the UPC Defendants under a Set Top Computer Supply Agreement between the parties dated November 19, 2001, as amended (the “STC Agreement”). The action was commenced by Philips following a termination of the STC Agreement by the UPC Defendants as a consequence of Philips’ failure to deliver STCs conforming to the material technical specifications required by the terms of the STC Agreement. The parties have entered into a settlement agreement conditioned upon UPC Defendants entering into a purchase agreement for STCs by June 30, 2004.

UGC Europe Exchange Offer

       On October 8, 2003, an action was filed in the Court of Chancery of the State of Delaware in New Castle County, in which the plaintiff named as defendants UGC Europe, UGC and certain of our directors. The complaint purports to assert claims on behalf of all public shareholders of UGC Europe. On October 21, 2003, the plaintiff filed an amended complaint in the Delaware Court of Chancery. The complaint alleges that UGC Europe and the defendant directors have breached their fiduciary duties to the public shareholders of UGC Europe in connection with an offer by UGC to exchange shares of its common stock for outstanding common stock of UGC Europe. Among the remedies demanded, the complaint seeks to enjoin the exchange offer and obtain declaratory relief, unspecified damages and rescission. On November 12, 2003, we and the plaintiff, through respective counsel, entered into a memorandum of understanding agreeing to settle the litigation and to pay up to $975,000 in attorney fees, subject to court approval of the settlement.

14.	Minority Interests in Subsidiaries

	December 31,

	2003	2002

	(In thousands)
UPC convertible preference shares held by third parties(1)	$—	$1,094,668
UPC convertible preference shares held by Liberty(2)	—	297,753
IDT United	20,858	7,986
Other	1,903	1,739

Total	$22,761	$1,402,146

(1)	We acquired 99.4% of these convertible preference shares in February and April 2003. The remainder was exchanged for UGC Europe common stock in connection with UPC’s restructuring.

(2)	Acquired by us in April 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The minority interests’ share of results of operations is as follows:

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Minority interest share of UGC Europe net loss	$181,046	$—	$—
Accrual of dividends on UPC’s convertible preference shares held by third parties	—	(78,355)	(70,089)
Accrual of dividends on UPC’s convertible preference shares held by Liberty	—	(18,728)	(19,113)
Minority interest share of UPC net loss	—	—	54,050
Subsidiaries of UGC Europe	(91)	28,080	484,780
Other	2,227	1,900	46,887

Total	$183,182	$(67,103)	$496,515

15.	Stockholders’ Equity (Deficit)

Description of Capital Stock

       Our authorized capital stock currently consists of:

•	1,000,000,000 shares of Class A common stock;

•	1,000,000,000 shares of Class B common stock;

•	400,000,000 shares of Class C common stock; and

•	10,000,000 shares of preferred stock, all $0.01 par value per share.

Common Stock

       Our Class A common stock, Class B common stock and Class C common stock have identical economic rights. They do, however, differ in the following respects:

•	Each share of Class A common stock, Class B common stock and Class C common stock entitles the holders thereof to one, ten and ten votes, respectively, on each matter to be voted on by our stockholders, excluding, until our next annual meeting of stockholders, the election of directors, at which time the holders of Class A common stock, Class B common stock and Class C common stock will vote together as a single class on each matter to be voted on by our stockholders, including the election of directors; and

•	Each share of Class B common stock is convertible, at the option of the holder, into one share of Class A common stock at any time. Each share of Class C common stock is convertible, at the option of the holder, into one share of Class A common stock or Class B common stock at any time.

       Holders of our Class A, Class B and Class C common stock are entitled to receive any dividends that are declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our Class A, Class B and Class C common stock will be entitled to share in all assets available for distribution to holders of common stock. Holders of our Class A, Class B and Class C common stock have no preemptive right under our certificate of incorporation. Our certificate of incorporation provides that if there is any dividend, subdivision, combination or reclassification of any class of common stock, a proportionate dividend, subdivision, combination or reclassification of one other class of common stock will be made at the same time.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Preferred Stock

       We are authorized to issue 10 million shares of preferred stock. Our board of directors is authorized, without any further action by the stockholders, to determine the following for any unissued series of preferred stock:

•	voting rights;

•	dividend rights;

•	dividend rates;

•	liquidation preferences;

•	redemption provisions;

•	sinking fund terms;

•	conversion or exchange rights;

•	the number of shares in the series; and

•	other rights, preferences, privileges and restrictions.

       In addition, the preferred stock could have other rights, including economic rights senior to common stock, so that the issuance of the preferred stock could adversely affect the market value of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

UGC Equity Incentive Plan

       On August 19, 2003, our Board of Directors adopted an Equity Incentive Plan (the “Incentive Plan”) effective September 1, 2003. Our stockholders approved the Incentive Plan on September 30, 2003. After such stockholder approval of the Incentive Plan, the Board of Directors recommended certain changes to the Incentive Plan that give us the ability to issue stock appreciation rights with a grant price at, above, or less than the fair market value of our common stock on the date the stock appreciation right is granted. Those changes, along with certain other technical changes, were incorporated into an amended UGC Equity Incentive Plan (the “Amended Incentive Plan”), which was approved by our stockholders on December 17, 2003. The Board of Directors have reserved 39,000,000 shares of common stock, plus an additional number of shares on January 1 of each year equal to 1% of the aggregate shares of Class A and Class B common stock outstanding, for the Amended Incentive Plan. No more than 5,000,000 shares of Class A or Class B common stock in the aggregate may be granted to a single participant during any calendar year, and no more than 3,000,000 shares may be issued under the Amended Incentive Plan as Class B common stock. The Amended Incentive Plan permits the grant of the following awards (the “Awards”): stock options (“Options”), restricted stock awards (“Restricted Stock”), SARs, stock bonuses (“Stock Bonuses”), stock units (“Stock Units”) and other grants of stock. Our employees, consultants and non-employee directors and affiliated entities designated by the Board of Directors are entitled to receive any Awards under the Amended Incentive Plan, provided, however, that only non-qualified Options may be granted to non-employee directors. In accordance with the provisions of the Plan, our compensation committee (the “Committee”) has the discretion to: select participants from among eligible employees and eligible consultants; determine the Awards to be made; determine the number of Stock Units, SARs or shares of stock to be issued and the time at which such Awards are to be made; fix the option price, period and manner in which an Option becomes exercisable; establish the duration and nature of Restricted Stock Award restrictions; establish the terms and conditions applicable to Stock Bonuses and Stock Units; and establish such other terms and requirements of the various compensation incentives under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the Amended Incentive Plan as the Committee may deem necessary or desirable and consistent with the terms of the Amended Incentive Plan. The Committee may, under certain circumstances, delegate to our officers the authority to grant Awards to specified groups of employees and consultants. The Board has the sole authority to grant Options under the Amended Incentive Plan to non-employee directors. The maximum term of Options granted under the Amended Incentive Plan is ten years. The Committee shall determine, at the time of the award of SARs, the time period during which the SARs may be exercised and other terms that shall apply to the SARs. The Amended Incentive Plan terminates August 31, 2013.

       A summary of activity for the Amended Incentive Plan is as follows:

		Weighted-
	Number of	Average
	SARs	Base Price

Outstanding at beginning of year	—	$—
Granted during the year	32,165,550	$4.69
Cancelled during the year	(78,280)	$4.59
Exercised during the year	—	$—

Outstanding at end of year	32,087,270	$4.69

Exercisable at end of year	—	$—

       The weighted-average fair values and weighted average base prices of SARs granted under the Amended Incentive Plan are as follows:

		Fair	Base
Base Price	Number	Value	Price

Less than market price(1)	15,081,775	$5.44	$3.74
Equal to market price(2)	15,081,775	$6.88	$5.44
Equal to market price	2,002,000	$4.91	$6.13
Greater than market price	—	$—	$—

Total(3)	32,165,550	$4.33	$4.69

(1)	We originally granted these SARs below fair market value on date of grant; however, upon exercise the holder will receive only the difference between the base price and the lesser of $5.44 or the fair market value of our Class A common stock on the date of exercise.

(2)	We originally granted these SARs at fair market value on date of grant. As a result of the UGC Europe Exchange Offer and merger transaction in December 2003, we substituted UGC SARs for UGC Europe SARs.

(3)	All the SARs granted during Fiscal 2003 vest in five equal annual increments. Vesting of the SARs granted would be accelerated upon a change of control of UGC as defined in the Amended Incentive Plan. The table does not reflect the adjustment to the base prices on all outstanding SARs in January 2004. As a result of the dilution caused by our subscription rights offering that closed in February 2004, all base prices have since been reduced by $0.87.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The following summarizes information about SARs outstanding and exercisable at December 31, 2003:

	Outstanding			Exercisable

		Weighted-
		Average
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
		Life	Base		Base
Base Price Range	Number	(Years)	Price	Number	Price

$3.74	15,042,635	9.97	$3.74	—	$—
$5.44	15,042,635	9.97	$5.44	—	$—
$6.13	1,997,000	9.75	$6.13	—	$—
$7.20	5,000	9.90	$7.20	—	$—

Total	32,087,270	9.95	$4.69	—	$—

       The Amended Incentive Plan is accounted for as a variable plan and accordingly, compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of our Class A common stock. Compensation expense of $8.8 million was recognized in the statement of operations for the year ended December 31, 2003.

UGC Stock Option Plans

       During 1993, Old UGC adopted a stock option plan for certain of its employees, which was assumed by us on January 30, 2002 (the “Employee Plan”). The Employee Plan was construed, interpreted and administered by the Committee, consisting of all members of the Board of Directors who were not our employees. The Employee Plan provided for the grant of options to purchase up to 39,200,000 shares of Class A common stock, of which options for up to 3,000,000 shares of Class B common stock were available to be granted in lieu of options for shares of Class A common stock. The Committee had the discretion to determine the employees and consultants to whom options were granted, the number of shares subject to the options, the exercise price of the options, the period over which the options became exercisable, the term of the options (including the period after termination of employment during which an option was to be exercised) and certain other provisions relating to the options. The maximum number of shares subject to options that were allowed to be granted to any one participant under the Employee Plan during any calendar year was 5,000,000 shares. The maximum term of options granted under the Employee Plan was ten years. Options granted were either incentive stock options under the Internal Revenue Code of 1986, as amended, or non-qualified stock options. In general, for grants prior to December 1, 2000, options vested in equal monthly increments over 48 months, and for grants subsequent to December 1, 2000, options vested 12.5% six months from the date of grant and then in equal monthly increments over the next 42 months. Vesting would be accelerated upon a change of control of us as defined in the Employee Plan. At December 31, 2003, employees had options to purchase an aggregate of 10,745,692 shares of Class A common stock outstanding under The Employee Plan and options to purchase an aggregate of 3,000,000 shares of Class B common stock. The Employee Plan expired June 1, 2003. Options outstanding prior to the expiration date continue to be recognized, but no new grants of options will be made.

       Old UGC adopted a stock option plan for non-employee directors effective June 1, 1993, which was assumed by us on January 30, 2002 (the “1993 Director Plan”). The 1993 Director Plan provided for the grant of an option to acquire 20,000 shares of our Class A common stock to each member of the Board of Directors who was not also an employee of ours (a “non-employee director”) on June 1, 1993, and to each person who was newly elected to the Board of Directors as a non-employee director after June 1,

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1993, on the date of their election. To allow for additional option grants to non-employee directors, Old UGC adopted a second stock option plan for non-employee directors effective March 20, 1998, which was assumed by us on January 30, 2002 (the “1998 Director Plan”, and together with the 1993 Director Plan, the “Director Plans”). Options under the 1998 Director Plan were granted at the discretion of our Board of Directors. The maximum term of options granted under the Director Plans was ten years. Under the 1993 Director Plan, options vested 25.0% on the first anniversary of the date of grant and then evenly over the next 36-month period. Under the 1998 Director Plan, options vested in equal monthly increments over the four-year period following the date of grant. Vesting under the Director Plans would be accelerated upon a change in control of us as defined in the respective Director Plans. Effective March 14, 2003, the Board of Directors terminated the 1993 Director Plan. At the time of termination, we had granted options for an aggregate of 860,000 shares of Class A common stock, of which 271,667 shares have been cancelled. Options outstanding prior to the date of termination continue to be recognized, but no new grants of options will be made.

       Pro forma information regarding net income (loss) and net income (loss) per share is required to be determined as if we had accounted for our Employee Plan’s and Director Plans’ options granted on or after March 1, 1995 under the fair value method prescribed by SFAS 123. The fair value of options granted for the years ended December 31, 2003, 2002 and 2001 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended December 31,

	2003	2002	2001

Risk-free interest rate	3.40%	4.62%	4.78%
Expected lives	6 years	6 years	6 years
Expected volatility	100%	100%	95.13%
Expected dividend yield	0%	0%	0%

       Based on the above assumptions, the total fair value of options granted was nil, $47.6 million and $5.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

       A summary of stock option activity for the Employee Plan is as follows:

	Year Ended December 31,

	2003		2002		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

Outstanding at beginning of year	16,964,230	$7.88	5,141,807	$16.16	4,770,216	$16.95
Granted during the year	—	$—	11,970,000	$4.43	543,107	$10.08
Cancelled during the year	(3,067,084)	$5.90	(147,577)	$16.66	(157,741)	$20.12
Exercised during the year	(151,454)	$3.92	—	$—	(13,775)	$5.30

Outstanding at end of year	13,745,692	$8.36	16,964,230	$7.88	5,141,807	$16.16

Exercisable at end of year	8,977,124	$9.91	7,371,369	$10.28	3,125,596	$13.70

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       A summary of stock option activity for the Director Plans is as follows:

	Year Ended December 31,

	2003		2002		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Number	Price	Number	Price	Number	Price

Outstanding at beginning of year	1,080,000	$10.52	1,110,416	$11.24	630,000	$18.13
Granted during the year	—	$—	200,000	$5.00	500,000	$5.00
Cancelled during the year	—	$—	(230,416)	$9.20	(19,584)	$73.45
Exercised during the year	(160,000)	$4.75	—	$—	—	$—

Outstanding at end of year	920,000	$11.53	1,080,000	$10.52	1,110,416	$11.24

Exercisable at end of year	702,290	$13.48	569,999	$12.81	487,290	$12.99

       The combined weighted-average fair values and weighted-average exercise prices of options granted under the Employee Plan and the Director Plans are as follows:

	Year Ended December 31,

	2002			2001

		Fair	Exercise		Fair	Exercise
Exercise Price	Number	Value	Price	Number	Value	Price

Less than market price	2,900,000	$4.53	$2.64	3,149	$9.65	$5.96
Equal to market price	—	$—	$—	100,000	$13.71	$17.38
Greater than market price	9,270,000	$3.71	$5.00	939,958	$4.10	$6.62

Total	12,170,000	$3.91	$4.44	1,043,107	$5.03	$7.64

       The following table summarizes information about employee and director stock options outstanding and exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted-Average	Weighted-		Weighted-
		Remaining	Average		Average
		Contractual Life	Exercise		Exercise
Exercise Price Range	Number	(Years)	Price	Number	Price

$4.16–$4.75	407,000	3.75	$4.29	407,000	$4.29
$5.00–$5.00	10,977,808	8.09	$5.00	6,203,710	$5.00
$5.11–$7.13	996,182	3.89	$5.75	974,677	$5.77
$7.75–$86.50	2,284,702	5.84	$27.66	2,094,027	$28.68

Total	14,665,692	7.33	$8.56	9,679,414	$10.17

UPC Stock Option Plans

       UPC adopted a stock option plan on June 13, 1996, as amended (the “UPC Plan”), for certain of its employees and those of its subsidiaries. Options under the UPC Plan were granted at fair market value at the time of the grant, unless determined otherwise by UPC’s Supervisory Board. The maximum term that the options were exerciseable was five years from the date of the grant. In order to introduce the element of “vesting” of the options, the UPC Plan provided that even though the options were exercisable upon grant, the options were subject to repurchase rights reduced by equal monthly amounts over a vesting period of 36 months for options granted in 1996 and 48 months for all other options. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

were resold to UPC at the exercise price and all vested options were exercised within 30 days of the termination date. UPC’s Supervisory Board was allowed to alter these vesting schedules at its discretion. The UPC Plan also contained anti-dilution protection and provided that, in the case of a change of control, the acquiring company had the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control. As a result of UPC’s reorganization under Chapter 11 of the U.S. Bankruptcy Code, all of UPC’s existing stock-based compensation plans were cancelled.

       Pro forma information regarding net income (loss) and net income (loss) per share is presented below as if UPC had accounted for the UPC Plan under the fair value method of SFAS 123. The fair value of options granted for the years ended December 31, 2002 and 2001 reported below has been estimated at the date of grant using the Black-Scholes single-option pricing model and the following weighted-average assumptions:

	Year Ended
	December 31,

	2002	2001

Risk-free interest rate	3.16%	4.15%
Expected lives	5 years	5 years
Expected volatility	118.33%	112.19%
Expected dividend yield	0%	0%

       Based on the above assumptions, the total fair value of options granted was approximately $0.1 million and $140.5 million for the years ended December 31, 2002 and 2001, respectively.

       The UPC Plan was accounted for as a variable plan prior to UPC’s initial public offering in February 1999. Accordingly, compensation expense was recognized at each financial statement date based on the difference between the grant price and the estimated fair value of UPC’s common stock. Thereafter, the UPC Plan was accounted for as a fixed plan. Compensation expense of $29.2 million, $31.9 million and $30.6 million was recognized in the statement of operations for the years ended December 31, 2003, 2002 and 2001, respectively.

       In March 1998, UPC adopted a phantom stock option plan (the “UPC Phantom Plan”) which permitted the grant of phantom stock rights in up to 7,200,000 shares of UPC’s common stock. The UPC Phantom Plan gave the employee the right to receive payment equal to the difference between the fair value of a share of UPC common stock and the option base price for the portion of the rights vested. The rights were granted at fair value at the time of grant, and generally vested in equal monthly increments over the four-year period following the effective date of grant and were exerciseable for ten years following the effective date of grant. UPC had the option of payment in (i) cash, (ii) freely tradable shares of our Class A common stock or (iii) freely tradable shares of UPC’s common stock. The UPC Phantom Plan contained anti-dilution protection and provided that, in certain cases of a change of control, all phantom options outstanding become fully exercisable. As a result of UPC’s reorganization under Chapter 11 of the U.S. Bankruptcy Code, all of UPC’s existing stock-based compensation plans were cancelled. The UPC Phantom Plan was accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense (credit) of nil and $(22.8) million was recognized in the statement of operations for the years ended December 31, 2002 and 2001, respectively.

16.	Segment Information

       Our European operations are currently organized into two principal divisions-UPC Broadband and chellomedia. UPC Broadband provides video services, telephone services and high-speed Internet access

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

services to residential customers, and manages its business by country. chellomedia provides broadband Internet and interactive digital products and services, operates a competitive local exchange carrier business providing telephone and data network solutions to the business market (Priority Telecom) and holds certain investments. In Latin America we also have a Broadband division that provides video services, telephone services and high-speed Internet access services to residential and business customers, and manages its business by country. We evaluate performance and allocate resources based on the results of these segments. The key operating performance criteria used in this evaluation include revenue and “Adjusted EBITDA”. Adjusted EBITDA is the primary measure used by our chief operating decision makers to evaluate segment-operating performance and to decide how to allocate resources to segments. “EBITDA” is an acronym for earnings before interest, taxes, depreciation and amortization. As we use the term, Adjusted EBITDA further removes the effects of cumulative effects of accounting changes, share in results of affiliates, minority interests in subsidiaries, reorganization expense, other income and expense, provision for loss on investments, gain (loss) on sale of investments in affiliates, gain on extinguishment of debt, foreign currency exchange gain (loss), impairment and restructuring charges, certain litigation expenses and stock-based compensation. We believe Adjusted EBITDA is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Adjusted EBITDA distorts their ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Adjusted EBITDA is important because analysts and other investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments’ Adjusted EBITDA to our consolidated net income as presented in the accompanying consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Adjusted EBITDA as a supplement to, and not a substitute for, other GAAP measures of income as a measure of operating performance. As discussed above, Adjusted EBITDA excludes, among other items, frequently occurring impairment, restructuring and other charges that would be included in GAAP measures of operating performance.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Europe:
UPC Broadband
The Netherlands	$592,223	$459,044	$365,988
Austria	260,162	198,189	163,073
Belgium	31,586	24,646	22,318
Czech Republic	63,348	44,337	38,588
Norway	95,284	76,430	59,707
Hungary	165,450	124,046	93,206
France	113,946	92,441	83,811
Poland	85,356	76,090	132,669
Sweden	75,057	52,560	40,493
Slovak Republic	25,467	18,852	17,607
Romania	20,189	16,119	12,710

Total	1,528,068	1,182,754	1,030,170
Germany	—	28,069	45,848
Corporate and other(1)	32,563	35,139	51,762

Total	1,560,631	1,245,962	1,127,780

chellomedia
Priority Telecom(1)	121,330	112,637	206,149
Media(1)	98,463	69,372	75,676
Investments	528	465	—

Total	220,321	182,474	281,825

Intercompany Eliminations	(127,055)	(108,695)	(176,417)

Total	1,653,897	1,319,741	1,233,188

Latin America:
Broadband
Chile	229,835	186,426	166,590
Brazil, Peru, Uruguay	7,798	7,054	6,044

Total	237,633	193,480	172,634

Australia
Broadband	—	—	145,423
Content	—	—	9,973
Other	—	—	235

Total	—	—	155,631

Corporate and other (United States)	—	1,800	441

Total	$1,891,530	$1,515,021	$1,561,894

(1)	Primarily The Netherlands.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adjusted EBITDA

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Europe:
UPC Broadband
The Netherlands	$267,075	$119,329	$40,913
Austria	98,278	64,662	40,583
Belgium	12,306	8,340	4,367
Czech Republic	24,657	9,241	9,048
Norway	27,913	17,035	5,337
Hungary	63,357	41,487	26,555
France	13,920	(10,446)	(25,678)
Poland	24,886	15,794	(8,633)
Sweden	31,827	15,904	6,993
Slovak Republic	10,618	4,940	2,802
Romania	7,545	6,044	3,165
Other	386	535	1,434

Total	582,768	292,865	106,886
Germany	—	12,562	22,197
Corporate and other(1)	(46,091)	(25,727)	(93,781)

Total	536,677	279,700	35,302
chellomedia
Priority Telecom(1)	14,530	(3,809)	(79,758)
Media(1)	22,874	(4,851)	(100,599)
Investments	(1,033)	(374)	—

Total	36,371	(9,034)	(180,357)

Total	573,048	270,666	(145,055)

Latin America:
Broadband
Chile	69,951	41,959	26,860
Brazil, Peru, Uruguay	8	(3,475)	(4,016)

Total	69,959	38,484	22,844

Australia
Broadband	—	—	(32,338)
Content	—	—	(6,849)
Other	—	(282)	(832)

Total	—	(282)	(40,019)

Corporate and other (United States)	(14,125)	(12,494)	(29,013)

Total	$628,882	$296,374	$(191,243)

(1)	Primarily The Netherlands.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       Total segment Adjusted EBITDA reconciles to consolidated net income (loss) as follows:

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Total segment Adjusted EBITDA	$628,882	$296,374	$(191,243)
Depreciation and amortization	(808,663)	(730,001)	(1,147,176)
Impairment of long-lived assets	(402,239)	(436,153)	(1,320,942)
Restructuring charges and other	(35,970)	(1,274)	(204,127)
Stock-based compensation	(38,024)	(28,228)	(8,818)

Operating income (loss)	(656,014)	(899,282)	(2,872,306)
Interest expense, net	(314,078)	(641,786)	(966,134)
Foreign currency exchange gain (loss), net	121,612	739,794	(148,192)
Gain on extinguishment of debt	2,183,997	2,208,782	3,447
Gain (loss) on sale of investments in affiliates, net	279,442	117,262	(416,803)
Other expense, net	(14,884)	(120,832)	(265,512)

Income (loss) before income taxes and other items	1,600,075	1,403,938	(4,665,500)
Other, net	395,293	(415,670)	150,735

Income (loss) before cumulative effect of change in accounting principle	1,995,368	988,268	(4,514,765)
Cumulative effect of change in accounting principle	—	(1,344,722)	20,056

Net income (loss)	$1,995,368	$(356,454)	$(4,494,709)

	Investments in Affiliates		Long-Lived Assets		Total Assets

	December 31,		December 31,		December 31,

	2003	2002	2003	2002	2003	2002

	(In thousands)
Europe:
UPC Broadband
The Netherlands	$222	$215	$1,334,294	$1,310,783	$2,493,134	$1,884,044
Austria	—	—	307,758	282,628	700,209	450,526
Belgium	—	—	22,596	22,395	88,725	44,444
Czech Republic	—	—	117,527	120,863	201,103	127,691
Norway	—	—	219,651	226,981	280,528	249,761
Hungary	1,708	—	249,515	251,120	541,139	343,287
France	—	—	246,307	573,167	274,180	608,650
Poland	15,049	3,277	118,586	124,088	302,216	245,122
Sweden	—	—	94,414	87,339	321,961	237,619
Slovak Republic	—	—	35,697	26,896	67,027	33,428
Romania	—	—	15,235	9,403	42,503	31,078

Total	16,979	3,492	2,761,580	3,035,663	5,312,725	4,255,650
Corporate and other(1)	65,279	112,507	14,154	39,455	374,876	576,568

Total	82,258	115,999	2,775,734	3,075,118	5,687,601	4,832,218

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Investments in Affiliates		Long-Lived Assets		Total Assets

	December 31,		December 31,		December 31,

	2003	2002	2003	2002	2003	2002

	(In thousands)
chellomedia
Priority Telecom(1)	3,232	—	182,491	202,986	241,909	261,301
Media(1)	2,257	4,037	43,578	48,625	232,527	72,554

Total	5,489	4,037	226,069	251,611	474,436	333,855

Total	87,747	120,036	3,001,803	3,326,729	6,162,037	5,166,073

Latin America:
Broadband
Chile	—	—	322,606	293,941	602,762	509,376
Brazil, Peru, Uruguay	3,522	33,817	9,584	9,448	18,388	55,381

Total	3,522	33,817	332,190	303,389	621,150	564,757

Corporate and other (United States)	3,969	—	8,750	10,093	316,484	200,764

Total	$95,238	$153,853	$3,342,743	$3,640,211	$7,099,671	$5,931,594

(1)	Primarily The Netherlands.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Depreciation and Amortization			Capital Expenditures

	Year Ended December 31,			Year Ended December 31,

	2003	2002	2001	2003	2002	2001

	(In thousands)
Europe:
UPC Broadband
The Netherlands	$(225,638)	$(230,852)	$(252,356)	$(63,451)	$(97,841)	$(213,846)
Austria	(85,589)	(71,924)	(68,513)	(43,751)	(38,388)	(92,679)
Belgium	(6,877)	(5,952)	(7,531)	(3,473)	(2,884)	(8,367)
Czech Republic	(18,665)	(16,317)	(24,577)	(12,294)	(4,706)	(26,287)
Norway	(36,765)	(37,288)	(35,918)	(9,714)	(7,050)	(60,562)
Hungary	(39,102)	(34,889)	(35,202)	(23,004)	(16,659)	(31,599)
France	(99,913)	(85,940)	(78,732)	(48,810)	(19,688)	(114,596)
Poland	(28,487)	(28,517)	(126,855)	(8,476)	(4,464)	(35,628)
Sweden	(19,668)	(13,519)	(37,098)	(9,778)	(8,974)	(28,767)
Slovak Republic	(8,939)	(7,478)	(13,124)	(3,848)	(501)	(5,005)
Romania	(2,984)	(2,494)	(1,578)	(5,286)	(4,547)	(3,433)

Total	(572,627)	(535,170)	(681,484)	(231,885)	(205,702)	(620,769)
Germany	—	(9,240)	(107,799)	—	(3,357)	(12,788)
Corporate and other(1)	(86,939)	(61,543)	(74,420)	(35,666)	(6,491)	(47,773)

Total	(659,566)	(605,953)	(863,703)	(267,551)	(215,550)	(681,330)
chellomedia
Priority Telecom(1)	(60,952)	(45,239)	(80,887)	(16,727)	(30,658)	(69,710)
UPC Media(1)	(17,706)	(20,565)	(37,305)	(5,779)	(6,241)	(50,051)

Total	(78,658)	(65,804)	(118,192)	(22,506)	(36,899)	(119,761)

Total	(738,224)	(671,757)	(981,895)	(290,057)	(252,449)	(801,091)

Latin America:
Broadband
Chile	(66,928)	(54,458)	(54,027)	(41,391)	(80,006)	(135,821)
Brazil, Peru, Uruguay	(2,206)	(2,371)	(7,824)	(1,582)	(2,679)	(10,418)

Total	(69,134)	(56,829)	(61,851)	(42,973)	(82,685)	(146,239)

Australia
Broadband	—	—	(100,489)	—	—	(48,291)
Other	—	—	(1,282)	—	—	—

Total	—	—	(101,771)	—	—	(48,291)

Corporate and other (United States)	(1,305)	(1,415)	(1,659)	(94)	(58)	(790)

Total	$(808,663)	$(730,001)	$(1,147,176)	$(333,124)	$(335,192)	$(996,411)

(1)	Primarily The Netherlands.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17.	Impairment of Long-Lived Assets

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
UPC Broadband	$(402,239)	$(75,305)	$(682,633)
Priority Telecom	—	(359,237)	(418,413)
Swiss wireless license	—	—	(91,260)
Microsoft contract acquisition rights	—	—	(59,831)
Other	—	(1,611)	(68,805)

Total	$(402,239)	$(436,153)	$(1,320,942)

2003

       During the fourth quarter of 2003, various events took place that indicated the long-lived assets in our French asset group were potentially impaired: 1) We entered into preliminary discussions regarding the merger of our French assets into a new company, which indicated a potential decline in the fair value of these assets; 2) We made downward revisions to the revenue and Adjusted EBITDA projections for France in our long-range plan, due to actual results continuing to fall short of expectations; and 3) We performed a fair value analysis of all the assets of UGC Europe in connection with the UGC Europe Exchange Offer that confirmed a decrease in fair value of our French assets. As a result, we determined a triggering event had occurred in the fourth quarter of 2003. We performed a cash flow analysis, which indicated the carrying amount of our long-lived assets in France exceeded the sum of the undiscounted cash flows expected to result from the use of these assets. Accordingly, we performed a discounted cash flow analysis (supported by the independent valuation from the UGC Europe Exchange Offer), and recorded an impairment of $384.9 million and $8.4 million for the difference between the fair value and the carrying amount of property, plant and equipment and other long-lived assets, respectively. We also recorded a total of $8.9 million for other impairments in 2003.

2002

       Based on our annual impairment test as of December 31, 2002 in accordance with SFAS 142, we recorded an impairment charge of $344.8 million and $18.0 million on goodwill related to Priority Telecom and UPC Romania, respectively. In addition, we wrote off other tangible assets in The Netherlands, Norway, France, Poland, Slovak Republic, Czech Republic and Priority Telecom amounting to $73.4 million for the year ended December 31, 2002.

2001

       Due to the lack of financial resources to fully develop the triple play in Germany, and due to our inability to find a partner to help implement this strategy, the long range plans of UPC Germany were revised in 2001 to provide for a “care and maintenance” program, meaning that the business plan would be primarily focused on current customers and product offerings instead of a planned roll out of new service offerings. As a result of this revised business plan, we determined that a triggering event had occurred with respect to this investment in the fourth quarter of 2001, as defined in SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (“SFAS 121”). After analyzing the projected undiscounted free cash flows (without interest), an impairment charge was deemed necessary. The amount of the charge was determined by evaluating the estimated fair value of our investment in UPC Germany using a discounted cash flow approach, resulting in an impairment charge of $682.6 million for the year ended December 31, 2001.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       During the second quarter of 2001, we identified indicators of possible impairment of long-lived assets, principally indefeasible rights of use and related goodwill within our subsidiary Priority Telecom. Such indicators included significant declines in the market value of publicly traded telecommunications providers and a change, subsequent to the acquisition of Cignal, in the way that certain assets from the Cignal acquisition were being used within Priority Telecom. We revised our strategic plans for using these assets because of reduced levels of private equity funding activity for these businesses and our decision to complete a public listing of Priority Telecom in the second half of 2001. The changes in strategic plans included a decision to phase out the legacy international wholesale voice operations of Cignal. When we and Priority Telecom reached agreement to acquire Cignal in the second quarter of 2000, the companies originally intended to continue the international wholesale voice operations of Cignal for the foreseeable future. This original plan for the international wholesale voice operations was considered in the determination of the consideration paid for Cignal. In 2001, using the strategic plan prepared in connection with the public listing of Priority Telecom, an impairment assessment test and measurement in accordance with SFAS 121 was completed, resulting in a write down of tangible assets, related goodwill and other impairment charges of $418.4 million for the year ended December 31, 2001.

       In 2000 we acquired a license to operate a wireless telecommunications system in Switzerland. During the fourth quarter of 2001, in connection with our overall strategic review, we determined that we were not in a position to develop this asset as a result of both funding constraints and a change in strategic focus away from the wireless business, resulting in a write down of the value of this asset to nil and a charge of $91.3 million for the year ended December 31, 2001.

       As a result of issuing warrants to acquire common stock of UPC during 1999 and 2000, we recorded €150.2 million in contract acquisition rights. These rights were being amortized over the three-year term of an interim technology agreement. During the fourth quarter of 2001, this interim technology agreement was terminated, and the remaining unamortized contract acquisition rights totaling $59.8 million were written off.

18.	Restructuring Charges and Other

       In 2001, UPC implemented a restructuring plan to both lower operating expenses and strengthen its competitive and financial position. This included eliminating certain employee positions, reducing office space and related overhead expenses, rationalization of certain corporate assets, recognizing losses related to excess capacity under certain contracts and canceling certain programming contracts. The total workforce reduction was effected through attrition, involuntary terminations and reorganization of UPC’s

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operations to permanently eliminate open positions resulting from normal employee attrition. The following table summarizes these costs by type as of December 31, 2003:

			Programming	Asset
	Employee		and Lease	Disposal
	Severence and	Office	Contract	Losses and
	Termination(2)	Closures	Termination	Other	Total

	(In thousands)
Restructuring charges	$46,935	$16,304	$93,553	$47,335	$204,127
Cash paid and other releases	(13,497)	(6,386)	(14,814)	(3,294)	(37,991)
Foreign currency translation adjustments	127	38	12,468	(29,537)	(16,904)

Restructuring liability as of December 31, 2001	33,565	9,956	91,207	14,504	149,232
Restructuring charges (credits)	13,675	7,884	(32,035)	11,750	1,274
Cash paid and other releases	(30,944)	(4,622)	(32,231)	(24,449)	(92,246)
Foreign currency translation adjustments	3,133	978	9,920	2,590	16,621

Restructuring liability as of December 31, 2002	19,429	14,196	36,861	4,395	74,881
Restructuring charges (credits)(1)	177	7,506	—	(605)	7,078
Cash paid and other releases	(13,628)	(5,934)	(5,981)	(1,991)	(27,534)
Foreign currency translation adjustments	2,427	1,053	3,519	643	7,642

Restructuring liability as of December 31, 2003	$8,405	$16,821	$34,399	$2,442	$62,067

Short-term portion	$3,682	$6,002	$3,795	$794	$14,273
Long-term portion	4,723	10,819	30,604	1,648	47,794

Total	$8,405	$16,821	$34,399	$2,442	$62,067

(1)	Restructuring charges and other in 2003 also includes other litigation settlements totaling $22.2 million and costs incurred by UGC Europe related to the UGC Europe Exchange Offer and merger of $6.7 million.

(2)	Included nil and 45 employees scheduled for termination as of December 31, 2003 and 2002, respectively.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.	Income Taxes

       The significant components of our consolidated deferred tax assets and liabilities are as follows:

	December 31,

	2003	2002

	(In thousands)
Deferred tax assets:
Tax net operating loss carryforward of consolidated foreign subsidiaries	$1,017,895	$1,431,785
U.S. tax net operating loss carryforward	9,258	—
Accrued interest expense	20,985	91,036
Investment valuation allowance and other	33,619	22,442
Property, plant and equipment, net	310,657	40,063
Intangible assets, net	20,701	—
Other	48,743	38,213

Total deferred tax assets	1,461,858	1,623,539
Valuation allowance	(1,331,778)	(1,607,089)

Deferred tax assets, net of valuation allowance	130,080	16,450

Deferred tax liabilities:
Cancellation of debt and other	(110,583)	(110,583)
Intangible assets	(82,679)	(12,056)
Other	(25,937)	(41)

Total deferred tax liabilities	(219,199)	(122,680)

Deferred tax liabilities, net	$(89,119)	$(106,230)

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The difference between income tax expense (benefit) provided in the accompanying consolidated financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Expected income tax expense (benefit) at the U.S. statutory rate of 35%	$560,026	$491,379	$(1,632,925)
Tax effect of permanent and other differences:
Change in valuation allowance	(516,810)	173,604	814,612
Gain on sale of investment in affiliate	(133,211)	(51,774)	—
Tax ruling regarding UPC reorganization	107,922	—	—
Enacted tax law changes, case law and rate changes	(92,584)	—	—
Revenue for book not for tax	75,308	—	—
Other	26,122	(11,415)	(5,063)
Financial instruments	15,280	95,178	—
Non-deductible interest accretion	8,680	110,974	81,149
State tax, net of federal benefit	7,193	42,118	(139,965)
International rate differences	(5,857)	58,407	187,027
Non-deductible foreign currency exchange results	(3,595)	(104,598)	—
Non-deductible expenses	1,870	12,024	14,740
Gain on extinguishment of debt	—	(728,754)	(1,310)
Goodwill impairment	—	114,039	559,028
Amortization of goodwill	—	—	84,020
Gain on issuance of common equity securities by subsidiaries	—	—	(1,974)

Total income tax expense (benefit)	$50,344	$201,182	$(40,661)

       Income tax expense (benefit) consists of:

	Year ended December 31,

	2003	2002	2001

	(In thousands)
Current:
U.S. Federal	$1,008	$23,801	$—
State and local	1,674	4,966	—
Foreign jurisdiction	2,916	5,592	2,506

	5,598	34,359	2,506

Deferred:
U.S. Federal	$61,768	$138,746	$—
State and local	8,519	19,136	—
Foreign jurisdiction	(25,541)	8,941	(43,167)

	44,746	166,823	(43,167)

Income tax expense (benefit)	$50,344	$201,182	$(40,661)

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The significant components of our foreign tax loss carryforwards are as follows:

	Tax Loss		Expiration
Country	Carryforward	Tax Asset	Date

The Netherlands	$1,293,157	$446,139	Indefinite
France	786,516	278,662	Indefinite
Norway	302,860	84,801	2007–2012
Chile	273,619	45,147	Indefinite
Austria	226,173	76,899	Indefinite
Hungary	142,158	22,746	2004–2009
Poland	88,286	16,774	2004–2008
Other	163,602	46,727	Various

Total	$3,276,371	$1,017,895

Foreign Tax Issues

       Because we do business in foreign countries and have a controlling interest in most of our subsidiaries, such subsidiaries are considered to be “controlled foreign corporations” (“CFC”) under U.S. tax law (the “Code”). In general, a U.S. corporation that is a shareholder in a CFC may be required to include in its income the average adjusted tax basis of any investment in U.S. property held by a wholly or majority owned CFC to the extent that the CFC has positive current or accumulated earnings and profits. This is the case even though the U.S. corporation may not have received any actual cash distributions from the CFC. In addition, certain income earned by most of our foreign subsidiaries during a taxable year when our subsidiaries have positive earnings and profits will be included in our income to the extent of the earnings and profits when the income is earned, regardless of whether the income is distributed to us. The income, often referred to as “Subpart F income,” generally includes, but is not limited to, such items as interest, dividends, royalties, gains from the disposition of certain property, certain exchange gains in excess of exchange losses, and certain related party sales and services income. Since we and a majority of our subsidiaries are investors in, or are involved in, foreign businesses, we could have significant amounts of Subpart F income. Although we intend to take reasonable tax planning measures to limit our tax exposure, there can be no assurance we will be able to do so.

       In general, a U.S. corporation may claim a foreign tax credit against its U.S. federal income tax expense for foreign income taxes paid or accrued. A U.S. corporation may also claim a credit for foreign income taxes paid or accrued on the earnings of a foreign corporation paid to the U.S. corporation as a dividend. Because we must calculate our foreign tax credit separately for dividends received from certain of our foreign subsidiaries from those of other foreign subsidiaries and because of certain other limitations, our ability to claim a foreign tax credit may be limited. Some of our operating companies are located in countries with which the U.S. does not have income tax treaties. Because we lack treaty protection in these countries, we may be subject to high rates of withholding taxes on distributions and other payments from these operating companies and may be subject to double taxation on our income. Limitations on the ability to claim a foreign tax credit, lack of treaty protection in some countries, and the inability to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective U.S. federal tax rate on our earnings. Since substantially all of our revenue is generated abroad, including in jurisdictions that do not have tax treaties with the U.S., these risks are proportionately greater for us than for companies that generate most of their revenue in the U.S. or in jurisdictions that have these treaties.

       We through our subsidiaries maintain a presence in 15 countries. Many of these countries maintain tax regimes that differ significantly from the system of income taxation used in the U.S., such as a value

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

added tax system. We have accounted for the effect of foreign taxes based on what we believe is reasonably expected to apply to us and our subsidiaries based on tax laws currently in effect and/or reasonable interpretations of these laws. Because some foreign jurisdictions do not have systems of taxation that are as well established as the system of income taxation used in the U.S. or tax regimes used in other major industrialized countries, it may be difficult to anticipate how foreign jurisdictions will tax our and our subsidiaries’ current and future operations.

       UPC discharged a substantial amount of debt in connection with its reorganization. Under Dutch tax law, the discharge of UPC’s indebtedness in connection with its reorganization would generally constitute taxable income to UPC in the period of discharge. UPC has reached an agreement with the Dutch tax authorities whereby UPC is able to utilize net operating loss carry forwards to offset any Dutch income taxes arising from the discharge of debt in 2003. UPC, together with its “fiscal unity” companies, expects that for the year ended December 31, 2003 it will have sufficient current year and carry forward losses to fully offset any income to be recognized on the discharge of the debt.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.	Earnings Per Share

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Numerator (Basic):
Income (loss) before cumulative effect of change in accounting principle	$1,995,368	$988,268	$(4,514,765)
Gain on issuance of Class A common stock for UGC Europe preference shares	1,423,102	—	—
Equity transactions of subsidiaries	6,555	—	—
Accrual of dividends on Series B convertible preferred stock	—	(156)	(1,873)
Accrual of dividends on Series C convertible preferred stock	—	(2,397)	(29,750)
Accrual of dividends on Series D convertible preferred stock	—	(1,621)	(20,125)

Basic income (loss) attributable to common stockholders before cumulative effect of change in accounting principle	3,425,025	984,094	(4,566,513)
Cumulative effect of change in accounting principle	—	(1,344,722)	20,056

Basic net income (loss) attributable to common stockholders	$3,425,025	$(360,628)	$(4,546,457)

Denominator (Basic):
Basic weighted-average number of common shares outstanding, before adjustment	418,874,941	390,087,623	99,834,387
Adjustment for rights offering in February 2004	43,149,291	40,183,842	10,284,175

Basic weighted-average number of common shares outstanding	462,024,232	430,271,465	110,118,562

Numerator (Diluted):
Income (loss) before cumulative effect of change in accounting principle	$1,995,368	$988,268	$(4,514,765)
Gain on issuance of Class A common stock for UGC Europe preference shares	1,423,102	—	—
Equity transactions of subsidiaries	6,555	—	—
Accrual of dividends on Series B convertible preferred stock	—	—	(1,873)
Accrual of dividends on Series C convertible preferred stock	—	(2,397)	(29,750)
Accrual of dividends on Series D convertible preferred stock	—	(1,621)	(20,125)

Diluted income (loss) attributable to common stockholders before cumulative effect of change in accounting principle	3,425,025	984,250	(4,566,513)
Cumulative effect of change in accounting principle	—	(1,344,722)	20,056

Diluted net income (loss) attributable to common stockholders	$3,425,025	$(360,472)	$(4,546,457)

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Denominator (Diluted):
Basic weighted-average number of common shares outstanding, as adjusted	462,024,232	430,271,465	110,118,562
Incremental shares attributable to the assumed exercise of outstanding stock appreciation rights	109,544	—	—
Incremental shares attributable to the assumed exercise of contingently issuable shares	92,470	—	—
Incremental shares attributable to the assumed exercise of outstanding options (treasury stock method)	220,115	9,701	—
Incremental shares attributable to the assumed conversion of Series B convertible preferred stock	—	224,256	—

Diluted weighted-average number of common shares outstanding	462,446,361	430,505,422	110,118,562

21.	Related Party Transactions

Loans to Officers and Directors

       In 2000 and 2001, Old UGC made loans through a subsidiary to Michael T. Fries, Mark L. Schneider and John F. Riordan, each of whom at the time was a director or an executive officer of Old UGC. The loans, totaling approximately $16.6 million, accrued interest at 90-day LIBOR plus 2.5% or 3.5%, as determined in accordance with the terms of each note. The purpose of the loans was to enable these individuals to repay margin debt secured by common stock of Old UGC or its subsidiaries without having to liquidate their stock ownership positions in Old UGC or its subsidiaries. Each loan was secured by certain outstanding stock options and phantom stock options issued by Old UGC and its subsidiaries to the borrower, and certain of the loans were also secured by common stock of Old UGC and its subsidiaries held by the borrower. Initially the loans were recourse to the borrower, however, in April 2001, the Old UGC board of directors revised the loans to be non-recourse to the borrower, except to the extent of any pledged collateral. Accordingly, such amounts have been reflected as a reduction of stockholders’ equity. The written documentation for these loans provided that they were payable on demand, or, if not paid sooner, on November 22, 2002. On January 22, 2003, we notified Mr. Fries and Mr. Schneider of foreclosure on all of the collateral securing the loans, which loans had an outstanding balance on such date, including interest, of approximately $8.8 million. Our board of directors authorized payment to Mr. Fries and Mr. Schneider a bonus in the aggregate amount of approximately $1.7 million to pay the taxes resulting from the foreclosure and the bonus. On January 6, 2004, we notified Mr. Riordan of foreclosure on all of the collateral securing his loans, which loans had an outstanding balance on such date, including interest, of approximately $10.1 million.

Merger Transaction Loans

       When Old UGC issued shares of its Series E preferred stock in connection with the merger transaction with Liberty in January 2002, the Principal Founders delivered full-recourse promissory notes to Old UGC in the aggregate amount of $3.0 million in partial payment of their subscriptions for the Series E preferred stock. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007 if no demand has been made by then. Such amounts have been reflected as a reduction of stockholders’ equity, as such transactions are accounted for as variable option awards because the loans do not meet the criteria of recourse loans for accounting purposes.

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Mark L. Schneider Transactions

       In 1999, chello broadband loaned Mr. Schneider €2,268,901 so that he could acquire certificates evidencing the economic value of stock options granted to Mr. Schneider in 1999 for chello broadband ordinary shares B. This recourse loan, which is due and payable upon the sale of the certificates or the expiration of the stock options, bears no interest. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. In 2000, Mr. Schneider exercised chello broadband options through the sale of the certificates acquired with the loans proceeds. Of the funds received, €823,824 was withheld for payment of the portion of the loan associated with the options exercised. In addition, chello broadband cancelled the unvested options and related loan amount in May 2003. The outstanding loan balance was €380,197 at December 31, 2003.

Gene W. Schneider Employment Agreement

       On January 5, 2004, we entered into a five-year employment agreement with Mr. Gene W. Schneider. Pursuant to the employment agreement, Mr. Schneider shall continue to serve as the non-executive chairman of our Board for so long as requested by our Board, and is subject to a five year non-competition obligation (regardless of when his employment under the employment agreement is terminated). In exchange, Mr. Schneider shall receive an annual base salary of not less than his current base salary, is eligible to participate in all welfare benefit plans or programs covering UGC’s senior executives generally, and is entitled to receive certain additional fringe benefits. The employment agreement terminates upon Mr. Schneider’s death. We may terminate him for certain disabilities and for cause. Mr. Schneider may terminate the employment agreement for any reason on thirty days notice to UGC. If the employment agreement is terminated for death or disability, we shall make certain payments to Mr. Schneider or his personal representatives, as appropriate, for his annual base salary accrued through the termination date, the amount of any annual base salary that would have accrued from the termination date through the end of the employment period had Mr. Schneider’s employment continued through the end of the five year term, and compensation previously deferred by Mr. Schneider, if any, but not paid to him. Certain stock options and other equity-based incentives granted to Mr. Schneider shall remain exercisable until the third anniversary of the termination date (but not beyond the term of the award). Upon Mr. Schneider’s election to terminate the employment agreement early, he is entitled to certain payments from us. If the employment agreement is terminated for cause by us, we have no further obligations to Mr. Schneider under the agreement, except with respect to certain compensation accrued through the date of termination and compensation previously deferred, if any, by Mr. Schneider.

Spinhalf Contract

       In 2002, a subsidiary of UPC entered into a contract with Spinhalf Ltd for the provision of network services. This company is owned by a family member of John F. Riordan, a former director and former Chief Executive Officer of UPC. Amounts incurred with respect to such contracted services to date are approximately €7.8 million. We terminated the network support contract with Spinhalf during 2003.

Gene W. Schneider Life Insurance

       In 2001, Old UGC’s board of directors approved a “split-dollar” policy on the lives of Gene W. Schneider and his spouse for $30 million. Old UGC agreed to pay an annual premium of approximately $1.8 million for this policy, which has a roll-out period of approximately 15 years. Old UGC’s board of directors believed that this policy was a reasonable addition to Mr. Schneider’s compensation package in view of his many years of service to Old UGC. Following the enactment of the Sarbanes-Oxley Act of 2002, no additional premiums have been paid by Old UGC. The policy is being continued by payments made out of the cash surrender value of the policy. In the event the law is subsequently clarified to permit

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Old UGC to again make the premium payments on the policy, Old UGC will pay the premiums annually until the first to occur of the death of both insureds, the lapse of the roll-out period, or at such time as The Gene W. Schneider Trust (the “2001 Trust”) fails to make its contribution to Old UGC for the premiums due on the policy. The 2001 Trust is the sole owner and beneficiary of the policy, but has assigned to Old UGC policy benefits in the amount of premiums paid by Old UGC. The Trust will contribute to Old UGC an amount equal to the annual economic benefit provided by the policy. The trustees of the Trust are the children of Mr. Schneider. Upon termination of the policy, Old UGC will recoup the premiums that it has paid.

Programming Agreements

       In the ordinary course of business, we acquire programming from various vendors, including Discovery Communications, Inc. (“Discovery”), Pramer S.C.A. (“Pramer”) and Torneos y Competencias, S.A. (“TyC”). Liberty has a 50% equity interest in Discovery and a 40% equity interest in TyC. Pramer is an indirect wholly-owned subsidiary of Liberty. VTR has programming agreements with Discovery, TyC and Pramer. The cost of these agreements with VTR is approximately $4.2 million per year. UGC Europe has programming agreements with Discovery and the cost of these agreements is approximately $9.8 million per year. All of the agreements have a fixed term with maturities ranging from August 2004 to year-end 2006, however, most of the agreements will automatically renew for an additional year unless terminated upon prior notice.

22.	Subsequent Events

Liberty Acquisition of Controlling Interest

       On January 5, 2004, Liberty acquired approximately 8.2 million shares of Class B common stock from our founding stockholders in exchange for securities of Liberty and cash (the “Founders Transaction”). Upon the completion of this exchange and subsequent acquisitions of our stock, Liberty owns approximately 55% of our common stock, representing approximately 92% of the voting power. Beginning with the next annual meeting of our stockholders, the holders of our Class A, Class B and Class C common stock will vote together as a single class in the election of our directors. Liberty now has the ability to elect our entire board of directors and otherwise to generally control us. The closing of the Founders Transaction resulted in a change of control of us.

       Upon closing of the Founders Transaction, our existing standstill agreement with Liberty terminated, except for provisions of that agreement granting Liberty preemptive rights to acquire shares of our Class A common stock. These preemptive rights will survive indefinitely, as modified by an agreement dated November 12, 2003, between Liberty and us. The former standstill agreement restricted the amount of our stock that Liberty could acquire and restricted the way Liberty could vote our stock. On January 5, 2004, Liberty entered into a new standstill agreement with us that generally limits Liberty’s ownership of our common stock to 90% or less, unless Liberty makes an offer or effects another transaction to acquire all of our common stock. Except in the case of a short-form merger in which our stockholders are entitled to statutory appraisal rights, such offer or transaction must be at a price at or above a fair value of our shares determined through an appraisal process if a majority of our independent directors has voted against approval or acceptance of such transaction.

       Prior to January 5, 2004, we understand that Liberty accounted for its investment in us under the equity method of accounting, as certain voting and standstill agreements entered into between them and the Founders precluded Liberty’s ability to control us. Liberty’s acquisition of the Founders’ shares on January 5, 2004 caused those voting restrictions to terminate and allows Liberty to fully exercise their voting rights and control us. As a result, Liberty began consolidating us from the date of that transaction. Liberty has elected to push down its investment basis in us (and the related purchase accounting

UNITEDGLOBALCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

adjustments) as part of its consolidation process. The effects of this pushdown accounting will likely reduce our total assets and stockholders’ equity by a material amount and could have a material effect on our statement of operations.

Liberty Exercise of Preemptive Right

       Pursuant to the terms of a standstill agreement, if we propose to issue any of our Class A common stock or rights to acquire our Class A common stock, Liberty has the right, but not the obligation, to purchase a portion of such issuance sufficient to maintain its then existing equity percentage in us on terms at least as favorable as those given to any third party purchasers. This preemptive right does not apply to (i) the issuance of our Class A common stock or rights to acquire our Class A common stock in connection with the acquisition of a business from a third party not affiliated with us or any founder that is directly related to the existing business of us and our subsidiaries, (ii) the issuance of options to acquire our Class A common stock to employees pursuant to employee benefit plans approved by our board (such options and all shares issued pursuant thereto not to exceed 10% of our outstanding common stock), (iii) equity securities issued as a dividend on all equity securities or upon a subdivision or combination of all outstanding equity securities, or (iv) equity securities issued upon the exercise of rights outstanding as of the closing of the merger or as to the issuance of which Liberty had the right to exercise preemptive rights. Based on the foregoing provisions, in January 2004, Liberty exercised its preemptive right, based on shares of Class A common stock issued by us in the UGC Europe Exchange Offer. As a result, Liberty acquired approximately 18.3 million shares of our Class A common stock at $7.6929 per share. Liberty paid for the shares through the cancellation of $102.7 million of notes we owed Liberty, the cancellation of $1.7 million of accrued but unpaid interest on those notes and $36.3 million in cash.

Rights Offering

       We distributed to our stockholders of record on January 21, 2004, transferable subscription rights to purchase shares of our Class A, Class B and Class C common stock at a per share subscription price of $6.00. The rights offering, which expired on February 12, 2004, was fully subscribed, resulting in gross proceeds to us of approximately $1.0 billion. We issued approximately 83.0 million shares of our Class A common stock, 2.3 million shares of Class B common stock and 84.9 million shares of our Class C common stock in the rights offering.

Independent Auditors’ Report

To the Shareholders and the Board of Directors of

Jupiter Telecommunications Co., Ltd. and Subsidiaries:

       We have audited the accompanying consolidated balance sheet of Jupiter Telecommunications Co., Ltd. (a Japanese corporation) and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

KPMG AZSA & Co.

Tokyo, Japan

February 16, 2004, except for Note 15 as to which the date is March 25, 2004

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(YEN IN THOUSANDS)

	December 31,

	2002	2003

	(Unaudited)
Current assets:
Cash and cash equivalents	¥7,546,758	¥7,785,978
Restricted cash (Note 6)	—	1,773,060
Accounts receivable, less allowance for doubtful accounts of ¥228,977 thousand in 2002 and ¥229,793 thousand in 2003	9,620,228	7,907,324
Prepaid expenses	1,945,297	1,596,150

Total current assets	19,112,283	19,062,512
Investments:
Investments in affiliates (Notes 3 and 5)	2,210,132	2,794,533
Investments in other securities, at cost	2,881,560	2,891,973

	5,091,692	5,686,506
Property and equipment, at cost (Notes 5 and 7):
Land	1,826,787	1,826,787
Distribution system and equipment	282,571,883	312,330,187
Support equipment and buildings	10,556,468	11,593,849

	294,955,138	325,750,823
Less accumulated depreciation	(54,419,102)	(81,523,580)

	240,536,036	244,227,243
Other assets:
Goodwill, net (Notes 1, 2 and 4)	139,827,277	139,853,596
Other (Note 4)	10,193,763	13,047,229

	150,021,040	152,900,825

	¥414,761,051	¥421,877,086

Current liabilities:
Long-term debt— current portion (Notes 6 and 12)	¥2,273,140	¥2,438,480
Capital lease obligations— current portion (Notes 5, 7 and 12):
Related party	7,137,203	7,673,978
Other	2,080,614	1,800,456
Accounts payable	17,122,227	17,293,932
Accrued expenses and other liabilities	3,372,494	3,576,708

Total current liabilities	31,985,678	32,783,554
Long-term debt, less current portion (Notes 6 and 12)
Related party	80,985,000	149,739,250
Other	172,064,785	72,092,465
Capital lease obligations, less current portion (Notes 5, 7 and 12):
Related party	20,143,299	17,704,295
Other	5,992,046	3,951,900
Deferred revenue	41,177,111	41,635,426
Severance and retirement allowance (Note 9)	1,606,371	2,023,706
Redeemable preferred stock of consolidated subsidiary (Note 10)	—	500,000
Other liabilities	255,871	3,411,564

Total liabilities	354,210,161	323,842,160

Minority interest	816,865	1,266,287

Commitments and contingencies (Note 14)
Shareholders’ equity (Note 11):
Ordinary shares no par value	47,002,623	63,132,998
Authorized 15,000,000 shares; issued and outstanding 3,934,285.74 shares at December 31, 2002 and 4,684,535.74 shares at December 31, 2003
Additional paid-in capital	106,589,539	122,837,273
Accumulated deficit	(93,858,137)	(88,506,887)
Accumulated other comprehensive loss	—	(694,745)

Total shareholders’ equity	59,734,025	96,768,639

	¥414,761,051	¥421,877,086

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(YEN IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Year ended December 31,

	2001	2002	2003

	(unaudited)	(unaudited)
Revenue (Note 5):
Subscription fees	¥58,747,280	¥97,144,356	¥123,214,958
Construction-related sales principally to related parties	2,775,477	3,484,288	2,888,046
Programming fees principally from related parties	2,232,317	1,429,511	2,032,162
Other	12,806,267	14,572,371	15,023,866

	76,561,341	116,630,526	143,159,032

Operating costs and expenses:
Construction-related costs	2,477,323	3,308,512	2,651,713
Programming costs (Note 5)	11,016,894	14,006,564	16,728,930
Other operating costs (Note 5)	23,841,434	29,642,689	31,484,073
Selling, general and administrative (inclusive of stock compensation expense of ¥56,510 thousand in 2001, ¥61,902 thousand in 2002 and ¥120,214 thousand in 2003) (Notes 5 and 11)	32,328,794	43,275,899	42,681,303
Depreciation and amortization	30,645,211	30,079,753	36,410,894

	100,309,656	120,313,417	129,956,913

Operating income (loss)	(23,748,315)	(3,682,891)	13,202,119
Other income (expense):
Interest expense, net:
Related parties (Note 5)	(2,432,295)	(2,847,551)	(4,562,594)
Other	(889,133)	(1,335,400)	(3,360,674)
Other income, net	94,912	147,639	316,116

Income (loss) before income taxes and other items	(26,974,831)	(7,718,203)	5,594,967
Equity in earnings (losses) of affiliates (inclusive of stock compensation expense of ¥44,883 thousand in 2001, ¥2,156 thousand in 2002 and ¥(2,855) thousand in 2003) (Note 11)	(886,808)	235,792	414,756
Minority interest in net (income) losses of consolidated subsidiaries	897,842	196,498	(448,668)

Income (loss) before income taxes	(26,963,797)	(7,285,913)	5,561,055
Income taxes (Note 8)	—	(256,763)	(209,805)

Net income (loss)	¥(26,963,797)	¥(7,542,676)	¥5,351,250

Per share data:
Net income (loss) per share— basic and diluted	¥(6,854)	¥(1,917)	¥1,214
Weighted average number of ordinary shares outstanding— basic and diluted	3,934,286	3,934,286	4,407,046

The accompanying notes to consolidated financial statements are an integral part of these statements.

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(YEN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

					Accumulated
		Additional			Other	Total
	Ordinary	Paid-in	Comprehensive	Accumulated	Comprehensive	Shareholders’
	Shares	Capital	Income (Loss)	Deficit	Loss	Equity

Balance at January 1, 2001 (Unaudited)	¥47,002,623	¥106,424,088		¥(59,351,664)	¥—	¥94,075,047
Net loss	—	—	¥(26,963,797)	(26,963,797)	—	(26,963,797)
Other comprehensive income			—

Comprehensive loss			¥(26,963,797)

Stock compensation (Notes 1 and 11)	—	101,393		—	—	101,393

Balance at December 31, 2001 (Unaudited)	¥47,002,623	¥106,525,481		¥(86,315,461)	¥—	¥67,212,643

Net loss	—	—	¥(7,542,676)	(7,542,676)	—	(7,542,676)
Other comprehensive income			—

Comprehensive loss			¥(7,542,676)

Stock compensation (Notes 1 and 11)	—	64,058		—	—	64,058

Balance at December 31, 2002 (Unaudited)	¥47,002,623	¥106,589,539		¥(93,858,137)	¥—	¥59,734,025

Net income	—	—	¥5,351,250	5,351,250	—	5,351,250
Other comprehensive loss:
Unrealized loss on cash flow hedge			(694,745)		(694,745)	(694,745)

Comprehensive income			¥4,656,505

Stock compensation (Notes 1 and 11)	—	117,359		—	—	117,359
Ordinary shares issued upon conversion of long-term debt; 750,250 shares at ¥43,000 per share (Notes 1 and 6)	16,130,375	16,130,375		—	—	32,260,750

Balance at December 31, 2003	¥63,132,998	¥122,837,273		¥(88,506,887)	¥(694,745)	¥96,768,639

The accompanying notes to consolidated financial statements are an integral part of these statements.

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(YEN IN THOUSANDS)

	Year ended December 31,

	2001	2002	2003

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	¥(26,963,797)	¥(7,542,676)	¥5,351,250
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on forgiveness of subsidiary debt	—	—	(400,000)
Depreciation and amortization	30,645,211	30,079,753	36,410,894
Equity in (earnings) losses of affiliates	886,808	(235,792)	(414,756)
Minority interest in net income (losses) of consolidated subsidiaries	(897,842)	(196,498)	448,668
Stock compensation expense	56,510	61,902	120,214
Provision for retirement allowance	105,150	412,692	417,335
Changes in operating assets and liabilities, excluding effects of business combinations:
(Increase)/decrease in accounts receivable, net	(1,148,301)	1,368,081	1,712,904
(Increase)/decrease in prepaid expenses	(297,963)	553,192	349,147
Increase in other assets	(614,492)	(1,651,599)	(325,769)
Increase/(decrease) in accounts payable	(1,461,832)	(3,124,486)	171,705
Increase/(decrease) in accrued expenses and other liabilities	(210,574)	188,537	2,665,162
Increase in deferred revenue	3,219,019	2,768,512	458,315

Net cash provided by operating activities	3,317,897	22,681,618	46,965,069

Cash flows from investing activities:
Capital expenditures	(48,385,735)	(48,108,176)	(32,478,389)
Acquisition of new subsidiaries, net of cash acquired	(6,503,363)	1,856,230	—
Investments in and advances to affiliates	(13,431,847)	(665,575)	(172,500)
Increase in restricted cash	—	—	(1,773,060)
Other investing activities	(2,540,561)	(815,319)	(102,456)

Net cash used in investing activities	(70,861,506)	(47,732,840)	(34,526,405)

Cash flows from financing activities:
Net increase (decrease) in short-term loans from related party and others	76,919,649	36,984,965	(228,785,000)
Proceeds from long-term debt	4,155,000	2,620,000	239,078,000
Principal payments of long-term debt	(4,561,725)	(2,082,335)	(8,184,980)
Principal payments under capital lease obligations	(6,183,109)	(9,293,487)	(10,843,024)
Other financing activities	(687,994)	(738,854)	(3,464,440)

Net cash provided by (used in) financing activities	69,641,821	27,490,289	(12,199,444)

Net increase in cash and cash equivalents	2,098,212	2,439,067	239,220
Cash and cash equivalents at beginning of year	3,009,479	5,107,691	7,546,758

Cash and cash equivalents at end of year	¥5,107,691	¥7,546,758	¥7,785,978

The accompanying notes to consolidated financial statements are an integral part of these statements.

JUPITER TELECOMMUNICATIONS CO., LTD.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business, Basis of Financial Statements and Summary of Significant Accounting Policies

Business and Organization

       Jupiter Telecommunications Co., Ltd. (the “Company”) and its subsidiaries own and operate cable telecommunication systems throughout Japan and provide cable television services, telephony and high-speed Internet access services (collectively, broadband services). The telecommunications industry in Japan is highly regulated by the Ministry of Public Management, Home Affairs, Posts and Telecommunications (“MPHPT”). In general, franchise rights granted by the MPHPT to the Company’s subsidiaries for operation of cable telecommunications systems in their respective localities are not exclusive. Currently, cable television services account for a majority of the Company and its subsidiaries’ business as telephony and Internet services are still in their early stages. Telephony operations accounted for approximately 8%, 10% and 13% of total revenue for the years ended December 31, 2001, 2002 and 2003, respectively. Internet operations accounted for approximately 18%, 23% and 24% of total revenue for the years ended December 31, 2001, 2002 and 2003, respectively.

       The Company’s beneficial ownership at December 31, 2003 was as follows:

Liberty Media Corporation (“LMC”)	45.2%
Sumitomo Corporation (“SC”)	31.8%
Microsoft Corporation (“Microsoft”)	19.4%
Mitsui & Co., Ltd.	1.7%
Matsushita Electric Industrial Co., Ltd.	1.7%
Other	0.2%

       In March 2003, LMC acquired from SC and another shareholder, by means of a tender offer, an additional 8% equity interest in the Company for approximately ¥17 billion. Thereafter, LMC’s beneficial ownership increased to approximately 44% and SC’s ownership decreased to approximately 28%. In May 2003, LMC and SC increased their ownership in the Company by converting ¥32,260,750 thousand of their subordinated debt for 750,250 shares of the Company (see Note 6). LMC and SC each received 375,125 shares, increasing their ownership to approximately 45% and 32%, respectively.

       The Company and its subsidiaries have historically relied on financing from its principal shareholders for their liquidity requirements. The Company anticipates that it may continue to rely on its principal shareholders for credit enhancement to meet future liquidity requirements (see Note 6).

Basis of Financial Statements

       The accompanying consolidated financial statements for the years ended December 31, 2001 and 2002 and the related notes herein are unaudited and, in the opinion of management, include all necessary adjustments for the fair presentation of the Company’s financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are consistent in all material respects with those applied in the Company’s consolidated financial statements for the year ended December 31, 2003. The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that may affect the amounts reported in the accompanying financial statements. Despite the Company’s best efforts to make these good faith estimates and assumptions, actual results may differ. Certain prior period amounts have been reclassified to conform to the current presentation.

       The Company and its subsidiaries maintain their books of account in conformity with financial accounting standards of Japan. The consolidated financial statements presented herein have been prepared

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

in a manner and reflect certain adjustments which are necessary to conform them with U.S. GAAP. The major adjustments include those related to scope of consolidation, accounting for business combinations, accounting for leases, accounting for stock-based compensation, recognition of certain revenues, post-retirement benefits, depreciation and amortization and accruals for certain expenses.

Summary of Significant Accounting Policies

(a)	Consolidation Policy

       The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries, which are primarily each a cable system operator (“SO”). All significant intercompany balances and transactions have been eliminated in consolidation. For the consolidated subsidiaries with negative equity position, the Company has recognized the entire amount of cumulative losses of such subsidiaries regardless of its ownership percentage.

(b)	Cash and Cash Equivalents

       Cash and cash equivalents include all highly liquid debt instruments with an initial maturity of three months or less.

(c)	Allowance for Doubtful Accounts

       Allowance for doubtful accounts is computed based on historical bad debt experience and includes estimated uncollectible amounts based on analysis of certain individual accounts, including claims in bankruptcy.

(d)	Investments

       For those investments in affiliates in which the Company’s voting interest is 20% to 50% and the Company has the ability to exercise significant influence over the affiliates’ operation and financial policies, the equity method of accounting is used. Under this method, the investment originally recorded at cost is adjusted to recognize the Company’s share of the net earnings or losses of its affiliates, including amortization of the excess of the Company’s cost over its percentage interest in the net assets of each affiliate (see Note 1(f)). All significant intercompany profits from these affiliates have been eliminated.

       Investments in other securities carried at cost represent non-marketable equity securities in which the Company’s ownership is less than 20% and the Company does not have the ability to exercise significant influence over the entities’ operation and financial policies.

       The Company evaluates its investments in affiliates and non-marketable equity securities for impairment due to declines in value considered to be other than temporary. In performing its evaluations, the Company utilizes various information, as available, including cash flow projections, independent valuations and, as applicable, stock price analysis. In the event of a determination that a decline in value is other than temporary, a charge to earnings is recorded for the loss, and a new cost basis in the investment is established.

(e)	Property and Equipment

       Property and equipment, including construction materials, are carried at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new subscriber installations. Depreciation is computed on a straight-line method using estimated useful lives ranging from 10 to 15 years for distribution systems and

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

equipment and from 10 to 29 years for support equipment and buildings. Equipment under capital leases is stated at the present value of minimum lease payments. Equipment under capital leases is amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset, which ranges from 3 to 9 years.

       Ordinary maintenance and repairs are charged to income as incurred. Major replacements and improvements are capitalized. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation accounts are relieved of the applicable amounts and any differences are included in depreciation expense. The impact of such retirements and disposals resulted in additional depreciation expense of ¥1,560,939 thousand, ¥1,315,484 thousand and ¥2,041,347 thousand for the years ended December 31, 2001, 2002 and 2003, respectively.

       During the first quarter of 2000, the Company and its subsidiaries approved a plan to upgrade substantially all of its 450 MHz distribution systems to 750 MHz during the years ending December 31, 2000 and 2001. The Company identified certain electronic components of their distribution systems that were replaced in connection with the upgrade and, accordingly, adjusted the remaining useful lives of such electronics in accordance with the upgrade schedule. The effect of such changes in the remaining useful lives resulted in additional depreciation expense of approximately ¥2,168 million and ¥484 million for the years ended December 31, 2001 and 2002, respectively. Additionally, after giving effect to the accelerated depreciation, the net loss per share increased by approximately ¥(551) per share, and ¥(123) per share for the years ended December 31, 2001 and 2002, respectively. Such upgrades had been substantially completed by December 31, 2002.

(f)	Goodwill

       Goodwill, which represents the difference between the cost of acquired cable television companies and amounts allocated to the estimated fair value of their net assets, was amortized on a straight-line basis over 20 years.

       In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounts Standard (“SFAS”) No. 141, Business Combinations, which supercedes Accounting Principles Board Opinion No. 16. SFAS No. 141 requires all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting. In addition, SFAS No. 141 establishes criteria for the recognition of intangible assets separately from goodwill. These requirements are effective for fiscal years beginning after December 15, 2001. The Company and its subsidiaries adopted SFAS No. 141 on July 1, 2001 and the adoption did not have a material effect on the consolidated results of operations, financial position or cash flows.

       Also in July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, unamortized goodwill and certain other intangible assets are no longer subject to amortization over their useful lives, but are subject to annual assessments for impairment. Effective January 1, 2002, the Company adopted SFAS No. 142. As a result, amortization on the Company’s goodwill and equity method goodwill has ceased and such amounts are measured annually for impairment. The Company had no impairment charges of unamortized goodwill on any of its reporting units as of the January 1, 2002 measurement date or for the years ended December 31, 2002 and 2003. The following is a reconciliation of the Company’s net loss and net loss per share for the year ended December 31, 2001 had

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the provisions of SFAS No. 142 been applied effective January 1, 2001, (Yen in thousands, except per share amounts):

2001

(unaudited)
Net loss	¥(26,963,797)
Add back: Goodwill amortization	7,154,560
Add back: Equity method goodwill amortization	203,116

Adjusted net loss	¥(19,606,121)

Basic and diluted per share:
Net loss per share	¥(6,854)
Add back: Goodwill amortization	1,819
Add back: Equity method goodwill amortization	52

Adjusted net loss per share	¥(4,983)

(g)	Long-Lived Assets

       The Company and its subsidiaries’ long-lived assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. The standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company and its subsidiaries adopted on January 1, 2003 and the adoption did not have a material effect on its results of operations, financial position or cash flows.

(h)	Other Assets

       Other assets include certain development costs associated with internal-use software capitalized, including external costs of material and services, and payroll costs for employees devoting time to the software projects. These costs are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

       Other assets also include deferred financing costs, primarily legal fees and bank facility fees, incurred to negotiate and secure the facility (see Note 6). These costs are amortized to interest expense using the effective interest method over the term of the facility.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(i)	Derivative Financial Instruments

       The Company uses certain derivative financial instruments to manage its foreign currency and interest rate exposure. The Company may enter into forward contracts to reduce its exposure to short-term (generally no more than one year) movements in exchange rates applicable to firm funding commitments that are denominated in currencies other than the Japanese yen. The Company uses interest rate risk management derivative instruments, such as interest rate swap agreements, to manage interest costs to achieve an overall desired mix of fixed and variable rate debt. As a matter of policy, the Company does not enter into derivative contracts for trading or speculative purposes.

       The Company accounts for its derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. SFAS No. 133, as amended, requires that all derivative instruments be reported on the balance sheet as either assets or liabilities measured at fair value. For derivative instruments designated and effective as fair value hedges, changes in the fair value of the derivative instrument and of the hedged item attributable to the hedged risk are recognized in earnings. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in other comprehensive income until it is recognized in earnings in the same period in which the hedged item affects earnings. The ineffective portion of all hedges will be recognized in current earnings each period. Changes in fair value of derivative instruments that are not designated as a hedge will be recorded each period in current earnings.

       The Company had several outstanding forward contracts with a commercial bank to hedge foreign currency exposures related to US dollar denominated equipment purchases and other firm commitments. As of December 31, 2001, 2002 and 2003, such forward contracts had an aggregate notional amount of ¥620,322 thousand, ¥1,553,053 thousand and ¥3,134,242 thousand, respectively, and are expiring on various dates through January 2005. The forward contracts have not been designated as hedges as they do not meet the effectiveness criteria specified by SFAS No. 133. However, management believes such forward contracts are closely related with the firm commitments designated in US dollar, thus managing associated currency risk. Forward contracts not designated as hedges are marked to market each period. Included in other income (expenses), net, in the accompanying consolidated statements of operations are gains (losses) for forward contracts not designated as hedges of ¥51,228 thousand, (¥11,589 thousand) and (¥65,195 thousand) for the years ended December 31, 2001, 2002 and 2003, respectively.

       In May 2003, the Company entered into several interest rate swap agreements and an interest rate cap agreement to manage variable rate debt as required under the terms of its Facility Agreement (see Note 6). These interest rate exchange agreements effectively convert ¥60 billion of variable rate debt based on TIBOR into fixed rate debt and mature on June 30, 2009. These interest rate exchange agreements are considered cash flow hedging instruments as they are expected to effectively convert variable interest payments on certain debt instruments into fixed payments. Changes in fair value of these interest rate agreements designated as cash flow hedges are reported in accumulated other comprehensive loss. The amounts will be subsequently reclassified into interest expense as a yield adjustment in the same period in which the related interest on the variable rate debt affects earnings. The counterparties to the interest rate exchange agreements are banks participating in the Facility Agreement, therefore the Company does not anticipate nonperformance by any of them on the interest rate exchange agreements.

(j)	Severance and Retirement Plans

       The Company and its subsidiaries have unfunded noncontributory defined benefit severance and retirement plans which are accounted for in accordance with SFAS No. 87, Employers’ Accounting for Pensions.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(k)	Income Taxes

       The Company and its subsidiaries account for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized by the asset and liability method for estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the difference are expected to reverse. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

(l)	Cable Television System Costs, Expenses and Revenues

       The Company and its subsidiaries account for costs, expenses and revenues applicable to the construction and operation of cable television systems in accordance with SFAS No. 51, Financial Reporting by Cable Television Companies. Currently, there is no significant system that falls in a prematurity period as defined by SFAS No. 51. Other operating costs in the Company’s consolidated statements of operations include, among other things, cable service related expenses, billing costs, technical and maintenance personnel and utility expenses related to the cable television network.

(m)	Revenue Recognition

       The Company and its subsidiaries recognize cable television, high-speed Internet access, telephony and programming revenues when such services are provided to subscribers. Revenues derived from other sources are recognized when services are provided, events occur or products are delivered. Initial subscriber installation revenues are recognized in the period in which the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that the subscribers are expected to remain connected to the cable television system. Historically, installation revenues have been less than related direct selling costs, therefore such revenues have been recognized as installations are completed.

       The Company and its subsidiaries provide poor reception rebroadcasting services to noncable television viewers suffering from poor reception of television waves caused by artificial obstacles. The Company and its subsidiaries enter into agreements with parties that have built obstacles causing poor reception for construction and maintenance of cable facilities to provide such services to the affected viewers at no cost to them during the agreement period. Under these agreements, the Company and its subsidiaries receive up-front, lump-sum compensation payments for construction and maintenance. Revenues from these agreements have been deferred and are being recognized in income on a straight-line basis over the agreement periods which are generally 20 years. Such revenues are included in Revenue— Other in the accompanying consolidated statements of operations.

       See Note 5 for a description of Revenue— Construction-related sales and Revenue— Programming fees in the accompanying consolidated statements of operations, which are primarily from affiliates.

(n)	Advertising Expense

       Advertising expense is charged to income as incurred. Advertising expense amounted to ¥2,256,997 thousand, ¥4,425,004 thousand and ¥3,921,229 thousand for the years ended December 31, 2001, 2002 and 2003, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

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(o)	Stock-Based Compensation

       The Company and its subsidiaries account for stock-based compensation plans to employees using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”) and FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation— an Interpretation of APB No. 25. (“FIN No. 44”). As such, compensation expense is measured on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. The Company accounts for its stock-based compensation plans to nonemployees and employees of unconsolidated affiliated companies using the fair market value based method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force Issue 00-12, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee (“EITF 00-12”). Under SFAS No. 123, the fair value of the stock based award is determined using the Black-Scholes option pricing method, which is remeasured each period end until a commitment date is reached, which is generally the vesting date. The fair value of the subscription rights and stock purchase warrants granted each year was calculated using the Black-Scholes option-pricing model with the following assumptions: no dividends, volatility of 40%, risk-free rate of 3.0% and an expected life of three years. Expense associated with stock-based compensation for certain management employees is amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Otherwise, compensation expense is generally amortized evenly over the vesting period. Compensation expense is recorded in operating costs and expenses for the Company’s employees and nonemployees and in equity in income (losses) of affiliates for employees of affiliated companies in the accompanying consolidated statements of operations.

       SFAS No. 123 allows companies to continue to apply the provisions of APB No. 25, where applicable, and provide pro forma disclosure for employee stock option grants as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 for stock-based compensation plans to its employees and provide the pro forma disclosure required by SFAS No. 123. The following table illustrates the effect on net income (loss) and net income (loss) per share for the years ended December 31, 2001, 2002 and 2003, if the Company had applied the fair value recognition provisions of SFAS No. 123 (Yen in thousands):

	2001	2002	2003

	(unaudited)	(unaudited)
Net income (loss), as reported	¥(26,963,797)	¥(7,542,676)	¥5,351,250
Add stock-based compensation expense included in reported net income (loss)	101,393	64,058	117,359
Deduct stock-based compensation expense determined under fair value based method for all awards	(1,158,360)	(574,304)	(571,531)

Pro forma net income (loss)	¥(28,020,764)	¥(8,052,922)	¥4,897,078

Basic and diluted per share data:
Net income (loss) per share, as reported	(6,854)	(1,917)	1,214
Net income (loss) per share, pro forma	(7,122)	(2,047)	1,111

(p)	Earnings Per Share

       Earnings per share (“EPS”) is presented in accordance with the provisions of SFAS No. 128, Earnings Per Share. Under SFAS No. 128, basic EPS excludes dilution for potential ordinary shares and is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding

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for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Basic and diluted EPS are the same in 2001, 2002 and 2003, as all potential ordinary share equivalents, consisting of stock options, are anti-dilutive.

(q)	Segments

       The Company reports operating segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 defined operating segments as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

       The Company has determined that each individual consolidated subsidiary and unconsolidated mangaged equity affiliate SO is an operating segment because each SO represents a legal entity and serves a separate geographic area. The Company has evaluated the criteria for aggregation of the operating segments under paragraph 17 of SFAS No. 131 and believes it meets each of its respective criteria. Accordingly, management has determined that the Company has one reportable segment, broadband services.

(r)	Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Significant judgments and estimates include capitalization of labor and overhead costs, derivative financial instruments, depreciation and amortization costs, impairments of property, plant and equipment and goodwill, income taxes and other contingencies. Actual results could differ from those estimates.

(s)	Recent Accounting Pronouncements

       In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. In December 2003, the FASB issued a revision to FIN 46, or Revised Interpretation, to clarify some of the provisions of FIN 46. FIN 46 provides guidance on how to identify a variable interest entity, or VIE, and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE must be included in a company’s consolidated financial statements. A company that holds variable interests in an entity is required to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIEs expected losses and/or receive a majority of the entity’s expected residual returns, if any. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations. However, the Revised Interpretations must be applied no later than the first quarter of fiscal year 2004. VIEs created after January 1, 2004 must be accounted for under the Revised Interpretations. There has been no material effect to the Company’s consolidated financial statements from potential VIEs entered into after January 31, 2003 and there is not expected to be a material impact from the adoption of the deferred provisions in the first quarter of fiscal year 2004.

       In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with

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characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this standard did not have a material effect on the Company’s consolidated financial statements (see Note 10).

2.	Acquisitions

       The Company has acquired varying interests in cable television companies during the periods presented. The Company has used the purchase method of accounting for all such acquisitions and, accordingly, has allocated the purchase price based on the estimated fair value of the assets and liabilities of the acquired companies. The assets, liabilities and operations of such companies have been included in the accompanying consolidated financial statements since the dates of their respective acquisitions.

       On January 1, 2001, the Company merged its 49.6% managed affiliate, J-COM Sakai, into its 99.8% consolidated SO, J-COM Broadband Kansai. The Company’s new ownership in the combined SO is 89.8%. The Company accounted for the acquisition of J-COM Sakai equity interest as a step-acquisition, with the consideration given equal to the fair value of the decrease in equity interest in J-COM Kansai. The merged entity operates under the name J-COM Broadband Kansai.

       In February 2001, the Company entered into an agreement to purchase a controlling interest in Yachiyo from certain of its shareholders. The total purchase price of such Yachiyo shares was ¥934,500 thousand and gave the Company a 58.4% interest. The purchase was completed in March 2001 and operates under the name J-Com Broadband Yachiyo.

       The Company and certain minority shareholders entered into an agreement to merge the Company’s 69.5% consolidated SO, J-COM Broadband Shonan, with the Company’s 47.0% managed affiliate, J-COM Broadband CATY, and the Company’s 20.0% non-managed investment, Fujisawa CATV. During March 2001, prior to the merger, the Company purchased additional shares from existing shareholders in each of J-COM Broadband Shonan, J-COM Broadband CATY and Fujisawa CATV for an aggregate ¥4,580,536 thousand. The acquisitions of J-COM CATY and Fujisawa CATV were treated as step-acquisitions. The Company merged these three franchises on April 1, 2001 and has an approximate 79% interest in the newly combined entity, which operates under the name J-COM Broadband Shonan.

       In July 2001, the Company acquired a 67.31% interest in Izumi CATV Co., Ltd. for ¥455,000 thousand. The new entity operates under the name of J-COM Broadband Izumi.

       In August 2001, the Company acquired a 59.1% equity interest in Super Network U for ¥2,006,250 thousand. The new entity operates under the name of J-COM Broadband Urayasu.

       On September 30, 2001, the Company acquired additional equity interest in its 42.3% managed affiliate, J-COM Broadband Kobe-Ashiya. The Company purchased from selling shareholders of Cable Net Kobe Ashiya for ¥480,000 thousand to increase its equity ownership in J-COM Broadband Kobe-Ashiya to 52.6%.

       In January 2002, the Company purchased additional shares of its affiliate J-COM Broadband Media Saitama during a capital call for ¥500,000 thousand and purchased shares from existing shareholders of its affiliate J-COM Broadband Urawa-Yono for ¥10,080 thousand. After the purchases, the Company’s equity ownership increased to a 50.2% controlling interest in J-COM Broadband Media Saitama and a 50.10% controlling interest in J-COM Broadband Urawa-Yono. These transactions have been treated as step

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acquisitions. The results of operations for both J-COM Broadband Media Saitama and J-COM Broadband Urawa-Yono have been included as a consolidated entity from January 1, 2002.

       In March 2002, the Company purchased additional shares in its affiliate, @Home Japan, from SC at a price per share of ¥55,000 or ¥527,670 thousand and all of the shares held by At Home Asia-Pacific for ¥1.4 billion. After the purchases, the Company has an 87.4% equity interest in @Home Japan. The purchases have been accounted for as a step-acquisition. The operations for @Home Japan have been included as a consolidated entity from April 1, 2002.

       The aggregate purchase price of the business combinations during the year ended December 31, 2002 was allocated based upon fair values as follows (Yen in thousands):

2002

(Unaudited)
Cash, receivables and other assets	¥7,039,726
Property and equipment	16,565,501
Goodwill	3,690,538
Debt and capital lease obligations	(15,881,589)
Other liabilities	(6,110,058)

¥5,304,118

       The impact to revenue, net loss and net loss per share for the years ended December 31, 2001 and 2002, considering pro forma adjustments, as if the 2002 transactions were completed as of the beginning of those fiscal years, is not significant.

3.	Investments in Affiliates

       The Company’s affiliates are engaged primarily in the broadband services business in Japan. At December 31, 2003, the Company held investments in J-COM Broadband Shimonoseki (50.0%), J-COM Broadband Fukuoka (45.0%), Kansai Multimedia (25.8%), CATV Kobe (20.4%) and Green City Cable TV (20.0%).

       The carrying value of investments in affiliates as of December 31, 2002 and 2003 includes ¥730,910 thousand of unamortized excess cost of investments over the Company’s equity in the net assets of the affiliates. All significant intercompany profits from these affiliates have been eliminated according to the equity method of accounting.

       The carrying value of investments in affiliates as of December 31, 2002 and 2003, includes ¥1,795,000 thousand and ¥2,019,000 thousand respectively, of short-term loans the Company made to certain managed affiliates. The interest rate on these loans was 1.32% and 3.23% as of December 31, 2002 and 2003, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       Condensed financial information of the Company’s unconsolidated affiliates at December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 are as follows (Yen in thousands):

	2002	2003

	(unaudited)
Combined Financial Position:
Property and equipment, net	¥28,929,850	¥29,696,602
Other assets, net	6,873,681	6,201,251

Total assets	¥35,803,531	¥35,897,853

Debt	¥17,728,565	¥17,998,825
Other liabilities	17,178,202	16,030,950
Shareholders’ equity	896,764	1,868,078

Total liabilities and equity	¥35,803,531	¥35,897,853

	2001	2002	2003

	(unaudited)	(unaudited)
Combined Operations:
Total revenue	¥28,331,978	¥18,218,205	¥19,776,603
Operating, selling, general and administrative expenses	(23,464,975)	(13,001,409)	(13,430,881)
Depreciation and amortization	(5,167,140)	(3,180,977)	(3,682,641)

Operating income (loss)	(300,137)	2,035,819	2,663,081
Interest expense, net	(563,768)	(410,278)	(478,609)
Other expense, net	(393,238)	(558,636)	(1,013,158)

Net income (loss)	¥(1,257,143)	¥1,066,905	¥1,171,314

4.	Goodwill and Other Assets

       The changes in the carrying amount of goodwill, net, for the years ended December 31, 2002 and 2003, consisted of the following (Yen in thousands):

	2002	2003

	(unaudited)
Goodwill, net, beginning of year	¥135,972,584	¥139,827,277
Goodwill acquired during the year	3,854,693	26,319

Goodwill, net, end of year	¥139,827,277	¥139,853,596

       Other assets, excluding goodwill, at December 31, 2002 and 2003, consisted of the following (Yen in thousands):

	2002	2003

	(Unaudited)
Lease and other deposits	¥3,933,469	¥4,295,947
Deferred financing costs	1,426,847	3,763,785
Capitalized computer software, net	2,632,155	3,022,557
Long-term loans receivable, net	520,173	300,380
Other	1,681,119	1,664,560

Total other assets	¥10,193,763	¥13,047,229

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5.	Related Party Transactions

       The Company purchases cable system materials and supplies from third-party suppliers and resells them to its subsidiaries and affiliates. Construction-related sales in the accompanying consolidated statements of operations represent revenues from unconsolidated affiliates for such sales.

       The Company provides programming services to its subsidiaries and affiliates. Programming fees in the accompanying consolidated statements of operations represent revenues from unconsolidated affiliates for such services provided and the related products sold.

       The Company provides management services to its subsidiaries and managed affiliates. Fees for such services related to managed affiliates amounted to ¥670,185 thousand, ¥390,434 thousand and ¥468,219 thousand for the years ended December 31, 2001, 2002 and 2003, respectively, and are included in revenue—other in the accompanying consolidated statements of operations.

       In July 2002, the Company began providing management services to Chofu Cable, Inc. (“Chofu”), an affiliated company that is 92% jointly owned by LMC, Microsoft and SC. Fees for such services amounted to ¥29,590 thousand and ¥107,607 thousand for the years ended December 31, 2002 and 2003, respectively, and are included in revenue—other in the accompanying consolidated statements of operations.

       The Company purchases certain cable television programs from Jupiter Programming Co., Ltd. (“JPC”), an affiliated company jointly owned by SC and a wholly owned subsidiary of LMC. Such purchases, including purchased from JPC’s affiliates, amounted to ¥2,220,856 thousand, ¥2,879,616 thousand and ¥3,155,139 thousand for the years ended December 31, 2001, 2002 and 2003, respectively, and are included in programming costs in the accompanying consolidated statements of operations. Additionally, the Company receives a distribution fee to carry the Shop Channel, a majority owned subsidiary of JPC, for the greater of a fixed rate per subscriber or a percentage of revenue generated through sales in the Company’s territory. Such fees amounted to ¥343,667 thousand, ¥614,224 thousand and ¥939,438 thousand for the years ended December 31, 2001, 2002 and 2003, respectively, and are included as revenue in programming fees in the accompanying consolidated statements of operations.

       The Company purchased stock of affiliated companies from SC in the amounts of ¥555,000 thousand and ¥1,112,750 thousand in the years ended December 31, 2001 and 2002, respectively.

       AJCC K.K. (“AJCC”) is a subsidiary of SC and its primary business is the sale of home terminals and related goods to cable television companies. Sumisho Lease Co., Ltd. and Sumisho Auto Leasing Co., Ltd. (collectively “Sumisho leasing”) are also subsidiaries of SC and provide to the Company various office equipment and vehicles. The Company and its subsidiaries’ purchases of such goods, primarily as capital leases, from both AJCC and Sumisho leasing, amounted to ¥10,421,213 thousand, ¥10,074,639 thousand and ¥6,087,645 thousand for the years ended December 31, 2001, 2002 and 2003, respectively.

       The Company pays a monthly fee to its affiliates, @Home Japan and Kansai Multimedia Services (“Kansai Multimedia”), based on an agreed upon percentage of subscription revenue collected by the Company from its customers for the @Home Japan and Kansai Multimedia services. Payments made to @Home Japan under these arrangements, prior to it becoming a consolidated subsidiary, amounted to ¥3,839,973 thousand and ¥1,585,691 thousand for the years ended December 31, 2001 and 2002, respectively. Payments made to Kansai Multimedia under these arrangements amounted to ¥1,938,716 thousand, ¥2,882,494 thousand and ¥3,226,764 thousand for the years ended December 31, 2001, 2002 and 2003, respectively. Such payments are included in other operating costs in the accompanying consolidated statements of operations. In March 2002, @Home Japan became a consolidated subsidiary of the Company (see Note 2). Therefore, since April 1, 2002, through @Home Japan, the Company receives the

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monthly fee from its unconsolidated affiliates. Such service fees amounted to ¥480,356 thousand and ¥1,071,891 thousand for the years ended December 31, 2002 and 2003, respectively, and are included in revenue-subscription fees in the accompanying consolidated statements of operations.

       The Company has management service agreements with SC and LMC under which officers and management level employees are seconded from SC and LMC to the Company, whose services are charged as service fees to the Company based on their payroll costs. The service fees paid to SC amounted to ¥473,474 thousand, ¥571,319 thousand and ¥706,303 thousand for the years ended December 31, 2001, 2002 and 2003, respectively. The service fees paid to LMC amounted to ¥620,285 thousand, ¥761,009 thousand and ¥714,986 thousand for the years ended December 31, 2001, 2002 and 2003, respectively. These amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

       Sumitomo Shoji Financial Management Co., Ltd. (“SFM”) is a wholly owned subsidiary of SC and its primary business is to provide financing and accounting services to subsidiaries and affiliated companies of SC. The Company had short-term borrowings from SFM in the amounts of ¥34,722,000 thousand at December 31, 2002. Additionally, the Company had short-term borrowings from LMC and Microsoft of ¥39,650,000 thousand and ¥6,613,000 thousand, respectively, at December 31, 2002. Such loans were refinanced under the ¥140 billion bank syndicated facility. As a result, SC, LMC and Microsoft have long-term subordinated loans of ¥52,894,625 thousand, ¥52,894,625 thousand and ¥43,950,000 thousand, respectively, at December 31, 2003. See Note 6.

       The Company pays a fee on debt guaranteed by SC, LMC and Microsoft. The guarantee fees incurred were ¥413,102 thousand to SC, ¥361,627 thousand to LMC and ¥285,042 thousand to Microsoft for the year ended December 31, 2002. The guarantee fees incurred were ¥84,224 thousand to SC, ¥73,470 thousand to LMC and ¥51,890 thousand to Microsoft for the year ended December 31, 2003. Such fees are included in interest expense, net-related parties in the accompanying consolidated statements of operations.

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6.	Long-Term Debt

       A summary of long-term debt as of December 31, 2002 and 2003 is as follows (Yen in thousands):

	2002	2003

	(unaudited)
Facility Agreement term loans, due fiscal 2005-2009	¥—	¥53,000,000
8yr Shareholder Subordinated loans, due fiscal 2011	—	117,739,250
8yr Shareholder Tranche B Subordinated loans, due fiscal 2011	—	32,000,000
0% unsecured loans from Development Bank of Japan, due fiscal 2004—2018	15,435,100	12,223,720
Unsecured loans from Development Bank of Japan, due fiscal 2004—2018, interest from 0.65% to 6.8%	3,614,000	3,895,400
0% secured loans from Development Bank of Japan, due fiscal 2004—2016	3,572,615	5,354,735
Unsecured loans from commercial banks, due fiscal 2003—2016, interest at 1.0%	3,744,200	—
Secured loans from Development Bank of Japan, due fiscal 2003—2004, interest at 5.3%	108,000	—
0% unsecured loans from others, due fiscal 2012	64,010	57,090

Total	26,537,925	224,270,195
Less: current portion	(2,273,140)	(2,438,480)

Long-term debt, less current portion	¥24,264,785	¥221,831,715

Short-term Loans

       Prior to 2003 refinancing, the Company had short-term bridge loan facilities and existing shareholder short-term loans that were subsequently repaid and replaced with the facility and new shareholder loans described under 2003 Refinancing below. As permitted by SFAS No. 6, Classification of Short-Term Obligations Expected to be Refinanced, the short-term borrowings as of December 31, 2002 have been reclassified as long-term debt on the face of the consolidated balance sheets. A summary of short-term loans at December 31, 2002 is as follows (Yen in thousands):

2002

(unaudited)
Short-term loans from related party	¥80,985,000
Short-term loans from Banks	147,800,000

¥228,785,000

       Short-term loans from related party include borrowings from SFM, LMC and Microsoft as described in Note 5. The SFM borrowings represent the Company’s borrowings on the lines of credit provided by SFM to the Company. The interest rates on the Company’s short-term borrowings from related party were ranging from 0.63% to 1.23% at December 31, 2002.

       Short-term loans from Banks represent the Company and its subsidiaries’ borrowings from commercial banks. The interest rates on the borrowings from Banks were ranging from 0.62% to 1.32% at December 31, 2002.

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2003 Refinancing

       On January 31, 2003, the Company entered into a ¥140 billion bank syndicated facility for certain of its managed subsidiaries and affiliates (“Facility Agreement”). In connection with the Facility Agreement, on February 6, 2003, the Company entered into 8 year subordinated loans with each of SC, LMC and Microsoft (“Principal Shareholders”), which initially aggregated ¥69,025 million from SC, ¥69,025 million from LMC and ¥43,950 million from Microsoft (“Shareholder Subordinated Loans”). See Note 5 for Shareholder Subordinated Loans outstanding by Principal Shareholders as of December 31, 2003. On February 12, 2003, ¥53 billion was drawn down on the Facility Agreement and remains outstanding at December 31, 2003. With the financing in February 2003, all of the Company’s previous short-term borrowings were repaid and replaced.

       The Facility Agreement was initially for the financing of Jupiter, fifteen of its consolidated managed affiliates and one managed affiliate, which is accounted for under the equity method of accounting (“Jupiter Combined Group”). The financing will be used for permitted general corporate purposes, capital expenditures, financing costs and limited purchase of minority shares and capital calls of the affiliates in the Jupiter Combined Group. As further described below, one additional consolidated subsidiary became party to the Facility Agreement in 2003. Currently, one other consolidated subsidiary and one managed equity method affiliate are not party to the Facility Agreement and will continue to rely on capital contributions and financing from shareholders for their liquidity requirements.

       The Facility Agreement provides for term loans of up to ¥120 billion and a revolving loan facility up to ¥20 billion. ¥32 billion of the total term loan portion of the Facility Agreement was considered provided by the shareholders under the Tranche B Subordinated Loans discussed below. Therefore, the remaining ¥88 billion of term loan is available for drawn down until September 2004 at which time no additional term loans will be available to the Jupiter Combined Group. As noted in the table above, ¥53 billion of term loans have been borrowed as of December 31, 2003 resulting in additional term loan borrowing availability of ¥35 billion at December 31, 2003. The revolving loan facility available for draw down is ¥20 billion until June 30, 2007; ¥17.5 billon from July 1, 2007 to June 30, 2008; and reducing to ¥15 billion from July 1, 2008 through June 30, 2009. Upon request for draw down, the Company designates an interest period of one, two or three months for that revolving loan. Repayments of outstanding revolving loans are due at the end of its respective interest period. The Company has the ability to rollover outstanding revolving loans. All revolving loans outstanding on the final maturity date shall be repaid in full on that date. As of December 31, 2003, there were no outstanding borrowings under the revolving loan facility. Therefore, at December 31, 2003, a total of ¥55 billion was available for draw down under the Facility Agreement.

       Final maturity of the Facility Agreement is June 30, 2009. Loan repayment starts on September 30, 2005 based on a defined rate reduction each year thereafter. As a percentage of the term loans outstanding at September 30, 2004, 8.34% to be repaid in the year ended December 31, 2005; 16.68% in 2006; 25.00% in 2007; 33.32% in 2008; and the final 16.66% by June 30, 2009. Additionally, the Facility Agreement has requirements to make mandatory prepayments under specific circumstances and formulas regarding third party contributions; group free cash flow, as defined in the Facility Agreement; asset sales; insurance proceeds; and hedging agreement termination payments. Such mandatory prepayments will be funded from excess cash flow as defined in the Facility Agreement, which requires a portion of excess cash flow to be deposited into an account for future mandatory prepayments. Such deposits are designated as restricted cash on the face of the consolidated balance sheet.

       Interest is based on TIBOR, as defined in the Facility Agreement, plus a reducing margin based upon a leverage ratio of Total Debt to EBITDA as such terms are defined in the Facility Agreement. When such leverage ratio is more than 7.00:1.00, the margin is 2.75%; more than 5.00:1.00 but less than or

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equal to 7.00:1.00, the margin is 2.25%; more than 3.00:1.00 but less than or equal to 5.00:1.00, the margin is 1.75%; and less than or equal to 3.00:1.00, the margin is 1.50%. As of December 31, 2003 the interest rate was 2.83%. The Facility Agreement requires the Jupiter Combined Group to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These include EBITDA and subscriber targets during the term loan availability period. Ongoing financial covenants consist of leverage ratios Total Debt to EBITDA and Senior Debt to EBITDA, as such terms are defined in the Facility Agreement, maximum capital expenditures in a period, minimum interest coverage ratios and minimum debt service coverage ratios. In addition, the Facility Agreement contains substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items for the Jupiter Combined Group. A quarterly commitment fee of 0.75% per annum is payable on the unused available term loans and revolving facility during their respective availability periods. In the case of the revolving facility, such commitment fee will be reduced to 0.50% per annum after the end of the term loans availability period if at least two-thirds of the revolving facility is utilized. Additionally, the Facility Agreement requires the Company to maintain interest rate hedge agreements, on at least 50% of the outstanding amounts under the term loans (see Note 1).

       The Shareholder Subordinated Loans, which are subordinated to the Facility Agreement, consist of 8 year subordinated loans initially aggregating ¥150 billion (“Subordinated Loans”) and 8 year tranche B subordinated loans aggregating ¥32 billion (“Tranche B Subordinated Loans”). These Shareholder Subordinated Loans contain a bullet repayment of principal and accrued interest at maturity, which is February 6, 2011; conversion at fair value under Japanese Commercial Code into the Company’s common shares up to the amounts of loans; and allows for the Principal Shareholders to sell, assign or transfer the Shareholder Subordinated Loans as permitted under the Facility Agreement. The Subordinated Loans effectively bear interest at 2.00% plus TIBOR, as defined in the Facility Agreement, per annum, restricted to a maximum of 5.00% per annum. As of December 31, 2003 the interest rate was 2.08%. In addition, restrictions are contained in the Subordinated Loans on when cash interest can be paid. Cash interest on the Subordinate Loans can only be paid from Company proceeds derived by i) Principal Shareholder contributions, as defined in the Facility Agreement; or ii) up to 85% of aggregated third party contributions; or iii) excess cash flow as defined in the Facility Agreement, if certain leverage ratios are maintained. The Tranche B Subordinated Loans bear interest at the same rate as the Facility Agreement debt as described in the preceding paragraph. The Tranche B Subordinated Loans do not have the restriction on the payment of interest as with the Subordinated Loans. There are no covenants or performance requirements for the Company on these Shareholder Subordinated Loans.

       Upon occurrence of specified events, the Principal Shareholders have agreed to pledge their respective share ownership in the Company. The specified events include events of default; acceleration of loan repayments; change of control; and the failure to maintain financial ratios as defined in the Facility Agreement. These conditions requiring the pledge of common stock are in place until the earlier of i) a public offering where at least 15% of the issued and outstanding common stock of the Company is sold, or the net proceeds are at least ¥40 billion, or ii) the specified leverage ratio as defined in the Facility Agreement is 3.00:1.00 or lower. However, the Facility Agreement allows for the disposition of shares by Principal Shareholders provided it will not result in a change of control. Additionally, the Principal Shareholders have an agreement to provide up to an additional ¥40 billion maximum of contingent support to the Company. The contingent support is triggered by a shortfall to an approved business plan EBITDA, as defined in the Facility Agreement, and only if the revolving loan facility is fully drawn or is not otherwise available for drawing. The required support is the amount of the shortfall to the approved business plan EBITDA, unless there is an acceleration of the Facility Agreement, which would require the maximum amount to be funded. The required funding may take the form of additional subordinated loans

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

or additional equity in the Company. If certain criteria are met, the maximum ¥40 billion is reduced to ¥20 billion by either December 31, 2003 or January 31, 2004 and to zero by September 30, 2004.

       In May 2003, LMC and SC increased their ownership in the Company by converting ¥32,260,750 thousand of the Subordinated Loans for 750,250 shares of the Company. LMC and SC each converted ¥16,130,375 thousand of their respective Subordinated Loans to the Company and each received 375,125 shares of the Company, increasing their ownership to approximately 45% and 32%, respectively.

       In December 2003, a consolidated subsidiary of the Company became party to the Facility Agreement and, therefore, a consolidated managed affiliate of the Jupiter Combined Group. Immediately prior to this transaction, the consolidated subsidiary had outstanding ¥3,686,090 thousand to third-party creditors. In connection with this transaction, a third-party debt holder forgave ¥400,000 thousand of debt owed to it. As a result, the Company recorded a gain of ¥400,000 thousand in other non-operating income in the accompanying consolidated statement of operations for the year ended December 31, 2003. Additionally, the third-party debt holder was issued ¥500,000 thousand of preferred stock of the consolidated subsidiary in exchange for ¥500,000 thousand of debt owed to it (see Note 10). The remaining ¥2,686,090 thousand of third-party debt was repaid from proceeds of the Facility Agreement.

Development Bank of Japan Loans

       The loans represent institutional loans from the Development Bank of Japan, which have been made available to telecommunication companies operating in specific local areas designated as “Teletopia” by the MPHPT to facilitate development of local telecommunication network. Requirements to qualify for such financing include use of optical fiber cables, equity participation by local/ municipal government and guarantee by third parties, among other things. These loans are obtained by the Company’s subsidiaries and are primarily guaranteed, directly or indirectly, by SC, LMC and Microsoft.

       Property and equipment with a book value of ¥9,564,553 thousand at December 31, 2003 were pledged to secure certain loans from the Development Bank of Japan.

       The aggregate annual maturities of long-term debt outstanding at December 31, 2003 are as follows (Yen in thousands):

Year ending December 31,

2004	¥2,438,480
2005	7,076,780
2006	11,449,920
2007	15,662,820
2008	19,835,370
Thereafter	167,806,825

¥224,270,195

7.	Leases

       The Company and its subsidiaries are obligated under various capital leases, primarily for home terminals, and other noncancelable operating leases, which expire at various dates during the next seven years. See Note 5 for further discussion of capital leases from subsidiaries of SC.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       At December 31, 2002 and 2003, the amount of equipment and related accumulated depreciation recorded under capital leases were as follows (Yen in thousands):

	2002	2003

	(unaudited)
Distribution system and equipment	¥44,176,577	¥45,170,512
Support equipment and buildings	6,366,743	6,656,913
Less: accumulated depreciation	(16,596,352)	(22,111,664)
Other assets, at cost, net of depreciation	310,296	292,511

	¥34,257,264	¥30,008,272

       Depreciation of assets under capital leases is included in depreciation and amortization in the accompanying consolidated statements of operations.

       Future minimum lease payments under capital leases and noncancelable operating leases as of December 31, 2003 are as follows (Yen in thousands):

	Capital	Operating
Year ending December 31,	Leases	Leases

2004	¥10,504,908	¥816,123
2005	8,610,836	732,994
2006	6,345,070	611,031
2007	3,912,775	478,744
2008	2,040,360	379,443
More than five years	2,332,502	982,694

Total minimum lease payments	33,746,451	¥4,001,029

Less: amount representing interest (rates ranging from 1.10% to 6.84%)	(2,615,822)

Present value of net minimum payments	31,130,629
Less: current portion	(9,474,434)

Noncurrent portion	¥21,656,195

       The Company and its subsidiaries occupy certain offices under cancelable lease arrangements. Rental expenses for such leases for the years ended December 31, 2001, 2002 and 2003, totaled ¥3,185,780 thousand, ¥4,115,628 thousand and ¥4,134,249 thousand, respectively, and were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Also, the Company and its subsidiaries occupy certain transmission facilities and use poles and other equipment under cancelable lease arrangements. Rental expenses for such leases for the years ended December 31, 2001, 2002 and 2003, totaled ¥5,314,676 thousand, ¥7,323,538 thousand and ¥8,542,845 thousand, respectively, and are included in operating costs and expenses in the accompanying consolidated statements of operations.

8.	Income Taxes

       The Company and its subsidiaries are subject to Japanese National Corporate tax of 30%, an Inhabitant tax of 6% and a deductible Enterprise tax of 10%, which in aggregate result in a statutory tax rate of 42%. On March 24, 2003, the Japanese Diet approved the Amendments to Local Tax Law, reducing the Enterprise tax from 10.08% to 7.2%. The amendments to the tax rates will be effective for

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

fiscal years beginning on or after April 1, 2004. Consequently, the statutory income tax rate will be lowered to approximately 40% for deferred tax assets and liabilities expected to be settled or realized on or after January 1, 2005.

       All pretax income/loss and related tax expense/benefit are derived solely from Japanese operations.

       The effective rates of income tax (benefit) expense relating to losses (income) incurred differs from the rate that would result from applying the normal statutory tax rates for the years ended December 31, 2001, 2002 and 2003 is as follows:

	2001	2002	2003

	(unaudited)	(unaudited)
Normal effective statutory tax rate	(42.0)%	(42.0)%	42.0%
Adjustment to deferred tax assets and liabilities for enacted changes in tax laws and rates	—	—	0.0
Tax benefit from utilization of previously unrecognized operating loss carryforwards	—	—	(44.6)
Increase in valuation allowance	42.0	42.0	3.4
Other	0.0	3.5	3.0

Effective tax rate	0.0%	3.5%	3.8%

       The effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2002 and 2003 are as follows (Yen in thousands):

	2002	2003

	(unaudited)
Deferred tax assets:
Operating loss carryforwards	¥35,924,308	¥29,921,448
Deferred revenue	14,544,426	14,165,581
Lease obligation	14,848,328	12,452,252
Retirement and other allowances	3,007,010	1,390,741
Investment in affiliates	986,010	794,896
Accrued expenses and other	2,570,387	2,485,228

Total gross deferred tax assets	71,880,469	61,210,146
Less: valuation allowance	(52,389,248)	(45,846,086)

Deferred tax assets	19,491,221	15,364,060

Deferred tax liabilities:
Property and equipment	15,129,743	12,680,631
Tax deductible goodwill	3,353,874	633,155
Other	1,007,604	2,050,274

Total gross deferred tax liabilities	19,491,221	15,364,060

Net deferred tax assets	¥—	¥—

       The net changes in the total valuation allowance for the years ended December 31, 2001, 2002 and 2003 were an increase of ¥18,569,046 thousand, and decreases of ¥8,985,905 thousand and ¥6,543,162 thousand, respectively.

       In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the net deferred tax assets at December 31, 2002 and 2003 are fully offset by a valuation allowance.

       The amount of valuation allowance at December 31, 2003 that was recorded during a business combination and will be released to goodwill if it is reversed or if the deferred tax asset is realized is approximately ¥12,000 million.

       At December 31, 2003, the Company and its subsidiaries had net operating loss carryforwards for income tax purposes of ¥74,026,967 thousand which were available to offset future taxable income. Net operating loss carryforwards, if not utilized, will expire in each of the next five years as follows (Yen in thousands):

Year ending December 31,

2004	¥15,532,960
2005	20,584,382
2006	21,464,696
2007	10,923,194
2008	5,521,735

¥74,026,967

9.	Severance and Retirement Plans

       Under unfunded severance and retirement plans, substantially all full-time employees terminating their employment after the three year vesting period are entitled, under most circumstances, to lump-sum severance payments determined by reference to their rate of pay at the time of termination, years of service and certain other factors. No assumptions are made for future compensation levels as the plans have flat-benefit formulas. As a result, the accumulated benefit obligation and projected benefit obligation are the same.

       Net periodic cost of the Company and its subsidiaries’ plans accounted for in accordance with SFAS No. 87 for the years ended December 31, 2001, 2002 and 2003, included the following components (Yen in thousands):

	2001	2002	2003

	(unaudited)	(unaudited)
Service cost—benefits earned during the year	¥266,526	¥205,094	¥257,230
Interest cost on projected benefit obligation	38,346	35,074	40,159
Recognized actuarial loss	45,074	232,507	158,371

Net periodic cost	¥349,946	¥472,675	¥455,760

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The reconciliation of beginning and ending balances of the benefit obligations of the Company and its subsidiaries’ plans accounted for in accordance with SFAS No. 87 are as follows (Yen in thousands):

	2002	2003

	(unaudited)
Change in benefit obligation:
Benefit obligation, beginning of year	¥1,169,139	¥1,606,371
Service cost	205,094	257,230
Interest cost	35,074	40,159
Acquisitions (Note 2)	24,540	—
Actuarial loss	207,967	158,371
Benefits paid	(35,443)	(56,120)

Benefit obligation, end of year	¥1,606,371	¥2,006,011

       The weighted-average discount rate used in determining costs of the Company and its subsidiaries’ plans was 3.00%, 2.50% and 2.00% for the years ended December 31, 2001, 2002 and 2003, respectively.

       In addition, employees of the Company and certain of its subsidiaries participate in a multiemployer defined benefit plan. The Company contributions to this plan amounted to ¥246,146 thousand, ¥324,521 thousand, and ¥342,521 thousand for the years ended December 31, 2001, 2002 and 2003, respectively, and are included in provision for retirement allowance in selling, general and administrative expenses in the accompanying consolidated statements of operations.

10.	Redeemable Preferred Stock

       On December 29, 2003, in connection with being included as a party to the Facility Agreement (see Note 6), a consolidated subsidiary of the Company issued ¥500,000 thousand of preferred stock in exchange for debt owed to a third party holder. All or a part of the preferred stock can be redeemed after 2010, up to a half of the preceding year’s net income, at the holder’s demand. The holders of the preferred stock have a priority to receive dividends, however, the amount of such dividends will be decided by the subsidiary’s board of directors and such dividend will not exceed ¥1,000 per preferred stock for any fiscal year and will not accumulate.

11.	Shareholders’ Equity

Dividends

       Under the Japanese Commercial Code (the “Code”), the amount available for dividends is based on retained earnings as recorded on the books of the Company maintained in conformity with financial accounting standards of Japan. Certain adjustments not recorded on the Company’s books are reflected in the consolidated financial statements for reasons described in Note 1. At December 31, 2003, the accumulated deficit recorded on the Company’s books of account was ¥14,454,577 thousand. Therefore, no dividends may be paid at the present time.

       The Code provides that an amount equivalent to at least 10% of cash dividends paid and other cash outlays resulting from appropriation of retained earnings be appropriated to a legal reserve until such reserve and the additional paid-in capital equal 25% of the issued capital. The Code also provides that neither additional paid-in capital nor the legal reserve are to be used for cash dividends, but may be either (i) used to reduce a capital deficit, by resolution of the shareholders; (ii) capitalized, by resolution of the Board of Directors; or (iii) used for purposes other than those provided in (i) and (ii), such as refund made to shareholders or acquisition of treasury stocks, but only up to an amount equal to the additional

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

paid-in capital and the legal reserve less 25% of the issued capital, by resolution of the shareholders. The Code provides that at least one-half of the issue price of new shares be included in capital.

Stock-Based Compensation Plans

       The Company maintains subscription-rights option plans and stock purchase warrant plans for certain directors, corporate auditors and employees of the Company’s consolidated managed franchises and to directors, corporate auditors and employees of the Company’s unconsolidated managed franchises and other nonemployees (collectively the “Jupiter Option Plans”). The Company’s board of directors and shareholders approve the grant of the Company’s ordinary shares at an initial exercise price of ¥92,000 per share. The exercise price is subject to adjustment upon an effective initial public offering (“IPO”) to the lower of ¥92,000 per share or the IPO offering price.

       Under Jupiter Option Plans, the number of ordinary shares issuable will be adjusted for stock splits, reverse stock splits and certain other recapitalizations and the subscription rights will not be exercisable until the Company’s ordinary shares are registered with the Japan Securities Dealers Association or listed on a stock exchange. Nonmanagement employees will, unless the grant agreement provides otherwise, vest in two years from date of grant. Management employees will, unless the grant agreement provides otherwise, vest in four equal installments from date of grant. Jupiter Options generally expire 10 years from date of grant, currently ranging from August 23, 2010 to August 23, 2012.

       The Company has accounted for awards granted to the Company and its consolidated managed franchises’ directors, corporate auditors and employees under APB No. 25 and FIN No. 44. Based on using the Company’s estimated fair value per ordinary share, there was no intrinsic value at the date of grant under the Jupiter Option Plans. As the exercise price at the date of grant is uncertain, the Jupiter Option Plans are considered variable awards. Under APB No. 25 and FIN 44, variable awards will have stock compensation recognized each period to the extent the market value of the ordinary shares granted exceeds the exercise price. The Company will be subject to variable accounting for grants to employees under the Jupiter Option Plans until all options granted are exercised, forfeited, or expired. At December 31, 2001, 2002 and 2003, the market value of the Company’s ordinary shares did not exceed the exercise price and no compensation expense was recognized on such options during the years ended December 31, 2001, 2002 and 2003, respectively.

       The Company has accounted for awards granted to directors, corporate auditors and employees of the Company’s unconsolidated managed franchises and to other nonemployees, in accordance with SFAS No. 123 and EITF 00-12. As a result of cancellations, options outstanding to directors, corporate auditors and employees of the Company’s unconsolidated managed franchises and to other nonemployees were 14,320 ordinary shares, 23,338 ordinary shares and 21,916 ordinary shares at December 31, 2001, 2002 and 2003, respectively. The Company recorded compensation expense related to the directors, corporate auditors and employees of the Company’s unconsolidated managed franchises and other nonemployees of ¥101,393 thousand, ¥64,058 thousand and ¥117,359 thousand for the years ended December 31, 2001, 2002 and 2003, respectively, which has been included in selling, general and administrative expense for the Company’s nonemployees and in equity in earnings (losses) of affiliates for employees of affiliated companies in the accompanying consolidated statements of operations.

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The following table summarizes the activity of the Jupiter Option Plans:

	2001	2002	2003

	(unaudited)	(unaudited)
Outstanding at beginning of the year	129,972	132,712	158,128
Granted	5,398	29,424	40,722
Canceled	(2,658)	(4,008)	(9,210)

Outstanding at end of the year	132,712	158,128	189,640

Weighted average exercise price	¥92,000	¥92,000	¥92,000

Weighted average remaining contractual life	8.7 years	8.0 years	7.4 years

Options exercisable, end of period	—	—	—

Weighted average fair value of options granted	¥17,562	¥14,604	¥18,340

12.	Fair Value of Financial Instruments

       For financial instruments other than long-term loans, lease obligations and interest rate swap agreements, the carrying amount approximates fair value because of the short maturity of these instruments. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt and capital lease obligations at December 31, 2002 and 2003 are as follows (Yen in thousands):

	2002		2003

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

	(unaudited)
Long-term debt	¥26,537,925	¥25,896,918	¥224,270,195	¥220,114,532
Lease obligation	35,353,162	36,941,731	31,130,629	32,328,048
Interest rate swap agreements	—	—	694,745	694,745

13.	Supplemental Disclosures to Consolidated Statements of Cash Flows

	2001	2002	2003

	(unaudited)	(unaudited)

	(Yen in thousands)
Cash paid during the year for:
Interest	¥2,948,421	¥4,696,332	¥4,408,426

Income tax	¥—	¥—	¥378,116

Cash acquisitions of new subsidiaries:
Fair value of assets acquired	¥42,101,359	¥20,135,417	¥—
Liabilities assumed	35,597,996	21,991,647	—

Cash paid, net of cash acquired	¥6,503,363	¥(1,856,230)	¥—

Property acquired under capital leases during the year	¥14,139,744	¥10,990,909	¥6,057,250

JUPITER TELECOMMUNICATIONS CO., LTD.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Commitments

       In connection with the September 1, 2000 acquisition of Titus Communications Corporation (“Titus”), Microsoft and the Company entered into a gain recognition agreement with respect to the Titus shares and assets acquired. The Company agreed not to sell during any 18-month period, without Microsoft consent, any shares of Titus, or sell any of Titus’ assets, valued at $35 million or more, in a transaction that would result in taxable income to Microsoft. Microsoft will retain this consent right until the earlier of June 30, 2006 or the date Microsoft owns less than 5% of the Company’s ordinary shares and Microsoft has sold, in taxable transactions, 80% of the Company’s ordinary shares issued to it in connection with the Titus acquisition.

       The Company also entered into an agreement to purchase certain of Microsoft’s equity interests in Chofu and all of Microsoft’s interests in TU-KA Cellular Tokyo Inc. and TU-KA Cellular Tokai Inc. for approximately $24 million. Additionally, per the shareholder agreement between SC, LMC and Microsoft, the remaining equity interests of Chofu owned by Microsoft, LMC, and SC will be purchased by the Company at the then-current fair market value. The closing of such purchases is intended to take place after a successful IPO of more than 10% of the Company’s shares and the listing of such shares on a recognized securities exchange.

       The Company has guaranteed payment of certain bank loans of its equity method affiliate investee, CATV Kobe and a cost method investee, Kansai Cable Net, both based on an agreed upon proportionate share of the bank loans among certain of the entities’ shareholders, considering each of their respective equity interest. The CATV Kobe guarantee amounts were ¥101,818 thousand, ¥145,455 thousand and ¥143,127 thousand for the years ended December 31, 2001, 2002 and 2003, respectively. The Kansai Cable Net guarantee amounts were ¥715,961 thousand, ¥650,778 thousand and ¥579,404 thousand for the years ended December 31, 2001, 2002 and 2003, respectively. Management believes that the likelihood the Company would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

       The Company has committed to purchase approximately ¥3,380,000 thousand of equipment in connection with its expansion of digital services.

15.	Subsequent Events

       On March 16, 2004, the Company’s Board of Directors unanimously approved the following transactions:

1)	Additional borrowings from LMC and SC in the amount of ¥2,431 million each under the same terms and conditions as the existing Shareholder Subordinated Loans (see note 6);

2)	Acquisition of the remaining outstanding shares of common stock in @Home Japan currently owned by SC in exchange for ¥4,860,180 thousand in cash consideration;

       On March 25, 2004, the acquisition of the remaining outstanding shares of common stock of @Home Japan was consummated. Upon consummation the Company has a 100% equity ownership interest in @Home Japan.

Independent Auditors’ Report

The Board of Directors and Shareholders

Jupiter Programming Co. Ltd.:

       We have audited the accompanying consolidated balance sheet of Jupiter Programming Co. Ltd. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

       We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Programming Co. Ltd. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

       The accompanying consolidated financial statements as of and for the year ended December 31, 2003 have been translated into United States dollars solely for the convenience of the reader. We have recomputed the translation and, in our opinion, the consolidated financial statements expressed in yen have been translated into United States dollars on the basis set forth in note 2 to the consolidated financial statements.

KPMG AZSA & Co.

Tokyo, Japan

March 23, 2004

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

	2002	2003	2003

	(unaudited)		U.S. Dollars
	Yen	Yen	(Note 2)
	(Thousands)	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents:
Related party	¥550,000	¥2,350,000	$21,962,617
Other	2,050,983	2,554,768	23,876,336
Accounts receivable (less allowance for doubtful accounts of ¥16,651 thousand in 2002 and ¥10,618 thousand ($99,234) in 2003):
Related party	281,491	307,160	2,870,654
Other	2,315,176	3,036,190	28,375,608
Retail inventories (Note 3)	2,488,821	2,235,952	20,896,748
Program rights and language versioning, current portion (Note 4)	593,195	646,758	6,044,467
Deferred tax assets (Note 12)	720,087	1,165,550	10,892,991
Prepaid and other current assets	327,574	378,606	3,538,373

Total current assets	9,327,327	12,674,984	118,457,794
Investments (Note 5)	2,190,724	3,359,563	31,397,785
Property and equipment, net (Note 6)	1,920,498	2,012,286	18,806,411
Software development costs, net (Note 7)	1,355,792	1,450,388	13,555,028
Program rights and language versioning, excluding current portion (Note 4)	156,213	140,372	1,311,888
Goodwill (Note 8)	191,482	188,945	1,765,841
Other intangible assets	14,068	59,393	555,075
Deferred tax assets, excluding current portion (Note 12)	129,399	236,975	2,214,720
Other assets, net	449,598	506,321	4,731,972

Total assets	¥15,735,101	¥20,629,227	$192,796,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (Note 11)	¥—	¥46,000	$429,907
Long-term debt, current portion (Note 11)	600,000	—	—
Obligations under capital leases, current portion (related party) (Note 10)	431,133	329,764	3,081,907
Accounts payable:
Related party	660,085	717,588	6,706,430
Other	2,770,278	3,490,284	32,619,476
Accrued liabilities	834,031	1,259,705	11,772,944
Income taxes payable	1,146,614	1,516,200	14,170,093
Other current liabilities	410,372	718,940	6,719,068

Total current liabilities	6,852,513	8,078,481	75,499,825
Long-term debt, excluding current portion (note 11):
Related party	1,976,000	2,016,000	18,841,121
Other	3,400,000	4,000,000	37,383,178
Obligations under capital leases, excluding current installments (related party) (Note 10)	391,195	174,946	1,635,006
Accrued pension and severance cost (Note 13)	158,031	216,611	2,024,402
Other liabilities	92,702	—	—

Total liabilities	12,870,441	14,486,038	135,383,532

Minority interests	926,661	1,539,900	14,391,589

Shareholders’ equity (Note 14):
Ordinary shares, no par value; authorized 450,000 shares; issued and outstanding 336,680 shares in 2002 and 2003	16,834,000	16,834,000	157,327,103
Accumulated deficit	(14,896,001)	(12,230,711)	(114,305,710)

Total shareholders’ equity	1,937,999	4,603,289	43,021,393

Total liabilities and shareholders’ equity	¥15,735,101	¥20,629,227	$192,796,514

See accompanying notes to consolidated financial statements.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2001, 2002 and 2003

	2001	2002	2003	2003

			Yen	U.S. Dollars
	(unaudited)	(unaudited)	(Thousands)	(Note 2)
	Yen	Yen
	(Thousands)	(Thousands)
Revenues (Note 1(n)):
Retail sales, net	¥19,725,415	¥27,432,871	¥38,699,329	$361,675,972
Television programming revenue:
Related party	1,036,437	1,457,731	1,655,215	15,469,299
Other	3,428,998	4,247,036	5,802,030	54,224,579
Services and other revenue:
Related party	492,418	524,849	755,244	7,058,355
Other	517,339	634,336	906,453	8,471,524

Total revenues	25,200,607	34,296,823	47,818,271	446,899,729
Operating costs and expenses:
Cost of retail sales	11,824,917	16,392,589	23,256,782	217,353,103
Cost of programming and distribution:
Related party	371,731	851,475	2,487,545	23,248,084
Other	4,353,103	5,417,193	6,271,783	58,614,794
Selling, general and administrative expenses:
Related party	1,738,095	2,131,499	2,473,349	23,115,411
Other	4,543,677	5,493,090	7,003,042	65,448,991
Depreciation and amortization	922,200	1,107,040	1,210,163	11,309,935

Total operating expenses	23,753,723	31,392,886	42,702,664	399,090,318

Operating income	1,446,884	2,903,937	5,115,607	47,809,411
Other income (expense):
Interest expense:
Related party	(131,181)	(77,899)	(60,073)	(561,430)
Other	(34,609)	(74,482)	(66,204)	(618,729)
Gain (loss) on forward exchange contracts	327,343	(309,017)	(141,368)	(1,321,196)
Equity in losses of equity method affiliates (Note 5)	(335,566)	(163,758)	(64,472)	(602,542)
Other income (expense), net	(32,407)	(214,087)	9,763	91,243

Total other income (expense)	(206,420)	(839,243)	(322,354)	(3,012,654)

Income before income taxes and minority interests	1,240,464	2,064,694	4,793,253	44,796,757
Income tax benefit (expense) (Note 12)	55,613	(703,947)	(1,519,225)	(14,198,365)
Minority interests	(345,152)	(343,027)	(608,738)	(5,689,140)

Net income	¥950,925	¥1,017,720	¥2,665,290	$24,909,252

See accompanying notes to consolidated financial statements.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

Years ended December 31, 2001, 2002 and 2003

	2001	2002	2003	2003

	(unaudited)	(unaudited)		U.S. Dollars
	Yen	Yen	Yen	(Note 2)
	(Thousands)	(Thousands)	(Thousands)
Common stock:
Balance at beginning and end of year	¥16,834,000	¥16,834,000	¥16,834,000	$157,327,103

Accumulated deficit:
Balance at beginning of year	(16,864,646)	(15,913,721)	(14,896,001)	(139,214,962)
Net income	950,925	1,017,720	2,665,290	24,909,252

Balance at end of year	(15,913,721)	(14,896,001)	(12,230,711)	(114,305,710)

Total shareholders’ equity	¥920,279	¥1,937,999	¥4,603,289	$43,021,393

Comprehensive income:
Net income	¥950,925	¥1,017,720	¥2,665,290	$24,909,252
Cumulative effect adjustment on adoption of SFAS No. 133, net of tax effect	230,015	—	—	—
Reclassification adjustment for gains reclassified into operations	(230,015)	—	—	—

Other comprehensive income	—	—	—	—

Comprehensive income	¥950,925	¥1,017,720	¥2,665,290	$24,909,252

See accompanying notes to consolidated financial statements.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2001, 2002 and 2003

	2001	2002	2003	2003

	(unaudited)	(unaudited)		U.S. Dollars
	Yen	Yen	Yen	(Note 2)
	(Thousands)	(Thousands)	(Thousands)
Cash flows from operating activities:
Net income	¥950,925	¥1,017,720	¥2,665,290	$24,909,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	922,200	1,107,040	1,210,163	11,309,935
Provision for doubtful accounts	(433)	1,501	1,975	18,458
Equity in losses of equity method affiliates	335,566	163,758	64,472	602,542
Write-down of cost method investment	—	215,650	—	—
Deferred income taxes	(304,951)	(536,017)	(553,039)	(5,168,590)
Minority interest in earnings	345,152	343,027	608,738	5,689,140
Changes in assets and liabilities, net of effects of acquisitions:
(Increase)/decrease in accounts receivable	35,277	(515,809)	(740,650)	(6,921,962)
(Increase)/decrease in retail inventories, net	(343,869)	(777,383)	252,870	2,363,271
Increase in program rights and language versioning	(158,892)	(135,165)	(37,722)	(352,542)
Increase in accounts payable	17,348	1,242,235	777,510	7,266,449
Increase in accrued liabilities	68,948	169,642	425,674	3,978,262
Increase in income taxes payable	206,649	939,964	369,587	3,454,084
Increase/(decrease) in other, net	(80,939)	457,341	210,947	1,971,467

Net cash provided by operating activities	1,992,981	3,693,504	5,255,815	49,119,766
Cash flows from investing activities:
Capital expenditures	(1,243,574)	(1,378,218)	(1,299,228)	(12,142,318)
Acquisition of subsidiary, net of cash acquired	(5,641)	(188,844)	—	—
Investments in affiliates	(152,500)	(626,050)	(1,259,945)	(11,775,187)
Other, net	—	(113,998)	4,500	42,056

Net cash used in investing activities	(1,401,715)	(2,307,110)	(2,554,673)	(23,875,449)
Cash flows from financing activities:
Proceeds from issuance of short-term debt	—	—	46,000	429,907
Proceeds from issuance of long-term debt	5,070,000	60,000	4,040,000	37,757,009
Principal payments on short-term debt	(60,000)	—	—	—
Principal payments on long-term debt	(3,840,000)	—	(4,000,000)	(37,383,178)
Principal payments on obligations under capital leases	(572,006)	(527,935)	(460,262)	(4,301,514)

Net cash provided by (used in) financing activities	597,994	(467,935)	(374,262)	(3,497,776)
Net effect of exchange rate changes on cash and cash equivalents	41,480	(25,895)	(23,095)	(215,840)

Net change in cash and cash equivalents	1,230,740	892,564	2,303,785	21,530,701
Cash and cash equivalents at beginning of year	477,679	1,708,419	2,600,983	24,308,252

Cash and cash equivalents at end of year	¥1,708,419	¥2,600,983	¥4,904,768	$45,838,953

Supplemental data:
Cash paid during the year for:
Income taxes	¥42,686	¥299,999	¥1,702,678	$15,912,879
Interest	165,790	152,381	126,277	1,180,159
Non-cash activities:
Assets acquired under capital leases	560,166	5,457	142,644	1,333,123

See accompanying notes to consolidated financial statements.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Business and Summary of Significant Accounting Policies and Practices

(a)	Description of Business

       Jupiter Programming Co. Ltd. (the “Company”) and its subsidiaries (hereafter collectively referred to as “JPC”) invest in, develop, manage and distribute television programming to cable and satellite systems in Japan. Jupiter Shop Channel Co., Ltd (“Shop Channel”), through which JPC markets and sells a wide variety of consumer products and accessories, is JPC’s largest channel in terms of revenue, comprising approximately 78%, 80%, and 81%, of total revenues for the years ended December 31, 2001, 2002 and 2003, respectively. JPC’s business activities are conducted in Japan and serve the Japanese market.

       The Company is owned 50% by Liberty Programming Japan, Inc., an indirect wholly owned subsidiary of Liberty Media Corporation, and 50% by Sumitomo Corporation. The Company was incorporated in 1996 in Japan under the name Kabushiki Kaisha Jupiter Programming, Jupiter Programming Co. Ltd. in English.

(b)	Basis of Consolidated Financial Statements

       The consolidated balance sheet as of December 31, 2002 and the related consolidated statements of operations, cash flows and shareholders’ equity and comprehensive income for each of the years in the two year period ended December 31, 2002, as well as the related footnote disclosures for those periods, are unaudited. The consolidated financial statements for 2001 and 2002 have been prepared on a consistent basis with the 2003 consolidated financial statements and reflect all adjustments that in the opinion of management are necessary to present the results of operations, financial position and cash flows for the 2001 and 2002 periods in accordance with the accounting principles generally accepted in the United States of America.

       The Company and its subsidiaries maintain their books of account in accordance with accounting principles generally accepted in Japan. The consolidated financial statements presented herein have been prepared in a manner and reflect certain adjustments that are necessary to conform them to accounting principles generally accepted in the United States of America. The major areas requiring such adjustment are accounting for derivative instruments and hedging activities, accounting for assets held under finance lease arrangements, accounting for goodwill and other intangible assets, employers’ accounting for pensions, accounting for vacation pay liabilities, and accounting for cooperative marketing arrangements and certain customer discounts.

(c)	Principles of Consolidation

       The consolidated financial statements include the financial statements of the Company and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Cash Equivalents

       Cash equivalents consist of highly liquid debt instruments with an initial maturity of three month or less from the date of purchase.

(d)	Allowance for doubtful accounts

       Allowance for doubtful accounts is computed based on historical bad debt experience and includes estimated uncollectable amounts based on an analysis of certain individual accounts, including claims in bankruptcy.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(e)	Retail Inventories

       Retail Inventories, consisting primarily of products held for sale on Shop Channel, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

(f)	Program Rights and Language Versioning

       Rights to programming acquired for broadcast on the programming channels and language versioning are stated at cost. Program right licenses generally state a fixed time period within which a program can be aired, and generally limit the number of times a program can be aired. The licensor retains ownership of the program upon expiration of the license. Programming rights and language versioning costs are amortized over the license period for the program rights based on the nature of the contract or program. Where airing runs are limited, amortization is generally based on runs usage, where usage is unlimited, a straight line basis is generally used as an estimate of actual usage for amortization purposes. Certain sports programs are amortized fully upon first airing. Such amortization is included in programming and distribution expense in the accompanying consolidated statements of operations.

       The portion of unamortized program rights and language versioning costs expected to be amortized within one year is classified as a current asset in the accompanying consolidated balance sheets.

(g)	Investments

       For those investments in affiliates in which JPC’s voting interest is 20% to 50% and JPC has the ability to exercise significant influence over the affiliates’ operation and financial policies, the equity method of accounting is used. Under this method, the investment originally recorded at cost is adjusted to recognize JPC’s share of the net earnings or losses of its affiliates. JPC recognizes its share of losses of an equity method affiliate until its investment and net advances, if any, is reduced to zero and only provides for additional losses in the event that it has guaranteed obligations of the equity method affiliate or is otherwise committed to provide further financial support. All significant intercompany profits from affiliates have been eliminated. (see Note 5).

       The difference between the carrying value of JPC’s investment in the affiliate and the underlying equity in the net assets of the affiliate is recorded as equity method goodwill. Prior to the adoption of SFAS No. 142 on January 1, 2002, equity method goodwill was required to be amortized over its estimated useful life. There was no such equity method goodwill as of January 1, 2002. Under SFAS No. 142, equity method goodwill is not amortized but continues to be reviewed for impairment in accordance with APB No. 18, which requires that an other than temporary decline in value of an investment be recognized as an impairment loss.

       Investments in other securities carried at cost represent non-marketable equity securities in which JPC’s ownership is less than 20% and JPC does not have the ability to exercise significant influence over the entities’ operation and financial policies.

       JPC evaluates its investments in affiliates and non-marketable equity securities for impairment due to declines in value considered to be other than temporary. In performing its evaluations, JPC utilizes various information, as available, including cash flow projections, independent valuations and, as applicable, stock price analysis. In the event of a determination that a decline in value is other than temporary, a charge to earnings is recorded for the loss, and a new cost basis in the investment is established.

(h)	Derivative Financial Instruments

       The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, in June

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1998, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133” in June 2000. SFAS No. 133, as amended, standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, as amended, entities are required to carry all derivative instruments in the consolidated balance sheets at fair value. The accounting for changes in the fair value (that is, gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding the instrument. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

       JPC adopted SFAS No. 133, as amended, on January 1, 2001. The cumulative effect adjustment upon adoption, net of the related income tax effect, resulted in an increase to other comprehensive income of ¥230,015 thousand. All of that amount was reclassified into earnings during the year ended December 31, 2001.

       JPC uses foreign exchange forward contracts to manage currency exposure, resulting from changes in foreign currency exchange rates, on purchase commitments for contracted programming rights and other contract costs and for forecasted inventory purchases in U.S. Dollars. JPC enters into these contracts to hedge its U.S. Dollar denominated net monetary exposures. Hedges relating to purchase commitments for contracted programming rights and other contract costs may qualify for hedge accounting under the hedging criteria specified by SFAS No. 133. However, JPC has elected not to designate the transactions as hedges. Accordingly, changes in the fair value of derivatives are recorded in the consolidated statement of operations in the period of the change.

       JPC does not, as a matter of policy, enter into derivative transactions for the purpose of speculation.

(i)	Property and Equipment

       Property and equipment are stated at cost.

       Depreciation and amortization is generally computed using the straight line method over the estimated useful lives of the respective assets as follows:

Leasehold improvements	3-16 years
Equipment and vehicles	2-6 years
Furniture and fixtures	2-6 years

       Equipment under capital leases is stated at the present value of minimum lease payments. Equipment under capital leases is amortized using the straight line method over the shorter of the lease term and the estimated useful lives of the respective assets, which generally ranges from three to six years.

(j)	Software Development Costs

       JPC capitalizes certain costs incurred to purchase or develop software for internal-use. Costs incurred to develop software for internal-use are expensed as incurred during the preliminary project stage which includes, costs for making strategic decisions about the project, determining performance and system

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

requirements and vendor demonstration cost. Costs incurred subsequent to the preliminary project stage through implementation are capitalized. JPC also expenses costs incurred for internal-use software projects in the post implementation stage such as costs for training and maintenance. The capitalized cost of software is amortized straight-line over the estimated useful life, which is generally three to five years.

(k)	Goodwill and Other Intangible Assets

       Goodwill represents the excess of costs over fair value of net assets of businesses acquired. In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 requires the use of the purchase method of accounting for business combinations and establishes certain criteria for the recognition of intangible assets separately from goodwill. Under SFAS No. 142 goodwill is no longer amortized, but instead is tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Any recognized intangible assets determined to have an indefinite useful life are not amortized, but instead are tested for impairment until their life is determined to be no longer indefinite.

       Upon adoption of SFAS No. 142, JPC reassessed the useful lives and residual values of all intangible assets and made any necessary amortization period adjustments with no significant effects. In connection with the transitional impairment evaluation, SFAS No. 142 required JPC to perform an assessment of whether there was an indication that goodwill was impaired as of January 1, 2002. JPC had no goodwill recorded as of January 1, 2002 and, therefore, was not required to perform a transitional impairment evaluation.

       JPC performs its annual impairment test at the end of each year. JPC completed its annual impairment test at December 31, 2003, with no indication of impairment identified.

(l)	Long-Lived Assets and Long-Lived Assets to Be Disposed Of

       JPC accounts for long-lived assets in accordance with the provisions of SFAS No. 144. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles with definite useful lives be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. The standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. The associated asset retirement cost are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. JPC adopted SFAS No. 143 on January 1, 2003 and the adoption did not have a material effect on its results of operations, financial position or cash flows.

(m)	Accrued Pension and Severance Costs

       The Company and certain of its subsidiaries provide a Retirement Allowance Plan (“RAP”) for eligible employees. The RAP is an unfunded retirement allowance program in which benefits are based on

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

years of service which in turn determine a multiple of final monthly compensation. JPC accounts for the RAP in accordance with the provisions of SFAS No., 87, Employers’ Accounting for Pensions.

       In addition, JPC employees participate in an Employees’ Pension Fund (“EPF”) Plan. The EPF Plan is a multi-employer plan consisting of approximately 120 participating companies, mainly affiliates of Sumitomo Corporation. The plan is composed of substitutional portions based on the pay-related part of the old age pension benefits prescribed by the Welfare Pension Insurance Law in Japan, and corporate portions based on contributory defined benefit pension arrangements established at the discretion of the Company and its subsidiaries. Benefits under the EPF Plan are based on years of service and the employee’s compensation during the five years before retirement.

       The assets of the EPF Plan are co-mingled and no assets are separately identifiable for any one participating company. JPC accounts for the EPF Plan in accordance with the provisions of SFAS No., 87, “Employers’ Accounting for Pensions” governing multi-employer plans. Under these provisions, JPC recognizes net pension expense for the required contribution for each period and recognizes a liability for any contributions due but unpaid at the end of each period. Any shortfalls in plan funding are charged to participating companies on a ‘share-of-contribution’ basis through ‘special contributions’ spread over a period of years determined by the EPF Plan as being appropriate.

(n)	Revenue Recognition

Retail sales

       Revenue from sales of products by Shop Channel is recognized when the products are delivered to customers, which is when title and risk of loss transfers. JPC’s retail sales policy allows merchandise to be returned at the customers’ discretion, generally up to 30 days after the date of sale. Retail sales revenue is reported net of discounts, and of estimated returns, which are based upon historical experience.

Television Programming Revenue

       Television programming revenue includes subscription and advertising revenue.

       Subscription revenue is recognized in the periods in which programming services are provided to cable and satellite subscribers. JPC’s channels distribute programming to individual satellite platform subscribers through an agreement with the platform operator which provides subscriber management services to channels in return for a fee based on subscription revenues. Individual subscribers pay a monthly fee for programming channels under the terms of rolling one-month subscription contracts. Cable service providers generally pay a per-subscriber fee for the right to distribute JPC’s programming on their systems under the terms of generally annual distribution contracts. Subscription revenue is recognized net of satellite platform commissions and certain cooperative marketing and advertising funds paid to cable system operators. Satellite platform commissions for the years ended December 31, 2001, 2002 and 2003 were ¥733,040 thousand, ¥843,335 thousand and ¥1,580,945 thousand ($14,775,187), respectively. Cooperative marketing and advertising funds paid to cable system operators for the years ended December 31, 2001, 2002 and 2003 were ¥98,967 thousand, ¥80,289 thousand and ¥174,432 thousand ($1,630,206), respectively.

       The Company generates advertising revenue on all of its programming channels except Shop Channel. Advertising revenue is recognized, net of agency commissions, when advertisements are broadcast on JPC’s programming channels.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Services and Other Revenue

       Services and other revenue mainly comprises cable and advertising sales fees and commissions, and technical broadcast facility and production services provided by the Company and certain subsidiaries, and is recognized in the periods in which such services are provided to customers.

(o)	Cost of Retail Sales

       Cost of retail sales consists of the cost of products marketed to customers by Shop Channel, including write-downs for inventory obsolescence, shipping and handling costs and warehouse costs. Product costs are recognized as cost of retail sales in the accompanying consolidated statements of operations when the products are delivered to customers and the corresponding revenue is recognized.

(p)	Cost of Programming and Distribution

       Cost of programming and distribution consists of costs incurred to acquire or produce programs airing on the channels distributed to cable and satellite subscribers. Distribution costs include the costs of delivering the programming channels via satellite, including the costs incurred for uplink services and use of satellite transponders, and payments made to cable and satellite platforms for carriage of Shop Channel.

(q)	Advertising Expense

       Advertising expense is recognized as incurred and is included in selling, general and administrative expenses or, if appropriate, as a reduction of subscription revenue. Cooperative marketing costs are recognized as an expense to the extent that an identifiable benefit is received and fair value of the benefit can be reasonably measured, otherwise as a reduction of subscription revenue. Advertising expense included in selling, general and administrative expenses for the years ended December 31, 2001, 2002 and 2003 was ¥805,527 thousand, ¥1,062,757 thousand and ¥1,003,836 thousand ($9,381,645), respectively.

(r)	Income Taxes

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(s)	Foreign Currency Transactions

       Assets and liabilities denominated in foreign currencies are translated at the applicable current rates on the balance sheet date. All revenue and expenses denominated in foreign currencies are converted at the rates of exchange prevailing when such transactions occur. The resulting exchange gains or losses are reflected in other income (expense) in the accompanying consolidated statements of income.

(t)	Use of Estimates

       Management of JPC has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period, to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Significant items subject to such estimates and assumptions include

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

valuation allowances for accounts receivable, inventory, deferred tax assets and retail sales returns, and obligations related to employees’ retirement plans. Actual results could differ from estimates.

(u)	New Accounting Standards

       In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. In December 2003, the FASB issued a revision to FIN 46, or Revised Interpretation, to clarify some of the provisions of FIN 46. FIN 46 provides guidance on how to identify a variable interest entity, or VIE, and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE must be included in a company’s consolidated financial statements. A company that holds variable interests in an entity is required to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIEs expected losses and/or receive a majority of the entity’s expected residual returns, if any. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations. However, the Revised Interpretations must be applied no later than the first quarter of fiscal year 2004. VIEs created after January 1, 2004 must be accounted for under the Revised Interpretations. There has been no material effect to JPC’s consolidated financial statements from potential VIEs entered into after January 31, 2003 and there is no expected impact from the adoption of the deferred provisions in the first quarter of fiscal year 2004.

(2)	U.S. Dollar Amounts

       U.S. dollar amounts presented in the consolidated financial statements and related notes are included solely for the convenience of the reader. These translations should not be construed as representations as to what the yen amounts actually represent in, or have been or could be converted into, U.S. Dollars. For this purpose, the rate of ¥107 per U.S.$1, the approximate exchange rate at December 31, 2003, was used for translation of the accompanying consolidated financial statements of JPC as of and for the year ended December 31, 2003.

(3)	Retail Inventories

       Retail inventories comprise finished goods available for sale by Shop Channel.

(4)	Program Rights and Language Versioning

       Program rights and language versioning as of December 31, 2002 and 2003 are composed of the following:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Program rights	¥1,346,151	¥1,616,603	$15,108,439
Language versioning	219,802	206,884	1,933,495

	1,565,953	1,823,487	17,041,934
Less accumulated amortization	(816,545)	(1,036,357)	(9,685,579)

	¥749,408	¥787,130	$7,356,355

       Amortization expense related to program rights and language versioning for the years ended December 31, 2001, 2002 and 2003 was ¥1,102,808 thousand, ¥1,298,054 thousand and ¥1,570,670

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

thousand ($14,679,159), respectively, included in cost of programming and distribution in the consolidated statements of operations.

(5)	Investments

       Investments, including advances, as of December 31, 2002 and 2003 are composed of the following:

	2002		2003		2003

	Percentage	Carrying	Percentage	Carrying	Carrying
	ownership	amount	ownership	amount	amount

		(unaudited)		Yen	U.S. Dollars
		Yen		(Thousands)	(Note 2)
		(Thousands)
Investments accounted for under the equity method:
Discovery Japan, Inc.	50.0%	¥138,247	50.0%	¥281,692	$2,632,636
Animal Planet Japan, Co. Ltd.	33.3%	284,095	33.3%	342,423	3,200,215
InteracTV Co., Ltd.	42.5%	40,077	42.5%	38,805	362,664
JSports Broadcasting Corporation	28.5%	967,205	28.5%	1,110,431	10,377,860
AXN Japan, Inc.	—	—	35.0%	825,112	7,711,327

Total equity method investments		1,429,624		2,598,463	24,284,702
Investments accounted for at cost:
NikkeiCNBC Japan, Inc.	9.8%	100,000	9.8%	100,000	934,579
Kids Station, Inc.	15.0%	304,500	15.0%	304,500	2,845,794
AT-X, Inc.	12.3%	266,000	12.3%	266,000	2,485,981
Nihon Eiga Satellite Broadcasting Corporation	10.0%	66,600	10.0%	66,600	622,430
Satellite Service Co. Ltd.	12.0%	24,000	12.0%	24,000	224,299

Total cost method investments		761,100		761,100	7,113,083

		¥2,190,724		¥3,359,563	$31,397,785

       The following investments represent participation in programming channel businesses:

Discovery Japan, Inc., a general documentary channel;
Animal Planet Japan, Co. Ltd., an animal-specific documentary channel;
JSports Broadcasting Corporation, a sports channel business currently operating three channels;
AXN Japan, Inc., an action and adventure channel;
NikkeiCNBC Japan, Inc., a news service channel;
Kids Station, Inc., a childrens’ entertainment channel;
AT-X, Inc., an animation genre channel; and
Nihon Eiga Satellite Broadcasting Corporation, a Japanese period drama and movie channels business currently operating two channels.

       The following investments represent participation in broadcast license-holding companies through which channels are consigned to subscribers to the ’CS110 degree East’ Direct-to-home satellite service:

InteracTV Co., Ltd., holds licenses for CSN, Lala, Golf Network and Shop channels, among others;
Satellite Service Co. Ltd., holds licenses for Discovery and Animal Planet channels, among others.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The following reflects JPC’s share of earnings (losses) of investments accounted for under the equity method for the years ended December 31, 2001, 2002 and 2003:

	2001	2002	2003	2003

	(unaudited)	(unaudited)	Yen	U.S. Dollars
	Yen	Yen	(Thousands)	(Note 2)
	(Thousands)	(Thousands)
Discovery Japan, Inc.	¥190,831	¥(92,949)	¥143,445	$1,340,607
Animal Planet Japan, Co. Ltd.	(187,568)	(260,929)	(311,673)	(2,912,832)
InteracTV Co., Ltd.	(1,281)	(1,142)	(1,272)	(11,888)
JSports Broadcasting Corporation	(337,548)	191,262	143,227	1,338,571
AXN Japan, Inc.	—	—	(38,199)	(357,000)

	¥(335,566)	¥(163,758)	¥(64,472)	$(602,542)

       In August 2003, the Company invested ¥863,311 thousand ($8,068,327) to acquire a 35% interest in AXN Japan, Inc. AXN is an action and adventure entertainment channel that complements JPC’s channel businesses.

       The carrying amount of investments in affiliates as of December 31, 2002 and 2003, includes ¥nil and ¥751,940 thousand ($7,027,477), respectively, of excess cost of the investments over the company’s equity in the net assets of the affiliates, the amount of that excess representing “equity method goodwill”.

       JPC holds 33% of the ordinary shares of Animal Planet Japan, Co. Ltd, and records its share of the earnings and losses in accordance with that ordinary shareholding ratio. The Company has funding obligations in accordance its ordinary shareholding ratio up to a maximum of ¥1,295,250 thousand ($12,105,140). During the years ended December 31, 2002 and 2003, the Company invested ¥620,000 thousand and ¥370,000 thousand ($3,457,944), respectively, and has made a total investment of ¥1,130,000 thousand ($10,560,748) at December 31, 2003, in Animal Planet Japan, Co. Ltd.

       Financial information for the companies in which the Company has an investment accounted for under the equity method is presented as combined as the companies are similar in nature and operate in the same business area. Condensed combined financial information is as follows:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Combined financial position at December 31,
Combined current assets	¥5,877,390	¥6,747,882	$63,064,318
Combined other assets	741,068	1,780,915	16,644,065

Total assets	6,618,458	8,528,797	79,708,383

Combined current liabilities	2,973,964	2,983,359	27,881,860
Combined other liabilities	1,286,696	2,543,293	23,769,093
Combined shareholders’ equity	2,357,798	3,002,145	28,057,430

Total liabilities and shareholders’ equity	6,618,458	8,528,797	79,708,383

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2001	2002	2003	2003

	(unaudited)	(unaudited)	Yen	U.S. Dollars
	Yen	Yen	(Thousands)	(Note 2)
	(Thousands)	(Thousands)
Combined operations for the year ended December 31,
Combined revenues	¥9,572,502	¥16,034,608	¥15,256,112	$142,580,482
Combined operating expenses	12,283,705	15,720,997	15,270,229	142,712,420

Combined operating income (loss)	(2,711,203)	313,611	(14,117)	(131,938)
Other income, net, including income taxes	1,092,225	364,935	319,099	2,982,237

Net income	¥(1,618,978)	¥678,546	¥304,982	$2,850,299

(6)	Property and Equipment

       Property and equipment as of December 31, 2002 and 2003 are comprised of the following:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Furniture and fixtures	¥107,728	¥143,364	$1,339,848
Leasehold improvements	478,353	671,028	6,271,286
Equipment and vehicles	2,798,118	2,698,152	25,216,378
Land	437,147	437,147	4,085,482
Construction in progress	50,550	253,678	2,370,827

	3,871,896	4,203,369	39,283,821
Less accumulated depreciation and amortization	(1,951,398)	(2,191,083)	(20,477,410)

	¥1,920,498	¥2,012,286	$18,806,411

       Property and equipment assets include assets held under capitalized lease arrangements (Note 10). Depreciation and amortization expense related to property and equipment for the years ended December 31, 2001, 2002 and 2003 was ¥671,354 thousand, ¥699,332 thousand and ¥734,930 thousand ($6,868,505), respectively.

(7)	Software Development Costs

       Software development costs as of December 31, 2002 and 2003 are as follows:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Software development costs	¥1,731,658	¥1,938,261	$18,114,590
Less accumulated amortization	(375,866)	(487,873)	(4,559,562)

	¥1,355,792	¥1,450,388	$13,555,028

       Significant software development additions during 2002 and 2003 included development of Shop Channel e-commerce infrastructure, and development of an affiliate sales receivables management system.

       Aggregate amortization expense for the years ended December 31, 2001, 2002 and 2003 was ¥189,705 thousand, ¥355,727 thousand and ¥451,327 thousand ($4,218,009), respectively.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(8)	Goodwill

       The changes in the carrying amount of goodwill for the years ended December 31, 2001, 2002 and 2003 were as follows:

	2001	2002	2003	2003

	(unaudited)	(unaudited)	Yen	U.S. Dollars
	Yen	Yen	(Thousands)	(Note 2)
	(Thousands)	(Thousands)
Balance at beginning of year	¥—	¥—	¥191,482	$1,789,551
Acquisitions	—	191,482	—	—
Adjustment	—	—	(2,537)	(23,710)

Balance at end of year	¥—	¥191,482	¥188,945	$1,765,841

       A breakdown of the goodwill recorded during 2002 is provided in note 18.

       As the Company did not have any goodwill in 2001, comparability of the consolidated financial statements was not impacted by the adoption of SFAS No. 142 on January 1, 2002.

       The Company does not have any other indefinite lived intangible assets.

(9)	Fair Value of Financial Instruments

       The carrying amounts for financial instruments in JPC’s consolidated financial statements at December 31, 2002 and 2003 approximate their estimated fair values. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

       Cash and cash equivalents, trade accounts receivable, trade accounts payable, income taxes payable, accrued expense, and other current liabilities (non-derivatives): The carrying amounts approximate fair value because of the short duration of these instruments.

       Foreign exchange forward contracts: The carrying amount is reflective of fair value. The fair value of currency forward contracts is estimated based on the intrinsic value of each contract. As at December 31, 2002, fair value of foreign exchange forward contracts of ¥18,081 thousand was included in the consolidated balance sheet under the other current assets caption, and ¥92,702 thousand was included under the other current liabilities caption. As at December 31, 2003, fair value of foreign exchange forward contracts of ¥241,507 thousand ($2,257,072) was included in the consolidated balance sheet under the other current liabilities caption.

       Long-term debt, including current portion: The fair value of JPC’s long-term debt is estimated by discounting the future cash flows of each instrument by a proxy for rates expected to be incurred on similar borrowings at current rates. Borrowings bear interest based on certain financial ratios that determine a margin over Euroyen TIBOR, and are therefore variable. JPC believes the carrying amount approximates fair value based on the variable rates and currently available terms and conditions for similar debt.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       Capital lease obligations, including current installments: The carrying amount is reflective of fair value. The fair value of JPC’s capital lease obligations is estimated by discounting the future cash flows of each instrument at rates currently offered to JPC by leasing companies.

(10)	Leases

       JPC is obligated under various capital leases for certain equipment and other assets that expire at various dates, generally during the next five years. At December 31, 2002 and 2003, the gross amount of equipment and the related accumulated depreciation recorded under capital leases were as follows:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Equipment	¥2,130,030	¥1,794,097	$16,767,260
Others	150,872	99,667	931,464
Less accumulated depreciation	(1,504,804)	(1,417,805)	(13,250,512)

	¥776,098	¥475,959	$4,448,212

       Depreciation of assets held under capital leases is included with depreciation and amortization expense. Leased equipment is included in property and equipment (note 6).

       Future minimum capital lease payments as of December 31, 2003 are as follows:

		U.S. Dollars
	Yen	(Note 2)

	(Thousands)
Year ending December 31,
2004	¥344,399	$3,218,682
2005	120,548	1,126,621
2006	38,335	358,270
2007	24,396	228,000
2008	7,702	71,977
Thereafter	9	80

Total minimum lease payments	535,389	5,003,630
Less amount representing interest (at rates ranging from 1.25% to 2.6%)	(30,679)	(286,717)

Present value of minimum capital lease payments	504,710	4,716,913
Less current installments	(329,764)	(3,081,907)

	¥174,946	$1,635,006

       JPC also has several operating leases, primarily for office space, that expire over the next 10 years, and a lease for land that expires in 30 years. Rent expense for the years ended December 31, 2001, 2002 and 2003 was ¥228,121 thousand, ¥238,621 thousand and ¥275,264 thousand ($2,572,561), respectively.

       The Company leases two principal office premises. JPC headquarters has a rolling two-year lease agreement that provides for annual rental costs of ¥184,109 thousand ($1,720,643). Shop Channel has a 10-year agreement expiring in October 2013 with an annual rental cost of ¥186,711 thousand ($1,744,961). These and other leases for office space are mainly cancelable upon six months notice. Accordingly, the schedule below detailing future minimum lease payments under noncancelable operating leases includes the lease costs for the Company’s premises for only a six-month period.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       Future minimum lease payments for the noncancelable portion of operating leases as of December 31, 2003 are as follows:

		U.S. Dollars
	Yen	(Note 2)

	(Thousands)
Year ending December 31,
2004	¥291,118	$2,720,733
2005	4,980	46,542
2006	4,980	46,542
2007	4,980	46,542
2008	4,980	46,542
Thereafter	116,615	1,089,860

Total minimum lease payments	¥427,653	$3,996,761

(11)	Debt

       Short-term debt at December 31, 2002 and 2003 consists of the following:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Promissory note	¥—	¥46,000	$429,907

       Short-term debt represents a Promissory note in the amount of ¥46,000 thousand ($429,907) due to Sony Pictures Entertainment (Japan) Inc. The borrowing bears interest at Japan Short Term Prime rate (1.375% at December 31, 2003) and is due on March 31, 2004.

       Long-term debt at December 31, 2002 and 2003 consists of the following:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Borrowings from banks	¥4,000,000	¥4,000,000	$37,383,178
Loans from shareholders	1,000,000	1,000,000	9,345,794
Loans from subsidiary minority shareholders	976,000	1,016,000	9,495,327

Total long term debt	5,976,000	6,016,000	56,224,299
Less: current portion	(600,000)	—	—

Long-term debt, excluding current portion	¥5,376,000	¥6,016,000	$56,224,299

       At December 31, 2003, the Company had a ¥10,000,000 thousand ($93,457,944) credit facility (“the Facility”) with a group of banks. The Facility, which is guaranteed by certain of the Company’s subsidiaries, comprises an ¥8,000,000 thousand ($74,766,355) five-year term loan and a ¥2,000,000 thousand ($18,691,589) 364-day revolving facility. Outstanding borrowings under the five-year term loan at December 31, 2003 were ¥4,000,000 thousand ($37,383,178). There were no borrowings outstanding under the 364-day revolving facility as of December 31, 2003. The Company pays a commitment fee of 0.20% on undrawn borrowings of the Facility. Interest on outstanding borrowings is based on certain financial ratios and can range from Euroyen TIBOR + 0.75% to TIBOR + 2.00% for the five-year term loan and from TIBOR + 0.70% to TIBOR + 1.00% for the 364-day revolving facility. The interest rates charged at

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2003 for the five-year term loan and for the 364-day revolving facility were 0.83% and 0.78%, respectively.

       The term loan portion of the Facility is available to be drawn upon until December 25, 2005. Repayment by installments begins on March 31, 2006, on a quarterly basis, equal to 10% of the outstanding balance at the end of the availability period, until fully repaid on June 25, 2008. The 364-day revolving facility is available until June 22, 2004, and repayment in full is due on that date.

       The Facility contains certain financial and other restrictive covenants. The financial covenants consist of: (i) EBITDA, as defined by the Facility agreement and reported on a Japan Commercial Code basis, shall be equal to or exceed, for fiscal year 2003, ¥2,500,000 thousand; for fiscal year 2004, ¥3,000,000 thousand; for fiscal year 2005, ¥3,500,000 thousand; for fiscal year 2006, ¥4,000,000 thousand; for fiscal year 2007, ¥5,000,000 thousand; and (ii) ‘Actual Amount of Investment’, as defined by the Facility agreement, shall not exceed ‘Maximum Amount of Investment’ as defined, provided that, in respect of a fiscal year, an amount equal to the excess of Maximum over Actual amount of investment shall be added to the Maximum Amount of Investment of the next following fiscal year. Maximum amounts of investment are defined relative to prior year EBITDA and other specified amounts.

       Restrictive covenants contained in the Facility agreement include certain restrictions on: (i) creation of contractual security interests over the Company’s assets; (ii) sale of assets that would result in material adverse effect, or would comprise over 10% of total assets; (iii) corporate reorganization that would result in material adverse effect; (iv) sale of shares in principal subsidiaries; (v) distribution of dividends, repurchase of own shares, and repayment of subordinated loans; (vi) amendment of subordinated loan agreements; (vii) transactions with related parties other than in normal course of business, (viii) changes in fundamental nature of business; (ix) incursion of interest-bearing debt not contemplated in the Facility agreement; (x) transfer, creation of security interests on, or otherwise disposal of the Company’s shares; (xi) changes in control of the Company management by parent companies; (xii) purchase of shares in companies in unrelated business areas; and (xiii) changes in scope of the business of a particular subsidiary.

       The Facility was renegotiated in June 2003 and replaced a similar facility that was in place as at December 31, 2002. The previous facility comprised a ¥4,000,000 thousand five-year term loan and a ¥1,000,000 thousand 364-day revolving facility. Outstanding borrowings under the five-year term loan at December 31, 2002 were ¥4,000,000 thousand. There were no borrowings outstanding under the 364-day revolving facility as of December 31, 2002. The interest rates charged at December 31, 2002 for the five-year term loan and for the 364-day revolving facility were 0.82% and 0.77%, respectively. The previous credit facility contained similar financial and other restrictive covenants.

       JPC is in the process of complying with the covenant restricting incursion of interest-bearing debt not contemplated in the Facility agreement, such that if JPC advances new loans to companies other than the guarantors of the Facility after the date of the Facility agreement, those loans must be assigned to the lenders under a loan receivable assignment agreement. JPC has formally informed the lenders that they expect to complete a loan receivable assignment by 30 April 2004 with regards to a promissory note in the amount of ¥46,000 thousand ($429,907) issued to AXN Japan Inc, a JPC affiliate company. Although there is no timeframe for assignment specified in the Facility agreement, the lenders have advised JPC that this is an acceptable timeframe and confirmed that JPC is not in default of the Facility agreement in respect of this matter.

       The Company has outstanding term borrowings of ¥500,000 thousand ($4,672,897) from each of Liberty Media Corporation and Sumitomo Corporation. The borrowings are subordinated to the Facility described above. The borrowings bear interest at the higher of the rate applicable to the term loan portion

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of the Facility, and Japan Long Term Prime rate (1.70% and 1.85% at December 31, 2002 and 2003, respectively), and are due in full on July 26, 2008.

       JPC has the following debt of certain subsidiaries due to minority shareholders in those subsidiaries:

Outstanding borrowings of ¥796,000 thousand and ¥836,000 thousand ($7,813,084) as of December 31, 2002 and 2003, respectively, by Jupiter Sports Inc. due to Liberty J Sports, Inc., an indirect wholly owned subsidiary of Liberty Media Corporation. The borrowings are subordinated to the Facility described above. The borrowings bear interest at the higher of the rate applicable to the term loan portion of the Facility, and Japan Long Term Prime rate (1.70% and 1.85% at December 31, 2002 and 2003, respectively), and are due in full on December 31, 2007.

Outstanding borrowings as of December 31, 2002 and 2003, of ¥180,000 thousand ($1,682,243) by Jupiter Shop Channel Co., Ltd. due to Home Shopping Network Inc. The borrowings are subordinated to the Facility described above. The borrowings bear interest at Japan Short Term Prime rate (1.375% at December 31, 2002 and 2003), and are due in full on December 31, 2005.

       The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2003 are as follows:

	2003	2003

	Yen	U.S. Dollars
	(Thousands)	(Note 2)
Year ending December 31,
2004	¥—	$—
2005	180,000	1,682,243
2006	1,600,000	14,953,271
2007	2,436,000	22,766,355
2008	1,800,000	16,822,430

Total debt	¥6,016,000	$56,224,299

(12)	Income Taxes

       The components of the provision for income taxes for the years ended December 31, 2001, 2002 and 2003 recognized in the consolidated statements of operations are as follows:

	2001	2002	2003	2003

	(unaudited)	(unaudited)		U.S. Dollars
	Yen	Yen	Yen	(Note 2)
	(Thousands)	(Thousands)	(Thousands)
Current taxes	¥249,338	¥1,239,964	¥2,072,264	$19,366,955
Deferred taxes	(304,951)	(536,017)	(553,039)	(5,168,590)

Income tax expense (benefit)	¥(55,613)	¥703,947	¥1,519,225	$14,198,365

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       All pre-tax income and income tax expense (benefit) is related to operations in Japan. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2003 are presented below.

	2002	2003	2003

	(unaudited)		U.S. Dollars
	Yen	Yen	(Note 2)
	(Thousands)	(Thousands)
Deferred tax assets:
Retail inventories	¥485,223	¥617,970	$5,775,416
Property and equipment	111,547	195,223	1,824,514
Accrued liabilities	213,238	372,529	3,481,578
Enterprise tax payable	112,454	142,709	1,333,729
Foreign exchange gain/loss	32,239	101,371	947,390
Equity method investments	776,675	711,645	6,650,891
Operating loss carryforwards	3,775,943	1,892,339	17,685,411
Others	214,489	270,394	2,527,053

	5,721,808	4,304,180	40,225,982
Less valuation allowance	(4,872,322)	(2,901,655)	(27,118,271)

Total deferred tax assets	849,486	1,402,525	13,107,711
Deferred tax liabilities	—	—	—

Net deferred tax assets	¥849,486	¥1,402,525	$13,107,711

       The net changes in the total valuation allowance for the years ended December 31, 2001, 2002 and 2003 were decreases of ¥576,250 thousand, ¥1,003,452 thousand, and ¥1,970,667 thousand ($18,417,454), respectively.

       In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefit of these deductible differences, net of the existing valuation allowance. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of the future taxable income during the carryforward period are reduced.

       At December 31, 2003, JPC and its subsidiaries had total net operating loss carried forward for income tax purposes of approximately ¥4,650,623 thousand ($43,463,766), which are available to offset future taxable income, if any. JPC subsidiaries are subject to taxation on a stand-alone basis and net

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

operating loss carried forwards may not be utilized against other group company profits. Aggregated net operating losses carried forward expire as follows:

		U.S. Dollars
	Yen	(Note 2)

	(Thousands)
Year ending December 31,
2004	¥3,043,370	$28,442,710
2005	895,871	8,372,626
2006	143,308	1,339,327
2007	339,630	3,174,112
2008	228,444	2,134,991

	¥4,650,623	$43,463,766

       The Company and its subsidiaries are subject to Japanese National Corporate tax of 30%, an Inhabitant tax of 6% and a deductible Enterprise tax of 10%, which in aggregate result in a statutory tax rate of 42.1%. On March 24, 2003, the Japanese Diet approved the Amendments to Local Tax Law, reducing the standard enterprise tax rate from 10.08% to 7.2%. The amendments to the tax rates will be effective for fiscal years beginning on or after April 1, 2004. Consequently, the statutory income tax rate will be lowered to approximately 40% for deferred tax assets and liabilities expected to be settled or realized on or after January 1, 2005. A reconciliation of the Japanese statutory income tax rate and the effective income tax rate as a percentage of income before income taxes for the years ended December 31, 2001, 2002 and 2003 is as follows:

	2001	2002	2003

	(unaudited)	(unaudited)
Statutory tax rate	42.1%	42.1%	42.1%
Non-deductible expenses	1.9	2.8	1.9
Change in the beginning of the year balance of valuation allowance	(17.6)	—	—
Change in valuation allowance	(31.7)	(27.1)	(9.9)
Reduction of tax net operating loss due to intercompany transfer of assets	—	19.6	—
Additional tax deduction due to intercompany transfer of assets	—	(3.9)	(1.7)
Others	0.8	0.6	(0.7)

Effective income tax rate	(4.5)%	34.1%	31.7%

(13)	Accrued Pension and Severance Cost

       Net periodic cost of the Company and its subsidiaries’ unfunded Retirement Allowance Plans (“RAP”) accounted for in accordance with SFAS No. 87 for the years ended December 31, 2001, 2002 and 2003, included the following components:

	2001	2002	2003	2003

	(unaudited)	(unaudited)	Yen	U.S. Dollars
	Yen	Yen	(Thousands)	(Note 2)
	(Thousands)	(Thousands)
Service cost— benefits earned during the year	¥42,381	¥43,652	¥44,743	$418,163
Interest cost on projected benefit obligation	2,037	2,625	3,951	36,923
Recognized actuarial loss	—	10,341	15,972	149,273

Net periodic cost	¥44,418	¥56,618	¥64,666	$604,359

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The reconciliation of beginning and ending balances of the benefit obligations of the Company and its subsidiaries’ plans accounted for in accordance with SFAS No. 87 are as follows:

	2002	2003	2003

	(unaudited)	Yen	U.S. Dollars
	Yen	(Thousands)	(Note 2)
	(Thousands)
Change in projected benefit obligation:
Benefit obligation, beginning of year	¥105,012	¥158,031	$1,476,924
Service cost	43,652	44,743	418,163
Interest cost	2,625	3,951	36,923
Actuarial loss	10,342	15,973	149,279
Benefits paid	(3,600)	(6,087)	(56,887)

Projected benefit obligation, end of year	¥158,031	¥216,611	$2,024,402

Accumulated benefit obligation, end of year	¥118,932	¥164,662	$1,538,894

       Actuarial gains and losses are recognized fully in the year in which they occur. The weighted-average discount rate used in determining costs of the Company and its subsidiaries’ plans was 3.00%, 2.50% and 2.00% for the years ended December 31, 2001, 2002 and 2003, respectively. Assumed salary increases ranged from 1% to 4.11% depending on employees’ age for the years ended December 31, 2001, 2002 and 2003.

       In addition, employees of the Company and certain of its subsidiaries participate in a multi-employer defined benefit Employees’ Pension Fund (“EPF”) plan. The Company contributions to this plan amounted to ¥44,607 thousand, ¥56,976 thousand, and ¥60,322 thousand ($563,757) for the years ended December 31, 2001, 2002 and 2003, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

(14)	Shareholders’ Equity

       The Commercial Code of Japan, provides that an amount equal to at least 10% of cash dividends and other cash appropriations paid be appropriated as a legal reserve until the aggregated amount of additional paid-in capital and the legal reserve equals 25% of the issued capital.

       The Company paid no cash dividends for the years ended December 31, 2001, 2002 and 2003. The amount available for dividends under the Commercial Code of Japan is based on the unappropriated retained earnings recorded in the Company’s books of account and amounted to nil at December 31, 2003.

(15)	Related Party Transactions

       JPC engages in a variety of transactions in the normal course of business, several of which are with related parties. Significant related party balances, income and expenditures have been separately identified in the consolidated balance sheets and statements of operations. In addition to those transactions, cost of retail sales transactions with related parties for the years ended December 31, 2001, 2002 and 2003 were ¥nil, ¥15,893 thousand and ¥67,970 thousand ($635,237), respectively.

       A list of related parties and a description of main types of transactions with each party follows:

       Sumitomo Corporation, shareholder, and its subsidiaries: television programming advertising revenues, cost of retail sales, costs of programming and distribution, selling, general and administrative expenses for staff secondment fees, cash deposits, property and equipment capital leases, subordinated loans and interest thereon;

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       Liberty Media Corporation, shareholder, and its subsidiaries: selling, general and administrative expenses for staff secondment fees, subordinated loans and interest thereon;

       Discovery Japan, Inc., and Animal Planet Japan, Co. Ltd, affiliate companies: services and other revenues from cable and advertising sales activities and broadcasting, marketing and office support services; costs of programming and distribution relating to direct-to-home subscription revenue;

       JSports Broadcasting Corporation, affiliate company: services and other revenues from cable and advertising sales activities and recovery of staff costs for seconded staff;

       InteracTV Co., Ltd, affiliate company: pass through of direct-to-home television programming subscription revenues to JPC, costs of programming and distribution payments for transponder services;

       Minority interests in Jupiter Golf Network, Co. Ltd, four companies holding total of 10.6%: television programming advertising revenues;

       Home Shopping Network Inc.: minority shareholder loans and interest thereon;

       Jupiter Telecommunications Inc, an affiliated company jointly controlled by Sumitomo Corporation and a wholly owned subsidiary of Liberty Media Corporation: television programming cable subscription revenues, costs of programming and distribution for carriage of Shop Channel by cable systems.

(16)	Concentration of credit risk

       As of December 31, 2002 and 2003, SkyPerfect TV and Jupiter Telecommunications Co., Ltd (“JCom”), a related party, agent for sales of programming delivered via satellite and most significant cable system operator, respectively, represented concentrations of credit risk for the Company. For the years ended December 31, 2001, 2002 and 2003, subscription revenues of ¥1,218,284 thousand, ¥1,688,119 thousand and ¥2,888,163 thousand ($26,992,178), respectively, received through SkyPerfect TV, accounted for approximately 33%, 35% and 45%, respectively, of subscription revenues, and 5%, 5% and 6%, respectively, of total revenues. As of December 31, 2001, 2002 and 2003, SkyPerfect TV accounted for approximately 6%, 7% and 5%, respectively, of accounts receivable. For the years ended December 31, 2001, 2002 and 2003, subscription revenues of ¥869,053 thousand, ¥1,207,749 thousand and ¥1,361,897 thousand ($12,728,009), respectively, received through JCom, accounted for approximately 23%, 25% and 21%, respectively, of subscription revenues, and 3%, 4% and 3%, respectively, of total revenues. As of December 31, 2001, 2002 and 2003, JCom accounted for approximately 8%, 7% and 6%, respectively, of accounts receivable.

(17) Commitments, other than leases

       At December 31, 2003, JPC has commitments to purchase various programs as follows:

		U.S. Dollars
	Yen	(Note 2)

	(Thousands)
Year ending December 31,
2004	¥514,940	$4,812,523
2005	418,688	3,912,972
2006	474,190	4,431,682

Total program purchase commitments	¥1,407,818	$13,157,177

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       At December 31, 2003, JPC has commitments for transponder and uplink services as follows:

		U.S. Dollars
	Yen	(Note 2)

	(Thousands)
Year ending December 31,
2004	¥1,621,933	$15,158,249
2005	1,689,983	15,794,235
2006	1,708,063	15,963,202
2007	1,110,007	10,373,899
2008	1,115,895	10,428,922
Thereafter	4,436,468	41,462,325

Total transponder and uplink services commitments	¥11,682,349	$109,180,832

       JPC contracts, through subsidiaries and affiliate licensed broadcasting companies, to lease capacity on three satellites from two transponder service providers. JPC channels contract for a portion of the capacity available on a transponder according to the bandwidth needs of individual channels. Transponder service contracts are generally ten years in duration. Service fees are based on fixed rates or a fixed portion plus a variable portion based on platform subscriber numbers. Termination is possible on a channel-by-channel basis. One transponder service provider charges termination penalty fees, the other does not charge a fee until the last channel from one licensed broadcaster terminates. Due to the unclear nature of the responsibility for termination fees, commitments are disclosed for the full minimum commitment amounts under the service contracts.

       JPC has capital equipment purchase commitments amounting to ¥2,953,930 thousand ($27,606,822) at December 31, 2003 that must be expended by December 31, 2005.

(18)	Acquisition

       On May 1, 2002, the Company acquired 100% of the outstanding common shares of Misawa Satellite Broadcasting Co., Ltd. (MSB), a television programming company. The aggregate purchase price was ¥188,844 thousand ($1,764,897) and was paid in cash. The acquisition was accounted for as a purchase. On January 1, 2003, the Company merged the business operations of MSB with its wholly-owned subsidiary, Jupiter Satellite Broadcasting Co., Ltd. MSB operated Home Channel and as a result of the acquisition, the Company is expected to increase direct-to-home revenue from the packages in which Home Channel was carried. The results of operations of MSB are included in the accompanying consolidated statements of operations from May 1, 2002 onward.

       Had the operating results of MSB been included as if the transaction had been consummated on January 1, 2001, the Company’s operating results for the years ended December 31, 2001 and 2002 would not have been materially different. Goodwill from the acquisition of MSB is not deductible for tax purposes.

JUPITER PROGRAMMING CO. LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

		U.S. Dollars
	Yen	(Note 2)

	(Thousands)
Current assets	¥139,787	$1,306,420
Goodwill	183,655	1,716,402

Total assets acquired	323,442	3,022,822
Current liabilities assumed	134,598	1,257,925

Net assets acquired	¥188,844	$1,764,897

       In addition to the goodwill recognized from the MSB transaction, ¥7,827 thousand of other goodwill was recorded in 2002.

(19)	Subsequent events

       On January 30, 2004, the total number of the Company’s ordinary shares authorized to be issued was increased from 450,000 to 460,000 shares.

       On March 7, 2004, the Company transferred ¥8,400,000 thousand ($78,504,673) of ordinary capital to accumulated deficit to eliminate the Company’s accumulated deficit and generate positive retained earnings. On a consolidated basis, JPC will continue to show an accumulated deficit immediately after such transfer. This transfer was made in accordance with the Commercial Code of Japan, which requires a company to make any purchase of its own shares, as contemplated in the further transaction noted below, out of retained earnings. As a result of the transfer, the Company’s ordinary share capital was reduced to ¥8,434,000 thousand ($78,822,430), with a corresponding increase of retained earnings. Such transfer did not impact the Company’s total equity, cash position or liquidity.

       On March 16, 2004, the Company’s Board of Directors unanimously approved the following transactions, details of which are subject to agreement between the Company’s shareholders, Sumitomo Corporation and Liberty Programming Japan, Inc., based on a third party valuation of the Company:

1)	Issuance of new ordinary shares to Sumitomo Corporation;

2)	Acquisition of a proportion of the Company’s ordinary shares from each of Sumitomo Corporation and Liberty Programming Japan Inc. to be held as treasury shares;

3)	Subject to completion of the aforementioned transactions, acquisition of all the issued and outstanding shares of a subsidiary of one of the Company’s shareholders engaged in a related business area of the Company, in exchange for the Company’s ordinary shares held as treasury shares.

       The above transactions are expected to be completed in April 2004 and will have no impact on the Company’s liquidity or the relative shareholdings of the Company’s two ultimate shareholders.

Independent Auditors’ Report

To the Board of Directors and Shareholders of Suez Lyonnaise Telecom S.A

       We have audited the accompanying consolidated balance sheets of Suez Lyonnaise Telecom S.A and subsidiaries (“the Group”), as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group at December 31, 2003, 2002 and 2001 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in France.

       Accounting practices generally accepted in France vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 8 to the consolidated financial statements.

Neuilly-sur-Seine, July 16, 2004

Barbier Frinault & Autres

Ernst & Young

/s/ BRUNO BIZET

Bruno Bizet

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS)

CONSOLIDATED BALANCE SHEET

(In thousands of euros)

	December 31,	December 31,	December 31,
	2001	2002	2003

ASSETS
Non-current assets
Intangible assets, net
Goodwill	48,452	45,522	42,597
Concessions, patents and brands	19,844	20,585	10,375
Other intangible assets and in progress	694,471	654,403	163,187

	762,767	720,510	216,159
Tangible assets, net
Land	253	147	147
Constructions, net	474,998	484,613	456,998
Technical fixtures, net	84,925	64,659	60,360
Other tangible assets, net	25,116	22,151	17,336
Fixed assets under construction	65,500	51,010	17,775

	650,792	622,580	552,616
Investments	4,405	880	782

Total non-current assets	1,417,964	1,343,970	769,557
Current assets
Inventories, net	5,693	5,550	1,774
Advances and payment on account	12,713	9,651	14,297
Trade receivables	26,643	20,699	17,456
Other receivables	50,243	40,489	53,950
Marketable securities	23	—	1,215
Cash and cash equivalents	8,040	3,757	6,657
Prepaid expenses	9,611	9,045	2,695

Total current assets	112,966	89,191	98,044

TOTAL ASSETS	1,530,930	1,433,161	867,601

LIABILITIES AND SHAREHOLDERS’ EQUITY
Shareholders’ equity
Capital stock	470,371	470,371	470,371
Additional paid-in capital	378,287	378,287	378,287
Accumulated deficit	(17,254)	(152,589)	(463,668)
Net loss for the year	(135,335)	(311,079)	(622,713)

Total Shareholders’ equity	696,069	384,990	(237,723)

Contingencies and loss provisions	23,643	26,024	17,936
Liabilities
Bank debt	232,034	214,489	210,558
Other debt	332,020	589,235	663,055
Customers deposits	34,734	40,520	43,548
Advanced payment received	1,407	173	1,146
Trade payables	115,542	109,035	114,814
Tax and social liabilities	11,619	24,721	22,859
Amounts due to suppliers of fixed assets	76,934	39,289	20,953
Other liabilities	4,706	2,775	7,046
Deferred income	2,222	1,910	3,409

Total liabilities	811,218	1,022,147	1,087,388

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,530,930	1,433,161	867,601

The accompanying notes are an integral part of the consolidated financial statements.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS)

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of euros except amounts per share)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2002	2003

Net sales	140,864	276,333	299,039
Other operating revenues	3,126	14,493	15,444

Total Revenues	143,990	290,826	314,483
Purchases of materials	2,456	7,160	10,388
Other external operating expenses	138,926	218,781	169,563
Taxes	2,647	7,301	7,866
Payroll expenses	32,558	67,014	46,641
Depreciation, amortization (excluding goodwill amortization)	80,786	162,663	166,112
Other operating expenses	4,284	8,841	9,386

Operating expenses	261,657	471,760	409,956

Operating loss	(117,667)	(180,934)	(95,473)

Financial income (expense), net	(15,405)	(48,132)	(62,656)

Loss before income tax and exceptional items	(133,072)	(229,066)	(158,129)

Exceptional items, net	(166)	(79,752)	(462,009)
Income taxes	121	44	358

Net loss before goodwill amortization	(133,359)	(308,862)	(620,496)

Goodwill amortization	1,976	2,217	2,217

Net loss	(135,335)	(311,079)	(622,713)

Basic loss per share (in euro)	(4.4)	(10.1)	(20.2)

Diluted loss per share (in euro)	(4.4)	(10.1)	(20.2)

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of euros)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2001	2002	2003

Cash Flows from operating activities:
Net loss	(135,335)	(311,079)	(622,713)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization, depreciation and allowances	79,547	207,908	593,703
Gains and losses from disposals, net of tax	(780)	81	9,362
Other	1,885	10,689	3,859

Cash flows from operating activities before changes in working capital	(54,683)	(92,401)	(15,789)
Net changes in working capital:
Inventories	(5,593)	143	3,776
Receivables/ Payables	(60,481)	22,971	(6,170)

Cash flow from operating activities	(120,757)	(69,287)	(18,183)

Additions to intangible assets	(3,394)	(7,722)	(1,846)
Additions to property, plant and equipment	(102,121)	(166,685)	(45,235)
Additions to investments	5,147
Proceeds from disposals of fixed assets	1,535	1,023	317
Proceeds from investments	141	881

Net cash used in investing activities	(98,692)	(172,503)	(46,764)

Net change in customers deposits	4,957	5,786	2,313
Variance in loans and other financial liabilities	211,253	244,226	60,163

Net cash provided by financing activities	216,210	250,012	62,476

Net change in cash and cash equivalents	(3,239)	8,222	(2,471)

Cash and cash equivalents at the beginning of the period	(5,405)	(8,644)	(422)
Cash and cash equivalents at the end of the period	(8,644)	(422)	(2,893)

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS)

1.	HIGHLIGHTS OF 2001, 2002 AND 2003.

       The Group owns and operates cable telecommunication systems in France (digital and analogical) and provides cable television services and high-speed Internet access services. The Group is the first cable operator in France operating mainly in Paris.

1.1	Creation of Suez Lyonnaise Telecom (“The Group”)

       On May 18, 2001, Suez, France Telecom, NTL Inc and Morgan Stanley Dean Witters (“MSDW”) entered into an agreement, the main terms of which were as follows:

•	A contribution of Suez’s investments in Lyonnaise Communications and Auxipar to the Group.

•	A contribution of France Telecom’s investments in Lyonnaise Communications, Paris Cable and Rapp 16 to the Group. Rapp 16 owns a right of use of civil engineering through cable network (owned by France Telecom) for a period of 20 years.

•	A € 154 million capital increase.

•	A shareholder’s loan.

       Following these transactions, MSDW and NTL inc then acquired France Telecom’s investment in the Group.

       As a result of the aforementioned transactions, the ownership structure of the Group was the following:

Suez	50.1%
NTL Inc.	22.9%
MSDW	27.0%

1.2	Highlights of the year 2001

1.2.1	Investment in NTL France

       On November 23, 2001, the Group acquired 100% of NTL France Holding SAS and NTL France SAS. NTL France SAS’s business is to manage 5 cable networks in the Paris area and in Toulon.

1.2.2	Launch of Subscriptions Under the SIPPEREC Agreement

       On November 16, 1999, the SIPPEREC (Syndicat Intercommunal de la Périphérie de Paris pour l’Electricité et les Réseaux de Communication) and the Group entered into a concession agreement for establishing a cable video communication network. The SIPPEREC project is composed of 3 zones: North, South and “Plaque trois”. The year 2000 was dedicated to companies bidding, construction of the network head-ends, the civil engineering and the optical network for municipalities included in the concession plan. Home-passed built in 2000 were proposed to customer in 2001 and the first subscriptions occurred in April 2001 mainly by collective customers (“life line” subscription undertaken at building level).

1.3	Highlights of the Year 2002

1.3.1	SIPPEREC Status

       In 2002, Lyonnaise Communications invested € 63 million in the North and South zones of the SIPPEREC project. At December 31, 2002, its cumulated capital expenditure amounted to € 171 million. The Group recognized a write down of € 32.3 million due to costs incurred above initial plans in

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

constructing the networks. At this time, the Group and SIPPEREC entered into discussion and negotiations to determine what should be the planning for future construction and which amount of investment should be made. Discussions continued during the first half of 2003 and the 2 parties finally reached an agreement for a waiver at the end of June 2003.

1.3.2	Voluntary Departure Plan

       The Group launched a downsizing procedure involving a voluntary departure plan. Discussions with employee representatives began in November 2002.

1.3.3	NTL Networks

      In 2002, the six legal entities acquired in November 2001 accounted for an additional € 15 million revenue and decided to change their firm’s name in order to clear all reference to NTL.

1.4	Highlights of the Year 2003

1.4.1	Voluntary Departure Plan

       The Group carried on with its voluntary departure plan initiated in 2002. Consultations with employee representatives began on January 30, 2003 and ended on March 20, 2003. The first departures took place on April 15, 2003 and most of the remaining occurred by June 30, 2003. A total of 534 employees left the Group in 2003. At December 31, 2003 the Group had 625 employees.

1.4.2	SIPPEREC

       On June 30, 2003 SIPPEREC and Lyonnaise Communications, signed three compromise settlement agreements. These agreements were then officially put in force on September 3, 2003 for the North and South zones and on September 19, 2003 for the third zone.

      Under these agreements, Lyonnaise Communications undertakes to:

•	Build 16,400 home-passed, for a total cost of € 3.8 million, for the North zone within 24 months following the official announcement date.

•	Build 26,700 home-passed, for a total cost of € 6 million, for the South zone within 24 months following the official announcement date.

•	Create a company called “Plaque Trois”, with a capital stock of € 1.0 million. This wholly owned subsidiary of Lyonnaise Communications will be required to conduct engineering and financial studies for a total cost of € 0.5 million (of which € 0.2 million had already been incurred by SIPPEREC at December 31, 2003). In addition, Lyonnaise Communications undertakes to contribute to the new company all of its rights on fixed assets (such as network head-ends and other equipments) and intangible assets (studies) for a total amount of € 3.3 million at December 31, 2003. Therefore, the Lyonnaise Communications’ total investment amounts to € 4.8 million. Lyonnaise Communications undertakes to sell at a symbolic price its entire stake in this company to any buyer vetted by SIPPEREC. This agreement, signed for a period of 18 months, shall allow the parties to continue their contractual relations.

•	Negotiate, within a reasonable time frame, a formula for continuing capital expenditure that respects the economic balance of the concession.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

       In return, SIPPEREC undertakes to:

•	Waive its right to claim penalties relating to the period ranging from the implementation of the concession agreement to the expiration of the compromise settlement agreements,

•	Waive any other form of contractual claim.

       Penalties notified, invoiced or transferred to debt collection services at June 30, 2003 amounted to € 13.3 million. This amount is disclosed in full as an off-balance sheet commitment at December 31, 2003.

       In accordance with the agreement signed with SIPPEREC, the Group created in October 2003 a company called “SAS SDP3” (formally named “Plaque 3”) with a share capital of € 1.0 million.

1.4.3 Changes in the Group’s Shareholding

       On January 10, 2003, NTL Inc sold its 27% investment in the Group to France Telecom.

1.4.4 Long-lived Assets Impairment

       As of December 31, 2003, the Group proceeded with an analysis of the recoverability of the carrying value of its long-lived assets. The fair value of the assets was determined based on expected future discounted cash flows, as per management’s five year plan (2004-2008) updated in February 2004.

       Based on the result of this analysis, the Group recorded an impairment charge of € 450 million. Assuming the assets and the evolution of the business of the group, this write-down was fully allocated to the rights of use of civil engineering, which had an historical amount of € 703 million and was the most significant Group’s intangible assets.

1.5   Subsequent Events

       On March 15, 2004, Suez and UnitedGlobalCom Inc. (“UGC”) announced that they had entered into an agreement in regards to the purchase of the Group’s shares. This purchase had been carried out through the holding company of the UGC group in France (Mediareseaux).

       In April 2004, bank borrowings as of December 31, 2003 were fully reimbursed by shareholder’s loans. (See § 5.7 for further details).

       The purchase was subject to suspensive conditions (including the clearance of the European Union Commission and the recapitalization of the Group), which were cleared.

       On May 2004, an agreement was reached between NTL Inc, Suez and the Group, in order to finalize the price and the payment of the NTL network acquired in 2001. Obligations and earn out clauses originally included in the 2001 acquisition agreement have been withdrawn.

       On May 25th, 2004, Suez fully subscribed to the Group’s holding € 549 million share capital increase, which was performed on June 16th, by debt compensation and shareholder’s loan granted by Suez.

       On July 2, 2004, Mediareseaux acquired the Group in accordance with the March 2004 agreement between Suez and UGC.

       As a consequence of the sale agreement, Mediareseaux has undertaken the shareholder’s loan and a new financing convention is currently being drafted between the Group and Mediareseaux.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

2.    BASIS OF PREPARATION

       The consolidated financial statements of the Group and its subsidiaries have been prepared in accordance with French generally accepted accounting principles, and specifically standard 99-02 issued by the Comité de Réglementation Comptable (“CRC 99-02”) for the 3 years noted above.

      Year 2001 Consolidated Financial Statement

       As detailed in § 1.1, the Group was created on May 18, 2001. The 2001 fiscal year represents seven months of activity from June 1st 2001 to December 31, 2001.

      Change in the Presentation of the Consolidated Statement of Income

       In 2003, “Bank commissions and fees” which are not VAT-liable were reclassified from “Other purchases and external charges” to interest expense. The amount reclassified at December 31, 2003 was € 6.5 million. This change in presentation had no impact on the Group’s net income.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

3.1   Basis of consolidation

       The accounts of all significant subsidiaries over which the Group directly or indirectly exercises exclusive legal or de facto control are fully consolidated. De facto control may result from contractual agreements or from the ability to exercise the majority of the voting rights at the subsidiary’s shareholders meetings. Exclusive control may be deemed to exist where the direct or indirect shareholding exceeds 40% of voting rights.

       Suez Lyonnaise Telecom exercises neither joint control nor significant influence on any entities other than entities listed in the scope of consolidation table (See note 4)

3.2   Goodwill

       Goodwill represents the excess of the purchase price over the fair value of all assets and liabilities acquired in business combinations at the date of the acquisition. If the purchase price is more than the fair value of all assets and liabilities acquired, the positive goodwill is amortized using the straight-line method over 20 years.

       If the purchase price is lower than the fair value of all assets and liabilities acquired, the negative goodwill is reversed into income according to the plan set up at the time of the acquisition, based on initial objectives and estimates for the related acquired business, or recorded against identified assets and liabilities.

       However, business combination may be accounted under “a pooling of interest method” (“méthode dérogatoire”) when the four criteria of the section 215 of the standard CRC 99-02 are met. Under this method, assets acquired and liabilities assumed are recognized at their carrying amount of the business acquired and the excess of the purchase price over the net book value of the assets acquired and liabilities assumed is charged directly against equity upon acquisition.

       The creation of the SLT Group on May 18, 2001 was accounted for using “the pooling of interest method” as described above.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

3.3 Impairment of Assets

       Tangible, intangible fixed assets and goodwill are subject to an impairment review when events or a change in circumstances, other than temporary, indicate that the carrying value is lower than the value in use.

       The value in use is determined based on expected future discounted cash flows to be derived from the assets by considering management’s expectations of future economic and operating conditions of the respective assets. For some of them, the value in use could be determined based on replacement cost for used equipment, cost of alternative technologies and recent transactions for similar businesses.

       When an impairment exists, the difference between the carrying value of the asset and its book value is recognized through the income statement.

3.4 Other Intangible Assets

       Other intangible assets are recorded at their acquisition cost (excluding financial expenses) and are amortized on a straight-line basis over their estimated useful lives. Intangible assets are depreciated over the following period:

Preliminary expenses	3 years
Acquired software	3 years
Internally developed software	4 years
Civil engineering rights of use (Rapp 16)(*)	20 years
Civil engineering rights of use (Other)(*)	30 years
Digital documentation	8 years

(*)	Contract term

3.5 Tangible Assets

       Tangible assets are recorded at acquisition cost and are depreciated on a straight-line basis over their estimate useful lives, which can be detailed as follows:

Buildings	30 years
Engineering design work	30 years
Civil engineering work	30 years
Active electronics	8 years
Cables and connectors	15 years
Fixtures and fittings	8 years
Wiring	15 years
Boxes and Modems(*)	5 years
Technical fixtures and tooling	5 years
Office equipment and computers	3 to 5 years
Furniture	8 years

(*)	Boxes and Modems correspond to rent items. At the end of each contract, assets are reviewed for impairment or brought back into service after inspection if possible.

       The Group has no tangible assets under finance lease. Tangible assets in progress at the balance sheet date are recorded based on capital expenditure realized and are written down if needed.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

3.6 Investments

       Investments in and advances to non-consolidated companies and other investments are recorded at acquisition costs (excluding incidental expenses). A provision for impairment is recorded when the value in use to the Group as of the balance sheet date is less than acquisition cost.

3.7 Inventories

       Inventories are valued according to the weighted average cost method (excluding incidental expenses). Inventories mainly include modems and installation equipments. Modems remain in stock until their sale or their transfer to assets when they are rented. These modems can be written down following a physical count that takes into account their condition and obsolescence.

3.8 Receivables

       Receivables are stated at nominal value, which is assumed to approximate their fair value because of their short maturity. At year-end, receivables are reviewed and an allowance for bad debt is recorded based on the aging of the accounts receivables and/ or the liquidity of the related customer for professional and the level reached in the collection process, for residential. Other receivables consist primarily of tax receivables.

3.9 Retirement Obligation

       The obligations of the Group relate principally to lump sum indemnities payable to employees upon retirement. The amounts of these obligations are valued based on actuarial assessments. These calculations incorporate assumptions relating to mortality, turnover of personnel and salary projections and consider the economic conditions specific to each subsidiary of the Group. The discount rate is calculated in accordance with the yield, as of the date of valuation, of the bonds issued by highly rated companies in Europe.

3.10 Income Tax

       Current taxes are based on the results of the Group companies.

       The Group recognizes deferred tax assets and liabilities for temporary differences arising between the tax basis of assets and liabilities and their carrying values for consolidated financial statements purposes. In addition, deferred tax assets relating to carry forward of unused tax losses are recognized if there is a reasonable assurance of recovering them in the next few years.

       Gains and losses resulting from changes in the French tax rate are recognized through the income in accordance with the liability method on temporary difference and are subject to standard rate or a lower rate according to the estimated expiry date.

       Deferred tax liabilities and deferred tax assets are compensated and the net deferred income tax obtained is recognized through the Balance Sheet if there is a reasonable assurance of recovering them in the next few years.

3.11 Revenue Recognition

       TV and Internet subscriptions as well as rental of boxes and modems are recognized in the period in which services are delivered.

       The impact of free subscriptions is recognized as a deduction of sales while other marketing investments (i.e. distributor commissions and promotional offers) are charged to income statement in the year in which they are incurred.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

3.12 Foreign Currency Transactions

       Sales are made in France and denominated in Euro’s.

3.13 Exceptional Items

       Exceptional items include non-recurring items, which do not occur as a result of the general day-to-day operations of the business, either because their amount or their impact is unusual or because they rarely occur and therefore shall not be deemed to pertain to the operational income of the Group.

3.14 Earnings Per Share

       Basic earnings per share is computed by dividing the Group’s net income by the weighted average number of shares outstanding during the period.

       Diluted earnings per share include the dilutive effects of options and other dilutive instruments as if they had been exercised (unless they are anti-dilutive).

       There are no differences between basic and dilutive net loss per share for the Company for the years ended December 31, 2001, 2002 and 2003.

3.15 Marketable Securities

       Marketable securities are stated at acquisition cost and a provision is recorded when the market value of the securities or, if not applicable, their estimated net realizable value, is lower than their acquisition cost.

3.16 Cash Flow Statement

       The consolidated cash flow statement has been prepared using the “indirect method” showing the reconciliation of the net income to the cash and cash equivalent. In addition, in the cash flow statement, “cash and cash equivalents” are cash in bank including bank overdrafts and marketable securities.

3.17 Others

Treasury Share:

       None

Derivative Instrument:

       None

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

SUEZ LYONNAISE TELECOM

(Consolidated financial statements)

4.	SCOPE OF CONSOLIDATION

       The financial statements of companies controlled by the Group are fully consolidated. Intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. All companies have a December 31 year-end.

       The scope of consolidation that includes all controlled companies, was as follows:

Parent Company: Suez Lyonnaise Telecom		% of Voting	Financial	Consolidation
Siren: 402.986.707, 20 place des vins de France 75012 Paris	Legal Structure	Rights	Interests	Method

From the constitution of the Group:

ALPINE DE VIDEOCOMMUNICATION	SA	100	100	IG
Siren: 348 804 923, 20 place des Vins de France 75012 PARIS

AUXIPAR	SA	100	100	IG
Siren: 390 263 069, 20 place des Vins de France 75012 PARIS

COMTOISE DE VIDEOCOMMUNICATION	SA	100	100	IG
Siren: 348 313 412, 20 place des Vins de France 75012 PARIS

CLERMONTOISE DE VIDEOCOMMUNICATION	SA	100	100	IG
Siren: 345 193 791, 20 place des Vins de France 75012 PARIS

LYONNAISE COMMUNICATIONS	SA	100	100	IG
Siren: 335 354 379, 20 place des Vins de France 75012 PARIS

CABLE ET VIDEOCOMMUNICATION DE L’OUEST	SA	100	100	IG
Siren: 348 487 042, 20 place des Vins de France 75012 PARIS

ARTESIENNE DE VIDEOCOMMUNICATION	SA	100	100	IG
Siren: 348 075 227, 20 place des Vins de France 75012 PARIS

SNERC (MENTON)	SNC	100	100	IG
Siren: 378 442 255, 20 place des Vins de France 75012 PARIS

ORLEANAISE DE VIDEOCOMMUNICATION	SA	100	100	IG
Siren: 347 859 274, 20 place des Vins de France 75012 PARIS

PARIS CABLE	SA	100	100	IG
Siren: 329 108 278, 20 place des Vins de France 75012 PARIS

RAPP 16	SA	100	100	IG
Siren: 428 748 081, 20 place des Vins de France 75012 PARIS

SARCELLES TV CABLE	SA	100	100	IG
Siren: 350 145 348, 20 place des Vins de France 75012 PARIS

STRASBOURG TV CABLE	SNC	100	100	IG
Siren: 351 309 695, 20 place des Vins de France 75012 PARIS

VIDEOCOMMUNICATION DE SUD OUEST	SA	100	100	IG
Siren: 351 541 537, 20 place des Vins de France 75012 PARIS

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

Parent Company: Suez Lyonnaise Telecom		% of Voting	Financial	Consolidation
Siren: 402.986.707, 20 place des vins de France 75012 Paris	Legal Structure	Rights	Interests	Method

From Nov 2001:

REGION PARISIENNE COMMUNICATIONS	SNC	100	100	IG
Siren: 387 879 737, 7-9 rue de la Croix-Martre 91120 Palaiseau

COMMUNICATIONS 91	SNC	100	100	IG
Siren: 351 746 664, 7-9 rue de la Croix-Martre 91120 Palaiseau

PACA COMMUNICATIONS	SNC	100	100	IG
Siren: 341 724 474, Centre Mayol, Place Pompidou 83000 Toulon

IDF COMMUNICATIONS Holding SAS	SAS	100	100	IG
Siren: 423 375 542, 7-9 rue de la Croix-Martre 91120 Palaiseau

IDF COMMUNICATIONS SAS	SAS	100	100	IG
Siren: 423 557 925, 7-9 rue de la Croix-Martre 91120 Palaiseau

ESSONNE COMMUNICATIONS	SNC	100	100	IG
Siren: 342 159 613, 7-9 rue de la Croix-Martre 91120 Palaiseau

From its incorporation in October 2003:

SDP3 (Société de Développement de la Plaque 3)	SAS	100	100	IG
Siren: 450 406 418, 20 place des Vins de France 75012 PARIS

IG “integration globale”: Fully consolidated

The balance sheets of NTL France were consolidated as of December 31, 2001.

Under the agreement signed with the SIPPEREC, Lyonnaise Communications created in October 2003 the company called “SAS SDP3” (formally named “Plaque 3”) with a capital stock of #1.0 million.

       In addition, the Group owns or owned minority sharing. These non-consolidated companies were not significant as regards of the following criteria: total balance sheet, revenue, shareholder’s equity, net income and debt and had no impact on the true and fair view provided by the group’s consolidated financial statements.

5	DETAILED NOTES TO THE FINANCIAL STATEMENTS

5.1	Assets

5.1.1 Goodwill and Intangible Assets

	December 31, 2001	December 31, 2002	December 31, 2003

	(In million of euros)
Goodwill (Gross)	58.5	58.5	58.5

Concessions, patents and brands	40.2	50.0	55.3
“Fonds commerciaux”	0.8	0.9	0.9
Other intangible assets and in-progress*	728.0	724.0	715.4

Other Intangible assets and in progress (Gross)	769.0	774.9	771.6

Additions	4.2	5.9	1.3
Disposals	—	—	(4.6)

*	Mainly include civil engineering and networks rights of use.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

5.1.2 Tangible assets

	December 31, 2001	December 31, 2002	December 31, 2003

	(In million of euros)
Land	0.2	0.1	0.1
Constructions	707.0	804.7	828.9
Technical fixtures	171.0	211.2	226.1
Other tangible assets	46.3	52.2	52.2
Fixed assets under construction	73.2	55.0	35.3

Tangible assets (Gross)	997.6	1,123.2	1,142.5

Additions	126.6	128.3	30.2
Disposals	(0.9)	(2.7)	(10.8)

5.1.3	Depreciation and amortization

	December 31, 2001	December 31, 2002	December 31, 2003

	(In millions of euros)
Goodwill	10.1	13.0	15.9

Depreciation in the period	1.7	2.9	2.9
Disposal and reversal	—	—	—

Concessions, patents and brands	20.8	29.8	45.1
“Fonds commerciaux”	0.3	0.5	0.7
Other intangible assets and in-progress	33.5	69.6	552.3

Total other Intangible assets	54.7	99.9	598.1

Depreciation in the period	51.0	45.4	498.2
Disposal and reversal	—	(0.1)	—

Constructions	232.0	320.1	371.9
Technical fixtures	86.1	146.5	165.7
Other tangible assets	21.1	30.1	34.9
Fixed assets under construction	7.7	4.0	17.5

Total Tangible assets	346.9	500.7	590.0

Depreciation in the period	26.5	157.3	100.0
Disposal and reversal	—	(3.5)	(10.7)

5.1.4 Explanatory note

       1) The creation of the SLT Group on May 18, 2001 generated goodwill of € 1,449 million, which was recognized in the consolidated financial statements as a reduction of the share premium using “the pooling of interest method” (méthode dérogatoire) in accordance with section 215 of the appendix to CRC 99-02.D. (See § 3.2)

       2) The € 58.5 million goodwill recorded in the balance sheet arose from Lyonnaise Communications’ acquisition of Paris Cable shares in 1997. This goodwill is being amortized over twenty years. Annual

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

amortization expense amounts to € 2.9 million and its net book value was € 42.6 million at December 31, 2003.

       3) The acquisition of IDF Communications Holding SAS (previously NTL France Holding SAS) and IDF Communications SAS (previously NTL France SAS) on November 23, 2001 generated negative goodwill of € 9.3 million, which was allocated as follows:

	Allocation	Impact Net	Impact Net	At
	December 31, 2001	Income 2002	Income 2003	December 31, 2003

		(In millions of euros)
Network Operating Center (N0C)	(1.5)	0.1	0.1	(1.3)
Networks	(5.6)	0.6	0.6	(4.4)
Voluntary Departure Plan (Exceptional items)	(1.0)	1.0	—	—
Rental and relocation costs (Other operating expenses)	(0.7)	0.7	—	—
Rental (reversal included in operating income)	(0.5)	—	0.5	—

TOTAL	(9.3)	2.4	1.2	(5.7)

       A plan has been set up to recover through the income statement (“goodwill amortization” caption) the negative goodwill allocated to NOC and networks (€1.5 million + €5.6 million) over a period of ten years. Amounts reversed for the years 2002 and 2003 were €0.7 million. As of December 31, 2003, the net negative goodwill allocated to NOC and networks amounted to €5.7 million.

       Total amounts reversed over the years 2002 and 2003 were respectively €2.4 million and €1.2 million.

       4) Intangible assets mainly include civil engineering and networks rights of use granted by France Telecom for a total amount of €703 million, amortized over the term of the contracts. An impairment charge of €450 million was recorded on these assets in 2003. (See above §1.4.4)

5.2	Investments

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In millions of euros)
Investments in non-consolidated companies(1)	0.3	0.1	0.1
Loans to non-consolidated companies	0.5	—	—
Loans(2)	2.7	—	—
Other investments(3)	0.9	0.8	0.7

Investments (net)	4.4	0.9	0.8

(1)	In 2002, Lyonnaise Communications sold its 8.8% investment in the company “Chaîne Histoire”, which the Group continues to broadcast.

(2)	Refers to salary loans reimbursed during the year 2002.

(3)	Other investments are mainly rent deposits.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

       The investments in non-consolidated companies which total cost amounts to € 71,163 are as follows:

		% Held as of
Companies	Activity	December 2003	Cost

SAEM Mantes TV Cable	Local TV channel	36.72%	13,995 €
SAEM Vidéocâble 91	Local TV Channel	18.30% 35% until 2002	53,357 €
SEM Le Palace Epinal	Movie complex	2.78%	3,811 €

5.3 Inventories

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In millions of euros)
Inventories (Gross)	7.7	7.6	4.0
Allowance	(2.0)	(2.0)	(2.2)

Inventories (net)	5.7	5.6	1.8

       The decrease in inventories gross value is partly explained by the improvement in the delivery lead-time of modems. Allowances mainly relate to the obsolescence of installation equipments (fully depreciated as of December 31, 2003).

5.4 Receivables

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In millions of euros)
Advances and payment on account	12.7	9.7	14.3

Trade receivables (Gross)	36.5	37.5	40.2
Allowance for bad debt	(9.9)	(16.8)	(22.8)

Trade receivables (Net)	26.6	20.7	17.4

Other receivables	50.2	40.5	54.0

       Other receivables mainly relate to VAT. All receivables are due within a year.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

5.5 Shareholder’s Equity

       Changes in shareholders’ equity are presented below:

				Net loss
	Capital	Share	Accumulated	For the
	Stock	premium	deficit	Year	Total

	(In millions of euros)
Opening balance	1.6	10.7	(17.3)		(5.0)
Issuance of shares	31.6	122.3			153.9
Contribution May 18, 2001	437.2	1,694.8			2,131.0
Goodwill allocation		(1,449.5)			(1,449.5)
Net loss for the year				(135.3)	(135.3)

December 31, 2001	470.4	378.3	(17.3)	(135.3)	696.1

Change in capital
Net income for the prior year			(135.3)	135.3
Net loss for the year				(311.1)	(311.1)

December 31, 2002	470.4	378.3	(152.6)	(311.1)	385.0

Change in capital
Net income for the prior year			(311.1)	311.1
Net loss for the year				(622.7)	(622.7)

December 31, 2003	470.4	378.3	(463.7)	(622.7)	(237.7)

       At December 31, 2003, Suez Lyonnaise Telecom capital stock is divided into 30,844,000 shares having a par value of € 15.25.

       Convertible bonds (616 880 BSA) granted during the fiscal year 2002 were not subscribed at maturity in 2003 and will therefore have no effect on the Group shareholders’ equity. The Group owns 100% of all the companies listed in the scope of consolidation table. There is therefore no minority interest.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

5.6   Contingencies and Loss Provisions

       Reserves for contingencies and losses as of December 31, 2001 and as of December 31, 2002 include:

	At				At
	December 31,				December 31,
	2001	Allowances	Uses	Others	2002

	(In millions of euros)
Employee litigation	1.1	0.3	(0.2)		1.2
Restructuring	0	10.1			10.1
Boxes not returned	2,5	0.4		(2.5)	0.4
VAT Gap on boxes	1.4	0.7			2.1
Contracts break-up fees	2,4	0.2	(0.2)	(0.9)	1.5
Tax risk provision	0,5		(0.1)		0.4
Project “telephone” abandon	5,1	0.6			5.7
Provision for retirement	1.4	0.4			1.8
NTL badwill impact	2.2		(1.7)		0.5
Miscellaneous	7.0	0.7	(4.8)	(0.6)	2.3

Contingencies and loss provisions	23.6	13.4	(7.0)	(4.0)	26.0

       Reserves for contingencies and losses as of December 31, 2003 include:

	At				At
	December 31,				December 31,
	2002	Allowances	Uses	Others	2003

	(In millions of euros)
Employee litigation	1.2	0.8	(1.1)		0.9
Restructuring	10.1	3.3	(13.0)		0.4
Boxes not returned	0.4			(0.4)	0.0
VAT Gap on boxes	2.1	0.5	(0.5)		2.1
Contracts break-up fees	1.5	7.0		(1.1)	7.4
Tax risk provision	0.4	1.2	(0.4)		1.2
Project “telephone” abandon	5.7		(2.5)		3.2
Provision for retirement	1.8	0.1	(1.4)		0.5
NTL negative goodwill impact	0.5		(0.5)		0.0
Miscellaneous	2.3	1.0	(0.5)	(0.5)	2.2

Contingencies and loss provisions	26.0	13.9	(19.9)	(2.0)	17.9

       The measurement of the Group’s obligations relating to lump sum indemnities payable to employees upon retirement are based on the following assumptions as of December 31, 2003:

Assumptions

• Discount rate	5%
• Rate of inflation	1.7%
• Future salary increases	3.2%
• Social security threshold upgrade	Inflation +0.5%
• Mortality rate	INSEE tables

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

5.7   Financial debt

       The Group has been financed since its creation in 2001 by bank borrowings and a shareholder’s loan. SLT received a loan from the seller on the behalf of NTL Inc. as a result of the purchase of NTL France. All this debt is at variable rates.

       Over the 3 years, debt and maturities have evolved as follows:

As of December 31, 2001

(In millions of euros)
Bank borrowings	215.3
Bank overdrafts	16.7

Total bank debt	232.0

Shareholder’s loan	291.5
Deferred price on NTL shares(1)	37.8
Other	2.7

Total other debt	332.0

(1)	Portion of the NTL purchase price due in 2006 with interests due in fine calculated each month at a Euribor +4% rate. As of December 31, 2001, this debt includes a principal amount of € 37.5 million and interests for € 0.3 million.

As of December 31, 2002

(In millions of euros)
Bank borrowings	210.3
Bank overdrafts	4.2

Total bank debt	214.5

Shareholder’s loan	548.6
Deferred price on NTL shares(1)	40.6

Total other debt	589.2

(1)	Portion of the NTL purchase price due in 2006 with interests due in fine calculated each month at a Euribor +4% rate. As of December 31, 2002, this debt includes a principal amount of €37.5 million and interests for €3.1 million.

		Maturity

	At December 31, 2003	<1 Year	1 - 5 Years

	(In millions of euros)
Bank borrowings(1)	199.8	122.6	77.2
Bank overdrafts	10.8	10.8	—

Total bank debt	210.6	133.4	77.2

Shareholder’s loan(3)	619.9	619.9	—
Deferred price on NTL shares(2)	43.2	—	43.2

Total other debt	663.1	619.9	43.2

(1)	These borrowings, guaranteed by Suez, were immediately repayable in the event of a change in the ownership structure of Suez Lyonnaise Telecom. Moreover, the Group renegotiated in December 2003 this debt to postpone the maturity date by six months. Over the years 2001-2003, interest rates

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

were based on Euribor + margin and these bank borrowings as of December 31, 2003 were fully reimbursed in April 2004.

(2)	Portion of the NTL purchase price due in 2006 with interests due in fine calculated each month at a Euribor +4% rate. As of December 31, 2003, this debt includes a principal amount of € 37.5 million and interests for € 5.7 million.

(3)	Shareholder’s loan:

	2001	2002	2003

	(In millions of euros)
Principal	287.5	536.8	607.0
Interests	4.0	11.8	12.9

TOTAL	291.5	548.6	619.9

       The interest rate used over the years 2001-2003 were based on Eonia plus margin.

5.8	Deferred Tax

       As a result of experienced losses, and based on the business plans, it was determined that deferred tax assets were less than likely to be recovered, therefore, no deferred tax assets have been recognized. Deferred tax assets not recognized are as follows:

December 31, 2003

(In millions of euros)
Ordinary losses	251.0
Ever green losses	101.4
Non deductible provision	160.3

TOTAL	512.7

Tax proof
Net income before tax	(620.1)
Theoretical tax	—
Effective tax	(0.4)

       Current income taxes consist of a minimum tax lump sum paid under French tax law (“Impôt Forfaitaire Annuel”).

5.9 Revenue

       The main sources of revenue for the Group are the sales of TV and Internet subscriptions to residential and professional customers, as well as proceeds from the rental of boxes and modems. Sales are made in France in euros.

       The Group’s management has determined that its operation is currently organized into one segment (broadband services) and operates in only one geographical area, France.

5.10 Other External Operating Expenses

       These expenses mainly include broadcasting rights, customer acquisition costs, customer management costs, network costs and central costs.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

5.11 Payroll Expenses and Number of Employees

       Personnel costs for period ended December 31, 2001, 2002 and 2003 could be detailed as follows:

	December 31, 2001	December 31, 2002	December 31, 2003

	(In millions of euros)
Wages and salaries	21.7	44.4	32.3
Payroll taxes and benefits	10.9	22.6	14.4

Payroll and expenses	32.6	67.0	46.7

       Headcount as of December 31, 2002 and 2003 were 966 and 625, respectively.

	2001	2002	2003

Managers	361	392	332
Employees	304	314	256
Workers	390	358	213

Average number of employees	1055	1064	801

5.12 Depreciation, Amortization and Allowances

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In millions of euros)
INTANGIBLE ASSETS
Depreciation	51.0	45.4	48.3
Impairment losses	—	—	449.9
TANGIBLE ASSETS
Depreciation	26.5	108.4	106.6
Impairment losses	—	48.9	—
INVESTMENTS: Valuation allowances	—	—	—
Allowances on current assets	3.3	8.9	11.4
Prepaid expenses	—	—	6.4

Total	80.8	221.6	616.0

Including in operating expenses	80.8	162.7	166.1
Including in exceptional items	—	48.9	449.9

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

5.13 Financial income (loss) net

       Net interest expense primarily includes interest on the shareholder’s loan and on bank borrowings. “Bank commissions and fees” which are not VAT-liable were reclassified from “Other purchases and external charges” to interest expense. The amount reclassified at December 31, 2003 was € 6.5 million.

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In millions of euros)
Shareholders	(8.7)	(36.9)	(47.4)
Interests on banks loans	(5.7)	(8.4)	(6.2)
Interests on deferred price on NTL shares	(0.3)	(2.8)	(2.6)
Others	(1.0)	—	—
Financial income	0.3	—	—

Bank commissions and borrowing fees			(6.5)

Financial expense (net)	(15.4)	(48.1)	(62.7)

5.14 Exceptional items, net

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In millions of euros)
Impairment of long-lived assets(1)	—	(32.3)	(449.9)
Costs related to project abandonment, net of allowances variances(2)	(2.9)	(16.6)	(0.7)
SIPPEREC penalties(3)	—	(6.0)	6.0
Supply contract break-up fees(4)	—	(11.4)	(5.9)
Restructuring-net of reversals(5)	0.2	(10.1)	(10.1)
Provision for retirement-net of reversals(6)	(0.5)	(0.3)	1.2
Other	3.0	(3.1)	(2.6)

Exceptional items (net)	(0.2)	(79.8)	(462.0)

(1)	Impairment of tangible assets (SIPPEREC) for the year 2002 and of Civil engineering rights of use in 2003.

(2)	The projects abandoned are mainly related to telephony and network development.

(3)	Penalties due to SIPPEREC recognized in 2002 were reversed in 2003 in accordance with the agreement reached in 2003. (See §1.4.2)

(4)	The Group broke-up several contracts with contractors and suppliers, in particular, in relation with the evolution in networks development plans.

(5)	Expenses related to the restructuring plan initiated in 2000 and to the voluntary departure plan initiated in 2002.

(6)	The decrease in number of employees in 2003 induced a reduction in pension obligations.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

6.	OFF BALANCE SHEET COMMITMENTS AT DECEMBER 31, 2003

6.1 Commitments provided in the usual course of Business

       The Group’s off-balance sheet commitments are as follows:

Beneficiaries	Object	Amounts	Comments

		(In millions of euros)
SIPPERREC	Penalties	13.3	See §1.3
SIPPERREC	Commitment to perform construction works and produce engineering studies	10.2
SIPPERREC	Payment warranty	3.0
SSIMI & Ville de PARIS	Rent payment warranty	1.2
NTL Inc.	Earn-out clause provision for NTL shares	100.0	See below (1)
SAGEM	Commitment to buy terminals	1.2
France TELECOM	Commitment to purchase the Cannes and Epinal networks from France Telecom:	12.3	See below (2)
Villes Franciliennes	Restructuring of the 5 NTL networks	26.7	See below (3)
BNP-Paribas	Joint guarantee	10.2	See below (4)

TOTAL		178.1

(1)	The earn-out clause provision is subject to certain conditions up to a maximum of € 100 million. This earn-out provision represented as of December 31, 2003 the main off balance sheet liability but has expired in 2004 due to the final agreement signed with NTL on May 2004.

(2)	Commitment amounting to € 12.3 million, related to the purchase of the Cannes and Epinal networks from France Telecom, related to the operation of May 18, 2001. The commitment was called in by its beneficiary in October 2003 even though conditions were not fully met. As a consequence, this commitment was kept in off balance sheet liability as of December 31, 2003 until the payment, funded by a shareholder loan increase, which occurred in June 2004.

(3)	Restructuring of the 5 NTL networks: The company had undertaken to renovate a certain number of home-passed per year and per network. To date, part of the work has been performed and 31% of the home-passed have been renovated. The initial commitment of € 38.1 million was scaled back to € 26.7 million

(4)	Joint guarantee of € 10.2 million, given by Lyonnaise Communications to BNP-Paribas in relation with the credit facility granted to Paris Cable. This guarantee has expired in 2004 as a consequence of the repayment.

       In addition to the commitments described above, the Group has undertaken to sell for one € its investment in SDP 3 to any potential buyer agreed by the SIPPEREC. (See § 1.3 and § 1.4)

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

6.2 Commitments Received

Commitment Provided by	Object	Amounts	Comments

		(In millions of euros)
SUEZ	Comfort letter (on the behalf of LCO) to the CCF	76.2	See below(1)
SUEZ	Comfort letter (on the behalf of LCO) to Natexis	61.0	See below(1)
SUEZ	Comfort letter (on the behalf of Paris Cable) to BNP-Paribas	10.2	See below(1)
SUEZ	Comfort letter (on the behalf of Auxipar) to Natexis	45.7	See below(1)
SUEZ	Undrawn portion of the credit facility	98.0
SUEZ	Commitment provided under the SIPPEREC agreement	11.2	See § 1.4.2
SSIMI	Compensation commitment for rent variation	8.9	See below(2)

TOTAL		311.2

(1)	As a consequence of the early repayment of bank borrowings in 2004 and of the purchase of the Group by Mediareseaux, all commitments received from Suez have come to an end.

(2)	The commitment received from SSIMI is amortized over the remaining period of the lease.

       In addition to these commitments received, a protocol of agreement dated June 2003 was reached with SIPPEREC. It states that during this protocol all penalties are suspended.

       To the best of the Suez Lyonnaise Telecom Group’s knowledge, this presentation of off-balance sheet commitments does not omit any material off-balance sheet commitment based on applicable accounting standards.

7.	ADDITIONAL DATA

7.1	Related party transactions in accordance with the Standard CRC 99.02

       Several suppliers of the Group are related parties of its previous parent company Suez. The related amounts are as follows:

Companies	Object	December 31, 2001	December 31, 2002	December 31, 2003

		(In millions of euros)
M6 Thématiques	Broadcasting rights	4.1	2.6	2.4
Paris Première	Broadcasting rights	4.1	3.0	2.9

Sub-total	Broadcasting rights	8.2	5.6	5.3

SSIMI	Rental	3.2	4.1	(1.8)
ZEUS	Rental	1.8	0	—

TOTAL		13.2	9.7	3.5

       M6 Thématiques includes M6 Music, Teva, Série Club, Fun TV and TF6.

       By the end of 2002, SSIMI sold its building rented to the Group to a third party, and the company SSIMI compensated the increase in the rental cost due to this operation for the Group.

       In addition, the amounts disclosed in the financial expense note should be considered.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

       The trade payables balances of the related parties indicated below are as follows:

Related Party	December 31, 2001	December 31, 2002	December 31, 2003

	(In millions of euros)
Groupe M6	—	—	0.2
Paris Première	—	—	—
SSIMI	1.1	0.2	0.1
ZEUS	0.7	—	—

TOTAL	1.8	0.2	0.3

       In addition to the companies listed above, the Group bought services from France Telecom, on the basis of its public tariffs.

7.2	Management compensation

       The total compensation paid by the Group and received to the members of the SLT’s Board of directors were € 282,000, € 743,000 and € 862,000, for the years ended on December 31, 2001, 2002, 2003, respectively.

       The Group doesn’t allow specific pension plan and post-retirement benefits for its members of the board of directors and the management.

7.3   Miscellaneous

       Tax reviews were in progress at December 31, 2003 (SLT, Lyonnaise communications, Paris Cable and IDF Communication SAS). The Tax Authorities have issued tax deficiency notices concerning the year 2000. The total amount involved is € 1.1 million, for which a reserve has been booked.

       For these companies the tax reviews on 2001 and 2002 will be conducted in 2004. Tax reviews are also in progress at Rapp 16, SNC 91, SNC Essonne, Clermontoise de Vidéocommunication, and Strasbourg TV Câble for 2000 to 2003.

       The business of the Group does not cause any environmental risks.

8.	SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING POLICIES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA AND FRANCE.

       The consolidated financial statements of the Group have been prepared and presented in accordance with accounting principles generally accepted in France (“French GAAP”). French GAAP, as applied by the Group differ in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The application of U.S. GAAP would have affected the Company’s

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

consolidated net income (loss) for the fiscal year ended December 31, 2003 and 2002 and its consolidated shareholders’ equity as of December 31, 2003 and 2002 as follows:

a) Reconciliation of Consolidated Net (Loss)/Income from French GAAP to U.S. GAAP

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(In millions of euros)
Consolidated net income (loss) as determined in accordance with French GAAP	(622.7)	(311.1)
U.S. GAAP reconciling adjustments:
Business combinations:
Goodwill impairment and cancellation of amortization	2.9	(254.5)
Amortization of other intangible assets	(10.0)	(10.0)
Auxipar acquisition	4.2	4.2
Long term assets impairment	(105.1)	32.3
Restructuring provision (“Voluntary Redundancy Plan”)	(10.1)	10.1
Logistical costs	3.7	(1.1)
Equipment depreciation	(4.6)	(6.4)
Deferred tax effects of above adjustments
Total U.S. GAAP adjustments, net	(119.0)	(225.4)

Consolidated net income (loss) as determined in accordance with U.S. GAAP	(741.7)	(536.5)

b)	Reconciliation of Consolidated Shareholders’ Equity (Deficit) from French GAAP to U.S. GAAP

	December 31,	December 31,
	2003	2002

	(In million of euros)
Consolidated shareholders’ equity (deficit) as determined in accordance with French GAAP	(237.7)	384.9
U.S. GAAP reconciling adjustments:
Business combinations:
Goodwill impairment and cancellation of amortization	(251.6)	(254.5)
Auxipar acquisition	(50.2)	(54.4)
Paris Cable acquisition	332.3	342.3
Other acquisitions	37.7	37.7
Long term assets impairment	(72.8)	32.3
Restructuring provision (“Voluntary Redundancy Plan”)	—	10.1
Logistical costs	—	(3.7)
Equipment depreciation	2.5	7.1
Deferred tax effects of above adjustments
Total U.S. GAAP adjustments, net	(2.1)	116.9

Consolidated shareholders’ equity (deficit) as determined in accordance with U.S. GAAP	(239.8)	501.8

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

c) Description of the Differences Between French GAAP, as Applied By the Group and U.S. GAAP

Business Combinations and Accounting for Intangible Assets, Including Goodwill

       Under French and US GAAP, business combinations are generally accounted for as purchases. The cost of an acquired company is assigned to the tangible and intangible assets acquired and liabilities assumed on the basis of their estimated fair values at the date of acquisition. Any excess of purchase price over the fair value of the tangible and intangible assets acquired is allocated to goodwill. However, in certain circumstances, there may be differences with respect to when and how the purchase method of accounting is applied between French and US GAAP that affect the allocation of purchase price, including the amounts assigned to identifiable intangible assets, deferred income taxes and goodwill. Information with respect to the specific differences between French and US GAAP for the Group’s significant business combination is provided below.

•	Auxipar acquisition

       On May 18, 2001, the Group acquired 100% of the outstanding shares of Auxipar in exchange for common shares of the Group. Prior to the transaction, all of the shares of Auxipar were owned by the Group’s parent company.

       Under French GAAP, the acquisition of Auxipar was accounted for in a manner similar to a pooling of interests. The assets acquired and liabilities assumed were recognized at their historical carrying amounts in the financial statements of Auxipar prepared in accordance with French GAAP.

       Under US GAAP, the transfer of shares of Auxipar from the Group’s parent company was considered as a reorganization of entities under common control. Accordingly, the assets acquired and liabilities assumed were recognized at their historical carrying amounts in the financial statements of the Group’s parent company, which resulted in a lower value assigned to the long-lived assets of Auxipar and consequently, in a lower depreciation expense.

•	Paris Cable acquisition

       On May 18, 2001, the Group acquired 100% of the outstanding shares of Paris Cable in exchange for common shares of the Group. Prior to the transaction, approximately 76% of the shares of Paris Cable were owned by the Group’s parent company. The remaining 24% of the outstanding shares of Paris Cable were owned by France Telecom.

       Under French GAAP, the acquisition of Paris Cable was accounted for in a manner similar to a pooling of interests. The assets acquired and liabilities assumed were recognized at their carrying amounts. The excess of the purchase price over the net book value of the assets acquired and liabilities assumed, which amounted to €367.4 million was charged directly against equity upon acquisition.

       Under US GAAP, the transfer of 76% of Paris Cable from Group’s parent company was considered as a reorganization of entities under common control. The acquisition from France Telecom of the remaining 24% interest was accounted for under the purchase method of accounting. Accordingly, 76% of the assets acquired and liabilities assumed were recognized at their historical carrying amounts in the financial statements of the Group’s parent company and 24% of the assets acquired and liabilities assumed were recognized at their fair values at the date of the acquisition. The application of the purchase method to the acquisition of the minority interest (24%) resulted in the recognition of customer relationships for €49.9 million and goodwill for €317.5 million.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

•	Amortization of other intangible assets

       Under U.S. GAAP, identifiable intangible assets, including customer relationships, are recognized and amortized over their estimated useful lives. The amortization adjustment for other intangible assets reflects the U.S. GAAP amortization of customer relationships over their estimated useful lives of 5 years.

•	Goodwill impairment and cancellation of amortization

       Under French GAAP, the Group amortizes goodwill on a straight-line basis over its estimated useful life of twenty years.

       Under US GAAP, in accordance with SFAS 142, the Group ceased amortizing goodwill beginning January 1, 2002. Goodwill is required to be tested for impairment at least annually (or more frequently if impairment indicators arise). A two-step impairment test is used. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. For the year ended December 31, 2002, under US GAAP, an impairment loss of €257.4 million was recorded related to goodwill.

Long-Term Assets Impairment

       As required by both French and US GAAP, the Group reviews the carrying value of long lived assets, including goodwill and other intangible assets, for impairment at least annually, or whenever facts, events or changes in circumstances, either internally and externally, indicate that the carrying amount may not be recoverable.

       Under French GAAP, impairment losses are measured by comparing the net book value with the current value of the related asset where the current value depends on the underlying nature of its market value or value in use. The Group recorded an impairment charge of €32.3 and €449.9 million for each of the years ended December 31, 2002 and 2003, respectively, related to long-lived assets.

       Under US GAAP, a two-step process is used to test long-lived assets for impairment and, if applicable, to measure the amount of the impairment loss to be recognized. An impairment loss is recognized only if the carrying amount of a long-lived asset (or asset group) is higher than the sum of the undiscounted cash flows expected to be generated from the operation and eventual disposition of the asset (asset group). If the carrying amount is higher, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset (asset group). Any impairment is allocated on a pro rata basis to the individual assets (other than goodwill) comprising the asset group. Under US GAAP, an impairment loss was recognized for a total amount of €555 million in the year ended December 31, 2003.

Restructuring Provision (“Voluntary Redundancy Plan”)

       Under French GAAP, restructuring charges are recorded when management expects that the related costs will be incurred. The Group recorded restructuring liabilities, which were incurred principally in connection with a voluntary plan, during the period when a decision for the restructuring had been approved by management of the Group.

       Under US GAAP, certain criteria must be met in order to allow recognition of contingent loss. Criteria related to recognition of voluntary plan restructuring provisions are provided by SFAS No 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS No 88”). SFAS No 88 requires that certain specific conditions be satisfied prior to accruing for termination-related costs. Specifically, SFAS No 88 requires that an employer that offers special termination benefits to employees shall recognize a liability and a loss when the employees accept the offer and the amount can be reasonably estimated.

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

Logistical Costs

       Under French GAAP, through December 31, 2002, logistical costs were capitalized and amortized over five years.

       Under US GAAP, these costs are expensed as incurred.

Equipment Depreciation

       Under French GAAP, equipment such as digital terminals, cards and modems acquired prior to 2001 are subject to accelerated depreciation over a period of five years. Equipment bought after 2001, is depreciated over five years on a straight-line basis.

       Under US GAAP, equipment is depreciated using the straight-line method.

Exceptional Items

       Certain amounts presented as exceptional income and expense (non-operating) in the consolidated statement of income under French GAAP do not qualify as non-operating items under U.S. GAAP.

Comprehensive Income

       Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. In consolidated financial statements under French GAAP, the concept of comprehensive income does not exist because French accounting principles do not allow any change in equity corresponding to this definition other than net income, changes in the cumulative translation adjustments related to consolidated foreign subsidiaries and changes in accounting principles.

       In consolidated financial statements under US GAAP, comprehensive income and its components must be displayed in a statement of comprehensive income. For each of the years ended December 31, 2003 and 2002, the Group’s only component of comprehensive income is net income.

Statement of Cash Flows

Bank Overdrafts

       Under French GAAP, bank overdrafts are netted against cash and cash equivalents for purposes of the statement of cash flows. Under US GAAP, bank overdrafts, which amount to € 11 million and 4 million at December 31, 2003 and 2002, respectively, would be presented as a financing activity. Under US GAAP, cash and cash equivalent are € 3.7 million and € 7.8 million as of December 31, 2002 and 2003, respectively.

Gross Versus Net Presentation

       Under French GAAP, some items are presented on a net basis in the statement of cash flows. Under US GAAP these items are required to be presented on a gross basis (e.g. borrowings and repayment of debt).

New Accounting Pronouncements

       In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” In December 2003, the FASB issued a revision to Interpretation No. 46 (Collectively, FIN 46, as revised, is referred to as “FIN 46”). FIN 46, as revised, requires unconsolidated variable interest entities to be consolidated by their primary beneficiaries, as defined by FIN 46. As a non-public Group,

SUEZ LYONNAISE TELECOM

(CONSOLIDATED FINANCIAL STATEMENTS) — (Continued)

the Group should apply the provisions of FIN 46, as revised, to variable interest entities created after December 31, 2003 upon initial involvement with the entity. The Group is required to apply the provisions of FIN 46, as revised, to variable interest entities created prior to December 31, 2003 as of December 31, 2004. The adoption is not expected to have a material effect on the Group’s results of operations or financial condition when adopted.

       In November 2002, the EITF reached a consensus on issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) on a model to be used to determine when a revenue arrangement involving the delivery or performance of multiple products, services and/or rights to use assets should be divided into separate units of accounting. Additionally, EITF 00-21 addresses if separation is appropriate, how the arrangements consideration should be allocated to the identified accounting units. EITF 00-21 will be applicable beginning in 2004. The Group will adopt EITF 00-21 as of January 1, 2004 and is currently assessing its impact on its consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

       The following table sets forth the costs and expenses payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fees	$95,355
Nasdaq listing fee	40,000
Information agent fee	70,000
Transfer agent/subscription agent fee	500,000
Legal fees and expenses	125,000
Accounting fees and expenses	25,000
Printing, engraving and mailing expenses	625,000
Miscellaneous	25,000

Total	$1,505,355

Item 14.	Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of shareholders or disinterested directors or otherwise.

       Our restated certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person in connection therewith. Our restated certificate of incorporation also provides that we shall pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with certain undertakings. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of our restated certificate of incorporate, bylaws, agreement, vote of shareholders or disinterested directors or otherwise. No amendment, modification or repeal of such provision will in any way adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

       The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

       Our restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities.

       None.

Item 16.	Exhibits.

       The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit
No.	Document

2.1	Reorganization Agreement, dated as of May 20, 2004, among Liberty Media Corporation (“LMC”), the Registrant and the other parties named therein (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10, as filed on May 25, 2004 (File No. 000-50671) (the “Form 10 Amendment”))
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 as filed on April 2, 2004 (File No. 000-50671) (the “Form 10”))
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 10 Amendment)
4.1	Specimen transferable Series A subscription rights certificate
4.2	Specimen transferable Series B subscription rights certificate
4.3	Instructions for Use of Liberty Media International, Inc. Series A and Series B Right Certificates
4.4	Specimen certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Form 10)
4.5	Specimen certificate for shares of Series B common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.2 to the Form 10)
5.1	Opinion of Baker Botts L.L.P.
8.1	Opinion of Baker Botts L.L.P. regarding certain tax matters
10.1	Liberty Media International, Inc. 2004 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 10 Amendment)
10.2	Liberty Media International, Inc. 2004 Non-Employee Director Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10 Amendment)
10.3	Form of Facilities and Services Agreement between LMC and the Registrant (incorporated by reference to Exhibit 10.3 to the Form 10 Amendment)
10.4	Agreement for Aircraft Joint Ownership and Management, dated as of May 21, 2004, between LMC and the Registrant (incorporated by reference to Exhibit 10.4 to the Form 10 Amendment)
10.5	Form of Tax Sharing Agreement between LMC and the Registrant (incorporated by reference to Exhibit 10.5 to the Form 10 Amendment)

Exhibit
No.	Document

10.6	Form of Credit Facility between LMC and the Registrant (incorporated by reference to Exhibit 10.6 to the Form 10 Amendment)
10.7	Form of Services Agreement between UnitedGlobalCom, Inc. (“UGC”) and the Registrant (incorporated by reference to Exhibit 10.7 to the Form 10 Amendment)
10.8	Liberty Media International, Inc. 2004 Incentive Plan Non-Qualified Stock Option Agreement, dated as of June 7, 2004, by and between John C. Malone and the Registrant (incorporated by reference to Exhibit 7(A) to Mr. Malone’s Schedule 13D/A (Amendment No. 1) with respect to the Registrant’s common stock, as filed on July 14, 2004 (File No. 005-79904))
10.9	Standstill Agreement among UGC and LMC, dated as of January 5, 2004 (incorporated by reference from UGC’s Form 8-K, dated January 5, 2004 (File No. 000-496-58))
10.10	Standstill Agreement among UGC, LMC, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002 (terminated except as to (i) UGC’s obligations under the final sentence of Section 9(b) and (ii) Section 7B and the related definitions in Section 1 as set forth in, and as modified by, the Letter Agreement referenced in Exhibit 10.11) (incorporated by reference from UGC’s Registration Statement on Form S-1, dated February 14, 2002 (File No. 333-82776))
10.11	Letter Agreement, dated November 12, 2003, by and between UGC and LMC (incorporated by reference from UGC’s Form 8-K, dated November 13, 2003 (File No. 000-496-58))
10.12	Stock Option Plan for Non-Employee Directors of UGC, effective June 1, 1993, amended and restated as of January 22, 2004 (incorporated by reference from UGC’s Annual Report on Form 10-K, dated March 15, 2004 (File No. 000-496-58))
10.13	Stock Option Plan for Non-Employee Directors of UGC, effective March 20, 1998, amended and restated as of January 22, 2004 (incorporated by reference from UGC’s Annual Report on Form 10-K, dated March 15, 2004 (File No. 000-496-58))
10.14	Amended and Restated Credit Agreement, dated as of April 29, 2003, among VTR GlobalCom S.A. (“VTR”), the Subsidiary Guarantors named therein, Toronto Dominion (Texas), Inc., as Administrative Agent, and the Lenders named therein (incorporated by reference from UGC’s Form 8-K, dated May 29, 2003 (File No. 000-496-58))
10.15	Restructuring Agreement, dated September 30, 2002, among United Pan-Europe Communications, N.V., New UPC, Inc., UGC, Old UGC, Inc., United Europe, Inc., United UPC Bonds, LLC, and certain holders of notes of UPC (incorporated by reference from UPC’s Form 8-K, dated September 30, 2002 (File No. 000-496-58))
10.16	Loan Deferral Agreement, dated January 28, 2003, by and among UGC, LMC, UGCH Finance, Inc. (f/k/a United Programming Argentina II, Inc.) and LBTW I, Inc. (incorporated by reference from UGC’s Amendment No. 3 to its Registration Statement on Form S-1, dated February 7, 2003 (File No. 333-82776))
10.17	UPC Distribution Bank Facility Amended Waiver Letter dated April 4, 2003 (incorporated by reference from UPC’s Form 8-K, dated April 9, 2003 (File No. 000-25365))
10.18	Senior Secured Credit Facility dated January 16, 2004 for UPC Distribution Holding B.V. (“UPC Broadband”) as borrower and TD Bank Europe Limited as facility agent and security agent (incorporated by reference from UGC’s Form 8-K, dated January 20, 2004 (File No. 000-496-58))
10.19	Amendment and Restatement Agreement, dated January 16, 2004, between UPC Broadband and UPC Financing Partnership, as borrowers, and the companies listed in Schedule 1 thereto as guarantors with TD Bank Europe Limited and the Toronto Dominion (Texas), Inc. as facility agents, relating to a Credit Agreement, originally dated October 26, 2000 (the “Amendment and Restatement Agreement”) (incorporated by reference from UGC’s Form 8-K, dated January 20, 2004 (File No. 000-496-58))

Exhibit
No.	Document

10.20	Restated Credit Agreement, dated October 26, 2000, as amended and restated pursuant to the Amendment and Restatement Agreement (incorporated by reference from UGC’s Form 8-K, dated January 20, 2004 (File No. 000-496-58))
10.21	Share Exchange Agreement, dated as of August 18, 2003, among LMC and the Stockholders named therein (incorporated by reference from LMC’s Statement in respect of UGC on Schedule 13D/A, as filed on August 21, 2003)
10.22	Amendment to Share Exchange Agreement, dated as of December 22, 2003, among LMC and the Stockholders named on the signature pages thereto (incorporated by reference from LMC’s Registration Statement on Form S-3, dated December 24, 2003 (File No. 333-111564))
10.23	Amended and Restated Stockholders’ Agreement, dated as of May 21, 2004, by and among the Registrant, Liberty Media International Holdings, LLC (“LMINT”), Robert R. Bennett, Miranda Curtis, Graham Hollis, Yasushige Nishimura, Liberty Jupiter, Inc., and, solely for purposes of Section 9 thereof, LMC (incorporated by reference to Exhibit 10.23 to the Form 10 Amendment)
10.24	Stockholders’ Agreement, dated as of May 21, 2004, by and among LMC, Liberty Japan VI, LLC, the Registrant, LMINT, Liberty Holdings Japan, Inc. (“Liberty Holdings Japan”) and Liberty Japan, Inc. (incorporated by reference to Exhibit 10.24 to the Form 10 Amendment)#
10.25	Liberty Jupiter, Inc. Class B and Class C Stockholders’ Agreement, dated as of May 21, 2004, by and among LMC, Liberty Japan VI, LLC, the Registrant, LMINT and Liberty Jupiter, Inc. (incorporated by reference to Exhibit 10.25 to the Form 10 Amendment)#
10.26	Indenture, dated as of April 6, 2004, by and between UGC and The Bank of New York (incorporated by reference from UGC’s Form 8-K, dated April 6, 2004 (File No. 000-496-58))
10.27	Liberty Media International, Inc. Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8, as filed on June 23, 2004 (File No. 333-116790))
10.28	Amended and Restated Senior Secured Credit Facility, dated June 24, 2004, between UPC Distribution Holding B.V. (“UPC Distribution”), as Borrower, and TD Bank Europe Limited, as Facility Agent and Security Agent (incorporated by reference to Exhibit 10.1 to UGC’s Form 8-K, dated June 29, 2004 (File No. 000-49658))
10.29	Additional Facility Accession Agreement, dated June 24, 2004, between UPC Distribution, as Borrower, TD Bank Europe Limited, as Facility Agent, and the banks listed therein (incorporated by reference to Exhibit 10.2 to UGC’s Form 8-K, dated June 29, 2004 (File No. 000-49658))
10.30	Amended and Restated Senior Secured Credit Facility, dated June 24, 2004, between UPC Distribution and UPC Financing Partnership, as Borrowers, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and the banks listed therein (incorporated by reference to Exhibit 10.3 to UGC’s Form 8-K, dated June 29, 2004 (File No. 000-49658))
10.31	Stock and Loan Purchase Agreement, dated as of March 15, 2004, among Suez SA, MédiaRéseaux SA, UPC France Holding BV and UGC (incorporated by reference to Exhibit 10.1 to UGC’s Form 8-K, dated July 1, 2004 (File No. 000-49658))
10.32	Amendment to the Purchase Agreement, dated as of July 1, 2004, among Suez SA, MédiaRéseaux SA, UPC France Holding BV and UGC (incorporated by reference to Exhibit 10.2 to UGC’s Form 8-K, dated July 1, 2004 (File No. 000-49658))
10.33	Shareholders Agreement, dated as of July 1, 2004, among UGC, UPC France Holding BV and Suez SA (incorporated by reference to Exhibit 10.3 to UGC’s Form 8-K, dated July 1, 2004 (File No. 000-49658))
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Form 10 Amendment)
23.1	Consent of Independent Registered Public Accounting Firm — KPMG LLP with respect to the combined financial statements of the Registrant as of December 31, 2003 and 2002

Exhibit
No.	Document

23.2	Consent of Independent Registered Public Accounting Firm — KPMG LLP with respect to consolidated financial statements of UGC as of December 31, 2003 and 2002
23.3	Information Regarding Absence of Consent of Arthur Andersen LLP
23.4	Independent Auditors’ Consent — KPMG AZSA & Co. with respect to the consolidated financial statements of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003
23.5	Independent Auditors’ Consent — KPMG AZSA & Co. with respect to the consolidated financial statements of Jupiter Programming Co., Ltd. and subsidiaries as of December 31, 2003
23.6	Consent of Ernst & Young LLP with respect to the consolidated financial statements of Suez Lyonnaise TeleCom S.A. as of December 31, 2003 and 2002
23.7	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney*
99.1	Form of Notice of Guaranteed Delivery
99.2	Form of Letter from the Registrant to brokers, dealers and nominees
99.3	Form of Letter from brokers, dealers and nominees to clients
99.4	Form of Beneficial Owner Election Form
99.5	Important Tax Information

*	Previously filed.

#	These agreements, together with the substantially similar stockholders’ agreements entered into by the Registrant, LMC, Liberty Japan VI, LLC, LMINT and Liberty Holdings Japan with each of Liberty Japan II, Inc., Liberty Japan IV, Inc. and Liberty Kanto, Inc., were terminated on July 14, 2004.

Item 17.	Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       The Registrant hereby undertakes:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on July 19, 2004.

LIBERTY MEDIA INTERNATIONAL, INC.

By:	/s/ ELIZABETH M. MARKOWSKI

Name: Elizabeth M. Markowski
Title: Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

* John C. Malone	President, Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director

* Bernard G. Dvorak	Senior Vice President and Controller (Principal Accounting Officer)

* Graham Hollis	Senior Vice President and Treasurer (Principal Financial Officer)

* Robert R. Bennett	Vice Chairman of the Board and Director

* Donne F. Fisher	Director

* David E. Rapley	Director

M. LaVoy Robison	Director

* Larry E. Romrell	Director

* J. David Wargo	Director

By:	/s/ ROBERT W. MURRAY, JR.

Robert W. Murray, Jr.,	July 19, 2004
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Document

2.1	Reorganization Agreement, dated as of May 20, 2004, among Liberty Media Corporation (“LMC”), the Registrant and the other parties named therein (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10, as filed on May 25, 2004 (File No. 000-50671) (the “Form 10 Amendment”))
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 as filed on April 2, 2004 (File No. 000-50671) (the “Form 10”))
3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Form 10 Amendment)
4.1	Specimen transferable Series A subscription rights certificate
4.2	Specimen transferable Series B subscription rights certificate
4.3	Instructions for Use of Liberty Media International, Inc. Series A and Series B Right Certificates
4.4	Specimen certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the Form 10)
4.5	Specimen certificate for shares of Series B common stock, par value $.01 per share, of the Registrant (incorporated by reference to Exhibit 4.2 to the Form 10)
5.1	Opinion of Baker Botts L.L.P.
8.1	Opinion of Baker Botts L.L.P. regarding certain tax matters
10.1	Liberty Media International, Inc. 2004 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 10 Amendment)
10.2	Liberty Media International, Inc. 2004 Non-Employee Director Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10 Amendment)
10.3	Form of Facilities and Services Agreement between LMC and the Registrant (incorporated by reference to Exhibit 10.3 to the Form 10 Amendment)
10.4	Agreement for Aircraft Joint Ownership and Management, dated as of May 21, 2004, between LMC and the Registrant (incorporated by reference to Exhibit 10.4 to the Form 10 Amendment)
10.5	Form of Tax Sharing Agreement between LMC and the Registrant (incorporated by reference to Exhibit 10.5 to the Form 10 Amendment)
10.6	Form of Credit Facility between LMC and the Registrant (incorporated by reference to Exhibit 10.6 to the Form 10 Amendment)
10.7	Form of Services Agreement between UnitedGlobalCom, Inc. (“UGC”) and the Registrant (incorporated by reference to Exhibit 10.7 to the Form 10 Amendment)
10.8	Liberty Media International, Inc. 2004 Incentive Plan Non-Qualified Stock Option Agreement, dated as of June 7, 2004, by and between John C. Malone and the Registrant (incorporated by reference to Exhibit 7(A) to Mr. Malone’s Schedule 13D/A (Amendment No. 1) with respect to the Registrant’s common stock, as filed on July 14, 2004 (File No. 005-79904))
10.9	Standstill Agreement among UGC and LMC, dated as of January 5, 2004 (incorporated by reference from UGC’s Form 8-K, dated January 5, 2004 (File No. 000-496-58))
10.10	Standstill Agreement among UGC, LMC, Liberty Global, Inc. and Liberty UCOMA, LLC, dated January 30, 2002 (terminated except as to (i) UGC’s obligations under the final sentence of Section 9(b) and (ii) Section 7B and the related definitions in Section 1 as set forth in, and as modified by, the Letter Agreement referenced in Exhibit 10.11) (incorporated by reference from UGC’s Registration Statement on Form S-1, dated February 14, 2002 (File No. 333-82776))
10.11	Letter Agreement, dated November 12, 2003, by and between UGC and LMC (incorporated by reference from UGC’s Form 8-K, dated November 13, 2003 (File No. 000-496-58))
10.12	Stock Option Plan for Non-Employee Directors of UGC, effective June 1, 1993, amended and restated as of January 22, 2004 (incorporated by reference from UGC’s Annual Report on Form 10-K, dated March 15, 2004 (File No. 000-496-58))

Exhibit
No.	Document

10.13	Stock Option Plan for Non-Employee Directors of UGC, effective March 20, 1998, amended and restated as of January 22, 2004 (incorporated by reference from UGC’s Annual Report on Form 10-K, dated March 15, 2004 (File No. 000-496-58))
10.14	Amended and Restated Credit Agreement, dated as of April 29, 2003, among VTR GlobalCom S.A. (“VTR”), the Subsidiary Guarantors named therein, Toronto Dominion (Texas), Inc., as Administrative Agent, and the Lenders named therein (incorporated by reference from UGC’s Form 8-K, dated May 29, 2003 (File No. 000-496-58))
10.15	Restructuring Agreement, dated September 30, 2002, among United Pan-Europe Communications, N.V., New UPC, Inc., UGC, Old UGC, Inc., United Europe, Inc., United UPC Bonds, LLC, and certain holders of notes of UPC (incorporated by reference from UPC’s Form 8-K, dated September 30, 2002 (File No. 000-496-58))
10.16	Loan Deferral Agreement, dated January 28, 2003, by and among UGC, LMC, UGCH Finance, Inc. (f/k/a United Programming Argentina II, Inc.) and LBTW I, Inc. (incorporated by reference from UGC’s Amendment No. 3 to its Registration Statement on Form S-1, dated February 7, 2003 (File No. 333-82776))
10.17	UPC Distribution Bank Facility Amended Waiver Letter dated April 4, 2003 (incorporated by reference from UPC’s Form 8-K, dated April 9, 2003 (File No. 000-25365))
10.18	Senior Secured Credit Facility dated January 16, 2004 for UPC Distribution Holding B.V. (“UPC Broadband”) as borrower and TD Bank Europe Limited as facility agent and security agent (incorporated by reference from UGC’s Form 8-K, dated January 20, 2004 (File No.000-496-58))
10.19	Amendment and Restatement Agreement, dated January 16, 2004, between UPC Broadband and UPC Financing Partnership, as borrowers, and the companies listed in Schedule 1 thereto as guarantors with TD Bank Europe Limited and the Toronto Dominion (Texas), Inc. as facility agents, relating to a Credit Agreement, originally dated October 26, 2000 (the “Amendment and Restatement Agreement”) (incorporated by reference from UGC’s Form 8-K, dated January 20, 2004 (File No. 000-496-58))
10.20	Restated Credit Agreement, dated October 26, 2000, as amended and restated pursuant to the Amendment and Restatement Agreement (incorporated by reference from UGC’s Form 8-K, dated January 20, 2004 (File No. 000-496-58))
10.21	Share Exchange Agreement, dated as of August 18, 2003, among LMC and the Stockholders named therein (incorporated by reference from LMC’s Statement in respect of UGC on Schedule 13D/A, as filed on August 21, 2003)
10.22	Amendment to Share Exchange Agreement, dated as of December 22, 2003, among LMC and the Stockholders named on the signature pages thereto (incorporated by reference from LMC’s Registration Statement on Form S-3, dated December 24, 2003 (File No. 333-111564))
10.23	Amended and Restated Stockholders’ Agreement, dated as of May 21, 2004, by and among the Registrant, Liberty Media International Holdings, LLC (“LMINT”), Robert R. Bennett, Miranda Curtis, Graham Hollis, Yasushige Nishimura, Liberty Jupiter, Inc., and, solely for purposes of Section 9 thereof, LMC (incorporated by reference to Exhibit 10.23 to the Form 10 Amendment)
10.24	Stockholders’ Agreement, dated as of May 21, 2004, by and among LMC, Liberty Japan VI, LLC, the Registrant, LMINT, Liberty Holdings Japan, Inc. (“Liberty Holdings Japan”) and Liberty Japan, Inc. (incorporated by reference to Exhibit 10.24 to the Form 10 Amendment)#
10.25	Liberty Jupiter, Inc. Class B and Class C Stockholders’ Agreement, dated as of May 21, 2004, by and among LMC, Liberty Japan VI, LLC, the Registrant, LMINT and Liberty Jupiter, Inc. (incorporated by reference to Exhibit 10.25 to the Form 10 Amendment)#
10.26	Indenture, dated as of April 6, 2004, by and between UGC and The Bank of New York (incorporated by reference from UGC’s Form 8-K, dated April 6, 2004 (File No. 000-496-58))
10.27	Liberty Media International, Inc. Transitional Stock Adjustment Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8, as filed on June 23, 2004 (File No. 333-116790))

Exhibit
No.	Document

10.28	Amended and Restated Senior Secured Credit Facility, dated June 24, 2004, between UPC Distribution Holding B.V. (“UPC Distribution”), as Borrower, and TD Bank Europe Limited, as Facility Agent and Security Agent (incorporated by reference to Exhibit 10.1 to UGC’s Form 8-K, dated June 29, 2004 (File No. 000-49658))
10.29	Additional Facility Accession Agreement, dated June 24, 2004, between UPC Distribution, as Borrower, TD Bank Europe Limited, as Facility Agent, and the banks listed therein (incorporated by reference to Exhibit 10.2 to UGC’s Form 8-K, dated June 29, 2004 (File No. 000-49658))
10.30	Amended and Restated Senior Secured Credit Facility, dated June 24, 2004, between UPC Distribution and UPC Financing Partnership, as Borrowers, TD Bank Europe Limited and Toronto Dominion (Texas), Inc., as Facility Agents, and the banks listed therein (incorporated by reference to Exhibit 10.3 to UGC’s Form 8-K, dated June 29, 2004 (File No. 000-49658))
10.31	Stock and Loan Purchase Agreement, dated as of March 15, 2004, among Suez SA, MédiaRéseaux SA, UPC France Holding BV and UGC (incorporated by reference to Exhibit 10.1 to UGC’s Form 8-K, dated July 1, 2004 (File No. 000-49658))
10.32	Amendment to the Purchase Agreement, dated as of July 1, 2004, among Suez SA, MédiaRéseaux SA, UPC France Holding BV and UGC (incorporated by reference to Exhibit 10.2 to UGC’s Form 8-K, dated July 1, 2004 (File No. 000-49658))
10.33	Shareholders Agreement, dated as of July 1, 2004, among UGC, UPC France Holding BV and Suez SA (incorporated by reference to Exhibit 10.3 to UGC’s Form 8-K, dated July 1, 2004 (File No. 000-49658))
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Form 10 Amendment)
23.1	Consent of Independent Registered Public Accounting Firm—KPMG LLP with respect to the combined financial statements of the Registrant as of December 31, 2003 and 2002
23.2	Consent of Independent Registered Public Accounting Firm—KPMG LLP with respect to consolidated financial statements of UGC as of December 31, 2003 and 2002
23.3	Information Regarding Absence of Consent of Arthur Andersen LLP
23.4	Independent Auditors’ Consent—KPMG AZSA & Co. with respect to the consolidated financial statements of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003
23.5	Independent Auditors’ Consent—KPMG AZSA & Co. with respect to the consolidated financial statements of Jupiter Programming Co., Ltd. and subsidiaries as of December 31, 2003
23.6	Consent of Ernst & Young LLP with respect to the consolidated financial statements of Suez Lyonnaise Telecom S.A. as of December 31, 2003 and 2002
23.7	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney*
99.1	Form of Notice of Guaranteed Delivery
99.2	Form of Letter from the Registrant to brokers, dealers and nominees
99.3	Form of Letter from brokers, dealers and nominees to clients
99.4	Form of Beneficial Owner Election Form
99.5	Important Tax Information

*	Previously filed.

#	These agreements, together with the substantially similar stockholders’ agreements entered into by the Registrant, LMC, Liberty Japan VI, LLC, LMINT and Liberty Holdings Japan with each of Liberty Japan II, Inc., Liberty Japan IV, Inc. and Liberty Kanto, Inc., were terminated on July 14, 2004.